 As filed with the Securities and Exchange Commission on January 19, 2000

                                                Registration No. 333-94467
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              HOMESTORE.COM, INC.
            (Exact name of Registrant as specified in its charter)
       Delaware                      6531                      95-4438337
   (State or other       (Primary Standard Industrial       (I.R.S. Employer
   jurisdiction of          Classification Number)        Identification No.)
   incorporation or
    organization)
                      225 West Hillcrest Drive, Suite 100
                        Thousand Oaks, California 91360
                                (805) 557-2300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                Stuart H. Wolff
               Chairman of the Board and Chief Executive Officer
                              Homestore.com, Inc.
                      225 West Hillcrest Drive, Suite 100
                        Thousand Oaks, California 91360
                                (805) 557-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:
     Gordon K. Davidson, Esq.                  Jeffrey D. Saper, Esq.
     Jeffrey R. Vetter, Esq.                    Kurt J. Berney, Esq.
       David A. Bell, Esq.                       Anil P. Patel, Esq.
    Andrew J. Schultheis, Esq.                 WILSON SONSINI GOODRICH
      R. Peter Mallari, Esq.                       & ROSATI, P.C.
        FENWICK & WEST LLP                       650 Page Mill Road
       Two Palo Alto Square                  Palo Alto, California 94304
   Palo Alto, California 94306                     (650) 493-9300
          (650) 494-0600
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                ---------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                             Proposed
                                             Maximum    Proposed
                                             Offering   Maximum
                                              Price    Aggregate    Amount of
    Title of Each Class of     Amount to be    Per      Offering   Registration
 Securities to be Registered   Registered(1) Share(2)   Price(2)       Fee
--------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value per share...........     9,545,000   $66.125  $631,163,125   $166,627(3)

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(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c).

(3) Previously paid.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued January 18, 2000

                                8,300,000 Shares

                            [LOGO OF homestore.com]

                                  COMMON STOCK

                                  -----------

Homestore.com, Inc. is offering 4,073,139 shares of common stock and the selling stockholders are offering 4,226,861 shares.

                                  -----------

Our common stock is listed on the Nasdaq National Market under the symbol "HOMS." On January 14, 2000, the reported last sale price of the common stock on the Nasdaq National Market was $88 1/8 per share.

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                                  -----------

                              PRICE $     A SHARE

                                  -----------

                               Underwriting                         Proceeds to
               Price to        Discounts and      Proceeds to         Selling
                Public          Commissions      Homestore.com     Stockholders
               --------        -------------     -------------     ------------
Per
 Share....       $                  $                 $                $
Total.....       $                  $                 $                $

Homestore.com has granted the underwriters the right to purchase up to an additional 1,245,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on        , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER

     MERRILL LYNCH & CO.

           DONALDSON, LUFKIN & JENRETTE

                ROBERTSON STEPHENS

                     CHASE H&Q

                          WIT CAPITAL CORPORATION

         , 2000

                        THERE'S NO PLACE LIKE HOME.(TM)

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................    8
Special Note Regarding Forward-
 Looking Statements.................   20
Use of Proceeds.....................   21
Price Range of Common Stock.........   21
Dividend Policy.....................   21
Capitalization......................   22
Dilution............................   23
Selected Consolidated Financial
 Data...............................   24
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   26

                                     Page
                                     ----
Business...........................   43
Management.........................   61
Related Party Transactions.........   72
Principal and Selling
 Stockholders......................   79
Description of Capital Stock.......   82
Shares Eligible for Future Sale....   86
Underwriters.......................   88
Legal Matters......................   90
Experts............................   90
Change in Independent Accountants..   91
Additional Information.............   91
Index to Financial Statements......  F-1

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

   For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

   Homestore.com(TM), REALTOR.com(TM), HomeBuilder.com(TM),
SpringStreet.com(TM), Remodel.com(TM), Homefair.com(TM), i-Lead(TM), The Salary Calculator(TM), The Moving Calculator(TM), The Relocation Wizard(TM), The Lifestyle Optimizer(TM), The City Reports(TM) and The School Report(TM) are our trademarks or are exclusively licensed to us. This prospectus contains trademarks of other companies and organizations. "REALTOR(R)" is a registered collective membership mark which may be used only by real estate professionals who are members of the National Association of REALTORS, or the NAR, and subscribe to its code of ethics.

   Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option. Unless the context otherwise requires or except as otherwise indicated, all references to Homestore.com shall mean Homestore.com, Inc. and all its subsidiaries and their subsidiaries.

                               PROSPECTUS SUMMARY

   You should read this summary together with the more detailed information regarding our company and the common stock being offered in this offering and our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

   We are the leading destination on the Internet for home and real estate-related information, advertising products and services, based on the number of visitors, time spent on our web sites and number of property listings, and are pioneering the use of the Internet to bring the real estate industry online. Our family of web sites, consisting of Homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com, Remodel.com and Homefair.com, provides the most comprehensive source of real estate listings and home-related content on the Internet. Through our family of web sites, we provide a wide variety of information and tools for consumers, real estate industry professionals, advertisers and providers of home and real estate-related products and services. To provide consumers with real estate listings, access to real estate professionals and other home and real estate- related information and resources throughout the home and real estate life cycle, we have established relationships with key industry participants. These participants include real estate market leaders such as the National Association of REALTORS, or the NAR, the National Association of Home Builders, or the NAHB, the largest Multiple Listing Services, or MLSs, the NAHB Remodelors Council, the National Association of the Remodeling Industry, or NARI, real estate franchises, brokers, builders and agents. The NAR is a not for profit trade organization whose members include over 720,000 real estate brokers and agents across the U.S. The NAHB is the largest trade organization of new home builders in the U.S. MLSs operate proprietary networks that provide real estate professionals with listings of properties for sale and are regulated by a governing body of local brokers and/or agents. The NAHB Remodelers Council and the NARI, the remodeling industry's two leading professional organizations, together represent more than 100,000 contractors and home improvement specialists.

   In order to draw additional traffic to our family of web sites, we also have distribution agreements with the following Internet portal sites: America Online, Excite@Home and Go Network/Infoseek. These agreements typically provide that our content will be displayed on the real estate related sections of those sites along with links to our web sites. We generate revenues from several sources, including fees from agents, brokers, home builders, rental property owners and other advertisers.

Our Market Opportunity

   Every participant in the home and real estate life cycle faces a unique set of challenges. Consumers are continually searching for a comprehensive, convenient and integrated source of information to assist them in every aspect of the real estate transaction. Real estate agents and brokers depend on attracting and retaining customers in order to generate increasing numbers of transactions and are looking for additional opportunities to market their services, become more productive and compete more effectively for transactions. Home building and real estate professionals also depend on attracting and retaining customers in order to sell new properties in a timely manner and continue to seek new ways to market their products and services as well as inform prospective home buyers of the availability of new properties. To make an informed decision, renters need access to comprehensive information about available rental units, specific neighborhoods and rental prices in a given geographic location. In addition, due to the high turnover rate in rental units, property managers and owners must regularly attract new tenants to minimize their vacancy rates and consequently continue to seek to market their available units in a cost-effective manner. Consumers require a number of ancillary services relating to activities such as home maintenance and repairs, refinancing, remodeling, landscaping and moving. Finally, service providers and retailers of home and real estate-related products or services need an effective mechanism or centralized location to reach consumers who are most interested in their offerings.

   Because of the size and fragmented nature of the real estate industry and its reliance on the exchange of information, the Internet offers a compelling means for consumers, real estate professionals, home builders, renters, property managers and owners and ancillary service providers to come together to improve the dissemination of information and enhance communications.

Our Web Sites

   We operate the Homestore.com, REALTOR.com, HomeBuilder.com,
SpringStreet.com, Remodel.com, and Homefair.com web sites.

  . Homestore.com serves as a gateway to our entire family of web sites.

  . REALTOR.com contains listings for over 1.35 million of the approximately
    1.45 million homes that we estimate are listed nationally for sale as of November 30, 1999. Users can search our database of homes for sale and find detailed information on the available homes and their surrounding neighborhoods. They can also use REALTOR.com to find REALTORS to assist them in the buying or selling process. The site's primary areas, Getting Started, Buying, Selling, Offer/Closing, Moving and Owning, also provide users with information for each stage of the home and real estate life cycle. Our consumer products and services are available free of charge. REALTORS can purchase our advertising products and services, which provide detailed information about their listings, including photos, and can link their listings to their personal web site pages.

  . HomeBuilder.com contains listings of over 120,000 new homes and planned developments across the U.S. as of November 30, 1999. Users can use HomeBuilder.com, free of charge, to search for detailed information on a particular builder or geographic location as well as home attributes. Builders of all sizes can purchase our advertising products and services and display their new homes, models or floor plans. Potential buyers can also contact builders through the site via electronic mail or facsimile.

  . SpringStreet.com contains listings for over 45,000 rental properties in over 6,000 U.S. cities as of November 30, 1999. Users can use SpringStreet.com, free of charge, to search for detailed information on particular rental units, buildings and neighborhoods. SpringStreet.com also provides information for services targeted at renters, such as insurance, furniture rental and other local services. Property owners and managers can list their rental properties using basic text-based listings or, for additional fees, list their properties using enhanced listings containing additional features, such as color photos and maps.

  . Remodel.com provides home improvement and maintenance ideas and information for both consumers and remodeling professionals. Consumers can search for a home improvement professional, free of charge, as well as submit their job requirements to Remodel.com in order to receive estimates from selected professionals.

  . Homefair.com provides interactive tools, calculators and reports to assist users in moving and relocating. Users can access these features, free of charge, to conduct research on communities, schools and cost of living and determine costs and tasks associated with moving. Homefair.com also offers consumers numerous opportunities to access related service providers focused on making their move less stressful and more successful.

   In addition to fees we receive from real estate professionals for our advertising products and services, we also offer to other types of advertisers a variety of standard Internet advertising products and services on our family of web sites, such as banner advertisements and sponsorships.

Our Strategy

   Our objective is to extend our position as the leading home and real estate destination on the Internet. The key elements of our strategy include: increasing the number of listings and enhancing the home-related content on our web sites; increasing the number of users on our web sites as well as the amount of time they spend on the sites; pursuing additional relationships with key real estate industry participants and home service providers; continuing to extend our brand name and brand recognition among consumers and home service professionals; and incorporating new Internet technologies into our web sites to provide enhanced functions and features.

We Have a History Of Losses And May Not Achieve Profitability

   We have incurred losses from our operations since we were formed in 1993. In 1998, we incurred operating losses on a pro forma basis of $87.1 million and for the nine months ended September 30, 1999, we incurred operating losses on a pro forma basis of $96.6 million. On an actual basis, we incurred operating losses of $64.3 million for the nine months ended September 30, 1999. We also have an accumulated deficit of $125.7 million as of September 30, 1999. Therefore, we may not achieve or sustain profitability.

                                  THE OFFERING

 Common stock offered:
  Shares offered by us.............................  4,073,139 shares
  Shares offered by the selling stockholders.......  4,226,861 shares
    Total..........................................  8,300,000 shares
 Total common stock to be outstanding after this
  offering......................................... 74,262,225 shares
 Over-allotment option.............................  1,245,000 shares
 Use of proceeds................................... For accelerated payment of a $37.5 million promissory note issued in connection with
                                                    the Homefair acquisition, including accrued
                                                    interest and for general corporate
                                                    purposes, capital expenditures and working
                                                    capital. See "Use of Proceeds."
 Nasdaq National Market symbol..................... HOMS

   The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding at December 31, 1999. This number excludes:

  . 10,162,389 shares issuable upon the exercise of outstanding stock options as of December 31, 1999, at a weighted average per share exercise price of $12.08; and

  . 2,623,432 shares issuable upon the exercise of warrants outstanding as of December 31, 1999, at a weighted average per share exercise price of $17.39.

   Following this offering, the NAR will own approximately 5.4% of our common stock, venture capital funds and other entities affiliated with our board members will own approximately 28.6% of our common stock and our remaining officers and directors will own approximately 6.1% of our common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following table presents consolidated statement of operations data of Homestore.com. The pro forma statement of operations data below gives effect to
(1) our October 1999 acquisition of Homefair and (2) the pro forma basis of presentation described in "Selected Consolidated Financial Data" on page 24. See Note 2 of Notes to Homestore.com's Consolidated Financial Statements and Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

                                          Actual                                Pro Forma
                          ------------------------------------------  ------------------------------
                               Year Ended         Nine Months Ended
                              December 31,          September 30,      Year Ended  Nine Months Ended
                          ----------------------  ------------------  December 31,   September 30,
                           1996    1997    1998    1998      1999         1998            1999
                          ------  ------  ------  -------- ---------  ------------ -----------------
Consolidated statement
 of operations data:
 Revenues...............  $1,360  $   42  $   --  $    --  $  35,211   $  23,123       $  45,306
 Gross profit...........   1,318      36      --       --     22,204      12,990          29,090
 Loss from operations...    (231)    (16)     (3)      (2)   (64,266)    (87,115)        (96,615)
 Net loss...............  $ (252) $  (17) $   (3) $    (2) $ (62,992)  $ (93,205)      $(100,025)
 Net loss applicable to
  common stockholders...  $ (252) $  (17) $   (3) $    (2) $ (64,838)  $(100,932)      $(100,025)
 Net loss per share
  applicable to common
  stockholders:
 Basic and diluted......  $ (.07) $   --  $   --  $    --  $   (2.06)  $   (2.33)      $   (1.67)
 Weighted average
  shares--basic and
  diluted...............   3,477   8,650   9,173    8,901     31,421      43,251          59,914

   The following table presents consolidated balance sheet data of Homestore.com at September 30, 1999. The pro forma column below gives effect to our acquisition of Homefair. The pro forma as adjusted column gives effect to the sale of the shares of common stock that we are offering, at an assumed public offering price of $88 1/8 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds." and "Capitalization."

                                                     As of September 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                  -------- --------- -----------
Consolidated balance sheet data:
 Cash and cash equivalents....................... $144,304 $110,503   $409,512
 Working capital ................................  130,247   57,726    394,235
 Total assets....................................  240,330  291,483    590,492
 Notes payable, long-term and current portion....    3,130   40,667      3,167
 Total stockholders' equity......................  198,501  209,751    546,260

Recent Operating Results

   On January 13, 2000, we announced selected operating results for the fourth quarter and year ended December 31, 1999. The following pro forma statement of operations data gives effect to (1) our acquisition of The Homebuyer's Fair, Inc. and FAS-Hotline, Inc., or Homefair, and (2) the pro forma basis of presentation described in "Selected Consolidated Financial Data" on page 24.

                                  Actual                                      Pro Forma
                  --------------------------------------- ---------------------------------------------------------------
                                                               Three Months
                      Three Months Ended                          Ended             Three Months          Year Ended
                  --------------------------  Year Ended       December 31,             Ended            December 31,
                  September 30, December 31, December 31, ---------------------     September 30,   ---------------------
                      1999          1999         1999       1998         1999           1999          1998         1999
                  ------------- ------------ ------------ --------     --------     -------------   --------     --------
Revenues........    $  18,625    $  27,369     $ 62,580   $  8,420     $ 28,061       $ 20,651      $ 23,123     $ 73,367
Net loss........    $ (34,226)   $ (30,015)    $(93,007)  $(15,484)(a) $(16,231)(a)   $(16,790)(a)  $(44,853)(a) $(71,125)(a)
Basic and
 diluted net
 loss per
 share..........    $    (.65)   $    (.43)    $  (2.26)  $   (.32)    $   (.23)      $   (.25)     $  (1.04)    $  (1.14)
Weighted average
 shares basic
 and diluted....       52,903       69,986       41,142     48,762       70,068         66,313        43,251       62,474

-------

(a)  Excludes the effects of non-cash charges for: (i) stock-based charges,
     (ii) amortization of intangible assets and (iii) a litigation settlement in the third quarter of 1999.

Recent Developments

   In October 1999, we acquired all of the outstanding capital stock of Homefair, the owners and operators of the Homefair.com web site, a web site designed to assist consumers in moving and relocating. In connection with this acquisition, we issued 250,000 shares of our common stock, with an estimated value of $11.2 million, a $37.5 million promissory note and $35.8 million in cash and other acquisition-related expenses.

Our History

   We were incorporated in July 1993 as InfoTouch, Inc. InfoTouch's initial business plan was to develop kiosks, or booths with computer screens, to allow consumers to search for home listings. In December 1996, our RealSelect subsidiary was formed to operate the REALTOR.com web site. RealSelect was initially owned by the NAR and an entity called NetSelect LLC. NetSelect LLC was in turn owned by InfoTouch and another holding company, NetSelect, Inc. In February 1999, NetSelect, Inc. and NetSelect LLC were merged into InfoTouch and InfoTouch was renamed NetSelect, Inc. In August 1999, we changed our name to Homestore.com, Inc. Concurrently with our initial public offering on August 4, 1999, the NAR exchanged substantially all of its RealSelect shares for shares of our common stock. Currently, we own in excess of 99% of RealSelect's stock and the NAR owns less than 1%. Our current subsidiaries include:

  .  RealSelect, Inc. which owns our REALTOR.com and Remodel.com web sites;

  .  SpringStreet, Inc. which owns the SpringStreet.com web site;

  .  National New Homes Co., Inc., which owns the HomeBuilder.com web site;
     and

  . Homebuyer's Fair, Inc. and FAS-Hotline, Inc. which collectively own the Homefair.com web site.

   The NAR has the right to appoint one member to our board of directors and two members to RealSelect's board of directors. The RealSelect board members appointed by the NAR must approve RealSelect's undertaking of a number of actions. Under a stockholders agreement with the NAR, if we propose to enter into a new real estate related business, we must first give RealSelect the opportunity to invest in that business. We pay royalties to the NAR on a quarterly basis based on revenues. In addition, the NAR must consent to transfers of stock by many of our existing stockholders and to any proposed sale of substantially all of our assets. This could have the effect of delaying or restricting a change of control. Our relationship with the NAR is described in more detail on pages 8-10 and 73-77.

   We are a Delaware corporation. Our principal executive offices are located at 225 West Hillcrest Drive, Suite 100, Thousand Oaks, California 91360. Our general telephone number is (805) 557-2300. Our world wide web addresses are "www.Homestore.com," "www.REALTOR.com," "www.HomeBuilder.com,"
"www.SpringStreet.com," "www.Remodel.com" and "www.Homefair.com." The information on our family of web sites is not incorporated into this prospectus.

   We face a number of risks related to our business including the potential termination of our agreements with the NAR and NAHB, the influence the NAR has over how we operate the REALTOR.com and SpringStreet.com web sites and our need to obtain real estate listings. You should read the information contained in the section entitled "Risk Factors" carefully.

   The NAR, the NAHB and the NARI make no endorsement or recommendation regarding any purchase of the shares of common stock being sold in this offering.

                                 RISK FACTORS

   You should carefully consider the risks described below before buying shares in this offering. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to our Business

   Our agreement with the National Association of REALTORS could be terminated by it.

   The REALTOR.com trademark and web site address and the REALTOR trademark are owned by the NAR. The NAR licenses these trademarks to our RealSelect subsidiary under a license agreement, and RealSelect operates the REALTOR.com web site under an operating agreement with the NAR.

   Although the REALTOR.com operating agreement is a lifetime agreement, the NAR may terminate it for a variety of reasons. These include:

  . the acquisition of Homestore.com or RealSelect;

  . a substantial decrease in the number of property listings on our REALTOR.com site; and

  . a breach of any of our other obligations under the agreement that we do not cure within 30 days of being notified by the NAR of the breach.

   Absent a breach by the NAR, the agreement does not contain provisions that allow us to terminate.

   Our agreement with the NAR contains a number of provisions that could restrict our operations.

   Our operating agreement with the NAR contains a number of provisions that restrict how we operate our business. These restrictions include:

  . we must make quarterly royalty payments of up to 15% of RealSelect's operating revenues in the aggregate to the NAR and the entities that provide us the information for our real property listings, which we refer to as our data content providers;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the REALTOR.com web site;

  . the NAR has the right to approve how we use its trademarks, and we must comply with its quality standards for the use of these marks;

  . we must meet performance standards relating to the availability time of the REALTOR.com web site;

  . the NAR has the right to review, approve and request changes to the content on the pages of our REALTOR.com web site; and

  . we may be restricted in our ability to create additional web sites or pursue other lines of business that engage in displaying real property advertisements in electronic form by the terms of our agreements with the NAR.

   In addition, our operating agreement with the NAR contains restrictions on how we can operate the REALTOR.com web site. For instance, we can only enter into agreements with entities that provide us with real estate listings, such as MLSs, on terms approved by the NAR. In addition, the NAR can require us to include on REALTOR.com real estate related content it has developed. See "Related Party Transactions--Operating Agreement with the National Association of REALTORS."

   If our operating agreement for REALTOR.com terminates, the NAR would be able to operate the REALTOR.com web site.

   If our operating agreement terminates, we must transfer a copy of the software that operates the REALTOR.com web site and assign our agreements with data content providers, such as real estate brokers or

MLSs, to the NAR. The NAR would then be able to operate the REALTOR.com web site itself or with a third party. Many of these data content agreements are exclusive, and we could be prevented from obtaining and using listing data from the providers covered by these transferred agreements until the exclusivity periods lapse.

   We are subject to noncompetition provisions with the NAR which could adversely affect our business.

   We were required to obtain the consent of the NAR prior to our acquisition of SpringStreet and the launch of our HomeBuilder.com web site. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we will need to obtain the prior consent of the NAR. Any future consents from the NAR, if obtained, could be conditioned on our agreeing to operational conditions for the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain contains restrictive conditions. These noncompetition provisions and any required consents, if accepted by us at our discretion, could have the effect of restricting the lines of business we may pursue.

   Our agreement with the National Association of Home Builders contains provisions that could restrict our operations.

   Our operating agreement with the NAHB includes a number of restrictions on how we operate our HomeBuilder.com web site:

  . starting in June 2000, the NAHB can terminate this agreement with six months' prior notice;

  . we are restricted in the type and subject matter of advertisements on the pages of our HomeBuilder.com web site that contain new home listings; and

  . the NAHB has the right to approve how we use its trademarks and we must comply with its quality standards for the use of its marks.

   Our SpringStreet.com web site is subject to a number of restrictions on how it may be operated.

   In agreeing to our acquisition of SpringStreet Inc., the NAR imposed a number of important restrictions on how we can operate the SpringStreet.com web site. These include:

  . if the consent terminates for any reason, we will have to transfer to the NAR all data and content, such as listings, on the rental site that were provided by real estate professionals who are members of the NAR, known as REALTORS;

  . listings for rental units in smaller non-apartment properties generally must be received from a REALTOR or REALTOR-controlled MLSs in order to be listed on the web site;

  . if the consent is terminated, we could be required to operate our rental properties web site at a different web address;

  . if the consent terminates for any reason, other than as a result of a breach by the NAR, the NAR will be permitted to use the REALTOR-branded web address, resulting in increased competition;

  . without the consent of the NAR, prior to the time we are using a REALTOR-branded web address, we cannot provide a link on the SpringStreet.com web site linking to the REALTOR.com web site and vice versa;

  . we cannot list properties for sale on the rental web site for the duration of our REALTOR.com operating agreement and for an additional two years;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the rental web site;

  . we must make royalty payments based on the operating revenues of the rental site to the NAR and our data content providers at the same rates as under our REALTOR.com operating agreement, except that the amount payable to data content providers in the aggregate will be proportionately based on the percentage of the total content on the site supplied by them; and

  . we must offer REALTORS preferred pricing for home pages or enhanced advertising on the rental web site.

   The NAR could revoke its consent to our operating SpringStreet.com.

   The NAR can revoke its consent to our operating the SpringStreet.com web site for reasons which include:

  . the acquisition of Homestore.com or RealSelect;

  . a substantial decrease in property listings on our REALTOR.com web site;
    and

  . a breach of any of our obligations under the consent or the REALTOR.com operating agreement that we do not cure within 30 days of being notified by the NAR of the breach.

   The National Association of REALTORS has significant influence over aspects of our RealSelect subsidiary's corporate governance.

   The NAR will have significant influence over RealSelect's corporate governance.

   Board representatives. The NAR is entitled to have one representative as a member of our board of directors and two representatives as members of our RealSelect subsidiary's board of directors.

   Approval rights. RealSelect's certificate of incorporation contains a limited corporate purpose, which purpose is the operation of the REALTOR.com web site and real property advertising programming for electronic display and related businesses. Without the consent of six-sevenths of the members of the RealSelect board of directors, which would have to include at least one NAR appointed director, this limited purpose provision cannot be amended.

   RealSelect's bylaws also contain protective provisions which could restrict portions of its operations or require us to incur additional expenses. If the RealSelect board of directors cannot agree on an annual operating budget for RealSelect, it would use as its operating budget that from the prior year, adjusted for inflation. Any expenditures in excess of that budget would have to be funded by Homestore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million without the approval of a majority of its board, including a NAR representative, we would need to fund those expenditures.

   RealSelect cannot take the following actions without the consent of at least one of the NAR's representatives on its board of directors:

  . amend its certificate of incorporation or bylaws;

  . pledge its assets;

  . approve transactions with affiliates, stockholders or employees in excess of $100,000;

  . change its executive officers;

  . establish, or appoint any members to, a committee of its board of directors; or

  . issue or redeem any of its equity securities.

   The NAR can restrict a change of control of Homestore.com.

   Stockholders holding approximately 61.1% of our outstanding capital stock at December 31, 1999 have agreed to restrict the sale of their shares of common stock. Without the prior consent of the NAR, these stockholders may not transfer these shares of common stock to a person, other than to each other, whose primary business is "real estate-related" or to a transferee who will become a holder of more than 5% of our capital stock as a result of the transfer from the stockholder. Accordingly, these types of changes of control, even if favorable to stockholders, could be prohibited or restricted absent the NAR's consent.

   It is difficult to evaluate our current business due to our limited history with our current business.

   HomeBuilder.com was added to our family of web sites in July 1998 after our acquisition of MultiSearch Solutions. Our Remodel.com web site was launched in September 1999. We acquired our SpringStreet.com web site in June 1999 and our Homefair.com web site in October 1999. Therefore, we have only a limited operating history with our current business. This limited history makes it difficult to evaluate our current business and prospects.

   We have a history of losses and expect losses for the foreseeable future.

   We have experienced operating losses in each quarterly and annual period since 1993, and we incurred operating losses of $64.3 million for the nine months ended September 30, 1999. On a pro forma basis, we incurred operating losses of $87.1 million in 1998 and $96.6 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $125.7 million, and we expect to incur losses for the foreseeable future. The size of these losses will depend, in part, on the rate of growth in our revenues from broker, agent, home builder and rental property owner web hosting fees, advertising sales and sales of other products and services. The size of our future losses will also be impacted by non-cash stock-based charges relating to deferred compensation and stock and warrant issuances, and amortization of intangible assets. As of September 30, 1999, we had approximately $104.2 million of deferred stock-based compensation and intangible assets to be amortized.

   It is critical to our success that we continue to devote financial, sales and management resources to developing brand awareness for our web sites as well as for any other products and services we may add. To accomplish this, we will continue to develop our content and expand our marketing and promotion activities, direct sales force and other services. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve or sustain profitability, and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We must continue to obtain listings from real estate agents, brokers, home builders, Multiple Listing Services and property owners.

   We believe that our success depends in large part on the number of real estate listings received from agents, brokers, home builders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings have fixed terms, typically 12 to 30 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us on an exclusive basis or at all and may choose to provide this information to one or more of our competitors instead. We have expended significant amounts to secure both our exclusive and non-exclusive agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our family of web sites could become less attractive to other real estate industry participants or consumers.

   We must dedicate significant resources to market our advertising products and services to real estate professionals.

   Because the annual fee for services sold to real estate professionals is relatively low, we depend on obtaining sales from a large number of these customers. It is difficult to reach and enroll new subscribers cost-effectively. A large portion of our sales force targets real estate professionals who are widely distributed across the United States. This results in relatively high fixed costs associated with our sales activities. In addition, our sales personnel generally cannot efficiently contact real estate professionals on an individual basis and instead must rely on sales presentations to groups of agents and/or brokers. Real estate agents are generally independent contractors rather than employees of brokers. Therefore, even if a broker uses our advertising products and services, its affiliated agents are not required to use them.

   It is important to our success that we support our real estate professional customers.

   Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, these customers could choose to discontinue using our service.

   Our quarterly financial results are subject to significant fluctuations.

   Our results of operations could vary significantly from quarter to quarter. In the near term, we expect to be substantially dependent on sales of our advertising products and services. We also expect to incur significant sales and marketing expenses to promote our brand and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of persons purchasing advertising products and services as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

   Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

  . the amount of advertising sold on our family of web sites and the timing of payments for this advertising and whether these advertisements are sold by us directly or on our behalf by America Online or other third parties;

  . the level of renewals for our advertising products and services by real estate agents, brokers and rental property owners and managers;

  . the amount and timing of our operating expenses and capital expenditures;

  . the amount and timing of non-cash stock-based charges, such as charges related to deferred compensation or warrants issued to real estate industry participants; and

  .  costs related to acquisitions of businesses or technologies.

   We will depend on a third party to sell banner and sponsorship advertising on some of our web sites.

   To date, we have developed only a small internal direct sales force to sell banner and sponsorship advertising on our family of web sites. For the near term, we intend to rely on America Online to sell the substantial majority of this kind of advertising on our REALTOR.com and HomeBuilder.com web sites. If we are required to develop a large advertising sales force, our overhead would increase significantly. Similarly, if we were to replace America Online as our advertising representative, our revenues could be adversely impacted as we sought a satisfactory replacement. While we are guaranteed minimum quarterly payments, the amount of these guaranteed payments will be adjusted based on traffic levels to our web sites. Therefore, we cannot estimate the amount or the timing of any advertising or other payments we may receive from America Online.

   Because we have expanded our operations, our success will depend on our ability to manage our growth.

   We have rapidly and significantly expanded our operations, both by acquisition and organic growth, and expect to continue to expand our operations. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial and other resources. For example, we have grown to approximately 1,000 employees on November 30, 1999 from 79 employees on December 31, 1997.

   We depend on distribution agreements with a number of Internet portals to generate traffic on our family of web sites.

   We believe that a significant portion of our consumer traffic comes from the following Internet portal sites: America Online, Excite@Home and Go Network/Infoseek. On some of these sites we are featured as the exclusive provider of home listings. We intend to pursue additional distribution relationships in the future although we may not succeed in these efforts. To secure both exclusive and non-exclusive distribution relationships, we often pay significant fees. However, we may not experience sustained increases in user traffic from these distribution relationships.

   There is intense competition for placement on Internet portals. Our distribution agreements have terms ranging from two to four years. When they expire, we may be unable to renew our existing agreements or enter into replacement agreements. If any of these agreements terminates without our renewing it, we could experience a decline in the number of our users and our competitive position could be significantly weakened. Even if we renew our agreements or enter into agreements with new providers, we may be required to pay significant fees to do so and may be unable to retain any exclusivity that we may have enjoyed under these agreements.

   Our family of web sites may not achieve the brand awareness necessary to succeed.

   In an effort to obtain additional consumer traffic, increase usage by the real estate community and increase brand awareness, we intend to continue to pursue an aggressive online and off-line brand enhancement strategy. These efforts will involve significant expense. If our brand enhancement strategy is unsuccessful, we may fail to attract new or retain existing consumers or real estate professionals, which would have a material adverse impact on our revenues.

   The market for web-based advertising products and services relating to real estate is intensely competitive.

   Our main existing and potential competitors for real estate professionals and service providers, home buyers, homeowners, sellers and renters and related content include:

  . web sites offering real estate listings together with other related services, such as Apartments.com, iOwn, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

  . web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

  . web sites offering real estate improvement content and services such as ImproveNet;

  . web sites offering moving and relocation content and services such as MonsterData, Virtual Relocation, Lysias, School Match, and Move Central;

  . general purpose consumer web sites such as AltaVista and Yahoo! that also offer real estate-related content on their site; and

  .  traditional print media such as newspapers and magazines.

   Our main existing and potential competitors for advertisements include:

  . general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

  . general purpose online services that may compete for advertising dollars;

  .  online ventures of traditional media, such as Classified Ventures; and

  .  traditional media such as newspapers, magazines and television.

   The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

   We must attract and retain personnel while competition for personnel in our industry is intense.

   We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees in the Internet industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

   We need to continue to develop our content and our product and service offerings.

   To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our family of web sites. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology. Developing and integrating new products, services or technologies into our family of web sites could be expensive and time consuming. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies, or in order to do so, we may incur substantial expenses.

   We may experience difficulty in integrating our recent acquisitions.

   Our recent acquisitions, including SpringStreet.com in June 1999 and Homefair in October 1999, and any future acquisitions may result in our not achieving the desired benefits of the transaction. Risks related to our acquisitions include:

  . difficulties in assimilating the operations of the acquired businesses;

  . potential disruption of our existing businesses;

  . the potential need to obtain the consent of the NAR;

  . assumption of unknown liabilities and litigation;

  . our inability to integrate, train, retain and motivate personnel of the acquired businesses;

  . diversion of our management from our day-to-day operations;

  . our inability to incorporate acquired products, services and technologies successfully into our family of web sites;

  . potential impairment of relationships with our employees, customers and strategic partners; and

  . inability to maintain uniform standards, controls procedures and policies.

   Our inability to successfully address any of these risks could materially harm our business.

   Our business is dependent on our key personnel.

   Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Stuart
H. Wolff, Ph.D. The loss of the services of Dr. Wolff or other key employees would likely have a significantly detrimental effect on our business.

   We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. Although we have obtained "key-person" life insurance for some of our personnel, we believe this coverage will not be sufficient to compensate us for the loss of these personnel.

   We rely on intellectual property and proprietary rights.

   We regard substantial elements of our family of web sites and underlying technology as proprietary. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. Although we have one patent, we may not achieve the desired protection from, and third parties may design around, this patent. In addition, in any litigation or proceeding involving our patent, the patent may be determined invalid or unenforceable. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations.

   Other companies may own, obtain or claim trademarks that could prevent or limit or interfere with use of the trademarks we use. The REALTOR.com web site address, or domain name, and trademark and the REALTOR(R) trademark are important to our business and are licensed to us by the NAR. If we were to lose the REALTOR.com domain name or the use of these trademarks, our business would be harmed and we would need to devote substantial resources towards developing an independent brand identity.

   Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

   We may not be able to protect the web site addresses that are important to our business.

   Our web site addresses, or domain names, are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

   We could be subject to litigation with respect to our intellectual property rights.

   Other companies may own or obtain patents or other intellectual property rights that could prevent or limit or interfere with our ability to provide our products and services. Companies in the Internet market are increasingly making claims alleging infringement of their intellectual property rights. For example, in December 1997, we received a letter claiming that our map technology infringes patents held by another person. We believe this person may have instituted legal proceedings against two of our competitors. We have received no further correspondence with respect to this issue and, after discussions with our patent counsel, we do not believe any of our technology infringes these patents. However, we could incur substantial costs to defend against these or any other claims or litigation. If a claim were successful, we could be required to obtain a license from the holder of the intellectual property or redesign our advertising products and services.

Real Estate Industry Risks:

   Our business is dependent on the strength of the real estate industry, which is both cyclical and seasonal.

   The real estate industry traditionally has been cyclical. Recently, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our family of web sites and our advertising products and services. In addition, reduced traffic on our family of web sites would likely cause our advertising revenues to decline, which would materially and adversely affect our business.

   We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

   We may particularly be affected by general economic conditions.

   Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

  . perceived and actual economic conditions;

  . interest rates;

  . taxation policies;

  . availability of credit;

  . employment levels; and

  . wage and salary levels.

   In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

   We have risks associated with changing legislation in the real estate industry.

   Real estate is a heavily regulated industry in the U.S., including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For instance, we are limited in the criteria upon which we may base searches of our real estate listings such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. For instance, SpringStreet.com was required to qualify and register as a real estate agent/broker in the State of California. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

Internet Industry Risks

   We depend on increased use of the Internet to expand our real estate related advertising products and services.

   If the Internet fails to become a viable marketplace for real estate content and information, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information.

   In addition to selling advertising products and services to real estate professionals, we depend on selling other types of advertisements on our family of web sites.

   Our business would be adversely affected if the market for web advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our web sites will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our family of web sites and our ability to achieve and demonstrate user demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of web advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to web pages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

   Government regulations and legal uncertainties could affect the growth of the Internet.

   A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

   Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

   Taxation of Internet transactions could slow the use of the Internet.

   The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, future laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

   We depend on continued improvements to our computer network and the infrastructure of the Internet.

   Any failure of our computer systems that causes interruption or slower response time of our web sites or services could result in a smaller number of users of our family of web sites or the web sites that we host for real estate professionals. If sustained or repeated, these performance issues could reduce the attractiveness of our web sites to consumers and our advertising products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our web site traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

   The recent growth in Internet traffic has caused frequent periods of decreased performance. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

   Our internal network infrastructure could be disrupted.

   Our operations depend upon our ability to maintain and protect our computer systems, located at our corporate headquarters in Thousand Oaks, California and our other offices in Dallas, Texas; Milwaukee, Wisconsin; Phoenix, Arizona; and San Jose, California. Although we have not experienced any material outages to date, we currently do not have a redundant system for our family of web sites and other services at an alternate site. Therefore, our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires and general business interruptions, the amount of coverage may not be adequate in any particular case.

   Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. Although we have not experienced any material security breaches to date, a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We do not currently have a fully redundant system for our family of web sites. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

   We could face liability for information on our web sites and for products and services sold over the Internet.

   We provide third-party content on our family of web sites, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

   We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our family of web sites. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

   Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

   We face Year 2000 related risks.

   Our computer systems could have failures or miscalculations resulting from issues with respect to the Year 2000, causing disruptions of operations, including, among other things, a temporary inability to process searches, post listings, track advertising or engage in similar normal business activities. Any significant Year 2000 failure could prevent us from operating our business, prevent users from accessing our family of web sites or change the behavior of advertisers, consumers or persons accessing our family of web sites.

   In addition, the parties which give us property listings may not accurately provide date data with respect to home and commercial real estate listings. For example, during the year 2000, a home constructed in 1900 might inadvertently be listed on our family of web sites as a newly built home. A significant number of these failures could cause consumers to doubt the reliability of information contained in our listings with a potential resulting reduction in traffic on our family of web sites. Any of these eventualities could adversely affect our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Risks Related to this Offering

   Our officers and directors and stockholders affiliated with them own a large percentage of our voting stock.

   As of December 31, 1999, our 15 officers and directors named in this prospectus and 5% or greater stockholders which are affiliates of these officers and directors, beneficially owned or controlled, directly, or indirectly, 34,589,860 shares of common stock, which in the aggregate represented approximately 48.2% of the outstanding shares of common stock. After this offering and assuming no additional issuances of common stock, these officers, directors and 5% or greater stockholders will beneficially own or control, directly, or indirectly, 32,609,280 shares, which in the aggregate will represent approximately 43.0% of the outstanding shares of common stock. As a result, if these persons act together, they will have the ability to influence all matters submitted to our stockholders for approval, including
(1) the election and removal of directors, other than the director appointed by the NAR, and (2) any merger, consolidation or sale of all or substantially all of our assets. So long as the NAR holds its one share of our Series A preferred stock, it will be entitled to elect one member to our board of directors.

   Our certificate of incorporation and bylaws, Delaware law and other agreements contain provisions that could discourage a takeover.

   Delaware law, our certificate of incorporation and bylaws, our operating agreement with the NAR and a stockholders agreement could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. For example, we have a classified board of directors. In addition, our stockholders are unable to act by written consent or to fill any vacancy on the board of directors. Our stockholders cannot call special meetings of stockholders for any purpose, including to remove any director or the entire board of directors without cause. In addition, the NAR could terminate the REALTOR.com operating agreement if Homestore.com or RealSelect is acquired. These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

Our common stock price may be volatile, which could result in substantial losses for individual stockholders.

   The market price for our common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors, including the following, some of which are beyond our control:

  .  actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new products or services by us or our competitors;

  .  changes in financial estimates by securities analysts;

  . conditions or trends in the Internet and/or real estate and real estate-related industries;

  . changes in the economic performance and/or market valuations of other Internet or online commerce companies;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

  .  additions or departures of key personnel;

  . release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

  .  potential litigation.

   If our stock price continues to be volatile, we could face securities class action lawsuits.

   In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and could cause our stock price to fall.

   Future sales of our common stock may depress our stock price.

   Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. After this offering, we will have outstanding
74,262,225 shares of common stock, calculated as of December 31, 1999. Of these shares, the 8,300,000 shares of common stock sold in this offering and the 8,050,000 shares of common stock sold in our initial public offering will be freely tradable. Of the remaining 57,912,225 shares of common stock outstanding after this offering:

  .  1,200,908 shares will become available for sale on February 1, 2000;

  .  1,450,660 shares will become available for sale on February 2, 2000;

  .  2,372,640 shares will become available for sale on February 4, 2000;

  .  1,125,000 shares will become available for sale on February 18, 2000;

  .  131,500 shares will become available for sale on April 9, 2000;

  . 43,070,678 shares will become available for sale 91 days after the date of this prospectus;

  .  187,500 shares will become available for sale on May 28, 2000;

  .  458,722 shares will become available for sale on June 30, 2000;

  .  3,838,140 shares will become available for sale on August 4, 2000;

  .  107,525 shares will become available for sale on August 12, 2000; and

  . 565,838 shares will become available for sale beginning on October 22, 2000.

  . In addition, there are 3,403,114 shares outstanding that are subject to our right to repurchase which lapses ratably over the term of the related option agreement, generally four years. Upon the lapse of this right of repurchase, the shares will be become eligible for the sale in the public market. These shareholders have signed lock-up agreements with the underwriters under which they have agreed not the sell, transfer or dispose of, directly or indirectly, 3,208,730 shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus.

   In addition, as of December 31, 1999 there were outstanding options and warrants to purchase up to 12,785,821 shares of common stock. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. The net proceeds from the sale of the 4,073,139 shares of common stock that we are offering will be approximately $336.5 million, based on an assumed public offering price of $88 1/8 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses of $900,000 payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $439.6 million.

   We will use approximately $37.5 million of the net proceeds to repay the amounts outstanding under a promissory note, including accrued interest, executed in connection with the Homefair acquisition. This note bears interest at an annual rate of 10 7/8% and represented a portion of the purchase price of Homefair.

   We intend to use the remainder of the net proceeds for working capital, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on the Nasdaq National Market under the symbol "HOMS" since August 5, 1999. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices per share of the common stock as reported on the Nasdaq National Market:

   1999                                                         High    Low
   ----                                                         ----    ----
   Third Quarter (from August 5, 1999)......................... $ 597/8 $ 193/4
   Fourth Quarter..............................................  109      33
   2000
   ----
   First Quarter (through January 14, 2000)....................   92      613/4

   On January 14, 2000 the reported last sale price for our common stock on the Nasdaq National Market was $88 1/8 per share.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future, except for an annual dividend of $.08 to be paid on the one share of our Series A preferred stock held by the NAR.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999. The pro forma column reflects our acquisition of Homefair. The pro forma as adjusted column further reflects the sale of the 4,073,139 shares of common stock being offered by us and the application of the net proceeds based on an assumed public offering price of $88 1/8 per share, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

                                                 As of September 30, 1999
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                              ---------  ---------  -----------
                                                      (in thousands)
Notes payable, long-term and current
 portion..................................... $   3,130  $  40,667   $   3,167
                                              ---------  ---------   ---------
Stockholders' equity:
  Preferred stock, $.001 par value per share;
   actual, pro forma and pro forma as
   adjusted--5,000,000 shares authorized and
   one share issued and outstanding..........       --         --          --
  Common stock, $.001 par value per share;
   actual--500,000,000 shares authorized,
   74,619,000 shares issued and 69,557,000
   shares outstanding; pro forma--
   500,000,000 shares authorized, 74,869,000
   shares issued and 69,807,000 shares
   outstanding; pro forma as adjusted--
   500,000,000 shares authorized, 78,942,000
   shares issued and 73,880,000 shares
   outstanding...............................        70         70          74
  Additional paid-in capital.................   396,447    407,697     744,202
  Treasury stock.............................   (13,676)   (13,676)    (13,676)
  Notes receivable from stockholders.........   (12,965)   (12,965)    (12,965)
  Deferred stock compensation................   (45,657)   (45,657)    (45,657)
  Accumulated deficit........................  (125,718)  (125,718)   (125,718)
                                              ---------  ---------   ---------
    Total stockholders' equity...............   198,501    209,751     546,260
                                              ---------  ---------   ---------
      Total capitalization................... $ 201,631  $ 250,418   $ 549,427
                                              =========  =========   =========

   The data in the table above excludes:

  . 8,616,420 shares issuable upon the exercise of outstanding stock options as of September 30, 1999, at a weighted average per share exercise price of $6.35;

  . 4,681,773 shares available for future grant as of September 30, 1999 under our stock plans described in this prospectus;

  . 2,491,982 shares issuable upon the exercise of warrants outstanding as of September 30, 1999, at a weighted average per share exercise price of $15.84;

  . up to 425,000 shares subject to warrants, which are contingent upon defined events occurring in the future. The exercise price will be the fair value of our common stock when the warrants are issued.

   You should read this table together with "Management--Director
Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock," Notes 12, 13, 14 and 20 of Homestore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                                   DILUTION

   Our net tangible book value as of September 30, 1999 was $140.0 million or $2.01 per share. Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the receipt of the proceeds from this offering, based on an assumed public offering price of $88 1/8 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our book value as of September 30, 1999 would have been approximately $476.5 million, or $6.47 per share. This represents an immediate increase in pro forma net tangible book value of $4.46 per share to existing stockholders and an immediate dilution of $81.66 per share to new investors purchasing shares at the public offering price. The following table illustrates the per share dilution:

      Assumed public offering price per share.....................       $88.13
        Net tangible book value per share as of September 30,
         1999..................................................... $2.01
        Increase per share attributable to new investors..........  4.46
                                                                   -----
      Net tangible book value per share after offering............         6.47
                                                                         ------
      Dilution per share to new investors.........................       $81.66
                                                                         ======

   As of September 30, 1999, there were options and warrants outstanding to purchase a total of 11,108,402 shares of common stock at a weighted average exercise price of $8.68 per share. To the extent that any of these options or warrants are exercised or shares are issued, there will be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock," Notes 5, 10, 12, 13, 14, 16 and 20 of Homestore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   You should read the following selected consolidated financial data with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from the audited consolidated financial statements of Homestore.com included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 and as of September 30, 1999, have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on substantially the same basis as the consolidated audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. The unaudited pro forma data for the year ended December 31, 1998 and nine months ended September 30, 1999 are derived from unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus.

   As a result of the reorganization of our holding company structure and due to the fact that our historical results of operations, financial condition and cash flows were insignificant prior to December 4, 1996, management believes that a pro forma presentation, which includes a comparison of results of operations and financial condition of NetSelect, Inc., NetSelect, LLC, Homestore.com and RealSelect on a combined basis for 1997 and 1998 and the nine months ended September 30, 1998 and 1999 is the only meaningful basis of presentation for investors in evaluating our historical financial performance. See the basis of presentation described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The unaudited pro forma consolidated statement of operations data assume that the following transactions occurred on January 1, 1998, except for preferred stock issued in connection with an acquisition. For this preferred stock, the weighted average shares reflect the preferred stock as if it had been issued as of January 1, 1998, or the date of issuance, if later:

  . our acquisition of The Enterprise for 525,000 shares of common stock with an estimated fair value of $525,000, a $2.2 million note payable and $705,000 in cash and other acquisition-related expenses;

  . our acquisition of MultiSearch for convertible preferred stock equivalent to 1,625,000 shares of our common stock, with an estimated fair value of $4.8 million, a $3.6 million note payable and $875,000 in cash and other acquisition-related expenses;

  . our acquisition of SpringStreet for common stock and convertible preferred stock equivalent to an aggregate of 5,309,058 shares of our common stock, with an estimated fair value of $51.7 million;

  . our acquisition of Homefair for 250,000 shares of our common stock, with an estimated fair value of $11.2 million, a $37.5 million promissory note and $35.8 million in cash and other acquisition-related expenses; and

  . the reorganization of our holding company structure in February 1999 by merging NetSelect, Inc. and NetSelect, LLC with InfoTouch.

   The unaudited consolidated pro forma data may not, however, be indicative of the consolidated results of operations of Homestore.com that actually would have occurred had the transactions reflected in the unaudited consolidated pro forma results of operations occurred at the beginning of the periods presented, or of the consolidated results of operations that we may achieve in the future.

                                               Actual                                      Pro Forma
                          ------------------------------------------------------  ---------------------------
                                                                  Nine Months
                                                                     Ended                      Nine Months
                               Year Ended December 31,           September 30,     Year Ended      Ended
                          -------------------------------------  ---------------  December 31,  September 30,
                           1994     1995    1996   1997   1998   1998     1999        1998          1999
                          -------  ------  ------  -----  -----  -----  --------  ------------ --------------
                                           (in thousands, except for per share data)
Consolidated Statement
 of Operations Data:
Revenues................  $   416  $  857  $1,360  $  42  $  --  $  --  $ 35,211     $23,123     $  45,306
Cost of revenues
 (excluding $1,190 in
 pro forma non-cash
 equity charges for the
 nine months ended
 September 30, 1999)....       63      58      42      6     --     --    13,007      10,133        16,216
                          -------  ------  ------  -----  -----  -----  --------   ---------     ---------
 Gross profit...........      353     799   1,318     36     --     --    22,204      12,990        29,090
Operating expenses:
 Sales and marketing
  (excluding $9,533 in
  pro forma non-cash
  equity charges for the
  nine months ended
  September 30, 1999)...      956     559     479     14     --     --    44,765      34,560        55,972
 Product development
  (excluding $563 in pro
  forma non-cash equity
  charges for the nine
  months ended September
  30, 1999).............      428     474     629     --     --     --     3,322       5,585         5,025
 General and
  administrative
  (excluding $4,237 in
  pro forma non-cash
  equity charges for the
  nine months ended
  September 30, 1999)...      520     649     441     38      3      2    12,953      11,608        19,577
 Amortization of
  intangible assets.....       --      --      --     --     --     --     4,313      27,897        21,202
 Stock-based charges....       --      --      --     --     --     --    12,711      20,455        15,523
 Litigation settlement..       --      --      --     --     --     --     8,406          --         8,406
                          -------  ------  ------  -----  -----  -----  --------   ---------     ---------
  Total operating
   expenses.............    1,904   1,682   1,549     52      3      2    86,470     100,105       125,705
                          -------  ------  ------  -----  -----  -----  --------   ---------     ---------
Loss from operations....   (1,551)   (883)   (231)   (16)    (3)    (2)  (64,266)    (87,115)      (96,615)
Interest and other
 income (expense), net..      (17)    (30)    (21)    (1)    --     --     1,274      (6,090)       (3,410)
                          -------  ------  ------  -----  -----  -----  --------   ---------     ---------
Net loss................   (1,568)   (913)   (252)   (17)    (3)    (2)  (62,992)    (93,205)     (100,025)
Accretion of redemption
 value and dividends on
 convertible preferred
 stock..................       --      --      --     --     --     --    (1,846)         --            --
Repurchase of
 convertible preferred
 stock..................       --      --      --     --     --     --        --      (7,727)           --
                          -------  ------  ------  -----  -----  -----  --------   ---------     ---------
Net loss applicable to
 common stockholders....  $(1,568) $ (913) $ (252) $ (17) $  (3) $  (2) $(64,838)  $(100,932)    $(100,025)
                          =======  ======  ======  =====  =====  =====  ========   =========     =========
Net loss per share
 applicable to common
 stockholders:
 Basic and diluted......  $  (.76) $ (.37) $ (.07) $  --  $  --  $  --  $  (2.06)     $(2.33)    $   (1.67)
                          =======  ======  ======  =====  =====  =====  ========   =========     =========
 Weighted average
  shares--basic and
  diluted...............    2,053   2,435   3,477  8,650  9,173  8,901    31,421      43,251        59,914

                                                                  As of
                               As of December 31,           September 30, 1999
                          --------------------------------  ------------------
                          1994   1995   1996   1997   1998   Actual  Pro Forma
                          -----  -----  -----  -----  ----  -------- ---------
                                     (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............. $  31  $   5  $  36  $ 155  $ 71  $144,304 $110,503
Working capital
 (deficiency)............  (210)  (200)   (46)   (37)    1   130,247   57,726
Total assets.............   550    181     77    155    71   240,330  291,483
Notes payable, long term
 and current.............    --     --     --     --    --     3,130   40,667
Total stockholders'
 equity (deficit)........   203   (150)  (116)  (133)  (95)  198,501  209,751

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the unaudited pro forma condensed combined consolidated financial statements and the consolidated financial statements and related notes of Homestore.com appearing elsewhere in this prospectus.

Overview

  Basis of Presentation

   Initial Business and RealSelect Holding Structure. We were incorporated in 1993 under the name of InfoTouch Corporation, or InfoTouch, with the objective of establishing an interactive network of real estate "kiosks" for consumers to search for homes. In 1996, we began to develop the technology to build and operate real estate related Internet sites. Effective December 4, 1996, we entered into a series of agreements with the NAR and several investors. Under these agreements, we transferred technology and assets relating to advertising the listing of residential real estate on the Internet to a newly-formed company, NetSelect LLC, or LLC, in exchange for a 46% ownership interest in LLC. The investors contributed capital to a newly-formed company, NetSelect, Inc., or NSI, which owned 54% of LLC. LLC received capital funding from NSI and in turn contributed the assets and technology contributed by InfoTouch as well as the NSI capital to a newly formed entity, RealSelect, Inc., or RealSelect, in exchange for common stock representing an 85% ownership interest in RealSelect. Also effective December 4, 1996, RealSelect entered into a number of formation agreements with and issued cash and common stock representing a 15% ownership interest in RealSelect to the NAR in exchange for the rights to operate the REALTOR.com web site and pursue commercial opportunities relating to the listing of real estate on the Internet.

   The agreements governing RealSelect required us to terminate our remaining activities, which were insignificant at that time, and dispose of our remaining assets and liabilities, which we did in early 1997. Accordingly, following the formation, NSI, LLC and InfoTouch were shell holding companies for their investments in RealSelect.

   Our initial operating activities primarily consisted of recruiting personnel, developing our web site content and raising our initial capital. We developed our first web site, REALTOR.com, in cooperation with the NAR and actively began marketing our advertising products and services to real estate professionals in January 1997.

   Reorganization of Holding Structure. Under the formation agreements of RealSelect, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into InfoTouch. In addition, LLC was merged into InfoTouch. We refer to this transaction as the Reorganization. The share exchange lacked economic substance and, therefore, was accounted for at historical cost. For a further discussion relating to the accounting for the Reorganization, see Notes 1, 2 and 4 of Homestore.com's Notes to Consolidated Financial Statements. We (InfoTouch) changed our corporate name to Homestore.com, Inc. in August 1999.

   The following chart illustrates our corporate structure immediately prior to the Reorganization in February 1999:

            [PRIOR CORPORATE STRUCTURE CHART FOR REALSELECT, INC.]

   The following chart illustrates our current corporate structure:

           [CURRENT CORPORATE STRUCTURE CHART FOR REALSELECT, INC.]

   Our historical consolidated financial statements reflect the results of operations of Homestore.com, Inc., formerly InfoTouch. For the years ended December 31, 1997 and 1998, and through the Reorganization on February 4, 1999, Homestore.com was a holding company whose sole business was managing its investment in RealSelect through LLC. This investment was accounted for under the equity method, and accordingly, Homestore.com did not record the results of operations related to the operating entity, RealSelect, until the Reorganization occurred on February 4, 1999. Prior to February 4, 1999, the results of operations of RealSelect were consolidated by NSI. Thus, all revenues through February 4, 1999, were recorded by NSI. Pro forma financial information that includes a comparison of the results of operations of NSI, LLC, Homestore.com and RealSelect on a combined basis for the nine months ended September 30, 1998 and 1999 has been presented to assist investors in evaluating our historical financial performance. A comparison of the historical results of operations of NSI for the years ended December 31, 1997 and 1998 has also been presented to assist investors in evaluating our historical financial performance. A comparison of the historical results of operations of Homestore.com has not been presented because the financial position, results of operations and cash flows were insignificant for all periods presented prior to the Reorganization.

   Acquisitions. In March 1998, we acquired The Enterprise of America, Ltd., or The Enterprise, a provider of web hosting services for real estate brokers, for $3.0 million in cash, notes and stock. In July 1998, we acquired MultiSearch Solutions, Inc., or MultiSearch, the initial developer of the HomeBuilder.com web site, for $8.7 million in cash, notes and stock. In June 1999, we acquired SpringStreet for common stock and convertible preferred stock equivalent to an aggregate of 5,309,058 shares of common stock. In October 1999, we acquired all of the outstanding capital stock of The Homebuyer's Fair, Inc. and FAS-Hotline, Inc., collectively Homefair, for $35.8 million in cash and other acquisition-related expenses, a $37.5 million promissory note and 250,000 shares of our common stock. Each of these acquisitions has been included in the pro forma results of operations as if it had occurred at the beginning of each period presented.

   We will seek to continue to expand our current offerings by acquiring additional businesses, technologies, product lines or service offerings from third parties. We may be unable to identify future acquisition targets and may be unable to complete future acquisitions. Even if we complete an acquisition, we may have difficulty in integrating it with our current offerings, and any acquired features, functions or services may not achieve market acceptance or enhance our brand loyalty. Integrating newly acquired organizations and products and services could be expensive, time consuming and a strain on our resources.

  Accounting Policies

   Revenues. We derive our revenues from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. We also sell advertising banners and traditional Internet sponsorships on our web sites. Substantially all of our agent advertising products and many of our property owner and manager advertising products are sold in annual subscriptions and, accordingly, we defer these revenues and recognize them ratably over the life of the contract, generally 12 months. These prepayments appear on our balance sheet as deferred revenues. We also generate revenues from the sale of advertising products and services to real estate brokers and home builders that are sold on a monthly subscription basis, with revenues being recognized on a monthly basis. In addition, we generate banner advertising revenues on our family of web sites. Substantially all of our banner advertising revenues are derived from short-term advertising contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed. We signed an agreement with America Online in March 1999, in which they agreed to act as our exclusive third-party advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this agreement, America Online has agreed to pay us minimum quarterly payments, subject to adjustment based on the number of page views, or number of times a page on a web site is displayed to a user.

   Cost of revenues. Cost of revenues consists of salaries, benefits, and consulting fees related to our web site operations, credit card processing fees, data aggregation costs and costs associated with printing our new home directories. Cost of revenues also includes royalties paid to third-party real estate listings providers. These royalties are capitalized and amortized over the related contract period and are classified on our balance sheet as deferred royalties.

   Real estate listings providers generally receive 10% to 12% of the gross revenues that we generate from their listings. Some real estate listings providers have entered into national arrangements with us, under which we have the exclusive right to list their properties on the Internet. The royalty rate for agreements with these real estate listings providers is slightly higher than for other providers. We anticipate continuing increases in cost of revenues in absolute dollars as our revenues increase. We also expect that cost of revenues will increase as we continue to make investments to increase the capacity and speed of our family of web sites.

   Sales and marketing. Sales and marketing expenses include salaries, sales commissions, benefits, travel and related expenses for our direct sales force, customer service, marketing, and sales support functions. Sales and marketing expenses also include fees associated with our Internet portal distribution agreements and marketing and listing agreements with real estate franchises. These fees are amortized on a pro rata basis over the terms of the agreements. We expect to significantly increase the absolute dollar amount of spending in sales and marketing activities over the next year in an effort to drive consumer traffic to our family of web sites and to increase brand awareness.

   Product development. Product development costs include expenses for the development of new or improved technologies designed to enhance the performance of our family of web sites, including salaries and related expenses for our web site design staff, as well as costs for contracted services, content, facilities and equipment. We believe that a significant level of product development activity and expense is required in order to remain competitive with new and existing web sites. Accordingly, we anticipate that we will continue to devote substantial resources to product development and that the absolute dollar amount of these costs will increase in future periods.

   General and administrative. General and administrative expenses include salaries, benefits and expenses for our executive, finance, legal and human resources personnel. In addition, general and administrative expenses include occupancy costs, fees for professional service, and depreciation. We expect general and administrative expenses to increase in absolute dollars as we continue to expand our administrative infrastructure to support the anticipated growth of our business, including costs associated with being a public company.

   Amortization of intangible assets. Amortization of intangible assets consists of goodwill resulting from the acquisitions of The Enterprise, MultiSearch, SpringStreet and Homefair. This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with our formation, we entered into an operating agreement with the NAR and received intellectual property. Under the operating agreement with the NAR, we made various payments in which we issued common stock to the NAR for the right to use the REALTOR.com trademark and domain name and the "REALTOR" trademark and for the exclusive use of the web site for real estate listings. The intellectual property, the stock issued and payments made to the NAR, as well as milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   We have only a limited operating history under our current business model. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet. To address these risks, we must, among other things, be able to continue to respond to highly competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our marketing plans, continue to upgrade our technologies, develop new distribution channels, and improve operational and financial systems. Although our revenues have grown significantly in recent periods, we may be unable to sustain this growth. Therefore, you should not consider our historical growth indicative of future revenue levels or operating results. We may never achieve profitability or, if we do, we may not be able to sustain it. A more complete description of other risks relating to our business is set forth under the caption "Risk Factors."

Pro Forma Results of Operations

   The following tables set forth certain pro forma consolidated statement of operations data for the periods indicated and assume that the following transactions had occurred as of January 1, 1998.

  . our acquisition of The Enterprise for 525,000 shares of common stock, with an estimated fair value of $525,000, a $2.2 million note payable, and $705,000 in cash and other acquisition-related expenses;

  . our acquisition of MultiSearch for convertible preferred stock equivalent to 1,625,000 shares of our common stock, with an estimated fair value of $4.8 million, a $3.6 million note payable and $875,000 in cash and other acquisition-related expenses;

  . our acquisition of SpringStreet for common stock and convertible preferred stock equivalent to an aggregate of 5,309,058 shares of our common stock, with an estimated fair value of $51.7 million;

  . our acquisition of Homefair for 250,000 shares of our common stock, with an estimated fair value of $11.2 million, a $37.5 million promissory note, and $35.8 million in cash and other acquisition-related expenses; and

  . the reorganization of our holding company structure as previously described.

                                                         Nine Months Ended
                                             Year Ended    September 30,
                                            December 31, --------------------
                                                1998       1998       1999
                                            ------------ --------   ---------
     Pro Forma Consolidated Statement of
      Operations Data:
     Revenues.............................    $ 23,123   $ 14,703   $  45,306
     Cost of revenues (excluding $141, $56
      and $1,190 in non-cash equity
      charges for the year ended December
      31, 1998 and the nine months ended
      September 30, 1998 and 1999,
      respecrtively)......................      10,133      6,841      16,216
                                              --------   --------   ---------
       Gross profit.......................      12,990      7,862      29,090
     Operating expenses:
       Sales and marketing (excluding
        $506, $205 and $9,533 in non-cash
        equity charges for the year ended
        December 31, 1998 and the nine
        months ended September 30, 1998
        and 1999, respectively)...........      34,560     21,106      55,972
       Product development (excluding $78,
        $31 and $563 in non-cash equity
        charges for the year ended
        December 31, 1998 and the nine
        months ended September 30, 1998
        and 1999, respectively)...........       5,585      4,339       5,025
       General and administrative
        (excluding $837, $333 and $4,237
        in non-cash equity charges for the
        year ended December 31, 1998 and
        the nine months ended
        September 30, 1998 and 1999,
        respectively).....................      11,608      7,265      19,577
       Amortization of intangible assets..      27,897     20,909      21,202
       Stock-based charges................      20,455     19,518      15,523
       Litigation settlement..............          --         --       8,406
                                              --------   --------   ---------
        Total operating expenses..........     100,105     73,137     125,705
                                              --------   --------   ---------
     Loss from operations.................     (87,115)   (65,275)    (96,615)
     Interest and other expense, net......      (6,090)    (4,521)     (3,410)
                                              --------   --------   ---------
     Net loss.............................    $(93,205)  $(69,796)  $(100,025)
                                              ========   ========   =========
                                                         Nine Months Ended
                                             Year Ended    September 30,
                                            December 31, --------------------
                                                1998       1998       1999
                                            ------------ --------   ---------
     As a Percentage of Pro Forma
      Revenues:
     Revenues.............................         100%       100%        100%
     Cost of revenues.....................          44         47          36
                                              --------   --------   ---------
       Gross profit.......................          56         53          64
     Operating expenses:
       Sales and marketing................         149        144         124
       Product development................          24         30          11
       General and administrative.........          50         49          43
       Amortization of intangible assets..         121        142          46
       Stock-based charges................          88        133          34
       Litigation settlement..............          --         --          19
                                              --------   --------   ---------
        Total operating expenses..........         432        498         277
                                              --------   --------   ---------
     Loss from operations.................        (376)      (445)       (213)
     Interest and other expense, net......         (27)       (30)         (8)
                                              --------   --------   ---------
     Net loss.............................        (403)%     (475)%      (221)%
                                              ========   ========   =========

Pro Forma Nine Months Ended September 30, 1999 and 1998

   Revenues

   Pro forma revenues increased to $45.3 million for the nine months ended September 30, 1999 from $14.7 million for the nine months ended September 30, 1998. The increase was primarily due to growth across our business, including the number of agent and broker web site home pages sold and sponsorships, including the Norwest Alliance agreement signed in August 1999. Banner advertising revenues also increased primarily as a result of increased traffic to our web sites in the nine months ended September 30, 1999 as compared to the same period in 1998.

   Cost of Revenues

   Pro forma cost of revenues increased to $16.2 million for the nine months ended September 30, 1999 from $6.8 million for the nine months ended September 30, 1998. The increase was due primarily to our overall increased sales volume and increased activity during the first nine months of 1999 as compared to the first nine months of 1998. Our pro forma gross margin for the nine months ended September 30, 1999 was 64%, up from 53% for the same period in 1998.

   Operating Expenses

   Sales and marketing. Pro forma sales and marketing expenses increased to $59.4 million for the nine months ended September 30, 1999 from $21.1 million for the nine months ended September 30, 1998. The increase was primarily attributable to a significant increase in costs associated with Internet portal distribution agreements and marketing and listing agreements which we entered into throughout 1998. The increase was also due to the significant growth of our direct sales force in the third and fourth quarters of 1998, resulting in increased salaries and commissions and related travel and entertainment expenses. Increased sales volume also contributed to an increase in sales related collateral materials. Increases in advertising, promotional material and trade show expenses also contributed to the increase.

   Product development. Pro forma product development expenses increased to $5.0 million for the nine months ended September 30, 1999 from $4.3 million for the nine months ended September 30, 1998. The increase was primarily due to costs associated with the launch of Remodel.com, including salaries and related expenses for staff, as well as contracted services.

   General and administrative. Pro forma general and administrative expenses increased to $19.6 million for the nine months ended September 30, 1999 from $7.3 million for the nine months ended September 30, 1998. The increase was primarily due to hiring key management personnel and increased staffing levels required to support our significant growth and expanded operations and infrastructure as a public company. Facility costs associated with our new corporate office also increased.

   Amortization of intangible assets. Pro forma amortization of intangible assets was $21.2 million for the nine months ended September 30, 1999 as compared to $20.9 million for the nine months ended September 30, 1998.

   Stock-based charges.

   Stock Options. In connection with the grant of stock options to employees during 1997 and 1998 and the nine months ended September 30, 1999, we recorded aggregate deferred compensation of approximately $23.9 million. This deferred compensation represented the difference between the deemed fair value of our common stock for accounting purposes and the exercise price of these options at the date of grant. Deferred compensation is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options, generally four years.

   Stock. In August 1998, we sold convertible preferred stock equivalent to 8,320,245 shares of common stock at a purchase price of $4.80 per share and 8,369,955 shares of common stock at a purchase price of $1.26 per share. We incurred a non-cash charge of $18.9 million for the nine months ended September 30, 1998, which represents the difference between the deemed fair value of the stock and the price paid by the investors as stock-based compensation in 1998.

   In addition, in the nine months ended September 30, 1999, we recorded as pro forma deferred compensation the $6.0 million difference between the deemed fair value of the stock sold in connection with our Broker Gold program and the price paid. We are amortizing this amount ratably over the two-year term of the Broker Gold agreements, resulting in a non-cash charge of $2.0 million for the nine months ended September 30, 1999.

   Warrants. In connection with entering into a distribution agreement with America Online in April 1998, we issued warrants to purchase 792,752 shares of our common stock at a weighted average exercise price of $7.21 per share. We incurred a total charge of $12.6 million which is being amortized over the remaining term of the distribution agreement, approximately two years. The non-cash charge for these warrants totaled approximately $1.5 million for the nine months ended September 30, 1999.

   In February 1999, we closed a private equity offering to real estate brokers under our Broker Gold program. We also issued warrants to purchase up to 358,315 shares of our common stock with an exercise price of $20.00 per share. All warrants issued are fully vested, non-forfeitable and are immediately exercisable. We incurred a charge of approximately $4.1 million which is being recognized as expense over the remaining term of the initial two-year Broker Gold program agreements. The non-cash charges for these warrants totaled approximately $460,000 for the nine months ended September 30, 1999.

   During the third quarter of 1999, we issued warrants to purchase 892,192 shares of common stock at a weighted average exercise price of $20.00 per share to Multiple Listing Services, or MLSs, that agreed to provide their real estate listings to us for publication on the Internet on a national basis. All warrants issued are fully vested, non-forfeitable and are immediately exercisable. We incurred a total charge of approximately $10.4 million which is being recognized as expense over the term of the applicable MLS agreement, approximately one to two years. The non-cash charge for these warrants totaled approximately $1.4 million for the nine months ended September 30, 1999.

   In August 1999, in exchange for entering into an advertising agreement with Norwest Mortgage, we issued it a warrant to purchase 500,000 shares of our common stock at an exercise price of $20.00 per share. This warrant is fully vested, non-forfeitable and is immediately exercisable. We incurred a charge of approximately $3.5 million which is being recognized over the two-year term of the agreement. The non-cash charge for this warrant totaled approximately $290,000 for the nine months ended September 30, 1999.

   In the future, we may offer up to 425,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with us after their original two-year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold our securities. If issued, these warrants would have an exercise price based upon the average of the closing market price of the common stock for the ten trading days preceding the date which is one day before the warrant is issued. We would recognize the fair value of the warrants, when issued, as expense over the two-year term of the renewed agreement. This could result in Homestore.com incurring substantial additional non-cash charges in the future.

   Litigation Settlement. On October 22, 1999, we announced a settlement of litigation with Cendant Corporation. As part of the settlement, Cendant received 250,000 shares of our common stock. We incurred a non-cash charge of $8.4 million in connection with the issuance of the 250,000 shares of our common stock in the nine months ended September 30, 1999.

   Interest and Other Expense, Net

   Pro forma interest income consists of earnings on our cash and cash equivalents, net of (1) imputed interest expense on the notes payable issued in connection with our acquisitions of The Enterprise and MultiSearch and (2) interest expense incurred on the note payable issued in connection with our Homefair acquisition. Interest expense decreased to $3.4 million for the nine months ended September 30, 1999 from $4.5 million for the nine months ended September 30, 1998. The decrease was primarily due to interest income earned on a higher average cash balances as a result of our initial public offering proceeds.

   Income Taxes

   As a result of operating losses and our inability to recognize a benefit from our deferred tax assets, we have not recorded a provision for income taxes for the nine months ended September 30, 1999 and 1998. As of December 31, 1998, we had $36.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2007. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, due to the likelihood that we may not generate sufficient taxable income during the carry-forward period to utilize the net operating loss carryforwards.

Pro Forma Revenues and Cost of Revenues for the Years Ended December 31, 1998 and 1997

   Revenues

   Pro forma revenues increased to $23.1 million for the year ended December 31, 1998 from $10.8 million for the year ended December 31, 1997. The increase was primarily due to growth across our business, including the number of agent and broker web site home pages sold and an increase in banner advertising revenues primarily as a result of increased traffic to our web sites in 1998.

   Cost of Revenues

   Pro forma cost of revenues increased to $10.1 million for the year ended December 31, 1998 from $4.6 million for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during the year ended December 31, 1998.

Selected Quarterly Pro Forma Results of Operations

   The following table sets forth our unaudited pro forma statement of operations data for each quarter of 1998 and the first three quarters of 1999, as well as this data expressed as a percentage of our pro forma revenues for the quarters presented. This unaudited quarterly pro forma information has been prepared on the same basis as our pro forma condensed combined consolidated financial statements as described on page 24 and, in the opinion of management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of the information for the periods presented. The pro forma data may not, however, be indicative of the results of operations of Homestore.com that actually would have occurred had the transactions reflected in the pro forma results of operations occurred at the beginning of the periods presented, or of the results of operations that we may achieve in the future. Operating results for any quarter are not necessarily indicative of the results for any future period.

                                                  Three Months Ended
                         --------------------------------------------------------------------------------
                         Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,   June 30,   September 30,
                           1998       1998       1998        1998       1999       1999         1999
                         --------   --------   ---------   --------   --------   --------   -------------
Pro Forma Statement of
 Operations Data:
Revenues................ $  3,933   $  4,733   $  6,037    $  8,420   $ 10,409   $ 14,246     $ 20,651
Cost of revenues
 (excluding non-cash
 equity charges--see
 page 36)...............    1,829      2,305      2,707       3,292      4,553      5,321        6,342
                         --------   --------   --------    --------   --------   --------     --------
  Gross profit..........    2,104      2,428      3,330       5,128      5,856      8,925       14,309
                         --------   --------   --------    --------   --------   --------     --------
Operating expenses:
  Sales and marketing
   (excluding non-cash
   equity charges--see
   page 36) ............    3,686      6,140     11,280      13,454     14,960     19,760       21,252
  Product development
   (excluding non-cash
   equity charges--see
   page 36).............      555      1,585      2,199       1,246      1,391      1,609        2,025
  General and
   administrative
   (excluding non-cash
   equity charges--see
   page 36).............    1,635      2,204      3,426       4,343      5,100      6,926        7,551
  Amortization of
   intangible assets....    6,966      6,966      6,977       6,988      7,014      7,022        7,166
  Stock-based charges...      104        136     19,278         937      3,203      5,318        7,002
  Litigation
   settlement...........       --         --         --          --         --         --        8,406
                         --------   --------   --------    --------   --------   --------     --------
    Total operating
     expenses...........   12,946     17,031     43,160      26,968     31,668     40,635       53,402
                         --------   --------   --------    --------   --------   --------     --------
Loss from operations....  (10,842)   (14,603)   (39,830)    (21,840)   (25,812)   (31,710)     (39,093)
Interest and other
 expense, net...........   (1,380)    (1,608)    (1,533)     (1,569)    (1,591)    (1,548)        (271)
                         --------   --------   --------    --------   --------   --------     --------
Net loss................ $(12,222)  $(16,211)  $(41,363)   $(23,409)  $(27,403)  $(33,258)    $(39,364)
                         ========   ========   ========    ========   ========   ========     ========
As a Percentage of Pro
 Forma Revenues:
Revenues................      100%       100%       100%        100%       100%       100%         100%
Cost of revenues........       46         49         45          39         44         37           31
                         --------   --------   --------    --------   --------   --------     --------
  Gross profit..........       54         51         55          61         56         63           69
                         --------   --------   --------    --------   --------   --------     --------
Operating expenses:
  Sales and marketing...       94        130        187         160        144        139          103
  Product development...       14         33         36          15         13         11           10
  General and
   administrative.......       42         47         57          51         49         49           37
  Amortization of
   intangible assets....      177        147        116          83         67         49           35
  Stock-based charges...        3          3        319          11         31         37           34
  Litigation
   settlement...........       --         --         --          --         --         --           40
                         --------   --------   --------    --------   --------   --------     --------
    Total operating
     expenses...........      330        360        715         320        304        285          259
                         --------   --------   --------    --------   --------   --------     --------
Loss from operations....     (276)      (309)      (660)       (259)      (248)      (222)        (190)
Interest and other
 expense, net...........      (35)       (34)       (25)        (19)       (15)       (11)          (1)
                         --------   --------   --------    --------   --------   --------     --------
Net loss................     (311)%     (343)%     (685)%      (278)%     (263)%     (233)%       (191)%
                         ========   ========   ========    ========   ========   ========     ========

   We have experienced growth in pro forma revenues in all quarters presented due primarily to an increase in the number of real estate broker and agent advertising products sold due to increased traffic. The increase in revenues was also due to price increases during the second quarter of 1998.

   Pro forma cost of revenues increased for each quarter presented. In addition, during 1998, we entered into arrangements with some of our data content providers under which we paid a percentage of gross pro forma revenues for property listings provided exclusively to us. This program resulted in increased royalty fees for the period beginning in July 1998. In addition, we incurred significant costs in the second and third quarter of 1998 due to the redesign and upgrade of our REALTOR.com web site. Cost of revenues excludes non-cash stock-based compensation of $9, $12, $35, $85, $339, $583 and $268, respectively.

   Pro forma operating expenses, excluding pro forma stock-based charges and pro forma product development, have increased in each of the quarters presented reflecting the growth of our operations. Pro forma sales and marketing expenses for each quarter in 1998 increased primarily due to the addition of sales and marketing personnel and increased commissions associated with higher sales. The increase was also attributable to an increase in web portal distribution and preferred alliance fees which began in the second quarter of 1998. Pro forma product development expenses increased during the second and third quarters of 1998 due to an increase in our site design costs resulting from our redesign of our REALTOR.com web site, which began in June 1998 and was completed in December 1998. Pro forma product development expenses increased for the third quarter of 1999 due to costs associated with launch of Remodel.com. These costs were expensed as incurred during the development period. The increase in pro forma general and administrative expenses for each of the quarters was due primarily to the expansion of our corporate infrastructure and recruiting and relocation costs related to the hiring of additional personnel. We also incurred costs related to the move of our new corporate office during the fourth quarter of 1998.

   Pro forma operating expenses exclude non-cash equity charges for stock-based compensation related to the granting of stock options, the issuance of warrants and other stock-based charges. These amounts have been excluded from the following captions:

                                                   Three Months Ended
                            ----------------------------------------------------------------
                            Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,
                              1998     1998     1998      1998     1999     1999     1999
                            -------- -------- --------- -------- -------- -------- ---------
   Sales and marketing.....   $35      $44      $126      $301    $1,650   $2,730   $5,153
   Product development.....     5        7        19        47       160      276      127
   General and
    administrative.........    55       73       205       504     1,054    1,729    1,454

   Our results of operations could vary significantly from quarter to quarter. We expect that over time our revenues will come from a variety of sources. However, in the near term, we expect to be substantially dependent on fees from real estate agents and brokers. We also expect to incur significant sales and marketing expenses to promote our brand and our services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of subscribers as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to a shortfall.

Historical Results of Operations of NetSelect, Inc.

   The following table sets forth certain historical data from NetSelect, Inc.'s consolidated statement of operations. These results reflect NSI's consolidation of RealSelect for the indicated periods prior to the Reorganization. On February 4, 1999, NetSelect, Inc. entered into a non-substantive share exchange and was merged into InfoTouch. The information for the period from January 1, 1999 to February 4, 1999 has been derived from NetSelect, Inc.'s unaudited consolidated financial statements, which, in management's opinion, have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with NetSelect, Inc.'s consolidated financial statements and related notes contained elsewhere in this prospectus.

                                October 28, 1996    Year Ended
                                 (Inception) to    December 31,     January 1 to
                                  December 31,   -----------------  February 4,
                                      1996        1997      1998        1999
                                ---------------- -------  --------  ------------
                                                                    (unaudited)
Consolidated Statement of
 Operations Data:
Revenues......................       $  --       $ 1,282  $ 15,003    $ 2,433
Cost of revenues (excluding
 $51, $141 and $55 in non-cash
 equity charges for the years
 ended December 31, 1997 and
 1998 and January 1, 1999 to
 February 4, 1999,
 respectively)................          --           335     7,338        798
                                     -----       -------  --------    -------
  Gross profit................          --           947     7,665      1,635
                                     -----       -------  --------    -------
Operating expenses:
  Sales and marketing
   (excluding $108, $506 and
   $188 in non-cash equity
   charges for the years ended
   December 31, 1997 and 1998
   and January 1, 1999 to
   February 4, 1999,
   respectively)..............           9         3,200    25,560      4,064
  Product development
   (excluding $26, $78 and $26
   in non-cash equity charges
   for the years ended
   December 31, 1997 and 1998
   and January 1, 1999 to
   February 4, 1999,
   respectively)..............           4           506     4,139        174
  General and administrative
   (excluding $72, $837 and
   $300 in non-cash equity
   charges for the years ended
   December 31, 1997 and 1998
   and January 1, 1999 to
   February 4, 1999,
   respectively)..............         348         2,687     6,929      1,053
  Amortization of intangible
   assets.....................          30           360     1,893        261
  Stock-based charges.........          --           257    20,455        569
                                     -----       -------  --------    -------
    Total operating expenses..         391         7,010    58,976      6,121
                                     -----       -------  --------    -------
Loss from operations..........        (391)       (6,063)  (51,311)    (4,486)
Interest and other income
 (expense), net...............           1            74       121         (5)
                                     -----       -------  --------    -------
Net loss before minority
 interest.....................        (390)       (5,989)  (51,190)    (4,491)
Minority interest.............         213         1,239       222         --
                                     -----       -------  --------    -------
Net loss......................       $(177)      $(4,750) $(50,968)   $(4,491)
                                     =====       =======  ========    =======

                                                  Year Ended
                                                 December 31,      January 1 to
                                                 ---------------    February 4,
                                                  1997     1998        1999
                                                 ------   ------   -------------
                                                                     (unaudited)
As a Percentage of Revenues:
Revenues........................................    100%     100%       100%
Cost of revenues................................     26       49         33
                                                 ------   ------       ----
  Gross profit..................................     74       51         67
                                                 ------   ------       ----
Operating expenses:
  Sales and marketing...........................    250      170        167
  Product development...........................     39       28          7
  General and administrative....................    211       46         43
  Amortization of intangible assets.............     28       13         11
  Stock-based charges...........................     20      136         23
                                                 ------   ------       ----
    Total operating expenses....................    548      393        251
                                                 ------   ------       ----
Loss from operations............................   (474)    (342)      (184)
Interest and other income (expense), net........      6        1         --
                                                 ------   ------       ----
Net loss before minority interest...............   (468)    (341)      (184)
Minority interest...............................     97        1         --
                                                 ------   ------       ----
Net loss........................................   (371)%   (340)%     (184)%
                                                 ======   ======       ====

Years Ended December 31, 1998 and 1997 and the Period From October 28, 1996 (Inception) to December 31, 1996

   Due to the fact that NetSelect, Inc.'s historical results of operations from the period of October 28, 1996 (Inception) to December 31, 1996 are insignificant, management believes that a comparison analysis between this period and the comparable period in 1997 would not be meaningful.

   Revenues

   Revenues increased to $15.0 million for the year ended December 31, 1998 from $1.3 million for the year ended December 31, 1997. The increase was primarily due to growth across our business, including the number of agent and broker web site home pages sold and an increase in banner advertising revenues primarily as a result of increased traffic to our web sites in 1998.

   Cost of Revenues

   Cost of revenues increased to $7.3 million for the year ended December 31, 1998 from $335,000 for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during the year ended December 31, 1998.

   Operating Expenses

   Sales and marketing. Sales and marketing expenses increased to $25.6 million for the year ended December 31, 1998 from $3.2 million for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during 1998. Specifically, sales and marketing-related payroll, including commissions, increased as a result of the increased sales volume and growth in our sales force in 1998. This increase was also due to costs related to Internet portal distribution fees and marketing and listing fees paid to real estate franchises. Increases in public relations campaign, promotional material and trade show expenses also contributed to the increase.

   Product development. Product development expenses increased to $4.1 million for the year ended December 31, 1998 from $506,000 for the year ended December 31, 1997. The increase was primarily due to increases in site design expenses, including salaries and related expenses, as well as costs for contracted services. In addition, costs incurred in the redesign of our REALTOR.com web site, which began in June 1998 and was completed in December 1998, contributed to the increase.

   General and administrative. General and administrative expenses increased to $6.9 million for the year ended December 31, 1998 from $2.7 million for the year ended December 31, 1997. The increase was primarily due to hiring key management personnel and additional staff to manage and support our significant growth during 1998. Personnel-related costs, including recruiting costs, legal and, to a lesser extent, consulting fees also contributed to the increase. We also incurred costs associated with the relocation of our corporate office.

   Amortization of intangible assets. Amortization of intangible assets was $1.9 million for the year ended December 31, 1998 as compared to $360,000 for the year ended December 31, 1997 as a result of The Enterprise and MultiSearch acquisitions in March and July of 1998.

   Stock-based charges. During the years ended December 31, 1997 and 1998, we recorded total deferred compensation of $10.5 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in expense of $1.6 million in 1998, as compared to $257,000 in 1997.

   In connection with the August 1998 Series F financing, we recognized the $18.9 million difference between the deemed fair value of the stock and the price paid by investors as stock-based charges in 1998.

   Interest and Other Income (Expense), Net

   Interest income increased to $583,000 for the year ended December 31, 1998 from $98,000 for the year ended December 31, 1997. The increase was primarily due to higher average cash balances. Interest expense increased to $365,000 for the year ended December 31, 1998 from $24,000 for the year ended December 31, 1997.

   Other expense in 1998 included a write-off or leasehold improvements and a loss on disposal of certain office furniture and equipment relating to the relocation of our corporate office.

   Income Taxes

   As of December 31, 1998, we had $36.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2007. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, due to a likelihood that we may not generate sufficient taxable income during the carry-forward period to utilize the net operating loss carryforwards.

Liquidity and Capital Resources

   Since 1993, we have funded our operations and met our capital expenditure requirements through the sale of equity securities, cash generated from the sale of our products and services and, to a lesser extent, equipment lease financing. In August 1999, we completed our initial public offering in which we sold 8,050,000 shares of our common stock at a price of $20.00 per share; raising approximately $144.8 million, after deducting underwriting discounts and commissions and offering expenses.

   We have had negative cash flows from operating activities since inception. Net cash used in operating activities was $34.7 million for the nine months ended September 30, 1999 and $23.0 million in the comparable prior year period. Net cash used in operating activities in each of these periods was primarily the result of net operating losses and payments required to be made relating to our Internet portal distribution and marketing and listing agreements entered into in 1998. These operating cash outflows were partially offset by increases in accounts payable, accrued liabilities and deferred revenues.

   Net cash provided by investing activities was $7.3 million for the nine months ended September 30, 1999, compared to net cash used of $2.9 million in the comparable period of 1998. To date, our investing activities have consisted of purchases of property and equipment, acquisitions and strategic operating agreements. Capital expenditures for property and equipment totaled $3.9 million in 1998 and $2.9 million in the nine months ended September 30, 1999. During the nine months ended September 30, 1999, an additional $3.0 million of capital expenditures were funded through an equipment lease financing arrangement. The increase is also attributable to the cash assumed in the SpringStreet acquisition. In March 1998 and July 1998, we acquired The Enterprise and MultiSearch, respectively for an aggregate purchase price of $11.7 million, of which $1.6 million represented cash payments.

   Net cash provided by financing activities was $158.6 million for the nine months ended September 30, 1999, and $45.1 million in the comparable prior year period. Cash was provided primarily from net proceeds from the sale of our common and preferred stock. Options to purchase a total of 5.9 million shares of common stock were exercised in the nine months ended September 30, 1999. We also repurchased shares of our common and preferred stock in 1998 and during the nine months ended September 30, 1999.

   In April 1999, we issued convertible preferred stock equivalent to 1,704,775 shares of common stock for $17.0 million. On August 11, 1999, we issued America Online warrants to purchase up to 107,527 shares of common stock, at an exercise price of $18.60 per share. On August 12, 1999, the warrants were exercised in full, resulting in total proceeds of $2.0 million.

   As of September 30, 1999, we had $144.3 million in cash and cash equivalents. In October 1999, we used $35.0 million in cash to fund part of the purchase price for Homefair. We currently anticipate that our existing cash and cash equivalents and any cash generated from operations will be sufficient to fund our operating activities, capital expenditures and other obligations through at least the next 12 months. However, we may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. If we are not successful in generating sufficient cash flow from operations, we may need to raise additional capital through public or private financing, strategic relationships or other arrangements. This additional funding, if needed, might not be available on terms acceptable to us, or at all. Our failure to raise sufficient capital when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds were raised through the issuance of equity securities, the percentage of our stock owned by our then-current stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to those of our common and preferred stock.

Quantitative and Qualitative Disclosures About Market Risk

   We do not currently hold any derivative instruments and we do not engage in hedging activities. Also, we do not hold any variable interest rate debt or lines of credit, and currently do not enter into any transaction denominated in a foreign currency. Thus, our direct exposure to interest rate and foreign exchange fluctuations is minimal.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of this statement of position in the first quarter of fiscal 1999 did not have a material impact on our financial position, results of operations or cash flows.

   In April 1998, the American Institute of Certified Public Accountants issued statement of position No. 98-5, "Reporting on the Costs of Start-Up activities." This statement of position requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when this statement of position is adopted. The adoption of this statement of position in the first quarter of fiscal 1999 did not have a material impact on our financial position, results of operations or cash flows.

   In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we believe the impact of adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to implement SFAS No. 133 in the first quarter of fiscal 2001.

Year 2000 Compliance


   The Year 2000 Issue refers generally to the problems that some computer systems may have in determining the correct century for the year. For example, software with date-sensitive functions that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

   We followed a Year 2000 project methodology which included six phases:
Inventory, Assessment, Planning, Remediation, Testing and Implementation. The Inventory and Assessment Phases were completed at the end of March 1999. The Planning through Testing Phases were completed at the end of September 1999. As part of our final implementation before year end, we audited all systems, including technical and business operation contingency plans, as well as our Year 2000 compliance project for Homefair, our most recent acquisition. We continue to monitor our systems for Year 2000 compliance. We have experienced no material Year 2000 problems in the brief period since January 1, 2000.

   Internal Infrastructure. As a result of building a new data center in our Thousand Oaks, California facility, we believe that our computer network for running our Homestore.com, REALTOR.com, and Remodel.com web sites is running on Year 2000 compliant hardware and software purchased within the previous 10 months. Our primary Internet service providers have provided statements of compliance for their networks. In addition, our equipment vendors have informed us that the hardware and software components used for these web sites are Year 2000 compliant.

   We host our HomeBuilder.com web site at a network facility in Dallas, Texas. We have been informed by our vendors that the material hardware and software components used for the HomeBuilder.com web site are Year 2000 compliant.

   We host our Homefair.com web site at a network facility in Phoenix, Arizona. We have been informed by our vendors that the material hardware and software components used for the Homefair.com web site are Year 2000 compliant.

   We host broker home pages from our data center in Milwaukee, Wisconsin. We have been informed by our vendors that the material hardware and software components used to host these pages are Year 2000 compliant.

   We host our SpringStreet.com web site at a network facility in San Francisco, California. We have been informed by our vendors that all material hardware and software components used for the SpringStreet.com web site are Year 2000 compliant.

   Internal Business Systems. Our primary management information and business systems are running on third party software packages purchased and implemented during the first quarter of 1999. The vendors of each of these packages have provided Year 2000 compliance statements. For internally developed software, we have supplemented our development staff with a third party consulting company specializing in Year 2000 remediation. To date, all management information and internal business systems have been certified as Year 2000 compliant. We also work with hundreds of MLSs to obtain listings data for the REALTOR.com web site and have contacted and received confirmation that all MLSs' data that is reliant on a two digit date field is Year 2000 compliant. We have also continued with the process of contacting all available MLSs to determine their internal state of readiness with respect to the Year 2000. To date, we have had minimal response to our requests. The failure of an MLS's system to be Year 2000 compliant would severely affect our ability to download and receive listings data from them.

   Suppliers and Vendors. During the inventory and assessment phases of our Year 2000 Program, key vendors and suppliers were listed and prioritized based on their importance to the business. We are validating compliance with all vendors and have initiated communications to all priority suppliers and vendors requesting compliance for their products and services. The failure of a supplier or vendor to be Year 2000 compliant might have a material adverse effect on our operations.

   Our Internet Service Providers have represented to us that their systems are Year 2000 compliant.

   Our building and material internal systems and telephone, facsimile and other communications systems have been certified as Year 2000 compliant.

   Costs. We believe that the total cost of our Year 2000 compliance efforts will not be material to our business. In addition, the majority of these costs are attributable to employee time spent in our Year 2000 compliance efforts as compared to cash outlays. However, if we encounter unexpected problems with respect to the Year 2000 issue, we could incur additional costs, including significant cash outlays, which could be material.

   Year 2000 Risks. Despite our investigations of the Year 2000 issue, we have not received certifications from all of our third party suppliers and vendors and it is possible that those certifications as well as the other representations we have obtained could be erroneous. Failures of our, our content providers' or our customers' systems to operate properly with regard to the Year 2000 could result in one or more of our web sites being unavailable and our products and services not functioning properly. Unavailability of our web sites due to a lack of Year 2000 compliance could have a material adverse impact on our revenues and operating expenses.

   In addition, the Internet is a network of computer systems which depends on the functioning of a number of parts such as communications connections, Internet Service Providers and power supplies, all of which are beyond our control. The failure of these companies to be Year 2000 compliant could result in a variety of systems failures such as electrical outages, Internet outages or slower response times or telecommunications failures. These events could prevent users from accessing our products and services or prevent us from updating our listings for a period of time, from delivering our services to our subscribers or from selling advertising on our web sites for a period of time. Any of these events could have a material adverse effect on our business, operating results and financial condition.

                                   BUSINESS

Overview

   Our family of web sites, consisting of Homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com, Remodel.com and Homefair.com, is the leading destination on the Internet for real estate-related information and advertising products and services, based on the number of visitors, time spent on our web sites and number of property listings. As of November 30, 1999, we had listings on our web sites for over 1.35 million of the approximately 1.45 million homes that we estimate are listed nationally for sale, over 120,000 new homes for sale and over 45,000 rental properties. Our family of web sites also offer a wide variety of real estate-related information, advertising products and services and tools. We have relationships with the NAR, the NAHB, MLSs, the NAHB Remodelors Council, the NARI, real estate franchises, brokers, builders and agents. We also have distribution agreements with a large number of leading Internet portal web sites.

Industry Background

   The Real Estate Industry

   The real estate industry accounts for approximately 15% of the gross domestic product of the United States and is therefore one of the largest sectors of the economy. The real estate industry is commonly divided into the residential and commercial sectors. The residential sector includes the purchase, sale, rental, remodeling and new construction of homes and represents approximately $1 trillion per year.

   The Residential Real Estate Market

   Buying a home is the largest financial decision, and represents one of the most difficult and complex processes, most consumers will ever undertake. The process of finding a home begins a lifelong cycle which most consumers will move through once every seven to eleven years. This cycle tracks major life events such as employment, marriage, children and retirement and is illustrated below:

              [RESIDENTIAL REAL ESTATE MARKET CHART APPEARS HERE]

   A significant portion of the United States economy has evolved around helping consumers as they navigate through this home and real estate cycle. An enormous network of support services and products exists to assist consumers in finding a home, building a home, renting or buying a home, moving, maintaining and improving a home and selling a home.

   Find a Home. The following real estate professionals and organizations assist consumers in finding a property:

  . Real Estate Agents. Real estate agents are independent contractors that are licensed to negotiate and transact the sale of real estate on behalf of prospective buyers and sellers. There are over 1.0 million real estate agents in the United States. Consumers spend in excess of $30 billion annually for assistance with the finding, buying and selling of residential property.

  . Real Estate Brokers. Real estate brokers are paid a commission to bring buyers and sellers together and assist in negotiating contracts. Real estate brokers often have their own independent offices and may employ other licensed real estate agents. There are over 100,000 real estate brokers in the United States.

  . Residential Franchisers. There are six major residential franchisers in the United States: Century 21, Coldwell Banker and ERA, which collectively comprise the Cendant franchise; RE/MAX; Prudential; and GMAC Home Services, formerly Better Homes and Gardens. These franchisers together represent thousands of independently owned and operated real estate offices and hundreds of thousands of real estate professionals in the United States.

  . Multiple Listing Services. MLSs operate proprietary networks that provide real estate professionals with listings of properties for sale, and are regulated by a governing body of local brokers and/or agents. There are approximately 800 MLSs nationwide that aggregate local property listings by geographic location. We estimate that, as of November 30, 1999, MLSs provided approximately 1.45 million home listings nationwide.

  . National Association of REALTORS. The NAR is the largest trade association in the United States that represents real estate professionals. The NAR consists of residential and commercial REALTORS, including brokers, agents, property managers, appraisers, counselors and others engaged in all aspects of the real estate industry. The NAR has approximately 720,000 members.

   Build a Home. In addition to the real estate professionals and organizations involved in finding a home, the new home market is also served by a large group of dedicated professionals including:

  . Home Builders. New homes are built primarily by a limited number of national home builders and a much larger number of local volume and custom builders. In 1998, home builders built over 800,000 homes, generating over $160 billion in sales.

  . National Association of Home Builders. The NAHB is the second largest real estate trade association in the United States. As of November 30, 1999, the NAHB's members include approximately 200,000 firms. Approximately one-third of the NAHB's members are home builders and/or remodelers, and the remainder work in closely related fields within the residential real estate industry, such as mortgage, finance, building products, and building services including subcontractors.

   Rent a Home. Today, over 30 million households in the United States reside in rental housing. In addition to real estate agents and brokers who assist in the leasing of residential rental units, professionals serving this segment of the market include the following:

  . Property Owners. Property owners include owners of individual apartment units, multi-family apartment complexes, individual single family rental homes or other residential rental properties. Property owners may lease and operate their rental properties themselves or outsource those functions to other real estate professionals, such as property managers. The residential rental ownership market is highly fragmented, with the 50 largest owners of multi-family apartment complexes owning approximately 10% of all apartment rental units in the United States.

  . Property Managers. Property managers are typically responsible for leasing available rental units, collecting rents, and maintaining the property. Property managers typically manage a number of apartment complexes, and will employ third party leasing agents to assist them with the leasing function. The property manager market is also highly fragmented, with the 50 largest property managers, many of whom also own their properties, managing approximately 10% of all apartment rental units in the United States.

   Buy and Sell a Home. Because of the complexity and size of the purchase or sale transaction, consumers buying or selling a home typically rely upon a series of professionals, including real estate agents and ancillary service providers, such as mortgage brokers, title agents, escrow agents, attorneys, inspectors and appraisers. These professionals and ancillary service providers offer products and services, such as mortgages, title insurance, credit reports, appraisals and inspections, that generated in excess of $49 billion in transactional fees in 1998.

   Move. Every time consumers buy, sell or rent a home, they need assistance with various relocation related services, such as insurance and moving supplies and services. We estimate that consumers spend over $100 billion each year for home and apartment moves including moving services and related product purchases. In addition, real estate transactions often lead to significant lifestyle changes for consumers, including changing neighborhoods, schools, shopping malls, banks, grocers, cleaners and other retail relationships. As a result, consumers need information about the wide range of available product and service alternatives relating to all aspects of their relocation.

   Maintain and Improve a Home. Ownership represents the longest portion of the home and real estate life cycle. Homeowners purchase a large number of household and home related products including furniture, appliances, hardware and supplies. During this phase of the home and real estate life cycle, homeowners also require a number of ancillary services, relating to such activities as home maintenance and repairs, refinancing, remodeling and landscaping. Each year, approximately 25 million homeowners undertake some type of home improvement project. As a result, homeowners are continuously seeking sources of information to assist them in locating providers of these products and services.

   Challenges in the Real Estate Market

   Every participant in the home and real estate life cycle faces a unique set of challenges:

   Home Buyers. In order to dispel the fear of purchasing the wrong home or paying too much for a home, consumers must be assured that they have considered all available options. Therefore, home buyers require an extensive amount of information and several decision tools to help bolster confidence during the home buying process. To make an informed decision, consumers need access to a comprehensive listing of homes for sale and require information about specific neighborhoods and listed prices of comparable homes for sale in a given geographic location.

   Once a home has been selected, consumers must consider a broad range of related services, including mortgage, title, escrow, insurance, moving and relocation services as well as remodeling alternatives. As a result, consumers are continually searching for additional information and resources to assist them in every aspect of the real estate transaction and need a comprehensive, convenient and integrated source of information that assists them in each step of the process.

   Real Estate Agents and Brokers. Real estate agents and brokers depend on attracting and retaining customers in order to generate increasing numbers of transactions. Due to its size and complexity, it is not uncommon for the real estate transaction to take several months to complete. As a result, the job of real estate agents and brokers is complicated by a variety of factors. Therefore, real estate agents and brokers are looking for additional opportunities to market their services, become more productive and compete more effectively for transactions. In addition, they seek greater efficiency in disseminating information to their prospective clients and are looking for tools that can help them streamline their current practices.

   Home Builders. Home building and real estate professionals who focus on new homes and new home developments also depend on attracting and retaining customers in order to sell new properties in a timely

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manner. However, home builders have not developed an infrastructure similar to an MLS to aggregate, update and share data regarding available inventory. Nor do they have the infrastructure to communicate this information to potential buyers. As a result, home building and real estate professionals continue to seek new ways to market their products and services and inform prospective home buyers of the availability of new properties.

   Renters, Property Managers and Owners. To make an informed decision, renters need access to comprehensive information about available rental units, specific neighborhoods and rental prices in a given geographic location. Because of the high turnover rate in rental units, property managers and owners must regularly attract new tenants to minimize their vacancy rates. We estimate that approximately $1.8 billion was spent in 1998 to market apartments and rental homes. The rental market has not developed a central repository for comprehensive listings accessable by potential renters nationwide and property managers and owners are continuously seeking to market their available units in a cost-effective manner.

   Contractors and Home Improvement Specialists. Similar to home buyers, consumers who are looking to remodel or improve their homes require information and decision making tools that enable them to feel confident the work will get done right. They need access to comprehensive information about different remodeling options and the related costs, as well as help in finding specialists to provide the needed services. Contractors and home improvement specialists look to provide guidance and quality work, ideally leading to a long-term relationship with the homeowner. These contractors and specialists would benefit from a centralized location where they could advertise their offerings to a targeted group of consumers who are actively engaged in searching for the types of services they offer.

   Ancillary Service Providers. Consumers require a variety of products and services throughout the home and real estate life cycle. The real estate transaction provides service providers and retailers the opportunity to target consumers at a time when they are shifting their buying patterns. Providers and retailers of these products or services need an effective mechanism to reach consumers who are most interested in their offerings. Ideally, these providers of products and services would have a centralized location where they could advertise their offerings to a target group of consumers who are engaged in the real estate process.

   The Internet and Real Estate

   The emergence and acceptance of the Internet is fundamentally changing the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. Because of its size, fragmented nature and reliance on the exchange of information, the real estate industry is particularly well suited to benefit from the Internet. The real estate industry currently spends $3.5 billion a year on advertising and print media. Traditional sources of advertising and print media, including classifieds and other off-line sources, are not interactive and are limited by incomplete and inaccurate data that is local in scope and is typically disseminated on a weekly basis. These traditional sources also lack content that can be searched based on specified terms, a centralized database of information and the ability to conduct two-way communications. The Internet offers a compelling means for consumers, real estate professionals, home builders, renters, property managers and owners and ancillary service providers to come together to improve the dissemination of information and enhance communications.

   Homestore.com

   We are pioneering the use of the Internet to bring the real estate industry online and enabling real estate industry participants to benefit from the Internet. We currently operate the most frequently visited home and real estate-focused family of web sites, including Homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com, Remodel.com and Homefair.com, based on the number of our users, the time users spend on our web sites and the number of listings. Our family of web sites allows searches of information that previously had never been compiled as comprehensively in a single location. The principal benefits of our advertising products and services include the following:

   Comprehensive Source of Real Estate Listings. Our family of web sites provides the most comprehensive source of real estate listings on the web. As of November 30, 1999, of the 1.45 million homes that we estimate are listed for sale in the United States, our REALTOR.com web site had listings for over
1.35 million.

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As of November 30, 1999, we aggregated information on over 120,000 new homes for sale and planned developments throughout the United States on our HomeBuilder.com web site. We also provide comprehensive rental property related listing information through our SpringStreet.com web site, which included listings for over 45,000 properties as of November 30, 1999.

   Key Industry Relationships. We have a number of relationships with key real estate industry participants. We believe that none of our competitors has as many comparable relationships. Under our agreements with the NAR and NAHB, we operate their official web sites and we receive preferential promotion in their marketing activities. We also have content relationships under which parties have given us the right to display their property listings on our web sites for a period of time with approximately 70 of the 200 largest brokers in the United States through our Broker Gold program, nine of the ten largest home builders in the United States, each of the six largest real estate franchises and over 750 of the approximately 800 MLSs in the United States. Under our Broker Gold program, which was completed in February 1999, participating real estate brokerage companies agreed to provide us with their real estate listings for posting on the Internet on a national basis and not to any of our direct competitors. These brokers signed written agreements with us to provide us the real estate listings over which they have control for a period of up to two years. They also agreed to use all reasonable efforts to cause their employees and agents to provide us with their listings on an exclusive basis. The brokers are permitted to display their listings on their own web site. In exchange these brokers also purchased shares of our stock and warrants at that time. In addition, we are the only site endorsed by the remodeling industry's two leading professional organizations, the NAHB Remodelors Council and the NARI, together representing more than 100,000 contractors and home improvement specialists. Our close working relationships with these organizations allow us to keep pace with the complicated and evolving real estate industry. In order to draw additional traffic to our family of web sites, we also have distribution agreements with the following Internet portals: America Online, Excite@Home and Go Network/Infoseek.

   Provide Comprehensive Set of Products and Services for Consumers. We provide consumers with access to accurate and timely nationwide listings and to real estate professionals and home services providers. Through our family of web sites, consumers can easily search through substantial amounts of information at all stages of the home and real estate life cycle. For example, we provide decision support information and tools, such as calculators and worksheets for helping to select financing options and information about specific neighborhoods, directories of real estate professionals and home services providers. We believe that providing consumers with a comprehensive and integrated information source for each stage of the home and real estate life cycle allows them to be better informed and feel more confident about their home decisions.

   Enable Industry Professionals to Benefit from the Internet. Our services allow real estate professionals and home service providers to utilize the Internet to expand and grow their customer base. We design and maintain personal home pages for real estate professionals and home service providers. Real estate professionals can also have their listings displayed with detailed information about a property and can have links from their real estate listings to their personal home page. Through the reach of our family of web sites, real estate professionals can significantly increase their visibility among prospective buyers and sellers, especially those outside of their region. In addition, we believe buyers and sellers that have used REALTOR.com to research their real estate transaction prior to selecting a real estate professional are more likely to reach an informed purchase or sale decision in a shorter period of time. Similarly, we offer home services providers their own personal web pages promoting their services to a targeted audience.

   Provide Attractive Demographic for Advertisers and Service Providers. Our family of web sites draws an attractive target audience for advertisers and providers of real estate-related products and services. Because we attract consumers interested in real estate near the time of a transaction, we provide businesses with an efficient way to find and communicate with potential customers. In addition, our audience tends to use our family of web sites for extended periods of time. According to Media Metrix, in November 1999, the average time spent per visit to REALTOR.com was 14.4 minutes, ranking it fifth among the top 250 web sites as measured by the number of unique visitors, or individual Internet users who visited our web site at least once during the month.

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   Our Business Model Provides Multiple Revenue Opportunities. Our business model is designed to support continued growth in the utilization of the Internet as a tool for all phases of the home and real estate life cycle. We currently generate revenues from selling our advertising products and services to a number of different types of real estate industry participants, including agents and brokers, home builders, rental property owners and other advertisers.

Our Strategy

   Our objective is to extend our position as the leading destination for home and real estate-related information on the Internet. The key elements of our strategy include:

   Enhance Our Real Estate Content and Data. We will continue to focus on connecting consumers and professional service providers by increasing the content and relevant data available on our family of web sites. To achieve this objective, we will seek to increase the number of new and existing homes and rental properties listed on our family of web sites and we will also display additional real estate related content.

   Increase Usage of Our Family of Web Sites. We seek to increase the number of people using our family of web sites as well as the amount of time they spend there. To expand our user base, we plan to strengthen our existing distribution arrangements with Internet portals to apply across our family of web sites. We also intend to pursue distribution relationships with other high traffic web sites and web sites offering home and real estate-related services. We also expect to significantly increase our marketing efforts in traditional media, such as newspaper advertisements, radio and television promotions. We also intend to add features and content to our web sites designed to encourage users to spend more time on our web sites.

   Continue to Pursue Relationships with Real Estate Industry Professionals. We believe that our relationships with key real estate industry participants, such as the NAR, the NAHB, MLSs, the NAHB Remodelors Council, the NARI, brokers, builders and agents, provide us with a distinct competitive advantage. These relationships provide us with opportunities to market our services to their members. These relationships also allow us to provide consumers with comprehensive information and resources related to all aspects of the home and real estate life cycle, such as real estate listings and neighborhood information, directories of REALTORS and real estate news. We plan to pursue additional or broader listing and marketing relationships with key industry participants.

   Continue to Develop and Extend Our Brand Recognition. As more consumers and real estate professionals utilize the Internet for their real estate needs, we believe that brand awareness will provide us with a significant competitive advantage. We plan to expand our marketing efforts with advertising campaigns in traditional media as well as on the Internet in order to build greater recognition for our family of web sites.

   Incorporate Emerging Internet Technologies. We believe the evolution of the Internet will provide us with the opportunity to move more home and real estate-related information and activities onto the Internet. For example, earlier this year we introduced 360 degree panoramic video "tours" of homes listed for sale and plan to offer REALTORS the enhanced ability to update their property listing information, such as photos and text descriptions, from their computer desktop. We also plan to incorporate new Internet technologies which we believe will help us provide enhanced functionality and increase overall ease-of-use of our family of web sites. We believe that continuing to incorporate enhanced functionality will be a key element in increasing traffic and time spent on our family of web sites.

Products and Services

   We offer a family of web sites including Homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com, Remodel.com and Homefair.com.

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  Homestore.com

   Homestore.com is a gateway to our family of web sites providing links and general information relating to each of our other web sites.

   REALTOR.com

   Our primary site, REALTOR.com, enables potential home buyers to browse, free of charge, from our searchable database of over 1.35 million homes as of November 30, 1999. We have content arrangements with over 750 of the approximately 800 Multiple Listing Services across the United States to provide the listings for REALTOR.com. Our property listings typically provide information that is significantly more detailed and timely than that included in alternative media channels, such as newspaper classified advertisements. Many of these listings are from MLSs that have agreed to provide listings exclusively to us for publication on the Internet. A Multiple Listing Service operates proprietary networks that provide real estate professionals with listings of properties for sale and are regulated by a governing body of local brokers and/or agents. We receive the balance of our listings on REALTOR.com from real estate brokers. We do not provide "for sale by owner" listings, as this is prohibited under terms of our agreement with the NAR.

   Additionally, REALTOR.com provides decision support tools, such as mortgage calculators and finance worksheets, information concerning the home buying and selling process and features that aid users in evaluating the attributes of particular neighborhoods or geographic locations.

   Consumer Products

   Our consumer products are offered free to REALTOR.com visitors and are designed to help them throughout the home and real estate life cycle. REALTOR.com has sections representing the various stages of the home and real estate life cycle, including Getting Started, Buying, Selling, Offer/Closing, Moving and Owning. For example, at the beginning of the home and real estate life cycle we offer Find a Home, Find a Neighborhood and Personal Planner. In addition, we offer information and tools regarding mortgages and home affordability as well as a specific guide to the home buying process. When users have made their home selection, they can find information about the offer process, applying for a loan, closing the purchase or planning the move. As homeowners, users can find information about remodeling, refinancing and other aspects of owning a home. When users are ready to sell their home, they can use Find a REALTOR to find information regarding relocation planning, pricing, accepting an offer and closing the sale. In addition, while they are in the process of selling their homes, sellers can use our Find a Home, Find a Neighborhood and Personal Planner tools to begin the search for their next home. At all stages, users can visit our Resource Center, for links to a wide variety of real estate information such as moving services, insurance, home improvement and appliances.

   Find a Home. Our Find a Home feature allows potential home buyers to search our database of home listings. The user selects a geographic region or a specific MLS property identification number. The user can refine the home search by selecting neighborhood and home characteristics. Our search engine returns a list of homes ranked by their conformity to the users' search criteria. The search results provide pictures of the homes, if available, descriptions of the properties, the name and contact information of the agent that represents the home seller and, for certain homes, virtual tours. For agents and offices purchasing our iLead products, the consumer's search results also provide a direct link to their personalized web site displaying each property listed by the agent or office.

   Find a REALTOR. Our Find a REALTOR feature allows a user to contact a REALTOR to buy or sell a home in a given geographic area. The user can search our Yellow Pages Directory for REALTORS who specialize in the cities or zip codes specified by the user. Users can also search by keyword and/or by office name or name of the REALTOR. Our Yellow Pages Directory provides a list of REALTORS meeting the search criteria, which includes a link to each REALTOR's home page, their office name, phone and fax numbers, their e-mail address and a brief description of their specialty. We also have a White Pages Directory listing all REALTORS.

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   Resource Center. Our MarketPlace area provides potential home buyers access to ancillary services that can be helpful at all stages of the home and real estate life cycle. The services consist of:

  . moving services, such as self-storage by Storage Locator, change of address by Change My Address and moving tools by Homefair;

  . home improvement services, such as Improvement Center at Home Depot, Tool
    Dictionary by Sierra Home and Improvement Encyclopedia by Sierra Home;

  . insurance services, such as title insurance by Stewart Title;

  . finance center, such as calculators from Quicken.com, employment by Monster.com, interest rate information from Bankrate.com and credit reports by Qspace;

  . furniture and appliances, such as appliances by Whirlpool, furniture by Cort and furniture and window coverings by JC Penney; and

  . home and family, such as child and elderly care by CareGuide, health and wellness by WebMD and bookstore by Amazon.com.

   Through MarketPlace, companies can sponsor new services and buy targeted advertising for their products and services.

   Find a Neighborhood. Our Find a Neighborhood feature enables users to locate desired neighborhoods by searching information such as quality of schools, crime rate, average home cost, and urban/rural profiles. Once a profile has been established, our search engine returns a map ranking geographic areas according to the user's criteria.

   Personal Planner. Users can use our Personal Planner feature to save search results, search criteria, and articles and related content from all areas of REALTOR.com. Users can create their Personal Planner account by registering their e-mail address and can choose to be notified via e-mail whenever new listings match their saved search criteria.

   Advertising Products and Services for Real Estate Professionals

   i-Lead. i-Lead, our primary offering for the REALTOR, is a personalizable multi-page web site that links a REALTOR's professional biography and their inventory of listings to their web page. This advertising product is sold on an annual basis. The charge for this advertising product can vary based on the features selected for the REALTOR's web site. The web site and property listing pages can contain:

  . customized textual descriptions and banners on the REALTOR's listed properties;

  . multiple photographs of the properties;

  . a personalized voice message from the REALTOR;

  . the REALTOR's professional information, including name, photograph, telephone number, significant accomplishments and mailing and e-mail addresses; and

  . the REALTOR's listing in our Yellow Pages Directory, which is linked to Find a REALTOR.

   i-Lead Office. i-Lead Office is targeted to individual real estate brokerage offices. i-Lead Office provides real estate brokers the opportunity to have their entire inventory of real estate properties linked to the office's personalizable web site, whether or not their agents purchase our i-Lead product. The agents of the broker are listed on its web page with i-Lead subscribers receiving placement above those who do not use i-Lead. An embedded link to an office's web address is also available as an upgrade to i-Lead Office users, as well as the display of their office logo on every one of their listings for the entire year. i-Lead Office subscribers are also listed in our Yellow Pages Directory of REALTORS. This advertising product is sold on an annual basis.

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   One Place. One Place integrates i-Lead with an interactive voice response system, linked to a pager network. With One Place, REALTORS are immediately paged when a potential home buyer or seller inquires about a specific house. In addition, if the buyer sees the telephone number on the "for sale" sign posted in front of the property and calls the interactive voice response system, the REALTOR is also paged. The pager message includes a display of the caller's telephone number and specific property information, which allows the REALTOR to respond instantaneously and knowledgeably to interested consumers. One Place is sold on an annual subscription basis, plus additional upgrades. One Place is typically sold to brokers with at least 100 real estate professionals and/or brokers who commit to obtaining a minimum agent participation rate.

   HomeBuilder.com

   HomeBuilder.com is our web site focused on builder information, including new homes, subdivisions and developments. We have developed a nationwide listing of builders' models, newly built homes, and housing plans, which we aggregate directly from builders and organize in a similar fashion to listings on REALTOR.com.

   Consumer Products

   HomeBuilder.com, like REALTOR.com, allows potential home buyers to browse, free of charge, through our searchable database of new homes. Many of the features available on the REALTOR.com web site, such as mapping and community profiles, are also available on HomeBuilder.com. The site's Lead Generation Program allows consumers to send the builder detailed requests via electronic mail or facsimile for information on each property. Potential buyers can search for new homes using the following features:

   Find a New Home. Our Find a New Home feature allows potential home buyers to search our database of new homes using criteria they select. A user initiates a search by selecting Find a New Home on the HomeBuilder.com home page and may refine the search by geographic location.

   Market Level Searching. Users may search listings of models, newly built homes and housing plans within a market as follows:

  . New Homes. This feature enables the user to search by geographic location with individual home details such as price, square footage and number of bedrooms and bathrooms. Users can view other details about the home such as the floor plan, elevation and picture along with maps, school information and other demographic data pertaining to the community. A text link from the builder's name to its web site is also available.

  . Builders. This feature enables users to search within the market for homes built by a particular builder. The search offers the same criteria as the New Homes search. By clicking on the builder's name, the user can view a detailed list of the selected builder's homes.

  . Custom Builders. This search produces a list of custom builders within a specified geographic region. The list includes the name and phone number of the builder, the price range of the builder's homes and a text link to view the builder's inventory. Links to the builders' web site are also available.

  . Real Estate Agents. This search enables users desiring to find a REALTOR to assist them in their new home search in a specified geographic area. After entering search criteria, the results display a list of agents by real estate office. By clicking on the agent's name, users go to the selected agent's home page. Links to real estate offices are also available.

   Professional Basic Services Package. We collect, store and display the builder's information and train the builder's salespeople how to respond to sales leads generated from the Internet. This advertising product is sold on a monthly or annual basis.


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   Our Basic Services Package includes the following:

  . collection, entry and periodic updating of the builder's inventory of models, newly built homes and floor plans and community information;

  . scanning and entry of the builder's floor plans, elevations and available pictures;

  . display detailed property profiles with floor plans, descriptions, mapping, photographs, specifications, elevations and virtual tours;

  . participation in our Home Builder Lead Generation Program;

  . direct links to the builder's web sites and home pages through our Builder Link feature; and

  . advertising banners with direct links to the builder's web site.

   SpringStreet.com

   On our SpringStreet.com web site, potential renters have access to rental property listings, free of charge, just as home buyers have to sale listings on our REALTOR.com and HomeBuilder.com web sites. Potential renters can access listing information from more than 45,000 properties located in over 6,000 cities nationwide. Users can develop their own lists of favorite properties and store them on the site. They can also access our information resource center which is designed to help make the relocation process easier, and includes information relating to moving services, renter's insurance, furnishings, and local content and statistics about a user's new neighborhood. In addition, users can build and develop customized moving checklists, store them on our site and receive reminders from us by electronic mail as each item on the checklist is triggered over time.

   SpringStreet.com, like our REALTOR.com and HomeBuilder.com web sites, generates revenues primarily from advertising products and services offered to real estate professionals. These products are targeted to property owners who operate their own rental properties and to property managers. In addition, we sell to other advertisers Internet banner advertising and sponsorships on SpringStreet.com.

   Properties listed on our web site include large multi-family apartment complexes as well as smaller properties.

   Multi-Family Apartment Complexes. SpringStreet.com offers property owners and managers of multi-family apartment complexes the opportunity to list basic rental information free of charge. Basic listing information is a text-based presentation of information which summarizes rental listings in a manner similar to that which might be found in a local listing publication. We also offer enhanced features to owners and managers for a monthly subscription fee. These enhanced features can include:

  . color photos and detailed property and rental unit descriptions for all unit types, including monthly rental ranges;

  . premium placement of listings at the top of rental search results returned, as well as links to an owner's or manager's web page;

  .  maps and driving instructions to the property;

  . inquiries from renters inquiring about specific properties sent by electronic mail; and

  .  detailed monthly reports of web page and lead activity.

   Single Family Homes. Owners of individual units or small buildings listed with a REALTOR, and in some areas other real estate professionals, can list their available rental units with the individual unit listing service. The owner completes a form which contains up to 24 standard features about the unit and its amenities. The owner can also designate special amenities about the unit and have a photo of the unit posted for an additional fee. We offer these services on a subscription basis.


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   We also sell Internet banner advertising and sponsorships on the
SpringStreet.com web site to advertisers other than property owners and property managers, and offer a fee-based consumer service. The consumer service allows consumers to receive access to less widely disseminated rental listings in markets where vacancies are very low, such as in New York City, San Francisco and Seattle.

   Remodel.com

   Remodel.com, a comprehensive home improvement and maintenance site, is designed for consumers seeking qualified professionals, do-it-yourselfers and home service professionals. It enables users to find local, qualified professionals through an extensive Find a Remodeler database. It also enables professionals, for a fee, to purchase a customized web site linked to Remodel.com and qualified lead referrals.

   Remodel.com also features the following content areas:

     Finance Center. Consumers can access information to help in the planning and budgeting phase of their remodeling project. Consumers can research local lenders in Find a Lender where they can view daily interest rates and use interactive calculators to help them make informed financial decisions.

     Room Designer. Users can use Room Designer to interactively design their ideal floor plan, from room dimensions to furniture selection. Consumers can rotate furniture 360 degrees or change the size, style or color of the furniture. They can also change the room size and layout with the push of a button.

     Project Calculators. Our Project Calculators help consumers plan and budget for a wide variety of the most common home improvement projects, including wallpapering a room, carpeting a room, painting and insulating.

     How-To Guides. These guides cover various aspects of renovation such as plumbing, electrical, decks, phone and yard structures. A Tool Dictionary aids individuals in differentiating various tools for their home improvement projects.

     The Featured Articles. This section includes interviews with celebrities about their remodeling projects and chronicles real homeowners' remodeling projects. The section also contains articles on home maintenance, repair and decorating written by industry experts.

   Homefair.com

   Homefair.com provides interactive tools, calculators and reports from our proprietary databases of information. These resources provide consumers considering moving to a new location with the information they need most to make decisions on whether to move, where to move, how much it may cost to move and how to make the move less stressful and more successful. In addition, Homefair.com content is syndicated to over 2,000 other web sites. These web sites promote Homefair.com in a co-branded environment, extending the reach of our content.

   Interactive Tools and Calculators. Homefair.com offers a variety of interactive tools and calculators, the most popular of which are:

  . The Salary Calculator, which compares cost of living differences in thousands of U.S. and international cities;

  . The Moving Calculator, which offers instant estimates on shipping household goods;

  . The Relocation Wizard which prepares a custom timeline to help users plan their move; and

  . The Lifestyle Optimizer, which allows users to rank cities according to their statistical preferences.

   In-Depth Reports. Homefair.com provides in-depth reports compiled from proprietary research databases. The City Reports detail demographic, crime and lifestyle information on over 1,200 U.S. cities. The School Report provides in-depth information on over 83,000 public schools.

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   Full-Service Customer Support Center. Homefair.com provides relocation assistance for consumers and professionals via an off-line support center. Trained relocation specialists work with consumers on an individual basis to coordinate useful services for all facets of the moving process, including pre-move, active move, and post-move services.

   Other Advertising Services

   We currently offer the following traditional Internet advertising options on our family of web sites that may be purchased individually or in packages:

   Banner Advertising. Advertisers can purchase banner advertisements on various content areas of our family of web sites to reach consumers interested in specific regions or in specific products or services relating to the home and real estate life cycle.

   Sponsorships. Sponsorships allow advertisers to maximize their exposure on our family of web sites by featuring fixed "buttons" or other prominent placements on certain pages to gain fixed positions on our sites and present a user with the opportunity to click-through directly to their site. Sponsorships are typically sold for a fixed monthly fee over the life of the contract and may include other advertising components such as content or banner advertisements.

   Content Centers. Advertisers can sponsor a page of content featuring their products or services or purchase pop-up ads that appear in a new window when the user enters the MarketPlace Resource Center. Typically, these advertisers pay us a monthly fee to sponsor the content page. These arrangements usually have a duration of six to twelve months. We also offer Finance Centers and other content areas on our sites on which advertisers can purchase banner advertisements or sponsorship buttons. We typically charge premium rates for placement in these areas because of the targeted nature of their content. Our operating agreement with the NAR contains limitations on the types of advertisers from which we can accept advertising for the real estate listings pages as well as the manner in which advertisements can be displayed on the REALTOR.com web site. Our agreement with the NAHB also contains limitations on the types of advertisers from which we can accept advertising for the HomeBuilder.com web site.

Real Estate Industry Relationships

   We have relationships with a number of important participants in the real estate industry. These include our relationships with the NAR, the NAHB, the NAHB Remodelors Council, the NARI, our content relationships with brokers, homebuilders and MLSs and our marketing relationships with major real estate franchises.

   National Association of REALTORS. The NAR is the largest trade association in the United States that represents real estate professionals. We have an exclusive agreement with the NAR to operate REALTOR.com as well as a license to use the "REALTOR.com" domain name and trademark and the "REALTORS" trademark. As a result of our close relationship with the NAR, we are also featured prominently for Internet-based REALTOR services in the NAR's marketing activities, conventions and conferences.

   We are required to make quarterly payments to the NAR in 2000 and each year after 2000 as follows:

   We must pay the NAR annually the lesser of:

  . 5% of RealSelect's operating revenues; or

  . 15% of RealSelect's operating revenues less the percentage of our operating revenues paid to the real property listing providers described above.

This royalty payment is reduced by 2% to the extent earnings before interest and taxes are less than 10% of revenue, for that quarter.


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


We must also pay the NAR an annual royalty equal to the lesser of (1) 5% of SpringStreet.com's rental site's operating revenues and (2) 15% of the rental site's operating revenues multiplied by the percentage of our rental property listings provided by REALTORS less the percentage of our operating revenues paid to rental property listings providers. For a discussion of the other terms of our agreements with the NAR, please see pages 73 through 77.

   National Association of Home Builders. The NAHB is the largest trade organization of home builders in the United States. In 1998, we entered into an agreement with the NAHB under which we became the exclusive provider of Internet real estate related listing services to the NAHB and its members. We also participate in their national trade shows.

   Under our agreement, the NAHB agreed it would not engage in types of activities that are competitive with HomeBuilder.com during the term of the operating agreement and for the one year period after the agreement terminates it would not:

  . engage in the electronic display, other than through analog television, of advertisements for new residential property;

  .  develop, maintain or house home pages for members of the NAHB; or

  . create Internet sites for persons affiliated with the sale or marketing of new residential real estate.

This agreement expires in June 2003 and automatically renews for successive one year periods. However, starting in June 2000, the NAHB can terminate the agreement at any time, for any reason if it provides us with six months' prior notice. For a discussion of the other terms of our agreements with the NAHB, please see pages 77 and 78.

   National Association of Home Builders Remodelors Council and National Association of the Remodeling Industry. In September 1999, we extended our agreement with the NAHB to include the NAHB Remodelors Council. They have agreed to exclusively endorse and market Remodel.com, as it relates to:

  .  the electronic display of their members on the Remodel.com web site;

  .  web sites and home pages for remodeling contractors and manufacturers;
     and

  .  the provision of leads to contractors.

   In July 1999, we entered into an agreement with the NARI under which Remodel.com is the sole officially-endorsed web site of the NARI, as well as the exclusive provider of web sites, home pages and electronic mail services. In addition, the NARI membership database is displayed on Remodel.com. The NARI is a not-for-profit national trade association with nearly 6,000 member companies and more than 60 chapters representing professionals in the remodeling industry. This agreement expires in September 2006 and can be extended for an additional five-year term upon mutual agreement.

   Multiple Listing Services. As of November 30, 1999, we had agreements with approximately 750 of the approximately 800 MLSs. These agreements allow us to aggregate and display the MLS's property listings on our REALTOR.com web site. As of that date, these agreements gave us access to over 1.35 million of the approximately 1.45 million homes that we estimate are listed nationally. We have exclusive national Internet listing rights in key real estate markets such as Boston, Cleveland, Dallas, Denver, Philadelphia and St. Louis. We also have agreements in many key markets including Chicago, Detroit, Long Island, many portions of the greater Los Angeles area, many portions of the New York City metropolitan area, Pittsburgh and Washington, D.C under which the respective MLSs agreed to promote REALTOR.com as its preferred Internet site. Under each of these agreements, the MLS gives us the right to display their property listings for an agreed to period of time. In exchange, we pay each MLS royalties based on revenues received from banner advertisements sold on our web site pages that contain listings from those MLSs. In addition, we pay royalties based on any revenues received from advertising products and services, such as customized web pages, sold to that MLS's members. These royalty rates range from 10% to 12% of these revenues.

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

   Residential Franchisers. We have agreements with each of the six major residential franchisers--Century21; Coldwell Banker; ERA; RE/MAX; GMAC Home Services, formerly Better Homes and Gardens; and Prudential, which together represent over 300,000 real estate professionals in over 17,000 offices. These agreements are marketing relationships and typically provide that Homestore.com will be featured as the real estate franchise's preferred vendor of Internet products and services to its members. In many cases, we agree to operate a web site for these companies. These agreements have terms of varying lengths, from two to five years. In addition, these agreements typically provide that the broker franchise will receive a royalty based on a percentage of sales of our advertising products and services, such as customized web pages, to its members.

   Real Estate Brokers and Agents. We have relationships with approximately 70 major brokers which allow us to exclusively list their properties on the Internet on a national basis. The brokers gave us the right to display their property listing for an agreed to period of time. Brokers who participated in our Broker Gold Program agreed to do so on an exclusive basis and also purchased shares of our preferred stock, common stock and warrants to purchase common stock. We do not make any payments to these brokers. We also operate over 100 web sites for brokers not affiliated with the major residential franchisers. We market to these group's members and promote our products and services in their publications and at their conferences.

   Home Builders. We have agreements with nine of the ten largest home builders in the United States including Centex, Pulte Home, The Ryland Group and US Home. These agreements allow us to aggregate a large number of new home listings on a national basis.

   You should read the risk factors on pages 8, 9 and 10 which more fully describe risks relating to many of these relationships in more detail.

Sales and Marketing

   An important element of our business strategy is to build brand recognition around our family of web sites and our products and services.

   Consumer Marketing. We employ a variety of methods to promote our brands. In addition to our distribution arrangements with a number of web portals and our online advertising efforts, we have an internal public relations staff. We also engage in other off-line advertising efforts, such as advertisements in targeted real estate industry publications, on radio and television stations and in other traditional media. The NAR currently highlights REALTOR.com in its television commercials as part of its ongoing consumer awareness campaign. We also conduct focus group studies, consumer surveys and usability testing to help us in designing new products and services.

   Real Estate Professional Marketing. Our sales and marketing group markets our advertising products and services to the real estate professional market, including residential and commercial REALTORS and home builders. With our relationships with leading trade organizations, as well as our relationships with major real estate franchisers and brokers, we market to these group's members and promote our advertising products and services in their publications and at their conferences.

   In addition to our advertising campaigns, our sales force is involved in our marketing process. Our account executives host office-based seminars and events coordinated with local real estate associations. We also promote our advertising products and services in local real estate professional publications and at real estate conventions and functions.

   Web Portals. We believe that our Internet distribution relationships are an important means of generating traffic on our family of web sites and building brand recognition. For example, we have an agreement with America Online which provides that our branding and content will be placed within primary real estate related areas on AOL.com, CompuServe, America Online's Digital City and America Online's proprietary service and that we will receive a number of guaranteed impressions. We also have distribution agreements with other Internet portal sites, including Excite@Home and Go Network/Infoseek. These agreements typically provide that

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

our web sites will, for a fee, be featured through links on portions of these portals and affiliated portals dedicated to real estate. Often we provide customized versions of our web sites to these web portal sites in exchange for featuring our web sites and sharing advertising revenues. These agreements typically require us to pay a significant annual fee for these arrangements.

   Advertising. A group of our sales and marketing staff focuses on selling traditional Internet advertising, such as banner advertising, on our web sites. In instances where we develop co-branded content for a web portal site, the portal's internal sales force is typically responsible for selling advertisements on the co-branded areas. Under our advertising agreement, America Online will act as our exclusive advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this arrangement, America Online has agreed to pay us minimum quarterly payments, subject to adjustments based on the number of page views delivered on these web sites.

   Since January 1, 1997, more than 130 companies have purchased advertising on our family of web sites. Norwest, GMAC, General Motors, Home Depot, IBM, Kmart and Stewart Title have each purchased in excess of $100,000 of advertising on our family of web sites since January 1, 1997. No single advertising customer accounted for more than 10% of our total revenues for any period.

Product Development

   We believe that it is important for us to continually enhance the performance of, and features on, our family of web sites. Our development team is focused on developing products and services for consumers and real estate professionals that differentiate us from our competitors. We seek to maintain and enhance our market position by building proprietary systems and features, such as search engines for real estate listings and the technologies used to aggregate real estate content. We expect that enhancements to our family of web sites and to our products and services will come from both internally and externally developed technologies.

   Our current development activities relate to improving the functionality and performance of our family of web sites, enhancing the ability of our sites to handle larger numbers of users, and extending our custom developed web sites and other advertising products and services, as well as the development of web sites supporting new business opportunities. Future delays or unforeseen problems in these development efforts could delay the introduction of new products, services or features on our family of web sites.

   Our market is characterized by rapid technological developments, new products and services and evolving industry standards. We will be required to continually and timely improve the performance and features of our products and services, particularly in response to competitive offerings. If we do not develop new features, products or services in a timely manner or if our introductions are not commercially successful, our web sites and products and services might not be as attractive to consumers or real estate industry professionals. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or standards or other technological changes could render our products and services obsolete.

Infrastructure and Technology

   Our family of web sites is designed to provide fast, secure and reliable, high-quality access to our services, while minimizing the capital investment needed for our computer systems. Our systems supporting our family of web sites must accommodate a high volume of user traffic, store a large amount of listings and other related data, process a significant number of user searches and deliver frequently updated information. Any significant increases in these could strain the capacity of our computers, causing slower response times or outages. We intend to pursue the development of a duplicate web site for each of our web sites' server computers to be located at a third party service provider in order to help insure maximum disaster recovery and business continuity. We host our Homestore.com, REALTOR.com and Remodel.com web sites in Thousand Oaks, California and custom broker web pages in our Milwaukee, Wisconsin facility. Our HomeBuilder.com web site is located at a third party's facility in Dallas, Texas. The SpringStreet.com web site is located in San Jose, California and our

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


Homefair.com web site is located in Phoenix, Arizona. Because substantially all of our computer and communications hardware for each of our web sites is located at one location, our systems are vulnerable to fire, floods, telecommunications failures, break-ins, earthquakes and similar events. You should read the risk factors on pages 17 and 18 which more fully describe risks relating to our computer infrastructure and technology.

Customer Care

   Our success depends in part on our ability to provide efficient and personalized customer support for the real estate professional and the consumer. Our customer support process has been designed to have a member of our staff respond to customer calls in person. We believe this is critical as typical real estate professionals primarily work outside of their offices and are difficult to reach. We have also developed a call tracking system to provide personalized and timely customer care. In addition, customer care representatives respond to inquiries on how to update and edit a real estate professional's web page. They also accept inquiries from real estate professionals by electronic mail and attempt to answer them within 24 hours.

Competition

   We believe that the principal competitive factors in attracting consumers to our family of web sites are:

  . the total number of listings and the number of listings for the consumer's specific geographic area of interest available on our web sites;

  . the parties with which web site operators have listing, marketing or distribution relationships;

  . the quality and comprehensiveness of general real estate related, particularly home-buying, information available on our web sites;

  . the availability and quality of other real estate related products and services available through our web sites; and

  .  the ease of use of our web sites.

   We believe that the principal competitive factors in attracting advertisers, content providers and real estate professionals to our family of web sites are:

  .  the number of visitors to our web sites;

  . the average length of time these visitors spend viewing pages on our web sites;

  . our relationships with, and support for our services by, the NAR, the NAHB, the NAHBs Remodelors Council and the NARI; and

  . our relationships and national contracts with the major home builders and rental property owners and managers in the United States.

   Our main existing and potential competitors for real estate professionals and service providers, home buyers, homeowners, sellers and renters and related content include:

  . web sites offering real estate listings together with other related services, such as Apartments.com, iOwn, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

  . web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

  . web sites offering real estate improvement content and services such as ImproveNet;

  . web sites offering moving and relocation services such as MonsterData, Virtual Relocation, Lysias, School Match, and Move Central;

  . general purpose consumer web sites, such as AltaVista and Yahoo! that also offer real estate-related content; and

  .  traditional print media such as newspapers and magazines.

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

   Our main existing and potential competitors for advertisements may include:

  . general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

  . general purpose online services that may compete for advertising dollars;

  .  online ventures of traditional media, such as Classified Ventures; and

  .  traditional media such as newspapers, magazines and television.

   The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

Intellectual Property

   We regard substantial elements of our family of web sites and underlying technology as proprietary. We attempt to protect these elements and underlying technology by relying on trademark, service mark, patent, copyright and trade secret laws, restrictions on disclosure and other methods. We have been issued a patent with respect to the technology we use to enable searches of the real estate listings posted on our family of web sites. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

   Our REALTOR.com domain name and the REALTOR(R) trademark are licensed to us by the NAR. If we were to lose the use of these trademarks or the "REALTOR.com" domain name, our business would suffer, and we would need to devote substantial resources towards developing an independent brand identity.

   We also hold other domain names that are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

   We currently license from third parties technologies and information incorporated into our family of web sites. As we continue to introduce new services that incorporate new technologies and information, we may be required to license additional technology and information from others.

   Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

   Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention. Furthermore, other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hypertext links to web sites operated by third parties or claims based on the content on our site. These claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, might result in substantial costs and diversion of resources and management attention.


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

Employees

   As of November 30, 1999, we had approximately 1,000 full-time equivalent employees. We consider our relations with our employees to be good. We have never had a work stoppage, and none of our employees is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. None of our key personnel are bound by employment agreements that prohibit them from ending their employment at any time. Competition for qualified personnel in our industry and geographical locations is intense. We cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct our business in the future.

Facilities

   We maintain the following facilities:

                                                            Square   Lease
                                              Location       Feet  Expiration
                                              --------      ------ ----------
   Principal executive and corporate
    offices.............................. Thousand Oaks, CA 51,000    2003
   HomeBuilder.com offices............... Dallas, TX        11,500    2000
   SpringStreet.com offices.............. San Francisco, CA 16,000    2004
   Broker web site facilities............ Milwaukee, WI     16,800    2003
   Homefair.com offices.................. Fairfield, CT      3,500    2001
   Operations center and offices......... Scottsdale, AZ    14,000    2001

Legal Proceedings

   From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this prospectus we are not a party to any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

   In July 1999, Cendant Corporation filed a complaint against us claiming that we fraudulently induced it into entering the Listings License Agreement by failing to fulfill a promise to use reasonable good faith efforts to give Cendant the opportunity to invest in our company prior to our initial public offering. On October 22, 1999, we announced a settlement of the Cendant litigation, under which Cendant received 250,000 shares of our common stock and agreed to take various actions to reaffirm the various alliance agreements it has with us.

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                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding our executive officers and directors as of December 31, 1999.

          Name            Age                            Position
          ----            ---                            --------
Stuart H. Wolff, Ph.D...   36 Chairman of the Board and Chief Executive Officer
Michael A. Buckman......   52 President and Chief Operating Officer
John M. Giesecke, Jr....   38 Executive Vice President, Chief Financial Officer and Secretary
Peter B. Tafeen.........   30 Executive Vice President, Business Development
M. Jeffrey Charney......   40 Senior Vice President, Corporate Marketing and Communications
Catherine Kwong Giffen..   34 Senior Vice President, Human Resources and Administration
David M. Rosenblatt.....   34 Senior Vice President, General Counsel
Joseph J. Shew..........   34 Vice President, Finance
Nigel D. T. Andrews.....   52 Director
Michael C. Brooks.......   54 Director
L. John Doerr...........   48 Director
Joe F. Hanauer..........   61 Director
Richard R. Janssen......   50 Director
William E. Kelvie.......   52 Director
Kenneth K. Klein........   56 Director

   Our executive officers and directors are also executive officers and directors of our subsidiary RealSelect. Under the terms of our stockholders agreement for RealSelect, the NAR has the right to appoint two members to the RealSelect board of directors. The two directors of RealSelect appointed by the NAR are Mr. Hanauer and Mr. Terrence M. McDermott, Executive Vice President of the NAR.

   Stuart H. Wolff, Ph.D. joined Homestore.com in November 1996 as Chairman and Chief Executive Officer. From September 1994 to September 1996, Dr. Wolff was Vice President of Business Services at TCI Interactive and at AND Interactive, subsidiaries of TCI Communications, Inc., a cable company. Prior to his tenure at TCI Communications, Inc. Dr. Wolff was an engineer at IBM and a research scientist at AT&T Bell Labs. In 1986 he was recognized by the Japanese Ministry of Education and awarded the Monbushu Fellowship at the Tokyo Institute of Technology. Dr. Wolff received a B.S. in electrical engineering from Brown University and an M.E.E. and Ph.D. in electrical engineering from Princeton University.

   Michael A. Buckman joined Homestore.com in February 1999 as President and Chief Operating Officer. Prior to joining Homestore.com, Mr. Buckman served as Chief Executive Officer for Worldspan Travel Information Services, a worldwide travel reservation and airline support services organization, since June 1995. From January 1992 to June 1995, Mr. Buckman was Executive Vice President of American Express Company. Prior to his tenure at American Express, he was Chief Operating Officer of Lifeco Services Corporation, a travel services company, and President of the Sabre Travel Information Network, a travel distribution company. Mr. Buckman received a B.B.A. from the University of Texas and an M.B.A. from the University of Missouri.

   John M. Giesecke, Jr. joined Homestore.com in June 1998 as Vice President of Finance, was appointed as Secretary in August 1998 and was promoted to Executive Vice President and Chief Financial Officer in December 1998. From March 1994 to March 1998, Mr. Giesecke was Vice President of Corporate Controllership in charge of worldwide controllership activities for The Walt Disney Company. Prior to his tenure at The Walt Disney Company, Mr. Giesecke spent eight years as a certified public accountant with Price Waterhouse LLP, most recently as Senior Manager. Mr. Giesecke received a B.S. in business and public administration from the University of Arizona.

   Peter B. Tafeen joined Homestore.com in September 1997 as Executive Vice President of Business Development. From June 1995 to September 1997, Mr. Tafeen served as Director of Business Development for

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

PointCast Incorporated, an Internet software company. Prior to his tenure at PointCast, from March 1993 to June 1995, Mr. Tafeen served as an Area Director for the Gartner Group, Inc., a technology consulting company. Mr. Tafeen received a B.S. in political science from the University of Massachusetts at Amherst.

   M. Jeffrey Charney joined Homestore.com in June 1999 as Senior Vice President of Marketing and Communications. From June 1994 to June 1999, Mr. Charney served as Senior Vice President of Marketing and Communications for Kaufman and Broad Home Corporation, a real estate development company. Prior to joining Kaufman and Broad, Mr. Charney served as Director of Advertising and Employee Communications for Rockwell International from 1988 through 1994. Earlier, from 1982 through 1988, he managed public relations at Raytheon Corporation. Mr. Charney received his B.A. in Journalism (Advertising/Public Relations) from the University of South Carolina and his M.A. in Journalism from Ohio State University.

   Catherine Kwong Giffen joined Homestore.com in April 1998 as Senior Vice President of Human Resources and Administration. Prior to joining Homestore.com, Ms. Giffen served from April 1994 to April 1998 as Vice President of Human Resources and Administration of Iwerks Entertainment, Inc., an entertainment company. Previously she has served as Vice President of Human Resources for the Real Estate Industries Division of BankAmerica Corporation and Vice President of Human Resources for the Securities Lending and Mortgage-Backed Securities Division of Security Pacific National Bank. Ms. Giffen received a B.A. in political science from the University of California at Los Angeles.

   David M. Rosenblatt joined Homestore.com in October 1998 as Senior Vice President, Marketing and General Counsel. Prior to joining Homestore.com, Mr. Rosenblatt was Senior Product Manager for Intuit Inc.'s QuickenMortgage from August 1997 to October 1998. Prior to his tenure at Intuit, Mr. Rosenblatt founded and served as President of CyberSports, Inc., a software company, from January 1995 to February 1999. He practiced corporate law for Weil, Gotshal & Manges LLP and for Chadbourne & Parke LLP from 1990 to January 1996. Mr. Rosenblatt received an M.B.A. from the Harvard University Graduate School of Business, a J.D. from Northwestern University School of Law and a B.A. in accounting from Pennsylvania State University.

   Joseph J. Shew joined Homestore.com in August 1998 as Controller and was promoted to Vice President of Finance in January 1999. From October 1994 to August 1998, Mr. Shew was Director of Corporate Controllership for The Walt Disney Company. Prior to his tenure at Disney, Mr. Shew spent six years as a certified public accountant with Price Waterhouse LLP, most recently as Manager. Mr. Shew received a B.S. in accounting from Villanova University.

   Nigel D. T. Andrews has served as a director of Homestore.com since July 1999. He is an Executive Vice President of General Electric Capital Corporation, or GE Capital, where he has served since August 1993. Prior to his present position with GE Capital, from August 1990 to August 1993, Mr. Andrews was Vice President and General Manager of GE Plastics Americas. Earlier, he was Vice President and General Manager of GE Silicones. He joined General Electric in 1987 as Vice President of Corporate Business Development and Planning after nearly 10 years with Booz, Allen & Hamilton, a management consulting firm. He serves on the boards of directors of Penske Corporation, Consumer Financial Network, and Weatherford Global. Mr. Andrews received a B.S. from the University of Sheffield, England and an M.B.A. from the London Business School.

   Michael C. Brooks, has served as a director of Homestore.com since November 1996. He has been a General Partner of J. H. Whitney & Co., and a managing member of the general partner of Whitney Equity Partners, L.P., two venture capital investment partnerships, since January 1985 and December 1995, respectively. Mr. Brooks serves as a director of Media Metrix, Inc., Pegasus Communications Corporation, SunGard Data Systems Inc., USinternetworking, Inc., and several private companies. Mr. Brooks received a B.A. from Yale University and an M.B.A. from the Harvard University Graduate School of Business.

   L. John Doerr has served as a director of Homestore.com since August 1998. He has been a general partner of Kleiner Perkins Caufield & Byers since September 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the boards of directors of Amazon.com, Inc., @Home Corporation, Intuit Inc., Platinum Software Corporation and Sun Microsystems, Inc. Mr. Doerr received a B.S.E.E and an M.E.E from Rice University and an M.B.A. from the Harvard University Graduate School of Business.

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

   Joe F. Hanauer has served as a director of Homestore.com since November 1996. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is former Chairman of Grubb & Ellis Company and former Chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of Grubb & Ellis Company, MAF Bancorp, Inc. and Regit, Inc., a national insurance broker. Mr. Hanauer is a member of the Executive Committees of the National Association of REALTORS. Mr. Hanauer received a B.S. in business administration from Roosevelt University.

   Richard R. Janssen served as President and Chief Operating Officer of Homestore.com from December 1996 through March 1999. Mr. Janssen was a founder of InfoTouch. He served as President and Chief Executive Officer, and was a director of InfoTouch from July 1993 until February 1999, when InfoTouch merged with NetSelect. Previously, Mr. Janssen was President of Janssen & Associates, a consulting firm specializing in strategic planning, and co-founded Delphi Information Systems, Inc., an insurance software company, holding various positions, including Chairman of the Board, Chief Executive Officer, and President. Mr. Janssen received a B.S. in mathematics and computer science and in economics from the University of California at Los Angeles.

   William E. Kelvie has served as a director of Homestore.com since August 1998. He is Chief Information Officer responsible for information technology systems at Fannie Mae, including its technology business and its internal systems. Mr. Kelvie joined Fannie Mae in 1990 as Senior Vice President and Chief Information Officer. Prior to his tenure at the Federal National Mortgage Association, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans and served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company. Mr. Kelvie received a B.S. in english literature from Tufts University and an M.S. in english literature from Trinity College.

   Kenneth K. Klein has served as a director of Homestore.com since August 1998. He has served as President and Chief Executive Officer of Kleinco Construction Services, Inc., a general contracting company, since 1980.
Mr. Klein is National Vice President and a member of the Executive Committee of the National Association of Home Builders. Mr. Klein is a past Chairman of the Board of the Home Builders Institute, a national organization that teaches building-craft skills. Mr. Klein received a B.S. in accounting from Oklahoma State University.

   The NAR is entitled to appoint one member to the Board of Directors of Homestore.com through its ownership of the one share of our Series A preferred stock.

   Our bylaws provide for our board of directors to be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class I directors will expire at the annual meeting of stockholders to be held in 2000; the term of office of our Class II directors will expire at the annual meeting of stockholders to be held in 2001; and the term of office of our Class III directors will expire at the annual meeting of the stockholders to be held in 2002. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Homestore.com.

   Messrs. Brooks, Andrews, and Janssen are Class I directors; Messrs. Kelvie and Klein are Class II directors; and Messrs. Wolff, Doerr, and Hanauer are Class III directors. It is currently anticipated that Messrs. Brooks, Andrews and Janssen will not stand for re-election at the annual meeting of stockholders to be held in 2000.

Board Committees

   Our board has three committees, the audit committee, the compensation committee and the nominations committee. The audit committee consists of Messrs. Andrews and Kelvie. The compensation committee and nominations committee each consists of Messrs. Brooks, Doerr and Hanauer. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock plans and employee benefit plans. The nominations committee makes recommendations to the board concerning board composition and recruiting of new members.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee has at any time since the formation of Homestore.com been an officer or employee of Homestore.com. No executive officer of Homestore.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Director Compensation

   Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses in attending board and committee meetings.

   Each non-employee director was granted an option to purchase 15,000 shares of our common stock under the 1999 Stock Incentive Plan with the exception of Messrs. Hanauer and Klein who received options to purchase 40,000 shares of our common stock. Immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 7,500 shares under that plan if the director has served continuously as a member of the board for a period of at least one year since the date of the director's initial grant. The Board may amend the number of options granted depending on the level of additional services performed by any particular member of the board. Each option will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a ten year term, but will generally terminate within a specified time, as defined in the 1999 Stock Incentive Plan, following the date the optionholder ceases to be a director or consultant. Except as otherwise provided by the board of directors, each of these options will be immediately exercisable and fully vested.

Executive Compensation

   The following table sets forth all compensation paid or accrued during 1999 and 1998 to our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus for 1999 and 1998 was more than $100,000.

                          Summary Compensation Table

                                                                    Long Term
                                                                   Compensation
                                                                      Awards
                                                                   ------------
                                              Annual Compensation   Securities
                                              --------------------  Underlying
Name and Principal Positions             Year Salary ($) Bonus ($) Options (#)
----------------------------             ---- ---------- --------- ------------
Stuart H. Wolff, Ph.D................... 1999 $ 197,308  $100,000     500,000
 Chairman of the Board and Chief
  Executive Officer                      1998   185,538   100,000   1,475,000
Michael A. Buckman...................... 1999   127,019   250,000     750,000
 President and Chief Operating Officer   1998       --        --          --
John M. Giesecke, Jr.................... 1999   157,846    48,000     100,000
 Chief Financial Officer, Vice President
  and Secretary                          1998    71,417    29,000     375,000
David M. Rosenblatt..................... 1999   152,077    46,500     175,000
 Vice President, General Counsel         1998    31,124    14,000     175,000
Peter B. Tafeen......................... 1999   157,846    48,000     134,375
 Vice President, Business Development    1998   156,442    52,500     125,000

   Mr. Buckman commenced his employment in February 1999. Mr. Giesecke commenced his employment in June 1998. Mr. Rosenblatt commenced his employment in October 1998.

                             Option Grants in 1999

   The following table sets forth grants of stock options to our Chief Executive Officer and our four other most highly compensated executive officers in 1999.

   All options granted to these executive officers are immediately exercisable and are either incentive stock options or nonqualified stock options. Some of these options are subject to acceleration upon a change of control of Homestore.com or termination of the optionee's employment. See "--Employment-Related Agreements." The options expire ten years from the date of grant and were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by the board.

   Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                                                         Potential
                                                                    Realizable Value at
                                     Percentage                       Assumed Annual
                          Number of   of Total                        Rates of Stock
                          Securities  Options                       Price Appreciation
                          Underlying Granted to Exercise              for Option Term
                           Options   Employees   Price   Expiration -------------------
Name                      Granted(#)  in 1999    ($/Sh)     Date       5%        10%
----                      ---------- ---------- -------- ---------- --------- ---------
Stuart H. Wolff, Ph.D...   500,000      4.9%     $9.00      7/6/09  2,830,026 7,171,841
Michael A. Buckman......   750,000      7.4       2.00     2/19/09    943,342 2,390,614
John M. Giesecke, Jr. ..   100,000      1.0       9.00      7/6/09    566,005 1,434,368
David M. Rosenblatt.....   125,000      1.2       2.00     1/21/09    157,224   398,436
                            50,000       .5      34.50    10/21/09  1,084,843 2,749,206
Peter B. Tafeen.........   134,375      1.3       8.00     4/22/09    676,062 1,713,273

   The percentage of total options granted to employees is based on options to purchase a total of 10,113,614 shares of common stock of Homestore.com granted during 1999.

   Dr. Wolff's option vests monthly over five years commencing on January 1, 2002. Mr. Buckman's option vests over four years with 25% vesting on the first anniversary of the date of grant and 2.083% vesting each subsequent month. Mr. Giesecke's option vests with respect to 50,000 shares monthly over five years and with respect to the remaining 50,000 shares monthly over five years commencing on January 1, 2002. Mr. Rosenblatt's January 21, 1999 option vests monthly over four years and his October 21, 1999 option vests monthly over five years. Mr. Tafeen's option vests monthly over five years.

  Aggregated Option Exercises in 1999 and Option Values at December 31, 1999

   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 1999 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 1999 by our Chief Executive Officer and each of our four most highly compensated executive officers. Also reported are values of "in-the-money" options, which represent the positive spread between the exercise prices of outstanding stock options and the fair market value of $74 1/4 per share, based on the closing price of our common stock on December 31, 1999.

   The value realized equals the fair market value of the purchased shares on the option exercise date, less the exercise price paid for those shares. The options are immediately exercisable to the extent it qualifies as an incentive stock option for federal income tax purposes, except for 50,000 shares subject to options held by Mr. Rosenblatt which become exercisable on October 21, 2000. Shares acquired upon exercise of immediately exercisable options are subject to repurchase by Homestore.com, at the original exercise price paid per share, if the optionee ceases service with Homestore.com before those shares are vested. The heading "Vested" refers to shares that are no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 1999.

                                                  Number of Securities
                                                 Underlying Unexercised    Value of Unexercised
                           Number of                   Options at        In-the-Money Options at
                            Shares                  December 31, 1999       December 31, 1999
                           Acquired     Value    ----------------------  -----------------------
Name                      on Exercise  Realized    Vested     Unvested     Vested      Unvested
----                      ----------- ---------- ---------- ------------ ----------- ------------
Stuart H. Wolff, Ph.D...   1,671,445  $3,328,634        --      500,000  $       --  $ 32,625,000
Michael A. Buckman......     750,000         --         --          --           --           --
John M. Giesecke, Jr. ..     166,660     299,988     54,167     254,173    3,904,377   17,759,860
David M. Rosenblatt.....     229,545     340,381        --      120,455          --     7,107,038
Peter B. Tafeen.........     375,000     895,350     17,917     116,458    1,186,975    7,715,368

Employee Benefit Plans

   1996 Stock Incentive Plan. As of December 31, 1999, options to purchase 4,756,276 shares of common stock granted under the plan had been exercised, and options to purchase 2,058,750 shares of common stock at a weighted average exercise price of $1.07 per share were outstanding. This plan terminated on August 4, 1999. As a result, no options will be granted under the plan after August 4, 1999. However, the termination of this plan will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire. Options granted under this plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Stock Incentive Plan.

   1999 Equity Incentive Plan. As of December 31, 1999, options to purchase 2,043,059 shares of common stock granted under the plan had been exercised, and options to purchase 6,035,546 shares of common stock at a weighted average exercise price of $8.23 per share were outstanding. This plan terminated on August 4, 1999, at which time Homestore.com's 1999 Stock Incentive Plan became effective. As a result, no options will be granted under this plan after August 4, 1999. However, the termination of this plan will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire. Options granted under the plan are subject to terms substantially similar to those described below with respect to options granted under the 1999 Stock Incentive Plan.

   1999 Stock Incentive Plan. As of December 31, 1999, no option had been exercised, and options to purchase 1,696,065 shares of common stock at a weighted average exercise price of $40.77 were outstanding under this plan and 1,926,419 shares of common stock remain available for issuance in the future under this plan. The number of shares reserved under this plan will be increased automatically on January 1 of each year by an amount up to 4.5% of the total outstanding shares as of the immediately preceding December 31, unless the board of directors determines prior to such automatic increase that the increase shall not occur for such year. Also reserved under this plan are shares reserved under the 1996 Stock Incentive Plan and the 1999 Equity Incentive Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under these plans that are forfeited or repurchased by Homestore.com or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full. Shares that:

  . are subject to issuance upon exercise of an option granted under the 1999 Stock Incentive Plan that cease to be subject to that option for any reason other than exercise of the option;

  . have been issued pursuant to the exercise of an option granted under the 1999 Stock Incentive Plan that are subsequently forfeited or repurchased by Homestore.com at the original purchase price;

  . are subject to an award granted pursuant to a restricted stock purchase agreement under the 1999 Stock Incentive Plan that are subsequently forfeited or repurchased by Homestore.com at the original issue price; or

  . are subject to stock bonuses granted under the 1999 Stock Incentive Plan that otherwise terminate without shares being issued,

will again be available for grant and issuance under the 1999 Stock Incentive Plan.

   This plan will terminate after ten years, unless it is terminated earlier by the board. The plan authorizes the award of options, restricted stock and stock bonuses. No person is eligible to receive more than a specified number of shares in any calendar year under the plan other than a new employee of Homestore.com who is eligible to receive no more than a specified number of shares in the calendar year in which the employee commences employment.

   The plan is administered by the compensation committee, which currently consists of Messrs. Brooks, Doerr and Hanauer, all of whom are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Each non-employee director was granted an option to purchase 15,000 shares of our common stock, with the exception of Messrs. Hanauer and Klein who received options to purchase 40,000 shares of our common stock, and each director will receive automatic annual grants of fully vested options to purchase 7,500 shares of our common stock, as described under "Management-- Director Compensation."

   The plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options. Incentive stock options may be granted only to employees of Homestore.com or of a parent or subsidiary of Homestore.com. All other awards other than incentive stock options may be granted to employees, officers, directors, consultants, independent contractors and advisors of Homestore.com or any parent or subsidiary of Homestore.com, provided the consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of Homestore.com's common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of Homestore.com's common stock on the date of grant.

   Options may be exercisable only as they vest or immediately exercisable with the shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a five-year period.

   The maximum term of options granted under the plan is ten years.

   Awards other than nonqualified stock options granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards other than nonqualified stock options may be exercised during the lifetime of the optionee only by the optionee. The compensation committee could determine otherwise and provide for these provisions in the award agreement, but only with respect to awards that are not incentive stock options. Options granted under the plan generally may be exercised for a period of time after the termination of the optionee's service to Homestore.com or a parent or subsidiary of Homestore.com. Options will generally terminate no later than one month after termination of employment for cause.

   The purchase price for restricted stock will be determined by the compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of services or performance goals.

   In the event of Homestore.com's dissolution or liquidation or a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. In the discretion of the compensation committee, the vesting of these awards may accelerate upon one of these transactions.

   Employee Stock Purchase Plan. We initially reserved 750,000 shares for issuance under the Employee Stock Purchase Plan. On each January 1, the aggregate number of shares reserved for issuance under the plan will increase automatically by a number of shares equal to .5% of our outstanding shares on the preceding December 31. The aggregate number of shares reserved for issuance under the plan may not exceed a number of shares specified by the board of directors. The plan is administered by the compensation committee. The compensation committee has the authority to construe and interpret the plan, and its decision is final and binding. The plan became effective on August 5, 1999.

   Employees generally are eligible to participate in the plan if they are employed ten days before the beginning of an offer period and they are customarily employed by Homestore.com, or its parent or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of Homestore.com or its designated parent or subsidiaries.

   Under the plan, eligible employees are permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction up to 15% of their compensation as defined in the plan and, provided, however, that compensation may not exceed an aggregate amount of $100,000 per calendar year and eligible employees subject to certain maximum purchase limitations described in the plan. Participation in the plan ends automatically upon termination of employment for any reason.

   Each offering period under the plan is for two years and consists of four six-month purchase periods. The first offering period began on August 5, 1999 the day on which price quotations for our common stock began. Subsequent offering periods and purchase periods will begin on February 1 and August 1 of each year.

   The plan provides that, in the event of the proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event shall continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan. The purchase price for our common stock purchased under the plan is 85% of the lesser of the fair market value of our common stock on the Offering Date or the Purchase Date, as defined in the plan. The compensation committee will have the power to change the duration of offering periods without stockholder approval, if the change is announced at least 15 days prior to the beginning of the affected offering period.

   The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. Rights granted under the plan are not transferable by a participant other than by will or the laws of descent and distribution.

   The plan terminates on the date ten years following its inception, unless it is terminated earlier under the terms of the plan. The board has the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan. Except for the annual increase of shares due to the automatic increase provision described above, stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under the plan. The board may make the amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

   401(k) Plan. Homestore.com sponsors the Homestore.com, Inc. 401(k) Retirement Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. Employees who are at least 21 years old and who have been employed with us for at least 90 days are generally eligible to participate and may enter the Plan as of the first day of any calendar quarter. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions on a discretionary basis to the plan, but we have not done so to date. Contributions by the participants or Homestore.com to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by Homestore.com when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment-Related Agreements

   Dr. Wolff

   In August 1998, we entered into a three-year employment agreement with Stuart H. Wolff, Ph.D. Under this agreement:

   Compensation. Dr. Wolff initially received a base salary equal to $200,000 per year for the first year of the agreement. His salary can be increased by the board in subsequent years. Dr. Wolff is also eligible to receive an annual bonus in an amount up to 100% of his base salary for that year. He also receives an automobile and cellular phone allowance of up to $4,800 per year.

   Acceleration of stock option vesting. If we are acquired or if a change in control of Homestore.com occurs, 50% of his then unvested options will immediately become vested.

   Termination of employment. If Dr. Wolff's employment is terminated without cause or if Dr. Wolff resigns for "good reason," he will be entitled to receive an amount equal to his annual base salary and his stock options will continue to vest for another 12 months. Good reason includes a material reduction in his duties or responsibilities or a reduction in his salary.

   "Cause" is defined as:

    (a)  the executive's material breach of the agreement,

    (b) conviction of the executive for any crime constituting a felony or moral turpitude, or any other criminal act against Homestore.com, or

    (c)  willful misconduct which damages Homestore.com.

   Mr. Buckman

   In February 1999, we entered into an at-will employment agreement with Michael A. Buckman for him to serve as our President and Chief Operating Officer. Under this agreement:

   Compensation. Mr. Buckman initially received a base salary equal to $200,000 per year. Mr. Buckman may also be eligible to receive an annual bonus in an amount up to 125% of his base salary with a guaranteed first year bonus of $250,000. In addition, we granted Mr. Buckman an option to purchase 750,000 shares of our common stock, subject to vesting requirements. Mr. Buckman will also be entitled to receive a supplemental cash bonus based upon the market price of our common stock during (1) the eight week period following the anniversary of his employment agreement and (2) the year following the anniversary of his employment agreement. The total amount of this supplemental cash bonus will in no event exceed $450,000 for the first year or $700,000 for the second year and is subject to downward adjustment for the first year based on specified events occurring during the second year. Mr. Buckman will also receive customary employee benefits and reimbursement of relocation and travel expenses.

   Termination of employment. If we terminate Mr. Buckman's employment without cause prior to the first anniversary of his employment agreement, he will be entitled to receive $250,000 and 187,500 shares of our common stock subject to his option will immediately become vested. If we terminate Mr. Buckman's employment without cause on or after the first anniversary of his employment agreement, he will be entitled to receive a cash bonus based upon the price of our common stock on the date of termination that will in no event exceed $300,000.

   Change in Control. In the event of a change in control of Homestore.com, an additional 30% of the then unvested shares subject to Mr. Buckman's stock option will immediately become vested.

   Mr. Giesecke

   In June 1998, we entered into an at-will employment agreement with John M. Giesecke, Jr. Under this agreement:

   Compensation. Mr. Giesecke initially received a base salary of $130,000 per year. Mr. Giesecke's current base salary is $160,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Termination. Upon termination other than for cause, Mr. Giesecke will receive a severance payment equal to four months base salary.

   Mr. Charney

   In June 1999, we entered into an at-will employment agreement with M. Jeffrey Charney for him to serve as our Vice President of Corporate Marketing and Communications. Under this agreement:

   Compensation. Mr. Charney received a base salary of $160,000 per year. Mr. Charney may also be eligible to receive an annual bonus in an amount up to 30% of his base salary. Mr. Charney's bonus may exceed 30% of his base salary at the discretion of the Chief Executive Officer. In addition, we granted
Mr. Charney an option to purchase 250,000 shares of our common stock, subject to vesting requirements.

   Termination of employment. If we terminate Mr. Charney's employment without cause prior to the first anniversary of his employment agreement, he will be entitled to receive six months severance pay, plus any earned bonus payment and a total of one year or 20% accelerated option vesting.

   Ms. Giffen

   In March 1998, we entered into an at-will employment agreement with Catherine Kwong Giffen for her to serve as our Vice President of Human Resources and Administration. Under this agreement:

   Compensation. Ms. Giffen initially received a base salary equal to $120,000 per year. Ms. Giffen's current salary is $140,000. She is also eligible to receive an annual bonus in an amount up to 30% of her base salary.

   Mr. Rosenblatt

   In September 1998, we entered into an at-will employment agreement with David M. Rosenblatt. Under this agreement:

   Compensation. Mr. Rosenblatt initially received a base salary of $140,000 per year. Mr. Rosenblatt's current base salary is $155,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Mr. Tafeen

   In September 1997, we entered into an at-will employment agreement with Peter B. Tafeen. Under this agreement:

   Compensation. Mr. Tafeen initially received a base salary of $140,000 per year. Mr. Tafeen's current base salary is $160,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Termination. Upon termination other than for cause, death or disability, Mr. Tafeen will receive a severance payment equal to three months base salary.

Indemnification of Directors and Executive Officers and Limitation of
Liability

   Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Homestore.com or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

  . we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are party; and

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

   We entered into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are not aware of any threatened litigation that may result in claims for indemnification.

   We currently have liability insurance for our directors and officers, including coverage for public securities matters.

                          RELATED PARTY TRANSACTIONS

   Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since we were formed, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000, and

  . in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

Stock Financings

   The share numbers and per share prices below are adjusted to reflect the conversion of convertible preferred stock into common stock at a ratio of one share of preferred stock to five shares of common stock.

   Series A Preferred Stock Financing

   In December 1996, we sold 8,235,295 shares of Series A preferred stock for approximately $.57 per share. The purchasers of the Series A preferred stock included, among others:

  . CDW Internet, LLC--2,058,825 shares;

  . J.H. Whitney & Co., Inc.--1,647,055 shares; and

  . Whitney Equity Partners, L.P.--2,470,590 shares.

   Stuart H. Wolff, Ph.D., our Chairman of the Board and Chief Executive Officer, as well as our promoter was a co-manager of CDW Internet, LLC. Michael C. Brooks, one of our directors, is a managing member of Whitney Equity Partners, L.P. and a general partner of J.H. Whitney & Co., Inc.
J. H. Whitney & Co., Inc. subsequently transferred all of its Series A preferred stock to Whitney Equity Partners, L.P., an affiliated entity.

   Series B Preferred Stock Financing

   In December 1996, we sold 1,764,705 shares of Series B preferred stock for approximately $1.32 per share. The purchasers of the Series B preferred stock included, among others:

  . Daniel A. Koch--138,655 shares.

   Daniel A. Koch holds more than 5% of our outstanding common stock on an as-converted basis.

   Series C Preferred Stock Financing

   In September 1997, we sold 3,071,870 shares of Series C preferred stock for approximately $1.46 per share. The purchasers of the Series C preferred stock included, among others:

  . CDW Internet, LLC--375,450 shares;

  . Ingleside Interests, L.P.--477,845 shares; and

  . Whitney Equity Partners, L.P.--614,375 shares.

   Joe F. Hanauer, one of our directors, is a general partner of Ingleside Interests, L.P.

   Series D Preferred Stock Financing

   In January 1998, we sold 3,406,005 shares of our Series D preferred stock for approximately $2.94 per share to GE Capital. Nigel D. T. Andrews, one of our directors, is an Executive Vice President of GE Capital.

   Bridge Financing

   In July 1998, we borrowed a principal amount of $12.0 million from, among others, venture capital funds affiliated with Kleiner Perkins Caufield & Byers. The lenders included:

  . Kleiner Perkins Caufield & Byers VIII L.P.-- $6,635,520;

  . KPCB VIII Founders Fund L.P.-- $384,480; and

  . KPCB Information Sciences Zaibatsu Fund II, L.P.--$180,000.

   All of these bridge loans, together with accrued interest, which accrued at a rate of six percent per year, were converted into shares of our Series F preferred stock as part of the purchase price for the Series F preferred stock and the common stock described below. Kleiner Perkins Caufield & Byers VIII, KPCB VIII Founders Fund and KPCB Information Sciences Zaibatsu Fund are affiliated entities. L. John Doerr, one of our directors, is a general partner of the general partner of these funds.

   Series F Preferred Stock Financing

   In August 1998, we sold 8,320,245 shares of Series F preferred stock at $4.80 per share and 8,369,955 shares of common stock at a purchase price of $1.26 per share. These shares were sold to a number of venture capital funds as well as other corporate investors. The purchasers in this financing included, among others:

                                                Series F
                                                Preferred  Common    Aggregate
                                                 Shares    Shares    Purchase
                   Purchaser                    Purchased Purchased    Price
                   ---------                    --------- --------- -----------
Kleiner Perkins Caufield & Byers VIII.......... 1,131,405 6,650,750 $13,823,990
KPCB VIII Founders Fund........................    65,560   385,370     801,025
KPCB Information Sciences Zaibatsu Fund II.....    30,690   180,410     374,989
Whitney Equity Partners, L.P. .................   184,075   400,535   1,389,035
General Electric Capital Corporation...........   132,495   288,300     999,811
Fannie Mae..................................... 2,083,335        --  10,000,008
National Association of REALTORS...............   132,520   288,355   1,000,000
Ingleside Interests, L.P. .....................    18,590    40,445     140,274

   William Kelvie, one of our directors, is the Chief Information Officer of Fannie Mae.

   The shares received by the NAR were issued in satisfaction of our obligation to make a payment of $1.0 million as our share of advertising costs for the association's advertising program which also features our web site. In addition, the NAR received 297,620 shares of RealSelect common stock to satisfy one of our payment obligations to the NAR under the operating agreement discussed below.

Operating Agreement with the National Association of REALTORS

   In November 1996, we entered into an operating agreement with the NAR which governs how our RealSelect subsidiary operates the REALTOR.com web site on behalf of the NAR. The agreement may be terminated if:

  . the number of real estate listings on REALTOR.com falls below 500,000;

  . we breach any of our obligations under the agreement and do not cure that breach within 30 days;

  . a third party acquires more than 50% of Homestore.com's or RealSelect's voting stock; or

  . the individuals on RealSelect's board of directors, as it was constituted on November 1996, cease to constitute a majority of our board of directors without the approval of the board or directors approved by the board.

   Restrictions on How We Operate the REALTOR.com Web Site

   The operating agreement contains a number of restrictions on how our RealSelect subsidiary can operate the REALTOR.com web site. These include:

  . it cannot display any "for sale by owner" real estate listings;

  . it can only enter into agreements with parties that provide us with real estate listings, such as MLSs, on terms approved by the NAR;

  . there are specific provisions as to the types of information that the real property listings may contain as well as the manner in which they may be displayed;

  . the NAR has the right to approve the design and layout of the REALTOR.com home page;

  . the NAR can require RealSelect to include on REALTOR.com real estate related content it develops;

  . RealSelect cannot provide links from listings of existing real property listings to rental or new home listings with exceptions for our HomeBuilder.com and SpringStreet.com web sites;

  . we cannot market any data or information received from data content providers such as real estate agents or brokers other than aggregate statistical data without its consent; and

  . although we can collect fees for enhanced Internet services, we cannot charge fees to brokers or agents who provide us only basic real property listing information.

   We Are Subject to Noncompetition Provisions

   The REALTOR.com operating agreement with the NAR requires that our REALTOR.com site be our exclusive web site for displaying real property listings. This required us to obtain the consent of the NAR prior to our acquisition of the SpringStreet.com web site and the launch of our HomeBuilder.com web site. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we will need to obtain the prior consent of the NAR in order to complete the acquisition. Any future consents from the NAR, if obtained, could be conditioned on our restricting the operations of the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain contains restrictive conditions.

   Performance Requirements for the REALTOR.com Web Site

   RealSelect must maintain adequate computer systems, communications and capacity to accommodate all the real property listings on the REALTOR.com web site. The computer system must also meet a number of other performance requirements. If another means of displaying electronic advertisements for real property emerges, and we do not adequately provide for the electronic display of these advertisements in the new medium, the NAR is entitled to select another real property listing provider for that new medium.

   Restrictions on the Types of Advertising We May Display on the REALTOR.com
Site

   RealSelect cannot display advertisements in connection with a real property listing from many types of advertisers. For example, RealSelect cannot include advertisements related to political issues, religion, alcoholic beverages or adult-oriented products and services. Also, there are restrictions as to how RealSelect displays advertisements from banks, loan brokers, mortgage bankers and other participants in the real estate lending industry. For example, none of these advertisers can occupy or reserve more than 25% of the available advertising space for a geographic location or be given an exclusive right to advertise with respect to a particular business on the REALTOR.com web site.

   Compensation to the NAR

   As consideration for entering into the operating agreement with respect to REALTOR.com, we are obligated to pay the amounts described below to the NAR.

   Fixed Fees. We paid the NAR $1.0 million to fund advertising activities of the NAR. This amount was paid by issuing shares of our Series F convertible preferred stock and common stock described above. We also paid the NAR an additional $1.0 million for advertising and for exceeding 1,300,000 real property listings, as specified in the operating agreement. This amount was paid by issuing the NAR shares of RealSelect common stock.

   Additional Payment. On May 28, 1999, we issued 187,500 shares of common stock to the NAR in cancellation of $600,000 of our $1.2 million outstanding obligation to the NAR. The remaining $600,000 was repaid in August 1999.

   Variable Fees. Beginning in 1999, we are required to make quarterly payments to the NAR based on RealSelect's operating revenues.

   In 2000 and each year after 2000, RealSelect must pay the NAR annually the lesser of:

  . 5% of RealSelect's operating revenues;

  . 15% of RealSelect's operating revenues less the percentage of our operating revenues paid to parties that provide us with real estate listings; or

This royalty payment is reduced by 2% to the extent earnings before interest and taxes are less than 10% of revenue, for that quarter.

For 1999, we paid the NAR $99,288 in royalties. These operating revenues are RealSelect's consolidated gross revenues as defined under this agreement, less sales commissions paid to third parties related to those revenues, less any revenues from permitted marketing of information or data.

Protective Provisions in Agreements with Respect to RealSelect

   The board of directors of our RealSelect subsidiary consists of seven members, two of whom are appointed by the NAR under the RealSelect stockholders agreement. Without the consent of the approval of six of its seven board members, RealSelect cannot (1) enter into a merger or consolidation transaction, (2) sell substantially all of its assets, or (3) change its business purpose from that specified in its certificate of incorporation, which purpose is the operation of the REALTOR.com web site and real property advertising programming for electronic display and related businesses.

   It also cannot engage in a number of transactions without the approval of a majority of its board members and at least one member nominated by the NAR. These include:

  . amending its certificate of incorporation or bylaws;

  . establishing, or appointing any members to, a board committee;

  . approving transactions with affiliates, stockholders or employees in excess of $100,000;

  . changing its executive officers;

  . pledging its assets;

  . issuing more than 10 shares of RealSelect stock; and

  . declaring dividends or making other distributions to its stockholders.

   The RealSelect bylaws also contain protective provisions which could restrict portions of RealSelect's operations or require us to incur additional expenses. For instance, if the RealSelect board of directors cannot agree on an annual budget for RealSelect, it would use as its budget that from the prior year adjusted for inflation. Any expenditures in excess of that budget would have to be funded by Homestore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million or review salaries for or award bonuses to executive officers of RealSelect without the approval of a majority of its board, including an NAR representative, we would also need to fund those expenditures.

Conversion of RealSelect Stock into Homestore.com Stock

   Effective immediately prior to our initial public offering on August 4, 1999, the NAR converted all of its shares of RealSelect except for one half of one share of RealSelect common stock into an aggregate of 3,917,265 shares of our common stock. The NAR can require that we convert the remaining one half of one share of Real Select into an aggregate of 124,815 shares of our common stock if we merge Homestore.com and RealSelect by August 4, 2000.

Restrictions on How We Operate the SpringStreet.com Web Site

   We were required to obtain the consent of the NAR in connection with our SpringStreet acquisition. In agreeing to the acquisition, the NAR imposed a number of important restrictions on how we can operate the SpringStreet.com web site. We must pay the NAR an annual royalty equal the lesser of (1) 5% of the rental site's operating revenues and (2) 15% of the rental site's operating revenues multiplied by the percentage of our real estate listings for REALTORS less the percentage of our operating revenues paid to data content providers.

   Under the consent, in addition to the SpringStreet.com web address, we must use a REALTOR-branded rental web address. If the consent is terminated we could be required to operate our rental properties web site at a different web address.

   Unless the consent is terminated as a result of a breach by the NAR, the NAR would be entitled to use the REALTOR-branded web address. As a result, we would face competition from the NAR. Other important restrictions include:

  . we cannot display advertisements from the same types of advertisers that we are prohibited from displaying on our REALTOR.com web site;

  . we are subject to the same restrictions as we are on the REALTOR.com site as to how we display advertisements from banks, loan brokers, mortgage brokers and other participants in the real estate industry on pages containing listings by a REALTOR;

  . the site will be owned by or through our RealSelect subsidiary;

  . we must offer REALTORS preferred pricing for home pages or enhanced advertising on the rental web site;

  . we must use our best efforts to ensure that operating the rental site will not impact the quality or timeliness of how we perform our obligations under the operating agreement for REALTOR.com;

  . without the consent of the NAR, prior to the time we are using only the REALTOR-branded web address, we cannot provide a link on the SpringStreet.com web site linking the REALTOR.com web site to the SpringStreet.com web site and vice versa;

  . we cannot display listings for rental of units in smaller properties unless those units are listed with a REALTOR or listed on a REALTOR-controlled MLS, unless the NAR agrees that in a particular market, fewer than 50% of the listings are listed through REALTORS, in which case these properties must be listed with other non-REALTOR real estate professionals; and

  . we cannot list properties for sale on this site for the duration of our REALTOR.com operating agreement and for an additional two years.

Trademark License and Joint Ownership of Software

   Under a trademark license agreement with the NAR, we are exclusively authorized to use the NAR's federally registered REALTOR membership mark, the domain name REALTOR.com and a NAR logo in conjunction with our REALTOR.com web site. Under a joint ownership agreement, the software we use to run the REALTOR.com web site and any enhancements to that software are jointly owned by the NAR and us. If the agreement under which we operate REALTOR.com is terminated, we must transfer a copy of this software and assign our agreements with data content providers, including MLSs, to the NAR. The NAR would then be entitled to use the software for "real estate related businesses" and could operate the REALTOR.com web site itself or through a third party. Following any termination of the operating agreement, the NAR could also terminate the trademark license agreement.

Right of First Refusal

   RealSelect has a stockholders agreement with the NAR which provides that we must give RealSelect a right of first refusal to invest in "real estate related" business opportunities prior to our entry into any of these businesses. "Real estate related" businesses include real estate brokerage, real estate management, mortgage financing, appraising, counseling, land development and building, title insurance, escrow services, franchising, operation of an association comprised of real estate licensees and operation of a Multiple Listing Service.

Board Representation

   On August 4, 1999, we issued to the NAR one share of our Series A preferred stock. As long as the REALTOR.com operating agreement is in effect and the NAR continues to hold at least 20% of the shares of common stock it owned prior to our initial public offering on August 4, 1999, the NAR will be entitled to nominate one member to our board, through its ownership of the one share of our Series A preferred stock. See "Description of Capital Stock." Under our RealSelect stockholders agreement, so long as our operating agreement remains in effect, the NAR will have the right to nominate two members to RealSelect's board of directors.

   Mr. Hanauer, the NAR designee to our board, is a member of the Executive Committee of the National Association of REALTORS.

Agreements with the National Association of Home Builders

   Operating Agreement

   In June 1998, we entered into an operating agreement with the NAHB. Under this agreement, we agreed to display electronic ads for new residential property.

   The NAHB's agreement not to compete. The NAHB agreed it would not, during the term of the operating agreement and for the one year period after the agreement terminates:

  . engage in the electronic display, other than through analog television, of advertisements for new residential property;

  . develop, maintain or house home pages for members of the NAHB; or

  . create Internet sites for persons affiliated with the sale or marketing of new residential real estate.

   Term of the agreement. This agreement runs through June 2003 and automatically renews for successive one year periods. However, starting in June 2000, the NAHB can terminate the agreement at any time, for any reason if it provides us with six months' prior notice. If the NAHB chooses to terminate the agreement in this manner, however, its non-competition obligation described above will last for a period of three years after the agreement terminates. In addition, if the termination occurs prior to June 2003, the NAHB must surrender all the shares received by it upon its exercise of the warrant described below. If the NAHB terminates the agreement between June 2003 and June 2008, it must surrender 50% of the shares it received upon its exercise of that warrant. The operating agreement may also be terminated if either of us materially breaches a term of the agreement or becomes bankrupt or insolvent.

   Warrant

   In June 1998, we issued a warrant to purchase 566,440 shares of our common stock to the NAHB at an exercise price of $.0002 per share. This warrant has been exercised.

   Restrictions on the NAHB's Ability to Sell Shares

   The NAHB cannot transfer any of the shares it received upon exercise of the warrant until June 2003. It cannot sell more than 50% of the shares unless the transferee agrees to be bound by the surrender provisions described above.

Repurchase of Mr. Janssen's InfoTouch Stock

   In February 1999, we repurchased 1,054,015 shares of InfoTouch common stock held by Mr. Janssen for cash at a purchase price of $4.10 per share under a stock redemption agreement that we entered into in August 1998.

Loans to Executive Officers

   In August 1998, Dr. Wolff exercised options to acquire 674,145 shares and Mr. Janssen exercised options to acquire 435,295 shares of our common stock, for an aggregate exercise price of $126,252 in the case of Dr. Wolff, and $24,377 in the case of Mr. Janssen. Dr. Wolff paid $126,117 and Mr. Janssen paid $24,289 of the purchase price with promissory notes. In April 1999, Dr. Wolff exercised options to acquire 1,671,445 shares, Mr. Buckman exercised options to acquire 750,000 shares, Mr. Giesecke exercised options to acquire 166,660 shares, Mr. Rosenblatt exercised options to acquire 229,545 shares, Mr. Tafeen exercised options to acquire 375,000 shares and Ms. Giffen exercised options to acquire 189,615 shares of our common stock. The aggregate exercise price of these stock option exercises in April 1999 was $1.7 million for Dr. Wolff, $199,992 for Mr. Giesecke, $348,254 for Mr. Rosenblatt, $229,650 for Mr. Tafeen and $194,994 for Ms. Giffen. Mr. Buckman paid $1.5 million, Mr. Giesecke paid $199,959, Mr. Rosenblatt paid $348,208, Mr. Tafeen paid $229,575 and Ms. Giffen paid $199,956 of the purchase price with promissory notes. Dr. Wolff issued promissory notes of $2.8 million to us in connection with the April 1999 exercise for the purchase price and related expenses. In July 1999, Mr. Charney exercised options to acquire 83,333 shares and paid $749,959 of the purchase price with a promissory note.

Acquisition of SpringStreet

   In June 1999, we acquired SpringStreet. Kleiner Perkins Caufield & Byers VIII L.P., KPCB VIII Founders Fund L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P., who are stockholders of Homestore.com, were also stockholders of SpringStreet. In the merger, Kleiner Perkins Caufield & Byers VIII L.P. received convertible preferred stock equivalent to 1,135,465 shares of our common stock, KPCB VIII Founders Fund L.P. received convertible preferred stock equivalent to 65,730 shares of our common stock and KPCB Information Sciences Zaibatsu Fund II, L.P. received convertible preferred stock equivalent to 30,795 shares of our common stock.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 31, 1999 and as adjusted to reflect the sale of shares offered under this prospectus, by (1) each stockholder known by us to be the beneficial owner of 5% or more of our common stock, (2) each of our directors, (3) each executive officer listed in the summary compensation table, (4) all executive officers and directors as a group and (5) each selling stockholder.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Homestore.com, Inc., 225 West Hillcrest Drive, Suite 100, Thousand Oaks, CA 91360.

   The number of shares of common stock outstanding after this offering includes 4,073,139 shares of common stock being offered by Homestore.com and does not include the shares that are subject to the underwriters' over-allotment option. The percentage of common stock outstanding before this offering is based on 70,189,086 shares of common stock outstanding as of December 31, 1999.

                                      Shares        Shares         Shares
                                Beneficially Owned   Being   Beneficially Owned
                                Prior to Offering    Sold      After Offering
                                ------------------ --------- ------------------
Name of Beneficial Owner          Number   Percent  Number     Number   Percent
------------------------        ---------- ------- --------- ---------- -------
Officers, Directors and 5%
--------------------------
 Stockholders
 ------------
L. John Doerr(1)..............   9,691,195  13.8%        --   9,691,195  13.0%
 Kleiner Perkins Caufield &
  Byers
Michael C. Brooks(2)..........   5,331,630   7.6     797,459  4,534,171   6.1
 Whitney Equity Partners, L.P.
Joe F. Hanauer(3)(4)..........   5,102,520   7.3     580,532  4,521,988   6.1
 Ingleside Interests, L.P.
National Association of
 REALTORS(4)..................   4,525,640   6.4     500,000  4,025,640   5.4
Nigel D. T. Andrews(5)........   3,991,800   5.7         --   3,991,800   5.4
 General Electric Capital
  Corporation
Stuart H. Wolff, Ph.D.(6).....   3,550,590   5.0     177,500  3,373,090   4.5
William E. Kelvie(7)..........   2,098,335   3.0         --   2,098,335   2.8
 Fannie Mae
Richard R. Janssen(8).........   1,487,975   2.1     220,945  1,267,030   1.7
Michael A. Buckman(9).........     750,000   1.1         --     750,000   1.0
Kenneth K. Klein(10)..........     606,440    *       56,644    549,796     *
 National Association of Home
  Builders
Peter B. Tafeen(11)...........     509,375    *       50,000    459,375     *
John M. Giesecke, Jr.(12).....     475,000    *       23,750    451,250     *
David M. Rosenblatt(13).......     303,333    *       30,000    273,333     *
Catherine Kwong Giffen(14)....     251,667    *       25,000    226,667     *
Joseph J. Shew(15)............     188,333    *       18,750    169,583     *
All 15 directors and executive
 officers as a group(16)......  34,589,860  48.2   1,980,580 32,609,280  43.0

                                        Shares                    Shares
                                     Beneficially    Shares    Beneficially
                                    Owned Prior to    Being     Owned After
                                       Offering       Sold       Offering
                                   ----------------- ------- -----------------
Name of Beneficial Owner            Number   Percent Number   Number   Percent
------------------------           --------- ------- ------- --------- -------
Other Selling Stockholders
--------------------------
Daniel A. Koch(17)................ 2,782,375   4.0%  376,760 2,405,615   3.2%
GeoCapital IV, L.P. .............. 1,725,700   2.5   345,140 1,380,560   1.9
Allen and Co. .................... 1,623,530   2.3   485,626 1,137,904   1.5
UBS Capital II, L.L.C. ...........   833,335   1.2   125,000   708,335   1.0
Anil K. Agarwal...................   789,214   1.1    66,690   722,524   1.0
Fred R. White, Jr. ...............   788,125   1.1   133,625   654,500     *
Tri-Properties, LTD. .............   788,125   1.1   157,625   630,500     *
Roger Scommegna(18)...............   700,000   1.0    54,999   645,001     *
Michael S. Luther(19).............   626,536     *    87,311   539,225     *
Integral Capital Partners.........   501,405     *    50,140   451,265     *
Philip Dawley.....................   298,780     *    44,817   253,963     *
John F. Petrick, Jr. .............   251,330     *    37,700   213,630     *
Visalia Associates................   170,000     *    25,500   144,500     *
Luther Nussbaum...................   149,545     *    29,909   119,636     *
William Spazante..................   126,445     *    18,966   107,479     *
Robin Janssen.....................   107,320     *    16,098    91,222     *
Dieter Trelle MD Inc. Money
 Purchase Pension Plan............    90,370     *    10,000    80,370     *
Broadview Partners Group..........    76,690     *    76,690       --      *
Robert R. Janssen.................    75,000     *    11,250    63,750     *
Christopher L. Janssen............    75,000     *    11,250    63,750     *
Daniel H. Janssen.................    75,000     *    11,250    63,750     *
Charles Ingrum....................    48,750     *     9,750    39,000     *
James D. Slavik...................    45,185     *    45,185       --      *
Anthony Joseph....................    45,185     *    15,000    30,185     *

--------
  *  Represents beneficial ownership of less than 1%
 (1) Includes 8,917,630 shares held by Kleiner Perkins Caufield & Byers VIII, 516,665 shares held by KPCB VIII Founders Fund and 241,900 shares held by KPCB Information Sciences Zaibatsu Fund II. L. John Doerr is a general partner of the general partner of these funds. Mr. Doerr disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. Also includes 15,000 shares subject to options that are held by Mr. Doerr that are vested and exercisable. The address of Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.
 (2) Includes 5,316,630 shares held by Whitney Equity Partners, L.P. Michael C. Brooks is a managing member of the general partner of this fund. Mr. Brooks disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in these entities. Also includes 15,000 shares subject to options that are held by Mr. Brooks that are vested and exercisable. The address of Whitney Equity Partners, L.P. is 177 Broad Street, Stamford, CT 06901.
 (3) Includes the shares held by the NAR, of which Mr. Hanauer is a member of the Executive Committees. Mr. Hanauer disclaims beneficial ownership of shares held by this association. Also includes 536,880 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity. Also includes 40,000 shares subject to options that are held by Mr. Hanauer that are vested and exercisable.
 (4) The address of the NAR is 430 North Michigan Avenue, Chicago, IL 60611.

 (5) Includes 3,976,800 shares held by GE Capital. Mr. Andrews is an Executive Vice President of GE Capital. Mr. Andrews disclaims beneficial ownership of these shares. Also includes 15,000 shares subject to options that are held by Mr. Andrews that are vested and exercisable. The address of General Electric Capital Corporation is 260 Long Ridge Road, Stamford, CT 06927.
 (6) Includes 3,050,590 shares held by Dr. Wolff, of which 889,584 are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 30,728 shares per month. Also includes 500,000 shares subject to options that are exercisable as of February 29, 2000.
 (7) Includes shares held by Fannie Mae. Mr. Kelvie is the Chief Information Officer of Fannie Mae. Mr. Kelvie disclaims beneficial ownership of any shares held by Fannie Mae. Also includes 15,000 shares subject to options that are held by Mr. Kelvie that are vested and exercisable. The address of Fannie Mae is 3900 Wisconsin Ave. NW, Washington, DC 20016.
 (8) Includes 15,000 shares subject to options that are held by Mr. Janssen that are vested and exercisable.
 (9) Includes 750,000 shares held by Mr. Buckman which are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 187,500 shares on February 19, 2000. The right of repurchase lapses with respect to 15,625 shares per month for the remaining 562,500 shares.
(10) Includes 566,440 shares held by the NAHB, of which Mr. Klein is a member of the Executive Committee. Mr. Klein disclaims beneficial ownership of all shares held by this association. Also includes 40,000 shares subject to options that are held by Mr. Klein that are vested and exercisable.
(11) Includes 375,000 shares held by Mr. Tafeen, of which 193,751 are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 7,811 shares per month. Also includes 134,375 shares subject to options that are exercisable as of February 29, 2000.
(12) Includes 166,660 shares held by Mr. Giesecke, of which 101,036 are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 3,645 shares per month. Also includes
     308,340 shares subject to options that are exercisable as of February 29, 2000.
(13) Includes 229,545 shares held by Mr. Rosenblatt, of which 149,859 are subject to our right to repurchase these shares. This right lapses with respect to 6,249 shares per month. Also includes 73,788 shares subject to options that are exercisable as of February 29, 2000.
(14) Includes 189,615 shares held by Ms. Giffen, of which 112,532 are subject to our right to repurchase these shares. This right lapses with respect to 4,166 shares per month. Also includes 62,052 shares subject to options that are exercisable as of February 29, 2000.
(15) Includes 37,500 shares held by Mr. Shew, of which 12,500 are subject to our right to repurchase these shares. This right lapses with respect to 1,562 shares per month. Also includes 150,833 shares subject to options that are exercisable as of February 29, 2000.
(16) Includes the shares beneficially owned by the persons and entities described in footnotes (1)-(15). Also includes an additional 83,332 shares held by another officer and 168,335 shares subject to options held by that officer that are exercisable as of February 29, 2000.
(17) Includes 166,375 shares held by Independent Consultants, Inc., of which Mr. Koch is Chief Executive Officer. Mr. Koch disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity.
(18) Includes 549,990 shares held by Mr. Scommegna. Also includes 150,010 shares subject to options that are exercisable as of February 29, 2000.
(19) Includes 349,035 shares held by KL L.L.C., of which Mr. Luther is a managing member. Mr. Luther disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of Homestore.com consists of 500,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $.001 par value per share. As of December 31, 1999, there were outstanding 70,189,086 shares of common stock, one share of Series A preferred stock issued to the NAR, options to purchase 10,162,389 shares of common stock and warrants to purchase 2,623,432 shares of common stock.

Common Stock

   Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board may from time to time determine.

   Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Preferred Stock

   We have authorized and outstanding one share of our Series A preferred stock which is held by the NAR. The rights of this stock are identical to our common stock, except:

  . it is non-voting, except that for so long as our operating agreement with the NAR has not been terminated and the NAR holds 20% of its stock owned prior to our initial public offering on August 4, 1999, the NAR will be entitled to elect one director;

  . the holder of this stock is entitled to receive a non-cumulative, non-mandatory dividend preference of $.08 per annum and liquidation preference of $1.00 per share;

  . this stock is automatically converted to one share of common stock upon sale, transfer, pledge or other disposition of the share of Series A preferred stock;

  . this stock is subject to a right of first refusal at $1.00 in our favor upon any proposed transfer by the NAR; and

  . this stock is redeemable by us at $1.00 if the operating agreement is terminated or if the NAR fails to hold 20% of its stock owned prior to the initial public offering on August 4, 1999.

   Homestore.com is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Homestore.com and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

   Warrants to purchase 2,623,432 shares of common stock were outstanding as of December 31, 1999 at a weighted average exercise price of $17.39.

  In the future, we may offer warrants to purchase up to 425,000 shares of our common stock to the Broker Gold program members who elect to renew their existing listing agreements with us after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold our securities. If issued, these warrants would have an exercise price based upon the average of the closing market prices of the common stock for the ten trading days preceding the date which is one day before the warrant is issued.

Registration Rights

   Following the consummation of this offering, the holders of approximately 41,346,689 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

   Demand Registration

   Right to demand registration. At any time after February 5, 2000, these stockholders can request that we file a registration statement so they can publicly sell their shares.

   Who may make a demand. Either General Electric Capital Corporation or funds affiliated with Kleiner Perkins Caufield & Byers can require that we file a registration statement. Otherwise, holders of at least 10% of the shares having registration rights must demand that we file a registration statement.

   Number of times holders can make demands. We will only be required to file two registration statements for General Electric Capital Corporation and no more than four total. However, if we are eligible to file a registration statement on Form S-3, there is no limit to the number of registration statements we could be asked to file so long as the aggregate amount of securities to be sold in each registration exceeds $1.0 million.

   Postponement. We may postpone the filing of a registration statement for up to 180 days once in a 12 month period if we determine that the filing would interfere with corporate transactions or would require premature disclosure of them.

   Expenses. We will pay only the expenses for two registrations effected on Form S-1 and two registrations effected on Form S-3. However, even with respect to these registrations, we are not obligated to pay the sellers' underwriting discounts or commissions.

   Piggyback Registration

   If we register any securities for public sale, these stockholders will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to securities to be sold under one of our stock plans or to be issued in a merger, consolidation or reorganization transaction. The underwriters of any underwritten offering will have the right to limit the number of shares to be so included in a registration statement.

   We will pay all of the expenses relating to any piggyback registration, other than underwriting discounts and commissions.

   Expiration of Registration Rights

   The registration rights described above will expire on August 11, 2004, or earlier with respect to a particular stockholder if that holder can resell all of its securities in a three month period under Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act.

   In addition to these registration rights, America Online will have the right to demand the registration of the shares of common stock issuable upon the exercise of warrants held by it. See "-- Warrants."

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation, our bylaws, the NAR operating agreement and our stockholders agreement may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, preventing or discouraging a change of control of our company. These include:

  . We will have a classified board, which is divided into three classes with staggered three-year terms;

  . Our stockholders are unable to fill any interim vacancy on our board of directors;

  . Any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before that meeting and may not be taken by written consent;

  . Our stockholders are limited in their ability to remove any director or the entire board of directors without cause;

  . Our bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, and must be called upon the request of the chairman of the board of directors, the chief executive officer, the president, or by a majority of the members of the board of directors and may not be called by stockholders; and

  . Stockholders must follow specified procedures in order to properly submit any business before a stockholder meeting.

   These provisions are designed to reduce the vulnerability of Homestore.com to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of Homestore.com. These provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price for our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. See "Risk Factors--Our certificate of incorporation and bylaws, Delaware law and other agreements contain provisions that could discourage a takeover."

   Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholder, for three years following the date that stockholder became an "interested stockholder" unless:

  . the transaction is approved by the board prior to the date the "interested stockholder" attained that status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or subsequent to such date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not "opted out" of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   NAR Operating Agreement

   The NAR operating agreement is subject to termination if:

  . a third party acquires 50% or more of our voting stock or the voting stock of RealSelect; or

  . a majority of our board ceases to serve on that board and their replacements have not been approved by the board or replacements approved by them.

   Stockholder Agreement

   The stockholder agreement entered into among stockholders that following this offering will hold approximately 61.1% of our outstanding capital stock, based on our outstanding capital stock at December 31, 1999, the NAR and us, will restrict a change of control or a sale of all or substantially all of our assets. Under the agreement, without the prior consent of the NAR, which may not unreasonably be withheld:

  . the stockholders who are party to the agreement, including various entities affiliated with Kleiner Perkins Caufield & Byers and Whitney Equity Partners, are restricted from transferring in non-public market sales, other than to any other stockholder party to the agreement or in an underwritten public offering, their shares to any transferee whose primary business is real estate related or who will become a holder of more than 5% of our capital stock; and

  . we may not sell, lease or exchange all or substantially all of our assets.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them indemnification protection in the event the certificate of incorporation is subsequently amended.

   Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of common stock including shares issued upon exercise of outstanding warrants or options in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of equity securities. Furthermore, as described below, 50,412,044 shares currently outstanding will be available for sale after the expiration of contractual restrictions on resale with us and/or the underwriters. Sales of substantial amounts of our common stock in the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding 74,262,225 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 8,300,000 shares sold in this offering and the 8,050,000 shares sold in our initial public offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates." Based on shares outstanding as of December 31, 1999, the remaining shares will become eligible for public sale as follows:

                          Approximate
                           Number of
                            Shares
                           Eligible
                          For Future
          Date               Sale                       Comment
          ----            -----------                   -------
February 1, 2000........   1,200,908  IPO lock-up released. These shares may be
                                      sold under Rules 144, 144(k), 145 or 701.
February 2, 2000........   1,450,660  SpringStreet lock-up released. These shares
                                      may be sold under Rules 144(k) or 145.
February 4, 2000........   2,372,640  Restricted securities held for at least one
                                      year that may be sold under Rule 144.
February 18, 2000.......   1,125,000  Restricted securities held for at least one
                                      year that may be sold under Rule 144.
April 9, 2000...........     131,500  Restricted securities held for at least one
                                      year that may be sold under Rule 144.
91 days after the date
 of this prospectus.....  43,070,678  Lock-up released. These shares may be sold under Rules 144, 144(k) or 701.
May 28, 2000............     187,500  Restricted securities held for at least one
                                      year that may be sold under Rule 144.
June 30, 2000...........     458,722  Restricted securities held for at least one
                                      year that may be sold under Rule 144.
August 4, 2000..........   3,838,140  Restricted securities held for at least one
                                      year that may be sold under Rule 144.
August 12, 2000.........     107,525  Restricted securities held for at least one
                                      year that may be sold under Rule 144.
Beginning on October 22,
 2000...................     565,838  Restricted securities held for at least one
                                      year that may be sold under Rule 144.

   In addition, there are 3,403,114 shares outstanding that are subject to our right to repurchase which lapses ratably over the term of the related option agreement, generally four years. Upon the lapse of this right of repurchase, the shares will be become eligible for the sale in the public market. These shareholders have signed lock-up agreements with the Underwriters under which they have agreed not to sell, transfer or dispose of, directly or indirectly, 3,208,730 shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus.

   Lock-Up Agreements with the Underwriters

   Our officers, directors and stockholders holding approximately 71.8% of our common stock including all of our officers and directors, have signed lock-up agreements with the Underwriters under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus.

   Morgan Stanley & Co. Incorporated may choose to release some of these shares from these restrictions prior to the expiration of this 90-day period, although we are not aware of any current intention to request them to do so.

   Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of Common Stock then outstanding, which will equal approximately 742,382 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Homestore.com.

   Rule 144(k)

   Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701

   Any employee, officer or director of, or consultant to, Homestore.com who purchased his or her shares under a written compensatory plan or contract may be entitled to sell their shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Because all shares that we have issued under Rule 701 are subject to lock-up agreements from our initial public offering, they will only become eligible for sale on February 4, 1999. However, some of these individuals have entered into new lock up agreements under which they agreed not to sell their shares for 90 days after this offering without the prior written consent of Morgan Stanley & Co. Incorporated.

   Registration Rights

   Upon completion of this offering, the holders of 41,346,689 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

   Stock Options

   As of December 31, 1999, options to purchase 10,162,389 shares of common stock were issued and outstanding.

   Upon the expiration of the lock-up agreements described above, at least 4,386,488 shares of common stock will be subject to vested options, based on options outstanding as of December 31, 1999. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 90-day lock-up agreements expire.

   Warrants

   As of December 31, 1999, we had outstanding warrants to purchase 2,623,432 shares of common stock. If these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, FleetBoston Robertson Stephens Inc., Hambrecht & Quist LLC and Wit Capital Corporation are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                       Number of
                                Underwriter                             Shares
                                -----------                            ---------
      Morgan Stanley & Co. Incorporated..............................
      Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..............................................
      Donaldson, Lufkin & Jenrette Securities Corporation............
      FleetBoston Robertson Stephens Inc.............................
      Hambrecht & Quist LLC..........................................
      Wit Capital Corporation........................................





                                                                       ---------
        Total........................................................  8,300,000
                                                                       =========

   The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of the shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $   a share under the public offering
price. Any underwriters may allow, and such dealers may re-allow, a concession
not in excess of $   a share to other underwriters or to other dealers. After
the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,245,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of the shares of common stock. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number set forth next to that underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' over-allotment option is exercised in full, the total price to public would be
$     , the total underwriters' discounts and commissions would be $     , and
the total proceeds to us would be $     before deducting estimated offering
expenses of $900,000 payable by us.

   We, our directors, officers and the other selling stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 90 days after the date of this prospectus, it will not:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether the shares or any of those securities are then owned by that person or are later acquired directly from us; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The restrictions described in the previous paragraph do not apply to:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance by Homestore.com of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in the prospectus;

  . transactions by any person other than Homestore.com relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock; or

  . issuances of shares of common stock or options to purchase shares of common stock under our employee benefit plans as in existence on the date of the prospectus and consistent with past practices.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions or in stabilization transactions. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   We and the selling stockholders on one hand and the underwriters on the other have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

   In August 1998, we sold shares of our Series F preferred stock in a private placement at a purchase price of $4.80 per share. In this private placement, Morgan Stanley Dean Witter Equity Funding, Inc. purchased 416,665 shares of Series F preferred stock, for approximately $2.0 million. Morgan Stanley Venture Partners III, L.P. purchased 365,575 shares for approximately $1.8 million. Morgan Stanley Venture Investors III, L.P. purchased

35,100 shares for approximately $168,000. Morgan Stanley Venture Partners Entrepreneur Fund, L.P. purchased 15,995 shares for approximately $77,000. These funds purchased these shares of Series F preferred stock on the same terms as the other investors in the private placement. These funds are affiliated entities of Morgan Stanley & Co. Incorporated, the lead representative of the underwriters in this offering.

   A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the e-Dealers.

   Wit Capital, a member of the National Association of Securities Dealers, Inc. will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, co-manager or selected dealer in over 125 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with Homestore.com or any of its founders or significant shareholders.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon legal matters in connection with this offering for the Underwriters. Wilson Sonsini Goodrich & Rosati, Professional Corporation represented Homestore.com in its acquisitions of SpringStreet, Inc. and The Homebuyer's Fair, Inc. and FAS-Hotline, Inc., which collectively constitute Homefair.

                                    EXPERTS

   The consolidated financial statements of Homestore.com, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of NetSelect, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of NetSelect, LLC and subsidiaries as of December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of The Enterprise of America, Ltd. as of December 31, 1997 and March 31, 1998 and for the year ended December 31, 1997 and the three months ended March 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of MultiSearch Solutions, Inc. and subsidiary as of December 31, 1997 and June 30, 1998 and for the year ended December 31, 1997 and the six months ended June 30, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of SpringStreet, Inc. as of December 31, 1998 and 1997, and for the year ended December 31, 1998 and for the period from August 21, 1997 (commencement of operations) through

December 31, 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Homebuyer's Fair, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of FAS-Hotline, Inc. and The Center for Mobility Resources, Inc. as of December 31, 1997 and 1998 and for the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of National School Reporting Services, Inc. as of December 31, 1997 and for the year ended December 31, 1997 and the period from January 1, 1998 through September 9, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   Effective January 21, 1999, PricewaterhouseCoopers LLP was engaged as our independent accountants. Prior to January 21, 1999, Deloitte & Touche LLP had been our independent accountants. The decision to change independent accountants was approved by our board of directors.

   For the period from October 28, 1996 through December 31, 1998 and for the period from January 1, 1999 through January 21, 1999, we and Deloitte & Touche LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

   The report of Deloitte & Touche LLP on our financial statements for the periods from October 28, 1996 through December 31, 1996 and January 1, 1997 through December 31, 1997 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                            ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules, and such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at room 1024, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

                              HOMESTORE.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Unaudited Pro Forma Condensed Combined Consolidated Financial Information
  Overview................................................................  F-3
  Pro Forma Condensed Combined Consolidated Balance Sheet.................  F-5
  Pro Forma Condensed Combined Consolidated Statements of Operations......  F-6
  Notes to Pro Forma Condensed Combined Consolidated Financial
   Information............................................................  F-8
Homestore.com, Inc. Consolidated Financial Statements
  Report of Independent Accountants....................................... F-16
  Consolidated Balance Sheets............................................. F-17
  Consolidated Statements of Operations................................... F-18
  Consolidated Statements of Stockholders' Equity (Deficit)............... F-19
  Consolidated Statements of Cash Flows................................... F-20
  Notes to Consolidated Financial Statements.............................. F-21
NetSelect, Inc. Consolidated Financial Statements
  Report of Independent Accountants....................................... F-39
  Consolidated Balance Sheets............................................. F-40
  Consolidated Statements of Operations................................... F-41
  Consolidated Statements of Stockholders' Equity......................... F-42
  Consolidated Statements of Cash Flows................................... F-43
  Notes to Consolidated Financial Statements.............................. F-44
NetSelect, LLC Consolidated Financial Statements
  Report of Independent Accountants....................................... F-57
  Consolidated Balance Sheets............................................. F-58
  Consolidated Statements of Operations................................... F-59
  Consolidated Statements of Shareholders' Equity......................... F-60
  Consolidated Statements of Cash Flows................................... F-61
  Notes to Consolidated Financial Statements.............................. F-62
The Enterprise of America, Ltd. Financial Statements
  Report of Independent Accountants....................................... F-75
  Balance Sheets.......................................................... F-76
  Statements of Operations................................................ F-77
  Statements of Stockholders' Deficit..................................... F-78
  Statements of Cash Flows................................................ F-79
  Notes to Financial Statements........................................... F-80
MultiSearch Solutions, Inc. Consolidated Financial Statements
  Report of Independent Accountants....................................... F-83
  Consolidated Balance Sheets............................................. F-84
  Consolidated Statements of Operations................................... F-85
  Consolidated Statements of Stockholders' Deficit........................ F-86
  Consolidated Statements of Cash Flows................................... F-87
  Notes to Consolidated Financial Statements.............................. F-88
SpringStreet, Inc. Financial Statements
  Report of Independent Auditors.......................................... F-91
  Balance Sheets.......................................................... F-92
  Statements of Operations................................................ F-93
  Statements of Shareholders' Deficit..................................... F-94
  Statements of Cash Flows................................................ F-95
  Notes to Financial Statements........................................... F-96

                              HOMESTORE.COM, INC.

                                                                         Page
                                                                         -----
The Homebuyer's Fair, Inc. Consolidated Financial Statements
  Report of Independent Accountants..................................... F-106
  Consolidated Balance Sheets........................................... F-107
  Consolidated Statements of Operations................................. F-108
  Consolidated Statements of Stockholders' Equity (Deficit)............. F-109
  Consolidated Statements of Cash Flows................................. F-110
  Notes to Consolidated Financial Statements............................ F-111

FAS-Hotline, Inc. and The Center for Mobility Resources, Inc. Combined
 Financial Statements
  Report of Independent Accountants..................................... F-118
  Combined Balance Sheets............................................... F-119
  Combined Statements of Operations..................................... F-120
  Combined Statements of Stockholders' Equity........................... F-121
  Combined Statements of Cash Flows..................................... F-122
  Notes to Combined Financial Statements................................ F-123

National School Reporting Services, Inc. Financial Statements
  Report of Independent Accountants..................................... F-126
  Balance Sheet......................................................... F-127
  Statements of Operations.............................................. F-128
  Statements of Stockholders' Deficit................................... F-129
  Statements of Cash Flows.............................................. F-130
  Notes to Financial Statements......................................... F-131

                              HOMESTORE.COM, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL INFORMATION

                                   Overview

   On February 4, 1999, NetSelect, Inc. ("NSI") was merged with and into Homestore.com, Inc. ("Company" or "Homestore") in a non-substantive share exchange, which was provided for in the agreements governing the formation and operation of RealSelect, Inc. ("RealSelect"), the operating company. The share exchange lacked substance since both the Company and NSI were shell companies for their respective investments in RealSelect, and because the respective underlying ownership interests of the individual investors were unaffected. Accordingly, the non-substantive share exchange was accounted for at historical cost. The share exchange between the Company and NSI is referred to herein as the "Reorganization". This Reorganization was completed solely to simplify the Company's legal structure prior to its initial public offering. See Note 1 of Homestore.com, Inc. Notes to Consolidated Financial Statements for further discussion about the Reorganization.

   In March 1998, NSI acquired The Enterprise of America, Ltd. (the "Enterprise") for 525,000 shares of common stock with an estimated fair value of $525,000, a $2.2 million note payable, and $705,000 in cash and other acquisition related expenses. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   In July 1998, NSI acquired MultiSearch Solutions, Inc. ("MultiSearch") for convertible preferred stock equivalent to 1,625,000 shares of common stock with an estimated fair value of approximately $4.8 million, a $3.6 million note payable, and $875,000 in cash and other acquisition related expenses. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   In June 1999, the Company acquired SpringStreet, Inc. ("SpringStreet") for common stock and convertible preferred stock equivalent to an aggregate of 5,309,058 shares of common stock. The aggregate acquisition cost of $51.7 million was based on terms and preferences of the shares issued in the transaction relative to the value received by the Company in the April 1999 Series G preferred stock financing. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $41.3 million has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   In October 1999, the Company acquired Homebuyer's Fair, Inc. and FAS-Hotline, Inc. (collectively referred to as "Homefair" or "Homefair Group") for $35.8 million in cash and other acquisition related expenses, a $37.5 million note payable and 250,000 shares of common stock, with an estimated fair value of $11.2 million, for a total aggregate purchase price of $83.7 million. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $83.3 million has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   Homestore's unaudited pro forma condensed combined consolidated balance sheet as of September 30, 1999 gives effect to the acquisition of the Homefair Group as if it had occurred on September 30, 1999, by combining the balance sheet of Homefair as of September 30, 1999 with the Company's balance sheet as of the same date.

   Homestore's unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the acquisition of the Homefair Group as if it had occurred on January 1, 1998.

   Homestore's unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the Reorganization and the acquisitions of The Enterprise, MultiSearch and Springstreet as if they had occurred on January 1, 1998.

   Homefair Group's unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the acquisitions of FAS-Hotline, Inc., The Center For Mobility Resources, Inc. and National School Reporting Services, Inc. as if they had occurred on January 1, 1998. See F-12 for a further description of Homefair Group's pro forma presentation.

   The unaudited pro forma statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of January 1, 1998 and should not be construed as being representative of future operating results.

   The audited historical financial statements of the Company, NSI, The Enterprise, MultiSearch, SpringStreet, The Homebuyer's Fair, Inc., FAS-Hotline, Inc. and The Center For Mobility Resources, Inc. and National School Services, Inc. are included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated financial information presented herein should be read in conjunction with those financial statements and related notes.

                              HOMESTORE.COM, INC.

        UNAUDITED PROFORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (in thousands)

                                   Homestore  Homefair  Adjustments    Pro Forma
                                   ---------  --------  -----------    ---------
              Assets
Current assets:
  Cash and cash equivalents....... $ 144,304  $ 1,199    $(35,000)(1)  $ 110,503
  Accounts receivable, net........    10,320    1,208        (255)(2)     11,273
  Current portion of prepaid dis-
   tribution expense..............    10,461                              10,461
  Deferred royalties..............     3,074                               3,074
  Other current assets............     2,584      272         (89)(3)      2,767
                                   ---------  -------    --------      ---------
Total current assets..............   170,743    2,679     (35,344)       138,078
Prepaid distribution expense......     5,577                               5,577
Property and equipment, net.......     5,167      544                      5,711
Intangible assets, net............    58,521   10,026     (10,026)(4)    141,795
                                                           83,274 (5)
Other assets......................       322                                 322
                                   ---------  -------    --------      ---------
    Total assets.................. $ 240,330  $13,249    $ 37,904      $ 291,483
                                   =========  =======    ========      =========

  Liabilities and Stockholders'
              Equity

Current liabilities:
  Accounts payable................ $   6,228  $   259    $   (255)(2)  $   6,232
  Accrued liabilities.............    19,211      142                     19,353
  Deferred revenue................    13,260                              13,260
  Current portion of note pay-
   able...........................     1,797       12      37,500 (1)     39,309
  Other current liabilities.......              1,398         800 (6)      2,198
                                   ---------  -------    --------      ---------
Total current liabilities.........    40,496    1,811      38,045         80,352
Notes payable.....................     1,333       25                      1,358
Other non-current liabilities.....                 22                         22
                                   ---------  -------    --------      ---------
                                      41,829    1,858      38,045         81,732
                                   ---------  -------    --------      ---------

Stockholders' equity:
  Common stock....................        70                                  70
  Additional paid-in capital......   396,447   12,300     (12,300)(7)    407,697
                                                           11,250 (1)
  Treasury stock..................   (13,676)                            (13,676)
  Notes receivable from stockhold-
   ers............................   (12,965)                            (12,965)
  Deferred stock charges..........   (45,657)                            (45,657)
  Accumulated deficit.............  (125,718)    (909)        909 (7)   (125,718)
                                   ---------  -------    --------      ---------
    Total stockholders' equity....   198,501   11,391        (141)       209,751
                                   ---------  -------    --------      ---------
    Total liabilities and
     stockholders' equity......... $ 240,330  $13,249    $ 37,904      $ 291,483
                                   =========  =======    ========      =========

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated
                             Financial Information.

                              HOMESTORE.COM, INC.

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 1999
                   (in thousands, except per share amounts)

                           Pro Forma    Pro Forma                Pro Forma
                          Homestore(1) Homefair(2) Adjustments   Combined
                          ------------ ----------- -----------   ---------
Revenues.................   $ 39,990     $5,467         (151)(2) $  45,306
Cost of revenues
 (excluding $1,190 in
 non-cash equity charges
 for Homestore)..........     15,480        736                     16,216
                            --------     ------      -------     ---------
Gross profit.............     24,510      4,731         (151)       29,090
                            --------     ------      -------     ---------
Operating expenses:
  Sales and marketing
   (excluding $9,533 in
   non-cash equity
   charges for
   Homestore)............     54,335      1,788         (151)(2)    55,972
  Product development
   (excluding $563 in
   non-cash equity
   charges for
   Homestore)............      4,630        395                      5,025
  General and
   administrative
   (excluding $4,237 in
   non-cash equity
   charges for
   Homestore)............     18,422      1,155                     19,577
  Amortization of
   intangible assets.....      8,711      1,810       (1,810)(4)    21,202
                                                      12,491 (8)
  Stock-based charges....     15,523                                15,523
  Litigation settlement..      8,406                                 8,406
                            --------     ------      -------     ---------
Total operating
 expenses................    110,027      5,148       10,530       125,705
                            --------     ------      -------     ---------
Loss from operations.....    (85,517)      (417)     (10,681)      (96,615)
Other income (expense),
 net.....................      1,313        (89)      (4,634)(9)    (3,410)
                            --------     ------      -------     ---------
Net loss.................   $(84,204)    $ (506)     (15,315)    $(100,025)
                            ========     ======      =======     =========
Basic and diluted net
 loss per share..........   $  (1.41)                            $   (1.67)
                            ========                             =========
Shares used to calculate
 basic and diluted net
 loss per share..........     59,664                                59,914 (10)
                            ========                             =========

--------
(1) See page F-9 for a full disclosure of Homestore's unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1999.

(2) See page F-13 for a full disclosure of Homefair's unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1999.


  See accompanying Notes Unaudited Pro Forma Condensed Combined Consolidated
                            Financial Information.

                              HOMESTORE.COM, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998
                   (in thousands, except per share amounts)

                            Pro Forma    Pro Forma                Pro Forma
                           Homestore(1) Homefair(2) Adjustments   Combined
                           ------------ ----------- -----------   ---------
Revenues.................    $ 19,125     $ 3,998                 $  23,123
Cost of revenues
 (excluding $141 in non-
 cash equity charges for
 Homestore)..............       9,530         603                    10,133
                             --------     -------     -------     ---------
Gross profit.............       9,595       3,395                    12,990
                             --------     -------     -------     ---------
Operating expenses:
  Sales and marketing
   (excluding $506 in
   non-cash equity
   charges for
   Homestore)............      32,787       1,773                    34,560
  Product development
   (excluding $78 in non-
   cash equity charges
   for Homestore)........       5,252         333                     5,585
  General and
   administrative
   (excluding $837 in
   non-cash equity
   charges for
   Homestore)............       9,241       2,367                    11,608
  Amortization of
   intangible assets.....      11,242       2,415      (2,415)(4)    27,897
                                                       16,655 (8)
  Stock-based charges....      20,455                                20,455
                             --------     -------     -------     ---------
Total operating
 expenses................      78,977       6,888      14,240       100,105
                             --------     -------     -------     ---------
Loss from operations.....     (69,382)     (3,493)    (14,240)      (87,115)
Other income (expense),
 net.....................         340        (252)     (6,178)(9)    (6,090)
                             --------     -------     -------     ---------
Net loss.................     (69,042)     (3,745)    (20,418)      (93,205)
Repurchase of convertible
 preferred stock.........      (7,727)                               (7,727)
                             --------     -------     -------     ---------
Net loss applicable to
 common stockholders.....    $(76,769)    $(3,745)    (20,418)    $(100,932)
                             ========     =======     =======     =========
Basic and diluted net
 loss per share
 applicable to common
 stockholders ...........    $  (1.79)                            $   (2.33)
                             ========                             =========
Shares used to calculate
 basic and diluted net
 loss per share
 applicable to common
 stockholders............      43,001                                43,251(10)
                             ========                             =========

--------
(1) See page F-10 for a full disclosure of Homestore's unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998.

(2) See page F-14 for a full disclosure of Homestore's unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998.

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated
                            Financial Information.

                              HOMESTORE.COM, INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL INFORMATION

   Pro forma adjustments reflect the following in the unaudited pro forma condensed combined consolidated balance sheet and statements of operations:

(1) Issuance of 250,000 shares of common stock with an estimated fair value of $11.2 million, $35 million in cash and a $37.5 million note payable

(2) Elimination of intercompany accounts receivable, accounts payable, revenues and expenses

(3) Valuation allowance related to Homefair's deferred tax assets due to the likelihood that Homestore may not generate sufficient taxable income to utilize its tax assets

(4)  Elimination of Homefair's intangible assets and related amortization

(5) Preliminary allocation of the excess purchase consideration over the fair value of net tangible assets acquired

(6)  Estimated acquisition costs

(7) Elimination of Homefair's stockholders' equity, including additional paid-in capital

(8)  Amortization of goodwill on a straight-line basis over five years

(9) Reduction in interest income related to cash paid as part of the purchase price, net of an increase in interest expense related to the $37.5 million promissory note which bears interest at 10.875% issued in connection with the acquisition

(10) Additional weighted average shares used in the calculation of pro forma basic and diluted net loss per share applicable to common stockholders reflect the issuance of 250,000 shares of common stock as part of the Homefair purchase consideration as if they been issued on January 1, 1998

                              HOMESTORE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (in thousands, except per share amounts)

                                                           Pro Forma                               Pro
                         Homestore    NSI    Adjustments   Homestore  SpringStreet Adjustments    Forma
                         ---------  -------  -----------   ---------  ------------ -----------   --------
Revenues................ $ 35,211   $ 2,433    $   --      $ 37,644     $  2,346     $    --     $ 39,990
Cost of revenues
 (excluding $1,190 in
 non-cash equity
 charges)...............   13,007       798                  13,805        1,675                   15,480
                         --------   -------    ------      --------     --------     -------     --------
Gross profit............   22,204     1,635        --        23,839          671          --       24,510
                         --------   -------    ------      --------     --------     -------     --------
Operating expenses:
  Sales and marketing
   (excluding $9,533 in
   non-cash equity
   charges).............   44,765     4,064                  48,829        5,506                   54,335
  Product development
   (excluding $563 in
   non-cash equity
   charges).............    3,322       174                   3,496        1,134                    4,630
  General and
   administrative
   (excluding $4,237 in
   non-cash equity
   charges).............   12,953     1,053                  14,006        4,416                   18,422
  Amortization of
   intangible assets....    4,313       261                   4,574                    4,137 (1)    8,711
  Stock-based charges...   12,711       569                  13,280        2,243                   15,523
  Litigation
   settlement...........    8,406                             8,406                                 8,406
                         --------   -------    ------      --------     --------     -------     --------
Total operating
 expenses...............   86,470     6,121                  92,591       13,299       4,137      110,027
                         --------   -------    ------      --------     --------     -------     --------
Loss from operations....  (64,266)   (4,486)                (68,752)     (12,628)     (4,137)     (85,517)
Other income (expense),
 net....................    1,274        (5)                  1,269           44                    1,313
                         --------   -------    ------      --------     --------     -------     --------
Net loss................  (62,992)   (4,491)                (67,483)     (12,584)     (4,137)     (84,204)
Accretion of redemption
 value and dividends on
 convertible-preferred
 stock..................  (1,846)      (207)    2,053 (2)
                         --------   -------    ------      --------     --------     -------     --------
Net loss applicable to
 common stockholders.... $(64,838)  $(4,698)   $2,053      $(67,483)    $(12,584)    $(4,137)    $(84,204)
                         ========   =======    ======      ========     ========     =======     ========
Historical basic and
 diluted net loss per
 share applicable to
 common stockholders.... $ (2.06)
                         ========
Shares used in the
 calculation of
 historical basic and
 diluted net loss per
 share applicable to
 common stockholders....   31,421
                         ========
Pro forma basic and
 diluted net loss per
 share applicable to
 common stockholders....                                                                         $  (1.41)
                                                                                                 ========
Shares used in the
 calculation of pro
 forma basic and diluted
 net loss per share
 applicable to common
 stockholders...........                                                                           59,664 (3)
                                                                                                 ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Information.

                              HOMESTORE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                    (in thousands, except per share amounts)

                                                Adjust-    Pro Forma                                      Adjust-       Pro
                            Homestore   NSI      ments     Homestore  Enterprise MultiSearch SpringStreet  ments       Forma
                            --------- --------  -------    ---------  ---------- ----------- ------------ -------     --------
Revenues...............      $   --   $ 15,003  $  --      $ 15,003      $969      $2,054      $ 1,099    $   --      $ 19,125
Cost of revenues
 (excluding $141 in
 non-cash equity
 charges)..............                  7,338                7,338       524         947          721                   9,530
                             -------  --------  ------     --------      ----      ------      -------    -------     --------
Gross profit...........          --      7,665     --         7,665       445       1,107          378        --         9,595
                             -------  --------  ------     --------      ----      ------      -------    -------     --------
Operating expenses:
 Sales and marketing
  (excluding $506 in
  non-cash equity
  charges).............                 25,560               25,560       174         544        6,509                  32,787
 Product development
  (excluding $78 in
  non-cash equity
  charges).............                  4,139                4,139                    24        1,089                   5,252
 General and
  administrative
  (excluding $837 in
  non-cash equity
  charges).............            3     6,929                6,932       274         457        1,578                   9,241
 Amortization of
  intangible assets....                  1,893                1,893                                         9,349 (1)   11,242
 Stock-based charges...                 20,455               20,455                                                     20,455
                             -------  --------  ------     --------      ----      ------      -------    -------     --------
Total operating expenses..         3    58,976               58,979       448       1,025        9,176      9,349       78,977
                             -------  --------  ------     --------      ----      ------      -------    -------     --------
Loss from operations...           (3)  (51,311)             (51,314)       (3)         82       (8,798)    (9,349)     (69,382)
Other income (expense),
 net...................                    343                  343       (32)        (24)         207       (154)(4)      340
                             -------  --------  ------     --------      ----      ------      -------    -------     --------
Net loss...............           (3)  (50,968)             (50,971)      (35)         58       (8,591)    (9,503)     (69,042)
Accretion of redemption
 value and dividends on
 convertible preferred
 stock.................                 (1,659)  1,659(2)       --                                                         --
Repurchase of
 convertible preferred
 stock.................                 (7,727)              (7,727)                                                    (7,727)
                             -------  --------  ------     --------      ----      ------      -------    -------     --------
Net loss applicable to
 common stockholders...      $    (3) $(60,354) $1,659     $(58,698)     $(35)     $   58      $(8,591)   $(9,503)    $(76,769)
                             =======  ========  ======     ========      ====      ======      =======    =======     ========
Historical basic and
 diluted net loss per
 share applicable to
 common stockholders...      $   --
                             =======
Shares used in the
 calculation of
 historical basic and
 diluted net loss per
 share applicable to
 common stockholders...        9,173
                             =======
Pro forma basic and
 diluted net loss per
 share applicable to
 common stockholders...                                                                                               $  (1.79)
                                                                                                                      ========
Shares used in the
 calculation of pro
 forma basic and
 diluted net loss per
 share applicable to
 common stockholders...                                                                                                 43,001 (3)
                                                                                                                      ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Information.

                              HOMESTORE.COM, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

   Pro forma adjustments reflect the following in the unaudited pro forma condensed consolidated statements of operations:

(1) Amortization of goodwill in connection with the following acquisitions:

                                                  Nine months ended  Year ended
                                                    September 30,   December 31,
                                                        1999            1998
                                                  ----------------- ------------
     Enterprise..................................      $   --          $  188
     MultiSearch.................................          --             934
     SpringStreet................................       4,137           8,227

(2) Elimination of the accretion of redemption value and dividends on convertible preferred stock resulting from the assumed conversion of the Company's preferred stock into common stock in connection with the IPO.

(3) Additional weighted average shares used in the calculation of pro forma basic and diluted net loss per share applicable to common stockholders reflect the following, as if they been issued as of January 1, 1998, except for preferred stock that was not issued in connection with an acquisition. For this preferred stock, the weighted average shares reflect the preferred stock as if it had been issued as of January 1, 1998, or the date of issuance, if later:

                                                 Nine months ended  Year ended
                                                   September 30,   December 31,
                                                       1999            1998
                                                 ----------------- ------------
     Enterprise acquisition....................           --             525
     MultiSearch acquisition...................           --           1,625
     SpringStreet acquisition..................        4,587           4,587
     NSI Reorganization........................        2,080           5,823
     Conversion of preferred stock in connec-
      tion with IPO............................       17,659          17,351
     Conversion of NAR's RealSelect shares into
      Homestore.com shares.....................        3,917           3,917

(4) Reduction in interest income related to cash paid for The Enterprise and MultiSearch acquisitions, net of an increase in interest expense related to interest imputed on the non-interest bearing notes issued in connection with the acquisitions of The Enterprise ($39,000) and MultiSearch ($97,000) from January 1, 1998 to the respective acquisition dates. The notes have been discounted at a discount rate of 10%.

                                HOMEFAIR GROUP

   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

                                   Overview

   On September 9, 1998, Homefair acquired National School Reporting Services, Inc. ("NSRS") for $6.0 million in cash and other acquisition related expenses. The acquisition was accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of purchase consideration over net tangible assets acquired of $7.2 million is being amortized on a straight-line basis over 5 years.

   On April 1, 1999, Homefair acquired FAS-Hotline, Inc. and The Center For Mobility Resources, Inc. (collectively referred to as "FAS") for $4.0 million in cash and 225 shares of common stock, with an estimated fair value of $1.3 million, and other acquisition related expenses. The acquisition was accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of purchase consideration over net tangible assets acquired of $4.9 million is being amortized on a straight-line basis over 5 years.

   On October 31, 1999, Homestore acquired of all Homefair's outstanding shares of common stock, at which time Homefair became a wholly-owned subsidiary of Homestore.

   Homefair Group's unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the acquisitions of NSRS and FAS as if they had occurred on January 1, 1998.

   The unaudited pro forma condensed combined consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of January 1, 1998 and should not be construed as being representative of future operating results.

   The audited historical financial statements of Homebuyer's Fair, Inc., NSRS and FAS are included elsewhere in this Prospectus. The unaudited pro forma condensed combined consolidated financial information presented herein should be read in conjunction with those financial statements and related notes.

                                 HOMEFAIR GROUP

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (in thousands, except per share amounts)

                                               Pro Forma
                                Homefair FAS   Homefair  Adjustments  Pro Forma
                                -------- ----  --------- -----------  ---------
Revenues.......................  $5,087  $380   $5,467      $  --      $5,467
Cost of revenues...............     716    20      736                    736
                                 ------  ----   ------      -----      ------
Gross profit...................   4,371   360    4,731         --       4,731
                                 ------  ----   ------      -----      ------
Operating expenses:
  Sales and marketing..........   1,600   188    1,788                  1,788
  Product development..........     291   104      395                    395
  General and administrative...   1,016   139    1,155                  1,155
  Amortization of intangible
   assets......................   1,567          1,567        243 (1)   1,810
                                 ------  ----   ------      -----      ------
Total operating expenses.......   4,474   431    4,905        243       5,148
                                 ------  ----   ------      -----      ------
Loss from operations...........    (103)  (71)    (174)      (243)       (417)
Other expense, net.............    (606)          (606)       (60)(2)     (89)
                                                              577 (5)
                                 ------  ----   ------      -----      ------
Net loss.......................  $ (709) $(71)  $ (780)     $ 274      $ (506)
                                 ======  ====   ======      =====      ======



 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Information.

                                 HOMEFAIR GROUP

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                    (in thousands, except per share amounts)

                                                   Pro Forma
                         Homefair  FAS     NSRS    Homefair  Adjustments   Pro Forma
                         -------- ------  -------  --------- -----------   ---------
Revenues................  $2,072  $1,311  $   615   $ 3,998    $    --      $ 3,998
Cost of revenues........     261     189      153       603                     603
                          ------  ------  -------   -------    -------      -------
Gross profit............   1,811   1,122      462     3,395         --        3,395
                          ------  ------  -------   -------    -------      -------
Operating expenses:
  Sales and marketing...     528     610      635     1,773                   1,773
  Product development...     133      27      173       333                     333
  General and
   administrative.......     736     599    1,567     2,902       (535)(3)    2,367
  Amortization of
   intangible assets....     480                        480      1,935 (1)    2,415
                          ------  ------  -------   -------    -------      -------
  Total operating ex-
   penses...............   1,877   1,236    2,375     5,488      1,400        6,888
                          ------  ------  -------   -------    -------      -------
Loss from operations....     (66)   (114)  (1,913)   (2,093)    (1,400)      (3,493)
Other expense, net......    (165)             (10)     (175)      (240)(2)     (252)
                                                                   163 (5)
                          ------  ------  -------   -------    -------      -------
Net loss................    (231)   (114)  (1,923)   (2,268)    (1,477)      (3,745)
Accrued dividends on
 convertible preferred
 stock..................                     (127)     (127)       127 (4)
                          ------  ------  -------   -------    -------      -------
Net loss applicable to
 common stockholders....  $ (231) $ (114) $(2,050)  $(2,395)   $(1,350)     $(3,745)
                          ======  ======  =======   =======    =======      =======


 See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated
                             Financial Information.

                                HOMEFAIR GROUP

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                     CONSOLIDATED STATEMENT OF OPERATIONS

   Pro forma adjustments reflect the following in the unaudited pro forma condensed consolidated statements of operations:

(1) Amortization of goodwill on a straight-line basis over five years in connection with the following acquisitions:

                                                  Nine months ended  Year ended
                                                    September 30,   December 31,
                                                        1999            1998
                                                  ----------------- ------------
     FAS.........................................       $243            $975
     NSRS........................................         --             960

(2) Reduction in interest income due to cash paid for FAS and NSRS at an interest rate of six percent

(3) Elimination of NSRS's stock-based compensation due to the fact that the related stock options were granted in contemplation of NSRS's acquisition by HBF

(4) Elimination of NSRS's accrued dividends on redeemable convertible preferred stock since the preferred stock was not assumed by HBF in its acquisition of NSRS

(5) Elimination of Homefair's income tax expense due to the likelihood that Homestore will have sufficient net operating losses to offset any taxable income

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Homestore.com, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Homestore.com, Inc. (the "Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
 March 31, 1999, except for
 the effect of the stock
 splits described in Note 14,
 as to which the dates are
 April 5, 1999 and August 4,
 1999

                              HOMESTORE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                   December 31,
                                                  ----------------  September 30,
                                                   1997     1998        1999
                                                  -------  -------  -------------
                                                                     (unaudited)
                     Assets
 Current assets:
   Cash and cash equivalents....................  $   155  $    71    $ 144,304
   Accounts receivable, net of allowance for
    doubtful accounts of $970 at September 30,
    1999........................................                         10,320
   Current portion of prepaid distribution
    expense.....................................                         10,461
   Deferred royalties...........................                          3,074
   Other current assets.........................                          2,584
                                                  -------  -------    ---------
 Total current assets...........................      155       71      170,743
 Prepaid distribution expense...................                          5,577
 Property and equipment, net....................                          5,167
 Intangible assets, net.........................                         58,521
 Other assets...................................                            322
                                                  -------  -------    ---------
     Total assets...............................  $   155  $    71    $ 240,330
                                                  =======  =======    =========

 Liabilities and Stockholders' Equity (Deficit)

 Current liabilities:
   Accounts payable.............................  $    --  $    --    $   6,228
   Accrued liabilities..........................       49                19,211
   Due to related party.........................      143       70
   Deferred revenue.............................                         13,260
   Current portion of notes payable.............                          1,797
                                                  -------  -------    ---------
 Total current liabilities......................      192       70       40,496
 Notes payable..................................                          1,333
 Other non-current liabilities..................       96       96
                                                  -------  -------    ---------
                                                      288      166       41,829
                                                  -------  -------    ---------
 Commitments and contingencies (Note 19)........

 Stockholders' equity (deficit):
   Convertible preferred stock, $.001 par
    value;......................................
   Common stock, $.001 par value; 10,000
    authorized at December 31, 1997 and 1998,
    500,000 shares authorized at September 30,
    1999; 8,650, 9,980 and 74,619 shares issued
    at December 31, 1997 and 1998, and September
    30, 1999, respectively; 8,650, 9,980 and
    69,557 outstanding at December 31, 1997 and
    1998, and September 30, 1999, respectively..        9       10           70
   Additional paid-in capital...................    2,721    3,312      396,447
   Treasury stock, at cost; 5,062 shares at
    September 30, 1999..........................                        (13,676)
   Notes receivable from stockholders...........              (551)     (12,965)
   Deferred stock charges.......................                        (45,657)
   Accumulated deficit..........................   (2,863)  (2,866)    (125,718)
                                                  -------  -------    ---------
     Total stockholders' equity (deficit).......  $  (133) $   (95)   $ 198,501
                                                  -------  -------    ---------
     Total liabilities and stockholders' equity
      (deficit).................................  $   155  $    71    $ 240,330
                                                  =======  =======    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                          Year Ended         Nine Months Ended
                                         December 31,          September 30,
                                     ----------------------  ------------------
                                      1996    1997    1998    1998      1999
                                     ------  ------  ------  -------- ---------
                                                                (unaudited)
Revenues...........................  $1,360  $   42  $   --  $    --  $  35,211
Cost of revenues (excluding $701 in
 non-cash equity charges for the
 nine months ended September 30,
 1999).............................      42       6                      13,007
                                     ------  ------  ------  -------  ---------
Gross profit.......................   1,318      36      --       --     22,204
                                     ------  ------  ------  -------  ---------
Operating expenses:
  Sales and marketing (excluding
   $7,875 in non-cash equity
   charges for the nine months
   ended September 30, 1999).......     479      14                      44,765
  Product development (excluding
   $333 in non-cash equity charges
   for the nine months ended
   September 30, 1999).............     629                               3,322
  General and administrative
   (excluding $3,802 in non-cash
   equity charges for the nine
   months ended September 30,
   1999)...........................     441      38       3        2     12,953
  Amortization of intangible
   assets..........................                                       4,313
  Stock-based charges..............                                      12,711
  Litigation settlement............                                       8,406
                                     ------  ------  ------  -------  ---------
Total operating expenses...........   1,549      52       3        2     86,470
                                     ------  ------  ------  -------  ---------
Loss from operations...............    (231)    (16)     (3)      (2)   (64,266)
Other income (expense), net........     (21)     (1)                      1,274
                                     ------  ------  ------  -------  ---------
Net loss...........................    (252)    (17)     (3)      (2)   (62,992)
Accretion of redemption value and
 dividends on convertible preferred
 stock.............................                                      (1,846)
                                     ------  ------  ------  -------  ---------
Net loss applicable to common
 stockholders......................  $ (252) $  (17) $   (3) $    (2) $ (64,838)
                                     ======  ======  ======  =======  =========
Basic and diluted net loss per
 share applicable to common
 stockholders......................  $ (.07) $   --  $   --  $    --  $   (2.06)
                                     ======  ======  ======  =======  =========
Shares used to calculate basic and
 diluted net loss per share
 applicable to common
 stockholders......................   3,477   8,650   9,173    8,901     31,421
                                     ======  ======  ======  =======  =========
Pro forma basic and diluted net
 loss per share applicable to
 common stockholders...............                                   $   (1.08)
                                                                      =========
Shares used to calculate pro forma
 basic and diluted net loss per
 share applicable to common
 stockholders......................                                      58,594
                                                                      =========



  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                   Convertible
                    Preferred                                             Notes                               Total
                      Stock        Common Stock   Additional            Receivable  Deferred              Stockholders'
                  ---------------  --------------  Paid-in   Treasury      From      Stock    Accumulated    Equity
                  Shares  Amount   Shares  Amount  Capital    Stock    Stockholders Charges     Deficit     (Deficit)
                  ------  -------  ------  ------ ---------- --------  ------------ --------  ----------- -------------
Balance at
 January 1,
 1996...........     532  $ 1,495   2,810   $ 3    $    947  $     --    $     --   $     --   $  (2,594)   $   (149)
Conversion of
 preferred
 stock..........    (532)  (1,495)  5,615     6       1,489                                                       --
Issuance of
 common stock...                      225               285                                                      285
Net loss........                                                                                    (252)       (252)
                  ------  -------  ------   ---    --------  --------    --------   --------   ---------    --------
Balance at
 December 31,
 1996...........      --       --   8,650     9       2,721        --          --         --      (2,846)       (116)
Net loss........                                                                                     (17)        (17)
                  ------  -------  ------   ---    --------  --------    --------   --------   ---------    --------
Balance at
 December 31,
 1997...........      --       --   8,650     9       2,721        --          --         --      (2,863)       (133)
Exercise of
 stock options..                    1,330     1         591                  (551)                                41
Net loss........                                                                                      (3)         (3)
                  ------  -------  ------   ---    --------  --------    --------   --------   ---------    --------
Balance at
 December 31,
 1998...........      --       --   9,980    10       3,312        --        (551)        --      (2,866)        (95)
Reorganization
 (unaudited)
 (Note 1).......   4,528        5  12,480    12      98,119    (1,770)     (3,230)   (10,079)    (60,860)     22,197
Issuance of
 common stock
 and Series F
 preferred stock
 (unaudited)....      96              643             3,553                                                    3,553
Issuance of
 common stock to
 minority
 interest
 (unaudited)....                                                                                   1,000       1,000
Exercise of
 stock options
 (unaudited)....                    5,893     5      12,806               (12,601)                               210
Repurchase of
 common stock
 (unaudited)....                   (2,903)                    (11,906)      3,630                             (8,276)
Issuance of
 common stock
 (unaudited)....                      350             1,757                  (238)                             1,519
Repayment from
 shareholder
 (unaudited)....                                                               25                                 25
Issuance of
 Series G
 preferred stock
 (unaudited)....     341                             17,007                                                   17,007
Issuance of
 Series H
 preferred stock
 (unaudited) ...     845        1     365            51,433                                                   51,434
Deferred stock
 charges
 (unaudited)....                                     42,289                          (48,289)                 (6,000)
Stock-
 based charges
 (unaudited)....                                      6,000                           12,711                  18,711
Accretion of
 Series E
 redemption
 value
 (unaudited)....                                       (159)                                                    (159)
Conversion of
 convertible
 preferred stock
 (unaudited)....  (5,810)      (6) 29,050    29         (23)                                                      --
Conversion of
 redeemable
 convertible
 preferred stock
 (unaudited)....                    1,625     2       5,122                                                    5,124
Conversion of
 NAR shares
 (unaudited)....                    3,917     4          (4)                                                      --
Issuance of
 common stock in
 initial public
 offering
 (unaudited)....                    8,050     8     144,829                                                  144,837
Exercise of
 warrants
 (unaudited)....                      107             2,000                                                    2,000
Litigation
 settlement
 (unaudited)....                                      8,406                                                    8,406
Net loss
 (unaudited)....                                                                                 (62,992)    (62,992)
                  ------  -------  ------   ---    --------  --------    --------   --------   ---------    --------
Balance at
 September 30,
 1999
 (unaudited)....      --  $   --   69,557   $70    $396,447  $(13,676)   $(12,965)  $(45,657)  $(125,718)   $198,501
                  ======  =======  ======   ===    ========  ========    ========   ========   =========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                          Year ended       Nine months ended
                                         December 31,        September 30,
                                       ------------------  ------------------
                                       1996   1997  1998    1998      1999
                                       -----  ----  -----  ------------------
                                                              (unaudited)
Cash flows from operating activities:
Net loss.............................. $(252) $(17) $  (3) $   (2)   $(62,992)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
Depreciation and amortization.........    39                            5,179
Provision for doubtful accounts.......                                    636
Amortization of discount on notes
 payable..............................                                    234
Litigation settlement.................           6                      8,406
Stock-based charges...................                                 12,711
Other non-cash items..................                                    853
Changes in operating assets and
 liabilities, net of acquisitions:
  Accounts receivable.................  (349)    2              2      (7,736)
  Prepaid distribution expense........                                 (5,484)
  Deferred royalties..................                                 (1,676)
  Other assets........................    (6)   14                     (1,949)
  Accounts payable and accrued
   liabilities........................   286   107   (122)     65      10,848
  Deferred revenue....................                                  6,297
                                       -----  ----  -----  ------  ----------
Net cash provided by (used in)
 operating activities.................  (282)  112   (125)     65     (34,673)
                                       -----  ----  -----  ------  ----------
Cash flows from investing activities:
Purchases of property and equipment...   (93)                          (2,893)
Proceeds from sale of property and
 equipment............................          19
Cash assumed from the acquisition of
 SpringStreet.........................                                 10,186
                                       -----  ----  -----  ------  ----------
Net cash provided by (used in)
 investing activities.................   (93)   19     --      --       7,293
                                       -----  ----  -----  ------  ----------
Cash flows from financing activities:
Notes receivable from stockholders....                                  3,655
Proceeds from exercise of stock
 options..............................                                  1,346
Net proceeds from issuance of common
 and preferred stock..................   285           41             167,597
Proceeds from officer and director
 loans................................   164
Repurchases of common stock...........                                (11,906)
Repayment of notes payable............                                 (2,116)
Repayment of capital lease
 obligation...........................   (43)  (12)
                                       -----  ----  -----  ------  ----------
Net cash provided by (used in)
 financing activities.................   406   (12)    41      --     158,576
                                       -----  ----  -----  ------  ----------
Change in cash and cash equivalents...    31   119    (84)     65     131,196

Cash assumed from NetSelect, Inc. ....                                 13,037
Cash and cash equivalents, beginning
 of period............................     5    36    155     155          71
                                       -----  ----  -----  ------  ----------
Cash and cash equivalents, end of
 period............................... $  36  $155  $  71  $  220  $  144,304
                                       =====  ====  =====  ======  ==========
Supplemental disclosure of cash flow
 activities
Cash paid for interest................ $  21  $  1  $  --  $   --  $       31
                                       =====  ====  =====  ======  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   Homestore.com, Inc. ("Homestore.com" or "Company") operates a family of web sites that includes: Homestore.com, a home portal; REALTOR.com, for existing homes; HomeBuilder.com, for new homes; SpringStreet.com, for rental properties; Remodel.com, for home improvement activities; and Homefair.com, which was acquired in October 1999, for moving and relocation activities. Through its network of web sites, the Company provides a wide variety of information and communications tools for consumers, real estate industry professionals, advertisers and providers of home and real estate related products and services. The Company has strategic relationships with key industry participants, including real estate market leaders such as the National Associate of REALTORS, the National Association of Home Builders, the National Association of the Remodeling Industry, the National Association of Home Builders Remodelors Council, Multiple Listing Services ("MLS"), real estate franchises, brokers and agents. The Company currently generates revenues from several sources, including subscription service fees from agents, brokers, home builders and rental property owners and fees from advertisers.

   Company History

   Initial Business--Homestore.com, Inc. (the "Company") was incorporated in the State of Delaware in 1993 under the name of InfoTouch Corporation ("InfoTouch") with the objective of establishing an interactive network of real estate "kiosks" for consumers to search for homes. In 1996, the Company began to develop the technology to build and operate high traffic Internet sites with content related to real estate.

   The RealSelect Venture--Effective December 4, 1996, the Company entered into a series of agreements with the National Association of Realtors and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR") and several investors (the "Investors"). Under these agreements, the Company transferred its recently developed technology and certain of its assets relating to advertising the listing of residential real estate on the Internet into NetSelect, LLC ("LLC"), a Delaware limited liability corporation, in exchange for a 46% ownership interest. The Investors contributed capital to a newly formed company, NetSelect, Inc. ("NSI"). LLC received capital funding from NSI and in-turn contributed the assets, intellectual property and the NSI capital to RealSelect, Inc. ("RealSelect"), a Delaware corporation, in exchange for common stock representing an 85% ownership interest.

   Also effective December 4, 1996, RealSelect entered into a number of agreements with and issued cash and RealSelect common stock representing a 15% ownership interest to the NAR in exchange for the rights to operate the website REALTOR.com and pursue commercial opportunities relating to the listing of real estate on the Internet.

   Pursuant to the agreements governing RealSelect, the Company was required to terminate its remaining activities, which were insignificant, and dispose of its remaining assets and liabilities. Accordingly, following the formation of RealSelect, NSI, LLC and the Company were only shell companies as they had no liabilities and no assets other than their respective ultimate investments in the RealSelect. In addition, under the agreements, NSI was the only entity permitted to raise capital to support RealSelect which, once invested, increased NSI's ownership interests and diluted the ownership interests of the Company and the NAR.

   Reorganization of RealSelect Holding Structure--Under the RealSelect agreements, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into the Company (the "Reorganization"). The share exchange lacked economic substance since both the Company and NSI were shell companies for their respective investments in RealSelect, and because the respective underlying ownership interests of individual investors were unaffected. Accordingly, the non-substantive exchange was accounted for at historical cost. For further discussion about accounting for the non-substantive exchange, see Note 4.

                              HOMESTORE.COM, INC.

2. Summary of Significant Accounting Policies:

   Basis of Presentation--The Company's consolidated financial statements reflect the financial position, results of operations and cash flows of Homestore.com, Inc., formerly InfoTouch. Accordingly, the operations up through December 4, 1996, reflect operations prior to the formation of RealSelect. The consolidated financial statements for 1997 and 1998 primarily reflect the Company's investment in LLC accounted for under the equity method (Note 3). The consolidated financial statements following the date of the Reorganization include the accounts of RealSelect and its wholly owned subsidiaries, in which the Company held a 99% (unaudited) ownership interest at September 30, 1999. Minority stockholder's interest has been eliminated to the extent of the minority stockholder's investment in the Company. All material intercompany transactions and balances have been eliminated in consolidation.

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the nine months ended September 30, 1998 and 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the nine months ended September 30, 1998 and 1999.

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably, over the term of the agreement, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

                              HOMESTORE.COM, INC.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch") acquired by NSI prior to the Reorganization and the acquisition of SpringStreet, Inc. ("SpringStreet"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years (Note 5). In addition, in connection with its formation, RealSelect made various payments and issued common stock to the NAR for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive rights to use the web site for real estate listings under an exclusive lifetime operating agreement. The stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--Following the Reorganization, the Company's revenues are derived principally from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed. Prior to the formation of RealSelect, the Company recognized revenue from customers of its kiosk business at the time of the advertisement placement. In addition, the Company recorded revenues totaling $1.0 million in 1996 under its development contract with the NAR whereby the NAR reimbursed the Company for costs of developing the Internet website.

   Product Development Costs--Costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred. Computer software obtained to develop and enhance these web sites is capitalized and depreciated over its economic useful life, generally 3 years or less.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $5.8 million during the nine months ended September 30, 1999 (unaudited). No advertising costs were incurred during the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998.

   Stock-Based Charges--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                              HOMESTORE.COM, INC.

   Net Loss Per Share--Net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding. Shares associated with stock options, warrants and convertible preferred stock are not included to the extent they are anti-dilutive.

   Pro Forma Net Loss Per Share (Unaudited)--Pro forma net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective at the time of the Company's initial public offering as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and September 30, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the impact of adoption of SFAS No. 133 is not currently expected to have a material impact on financial position, results of operations or cash flows. The Company will be required to implement SFAS
No. 133 in the first quarter of fiscal 2001.

3. Equity Investment in NetSelect, LLC:

   At the formation of RealSelect the Investors agreed to invest $7.0 million through NSI, which in turn was invested in LLC. For this investment, NSI received an ownership interest of 54% in LLC. The Company received a 46% interest in LLC for the transfer of substantially all of its assets, liabilities and intellectual property relating to the concept of listing residential real estate on the Internet. The book value of the net liabilities transferred

                              HOMESTORE.COM, INC.

amounted to $96,000. LLC agreed to transfer $5.8 million and the assets, liabilities and intellectual property contributed by the Company to RealSelect, for an ownership interest of 85%. The NAR received a 15% ownership interest in RealSelect. RealSelect received from the NAR the right to use certain trademarks and an agreement not to compete. As part of this transaction, RealSelect and the NAR entered into an operating agreement for the Internet site REALTOR.com, and RealSelect paid the NAR and its creditors $3.4 million and forgave debt of approximately $266,000.

   Pursuant to the terms contained in the RealSelect agreement, the Company has ceased all operations other than it's LLC ownership interest.

   The investment in LLC prior to the Reorganization is accounted for under the equity method. The Company's share of losses is limited to the extent of its investment since there are no obligations to support or provide further financial assistance to LLC. Since these amounts exceed the equity in common stock of LLC, based upon the historical cost of the technology and assets contributed, the investment has been recorded at no value.

   Summarized consolidated financial data for NetSelect, LLC and its subsidiary, RealSelect at December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception of RealSelect) to December 31, 1996 and the years ended December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Current assets............................................ $ 3,671  $ 23,632
   Total assets..............................................   8,728    54,908
   Current liabilities.......................................   2,580    20,685
   Total liabilities.........................................   2,727    23,921
   Redeemable preferred stock................................             4,939
   Accumulated deficit.......................................  (5,380)  (56,390)
   Stockholders' equity......................................   6,001    26,048

                                                          October 28,
                                                              1996
                                                          (Inception)     Year Ended
                                                               to        December 31,
                                                          December 31, -----------------
                                                              1996      1997      1998
                                                          ------------ -------  --------
   Revenues..............................................    $  --     $ 1,282  $ 15,003
   Loss from operations..................................     (391)     (6,031)  (51,278)
   Net loss applicable to common stockholders............     (248)     (5,132)  (60,396)

   As a result of additional capital issued by NSI and NSI shares issued in connection with certain acquisitions, all of which were invested in RealSelect through LLC, the Company's ownership interest in LLC decreased to 34%, 21% and 21% (unaudited) at December 31, 1997, 1998 and February 4, 1999, respectively. Immediately following the Reorganization, the Company's ownership interest in RealSelect was 92%.

                              HOMESTORE.COM, INC.

4. Reorganization of RealSelect:

   As described in Note 1, on February 4, 1999, RealSelect was reorganized through a non-substantive exchange of the Company's capital stock for all of the outstanding capital stock of NSI including the assumption of warrants and options to acquire common stock. Accordingly, the Company issued the following capital stock to NSI stockholders in exchange for an equivalent number of shares (in thousands, unaudited):

      Common Stock....................................................... 12,480
      Series A Convertible Preferred Stock...............................  1,378
      Series B Convertible Preferred Stock...............................    191
      Series C Convertible Preferred Stock...............................    614
      Series D Convertible Preferred Stock...............................    681
      Series E Redeemable Convertible Preferred Stock....................    325
      Series F Convertible Preferred Stock...............................  1,664

      Options to purchase Common Stock...................................  6,560
      Warrants to purchase Common Stock..................................    775
      Warrants to purchase Preferred Stock...............................      5

   Because the exchange did not affect the economic interests of NSI and Company stockholders, the Reorganization has been accounted for as a combination of the historical assets and liabilities of the two individual companies at February 4, 1999. At the date of the Reorganization, NSI assets, liabilities and stockholders' equity were as follows (in thousands):

                                                                   February 4,
                                                                      1999
                                                                   -----------
                                                                   (unaudited)
                              Assets
Current assets:
 Cash and cash equivalents........................................  $ 13,037
 Other current assets.............................................     8,952
                                                                    --------
Total current assets..............................................    21,989
Prepaid distribution expense......................................     7,072
Property and equipment, net.......................................     2,373
Intangible assets, net............................................    19,463
Other.............................................................       286
                                                                    --------
                                                                    $ 51,183
                                                                    ========
     Liabilities, Redeemable Convertible Preferred Stock and
                       Stockholders' Equity
Current liabilities:
 Accounts payable and accrued liabilities.........................  $ 12,473
 Deferred revenue.................................................     6,065
 Current portion of notes payable.................................     1,746
                                                                    --------
Total current liabilities.........................................    20,284
Notes payable.....................................................     3,265
                                                                    --------
Total liabilities.................................................    23,549
                                                                    --------
Redeemable convertible preferred stock............................     4,963
                                                                    --------
Convertible preferred stock.......................................         5
Common stock......................................................         5
Additional paid-in capital........................................    98,126
Treasury stock at cost............................................    (1,770)
Notes receivable from stockholders................................    (3,230)
Deferred stock charges............................................   (10,079)
Accumulated deficit...............................................   (60,386)
                                                                    --------
   Total stockholders' equity.....................................    22,671
                                                                    --------
                                                                    $ 51,183
                                                                    ========

                              HOMESTORE.COM, INC.

5. Acquisitions:

   The following acquisitions were consummated by NSI prior to the Reorganization.

   TouchTech Corporation

   Effective December 31, 1997, NSI acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 146,910 shares of common stock with an estimated fair value of $53,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The Enterprise

   Effective March 31, 1998, NSI acquired all the outstanding stock of The Enterprise in exchange for aggregate consideration consisting of 525,000 shares of common stock with an estimated fair value of $525,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $2.2 million, $705,000 in cash and other acquisition-related expenses and the assumption of $946,000 of net liabilities. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, NSI acquired all the outstanding stock of MultiSearch, in exchange for issuing 325,000 shares of Series E redeemable convertible preferred stock with an estimated fair value of $4.8 million, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $3.6 million, $875,000 in cash and other acquisition-related expenses and the assumption of $657,000 of net liabilities. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

   SpringStreet (unaudited)

   In June 1999, the Company acquired SpringStreet, Inc. ("SpringStreet") for common stock and convertible preferred stock equivalent to an aggregate of 5,309,058 shares of common stock. The acquisition costs aggregated approximately $51.7 million and were based on the privileges and preferences of the shares issued in the transaction relative to the value received by the Company in its April 1999 Series G financing and certain acquisition expenses. The SpringStreet acquisition was accounted for using the purchase method of accounting. The excess of total purchase consideration over net tangible assets acquired of $41.3 million has been allocated to goodwill which is being amortized on a straight-line basis over five years.

                              HOMESTORE.COM, INC.

6. Pro Forma Financial Information (Unaudited):

   The following summarized unaudited pro forma financial information assumes the Reorganization and the Enterprise, MultiSearch, SpringStreet, Inc. and Homefair (Note 20) acquisitions occurred at the beginning of each period (in thousands, except per share amounts):

                                         Year Ended       Nine Months Ended
                                        December 31,        September 30,
                                     -------------------  -------------------
                                       1997      1998       1998      1999
                                     --------  ---------  --------  ---------
   Revenues......................... $ 10,756  $  23,123  $ 14,703  $  45,306
   Net loss applicable to common
    stockholders....................  (42,801)  (100,932)  (77,523)  (100,025)
   Net loss per share applicable to
    common stockholders:
     Basic and diluted.............. $  (3.70) $   (6.41) $  (5.82) $   (3.12)
     Weighted average shares........   11,558     15,737    13,327     32,069

7. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                                   September 30,
                                                                       1999
                                                                   -------------
                                                                    (unaudited)
   Computer equipment.............................................    $ 4,151
   Furniture and fixtures.........................................      1,492
   Leasehold improvements.........................................      1,186
                                                                      -------
                                                                        6,829
   Less: Accumulated depreciation.................................     (1,662)
                                                                      -------
                                                                      $ 5,167
                                                                      =======

   Depreciation expense for the year ended December 31, 1996 was $39,000 and $866,000 for the nine months ended September 30, 1999 (unaudited). The Company held no depreciable assets in 1997 and 1998.

8. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                                   September 30,
                                                                       1999
                                                                   -------------
                                                                    (unaudited)
   Goodwill.......................................................    $56,183
   NAR operating agreement........................................      7,405
   Other..........................................................      1,696
                                                                      -------
                                                                       65,284
   Less: Accumulated amortization.................................     (6,763)
                                                                      -------
                                                                      $58,521
                                                                      =======

   Amortization expense for the nine months ended September 30, 1999 was $4.3 million (unaudited).

                              HOMESTORE.COM, INC.

9. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                      December 31, December 31, September 30,
                                          1997         1998         1999
                                      ------------ ------------ -------------
                                                                 (unaudited)
   Accrued payroll and related
    benefits.........................     $33          $--         $ 5,030
   Accrued distribution fees.........                                4,781
   Accrued royalties.................                                2,930
   Other.............................      16                        6,470
                                          ---          ---         -------
                                          $49          $--         $19,211
                                          ===          ===         =======

10. Related-Party Transactions:

   In March 1999, the NAR received shares of RealSelect common stock convertible into 297,620 shares (unaudited) of Company common stock in satisfaction of certain obligations under the NAR operating agreement totaling $1.0 million.

   In connection with a 1998 stock redemption agreement, NSI loaned $3.1 million to a stockholder. The non-interest bearing note, which is full recourse and collateralized by shares of common stock was repaid in February 1999 following the Reorganization. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company and NSI held notes receivable from employees and directors totalling $702,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock owned by the employees and directors. Following the Reorganization in February 1999, $551,000 of the notes were repaid (unaudited).

   During the nine months ended September 30, 1999 (unaudited), the Company issued promissory notes to employees of the Company totaling $13.0 million for the exercise of stock options and related expenses. These notes are full recourse and collateralized by common stock of the Company and bear interest at 4.2% per annum. These notes, which are classified as a component of stockholders' equity, are due in 2005.

11. Notes Payable:

   As part of the acquisition of The Enterprise, NSI issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The note is payable in four installments, and matures March 31, 2001.

   As part of the acquisition of MultiSearch, NSI issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The note is payable in three installments, and matures April 1, 2001.

                              HOMESTORE.COM, INC.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

      Year ending                                                      Principal
     December 31,                                                      Payments
     ------------                                                      ---------
      1999............................................................  $2,097
      2000............................................................   1,797
      2001............................................................   1,895
                                                                        ------
                                                                         5,789
     Less: Discount...................................................    (807)
                                                                        ------
     Present value of notes payable...................................   4,982
     Less current portion.............................................   1,746
                                                                        ------
     Long-term portion................................................  $3,236
                                                                        ======

12. Stock Options:

   Prior to the Reorganization, the Company granted stock options under the InfoTouch 1994 Stock Incentive Plan. In connection with the formation of RealSelect, options to purchase 1,326,000 shares of common stock, representing all outstanding options granted prior to December 4, 1996, became fully vested. In December 1996, the Company granted options to purchase 275,000 shares of common stock with an exercise price per share of $.06. In 1997, options to purchase 258,000 shares at $.45 per share were canceled. In 1998, options to purchase 1,328,000 shares at a weighted average exercise price of $.45 were exercised. Accordingly, at December 31, 1998 and up through the date of the Reorganization, options to purchase 15,000 shares were outstanding with a weighted average exercise price of $.64 per share.

   In connection with the Reorganization, the Company assumed the NSI 1996 Stock Incentive Plan (the "Plan") which provides for the grant of options to purchase up to 10,000,000 common shares. Under the terms of the plan, options and other equity incentive awards may be granted to employees, officers, directors and consultants at the then-current market value of the Company's common shares, as determined by the Board of Directors. Options granted generally vest over four years, 25% for the first year and monthly thereafter over the remaining three years, and expire 10 years after the date of grant.

   In January 1999, the Board of Directors adopted, and in March 1999 the Company's stockholders approved, the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 Stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan. In April 1999 and June 1999, the Board of Directors authorized, subject to stockholder approval, an increase in the number of shares reserved for issuance under the Plan by an additional 3,000,000 shares and 625,000 shares, respectively (unaudited).

   In June 1999 (unaudited), the Board of Directors adopted, and the stockholders approved, the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. The 1999 Stock Incentive Plan reserves 4,900,000 shares of common stock for future grants under terms similar to the 1999 Equity Incentive Plan. The 1999 Employee Stock Purchase Plan reserves 750,000 shares of common stock for purchase by employees through payroll deductions, with a purchase price equal to 85% of the lesser of the fair value of the common stock on the Offering Date or the Purchase Date, as defined in the Plan.

                              HOMESTORE.COM, INC.

   The following table summarizes activity under the Plan (including the InfoTouch and Spring Street options) for the period from October 28, 1996 (Inception of NSI) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 (shares in thousands):

                                                                      Weighted
                                                                      Average
                                              Number of   Price Per   Exercise
                                               Shares       Share      Price
                                              --------- ------------- --------
   Outstanding at October 28, 1996                 --   $          --  $  --
     Outstanding InfoTouch options at
      December 4, 1996.......................   1,326      .45 to .90    .54
     Granted.................................   1,949      .05 to .06    .06
                                               ------
   Outstanding at December 31, 1996..........   3,275      .05 to .90    .25
     Granted.................................   1,434             .30    .30
     Canceled................................    (256)            .45    .45
                                               ------
   Outstanding at December 31, 1997..........   4,453      .05 to .90    .26
     Granted.................................   4,782    1.00 to 1.60   1.21
     Exercised...............................  (2,434)    .06 to 1.00    .31
     Canceled................................    (426)    .30 to 1.00    .78
                                               ------
   Outstanding at December 31, 1998..........   6,375     .05 to 1.60    .91
     SpringStreet options assumed
      (unaudited)............................     719     .36 to 9.83   3.36
     Granted (unaudited).....................   8,394   2.00 to 50.50   7.70
     Exercised (unaudited)...................  (5,879)    .05 to 9.83   2.00
     Canceled (unaudited)....................    (993)   .30 to 50.50   2.88
                                               ------
   Outstanding at September 30, 1999
    (unaudited)..............................   8,616    .30 to 50.50   6.35
                                               ======

   NSI options granted during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 resulted in total compensation of $1.0 million, $9.5 million and $13.4 million (unaudited), respectively, and were recorded as deferred stock compensation in stockholders' equity. This deferred compensation represented the difference between the deemed fair value of the Company's common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation is recognized as stock-based charges in the consolidated statement of operations over the related vesting period of the options. Common stock available for future grants at December 31, 1998 was 2,535,000 shares.


   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                      Options Outstanding          Exercisable
                                -------------------------------- ---------------
                                Number Weighted Average Average  Number Average
                                  of      Remaining     Exercise   of   Exercise
   Prices:                      Shares Contractual Life  Price   Shares  Price
   -------                      ------ ---------------- -------- ------ --------
   $ .06.......................   565        7.90        $ .06     40    $ .06
     .30....................... 1,300        8.70          .30    335      .30
     .90 to 1.00............... 1,085        9.20         1.00    105      .98
    1.20.......................   905        9.50         1.20    115     1.20
    1.26....................... 2,105        9.70         1.26    135     1.26
    1.60.......................   415        9.90         1.60      5     1.60
                                -----                             ---
                                6,375                             735
                                =====                             ===

                              HOMESTORE.COM, INC.

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                   Years Ended
                                                                   December 31,
                                                                  ----------------
                                                                  1996  1997  1998
                                                                  ----  ----  ----
   Risk-free interest rates......................................   6%    6%    5%
   Expected lives (in years).....................................   4     5     4
   Dividend yield................................................   0%    0%    0%
   Expected volatility...........................................   0%    0%    0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the years ended December 31, 1996, 1997 or 1998.

13. Warrants:

   In connection with the Reorganization, the Company assumed warrants to purchase common stock. The following describes the terms of and accounting for the warrants assumed in the Reorganization and issued subsequently.

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued warrants to purchase 792,752 shares of the Company's common stock at a weighted average exercise price of $7.21 per share. The Company incurred a total charge of $12.6 million which is being amortized to sales and marketing expense over the remaining term of the distribution agreement, approximately two years. The non-cash charge for these warrants totaled approximately $1.5 million for the nine months ended September 30, 1999.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 566,440 shares of common stock at an exercise price $0.0002 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During the third quarter of 1999, the Company issued warrants to purchase 892,192 shares of common stock at a weighted average price of $20.00 per share to Multiple Listing Services ("MLS") that agreed to provide their real estate listings to us for publication on the Internet on a national basis. All warrants issued are fully vested, non-forfeitable and are immediately exercisable. The Company incurred a total non-cash charge of approximately $10.4 million which is being recognized as expense over the term of the applicable MLS agreement, approximately one to two years. The non-cash charge for these warrants totaled approximately $1.4 million for the nine months ended September 30, 1999.

   In February 1999, the Company closed a private equity offering to real estate brokers under our Broker Gold program. The Company also issued warrants to purchase up to 358,315 shares of our common stock with an exercise price of $20.00 per share. All warrants issued are fully vested, non-forfeitable and are immediately exercisable. The Company incurred a non-cash charge of approximately $4.1 million which is being recognized as expense over the remaining term of the initial two year Broker Gold program agreements. The non-cash charges for these warrants totaled approximately $460,000 for the nine months ended September 30, 1999.

                              HOMESTORE.COM, INC.

   In the future, the Company may offer up to 425,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with the Company after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold the Company's securities. If issued, these warrants would have an exercise price based upon the average of the closing market price of the common stock for the ten trading days preceding the date which is one day before the warrant is issued. The Company would recognize the fair value of the warrants, as then determined, as expense over the term of the renewed agreement.

   In January 1999, NSI entered into an equipment leasing arrangement which provided for the sale and leaseback of certain existing equipment and lease financing for additional equipment needs. As of March 31, 1999 (unaudited), the Company had leased $3.0 million of equipment, which covers the total availability under the agreement. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F preferred stock at an exercise price of $24.00 per share, which currently represent warrants to purchase 25,000 shares of common stock at an exercise price of $4.80 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

   In August 1999, in exchange for entering into an advertising agreement with Norwest Mortgage, the Company issued to it a warrant to purchase 500,000 shares of the Company's common stock at an exercise price of $20.00 per share. The Company incurred a non-cash charge of $3.5 million which is being recognized as expense over the two-year term of the advertising agreement (unaudited). All warrants issued were fully vested, non-forfeitable and were immediately exercisable upon the closing of the IPO.

14. Capitalization:

   On April 5, 1999, the Board of Directors effected a two-for-one stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

   On August 4, 1999, the Board of Directors effected a five-for-two stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

   Convertible preferred stock immediately prior to the initial public offering on August 4, 1999 was composed of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A..................................   1,647       1,378     $  4,541
   Series B..................................     353         191        1,372
   Series C..................................     614         614        5,030
   Series D..................................     681         681       10,937
   Series F..................................   2,100       1,760       44,459
   Series G..................................     341         341       17,140
   Series H..................................     845         845       42,132
   Undesignated..............................   3,094          --           --
                                                -----       -----     --------
                                                9,675       5,810     $125,611
                                                =====       =====     ========

   On August 4, 1999, the Company completed its initial public offering of common stock. At that time, all issued and outstanding shares of the Company's convertible preferred stock, except for one share of Series A preferred stock issued to the NAR, were converted into an aggregate of 29,049,369 shares of common stock.

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

                              HOMESTORE.COM, INC.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion from the date of the Reorganization of $1.8 million (unaudited) for the nine months ended
September 30, 1999 related to the Series D and Series F dividends. No dividends have been declared or paid from inception.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion from the date of the Reorganization of $129,000 (unaudited) for the nine months ended September 30, 1999 related to the Series E redeemable preferred stock redemption value.

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is five-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $9.97 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

   Repurchase of Common Stock

   In February 1999, the Company repurchased 2,903,865 shares of common stock for $11.9 million.

   Sale of Common Stock and Series F Convertible Preferred Stock

   In February 1999, the Company closed a private equity offering to real estate brokers under its Broker Gold program. In the aggregate, the Company sold 94,248 shares of Series F convertible preferred stock and 628,760 shares of common stock for approximately $3.5 million. The Company recorded the $6.0 million difference between the deemed fair value of the stock for accounting purposes and the price paid by the brokers as deferred

                              HOMESTORE.COM, INC.

compensation, which is being amortized ratably over the two-year term of the Broker Gold agreement, resulting in a non-cash charge of $2.0 million for the nine months ended September 30, 1999 (unaudited). Under the terms of the Broker Gold agreement, brokers provide the Company with the right to display their property listings on an exclusive basis.

   Sale of Convertible Preferred Stock (unaudited)

   In April 1999, the Company issued 340,955 shares of Series G convertible preferred stock for $17.0 million. All holders of Series G shares have voting, dividend and liquidation preferences substantially the same as holders of Series D and Series F convertible preferred stock. There are no redemption rights.

15. Net Loss Per Share:

   The following table sets forth the computation of basic and diluted net loss per share applicable to common stockholders per share for the periods indicated (in thousands, except per share amounts):

                                      Year Ended             Nine Months
                                     December 31,        Ended September 30,
                                 ----------------------  ---------------------
                                  1996    1997    1998     1998       1999
                                 ------  ------  ------  --------- -----------
                                                             (unaudited)
Historical Presentation
Numerator:
  Net loss.....................  $ (252) $  (17) $   (3) $     (2) $   (62,992)
  Accretion of redemption value
   and dividends on convertible
   preferred stock.............                                         (1,846)
                                 ------  ------  ------  --------  -----------
  Net loss applicable to common
   stockholders................  $ (252) $  (17) $   (3) $     (2) $   (64,838)
                                 ======  ======  ======  ========  ===========
Denominator:
  Weighted average shares......   3,477   8,650   9,173     8,901       31,421
                                 ======  ======  ======  ========  ===========
Basic and diluted net loss per
 share applicable to common
 stockholders..................  $ (.07) $  --   $  --   $    --   $     (2.06)
                                 ======  ======  ======  ========  ===========
Pro Forma Presentation
Numerator:
  Net loss applicable to common
   stockholders................                                        (64,838)
  Accretion of redemption value
   and dividends on convertible
   preferred stock.............                                          1,846
                                                                   -----------
                                                                       (62,992)
                                                                   ===========
Denominator:
Shares used above..............                                         31,421
Weighted average effect of
 convertible securities:
    Series A preferred stock...                                          6,890
    Series B preferred stock...                                            952
    Series C preferred stock...                                          3,072
    Series D preferred stock...                                          3,406
    Series E redeemable
     preferred stock...........                                          1,625
    Series F preferred stock...                                          8,716
    Series G preferred stock...                                          1,074
    Series H preferred stock...                                          1,438
                                                                   -----------
Denominator for pro forma
 calculation (unaudited).......                                         58,594
                                                                   ===========
Pro forma basic and diluted net
 loss per share applicable to
 common stockholders
 (unaudited)...................                                    $     (1.08)
                                                                   ===========

                              HOMESTORE.COM, INC.

   The per share computations exclude preferred stock, options and warrants which are anti-dilutive. The number of such shares excluded from the basic and diluted net loss per share computation were 1,600,000, 1,342,500 and 15,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and 30,352,375 (unaudited) and 11,108,403 (unaudited) for the nine months ended September 30, 1998 and 1999, respectively. The number of such shares excluded from the unaudited pro forma basic and diluted net loss per share computation was 11,108,403 for the nine months ended September 30, 1999.

16. Supplemental Cash Flow Information:

   During the nine months ended September 30, 1999 (unaudited):

  . The Company issued shares of RealSelect common stock convertible into 297,620 shares of Company common stock to the NAR in satisfaction of certain obligations under the operating agreement totalling $1.0 million.

  . The Company issued notes receivable to stockholders for $12.6 million in connection with exercising stock options.

  . The Company issued 364,000 shares of common stock valued at $3.3 million, 844,569 shares of Series H convertible preferred stock valued at $42.1 million and assumed net assets of $10.1 million as part of the SpringStreet acquisition.

  . The Company issued 187,500 shares of common stock to the NAR in satisfaction of certain obligations under the operating agreement totaling $1.3 million.

  . The Company issued 162,500 shares of common stock totaling $488,000 to an employee for cash of $250,000 and a note receivable of $238,000.

  . The Company converted all of the shares of RealSelect held by the NAR into 3,917,265 shares of its common stock.

   During the year ended December 31, 1998:

  . The Company issued notes receivable to stockholders for $551,000 in connection with the exercise of stock options.

17. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

18. Income Taxes:

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Deferred tax assets:
     Net operating loss carryforwards........................... $  838  $  839
     Other......................................................     90      90
                                                                 ------  ------
                                                                    928     929
     Less: valuation allowance..................................   (928)   (929)
                                                                 ------  ------
   Net deferred taxes........................................... $   --  $   --
                                                                 ======  ======

                              HOMESTORE.COM, INC.

   Based on management's assessment, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets due to the likelihood that the Company may not generate sufficient taxable income during the carryforward period to utilize the net operating loss carryforwards.

   At December 31, 1998, the Company had net operating losses for federal and state income tax purposes of approximately $2.3 million and $1.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state income tax purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

19. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index.

   In connection with the Reorganization, the Company assumed noncancellable operating leases. Future minimum lease payments under these operating leases as of December 31, 1998 are as follows (in thousands):

     1999............................................................... $ 2,295
     2000...............................................................   2,686
     2001...............................................................   2,553
     2002...............................................................   1,636
     2003...............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total NSI rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception of NSI) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   In connection with the Reorganization, the Company assumed various Internet portal distribution agreements and marketing and listing agreements with real estate franchises. Payments remaining over the next five years for these agreements as of December 31, 1998 are as follows (in thousands):

     1999............................................................... $23,643
     2000...............................................................  21,536
     2001...............................................................  14,646
     2002...............................................................   4,250
     2003...............................................................     500
                                                                         -------
         Total.......................................................... $64,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

                              HOMESTORE.COM, INC.

   On March 19, 1999, John D. Molinare filed a lawsuit against the Company, among other parties, in which Mr. Molinare was seeking damages of not less than $2.1 million, plus punitive damages, as well as his costs incurred, among other things. On August 4, 1999, the lawsuit was settled for an immaterial amount.

20. Subsequent Events (unaudited):

   Homefair Acquisition

   On October 31, 1999 the Company completed its acquisition of The Homebuyer's Fair, Inc. and FAS-Hotline, Inc. (collectively referred to as "Homefair"). Pursuant to the acquisition, aggregate consideration paid to Homefair shareholders consisted of $35.8 million in cash and other acquisition related expenses, a $37.5 million note payable and 250,000 shares of the Company's common stock, with an estimated fair value of $11.2 million. The acquisition will be accounted for as a purchase.

   Litigation

   On July 28, 1999, Cendant Corporation, the parent company of the Century21, ERA and Coldwell Banker real estate franchisers, filed a complaint against the Company in the Supreme Court of the State of New York in the County of New York, Cendant's claims arise out of a letter signed by Cendant and by the Company, and a Listings License Agreement and other agreements entered into with Cendant, in June 1998. Cendant claims that the Company fraudulently induced it to enter into the Listings License Agreement by promising in the letter to use reasonable good faith efforts to give Cendant the opportunity to invest in equity securities of the Company and that the Company breached an alleged agreement to offer Cendant the opportunity to make such an investment. Cendant also asserts claims for unjust enrichment and promissory estoppel relating to this alleged offer of an opportunity to invest.

   Cendant sought damages to be determined at the time of the trial, but it claimed that its damages ranged from $56 million to in excess of $300 million as well as punitive damages in an amount in excess of $300 million. Cendant also sought an order compelling the Company to negotiate with Cendant for it to purchase an equity participation in the Company.

   On October 22, 1999, the Company and Cendant Corporation announced a settlement of the pending litigation between the two companies. As part of the settlement, Cendant received 250,000 shares of the Company's common stock and agreed to take various actions to reaffirm various alliance agreements with the Company. In connection with the issuance of the 250,000 shares, the Company recorded a non-cash charge of $8.4 million in the nine months ended September 30, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
NetSelect, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NetSelect, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
 March 31, 1999

                                NETSELECT, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                   December 31,
                                                 -----------------  February 4,
                                                  1997      1998       1999
                                                 -------  --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................  $ 3,094  $ 14,690   $ 13,037
 Accounts receivable, net of allowance for
  doubtful accounts of $42, $378 and $455 at
  December 31, 1997, 1998 and February 4, 1999,
  respectively.................................      282     2,070      2,333
 Current portion of prepaid distribution
  expense......................................              3,830      3,482
 Deferred royalties............................      137     1,327      1,398
 Other current assets..........................      158     1,674      1,739
                                                 -------  --------   --------
Total current assets...........................    3,671    23,591     21,989
Prepaid distribution expense...................              7,742      7,072
Property and equipment, net....................      397     4,118      2,373
Intangible assets, net.........................    5,019    19,724     19,463
Other assets...................................      169       187        286
                                                 -------  --------   --------
  Total assets.................................  $ 9,256  $ 55,362   $ 51,183
                                                 =======  ========   ========
 Liabilities, Redeemable Convertible Preferred
         Stock and Stockholders' Equity
Current liabilities:
 Accounts payable..............................  $   494  $  5,499   $  4,117
 Accrued liabilities...........................      772     5,801      6,156
 Due to related party..........................              2,200      2,200
 Deferred revenue..............................    1,314     5,439      6,065
 Current portion of notes payable..............              1,746      1,746
                                                 -------  --------   --------
Total current liabilities......................    2,580    20,685     20,284
Notes payable..................................              3,236      3,265
Minority interest..............................      222
                                                 -------  --------   --------
                                                   2,802    23,921     23,549
                                                 -------  --------   --------
Commitments and contingencies (Note 16)........
Series E redeemable convertible preferred
 stock, $.001 par value; 325 shares authorized,
 issued and outstanding at December 31, 1998
 and February 4, 1999; redemption value of
 $6,003........................................       --     4,939      4,963
                                                 -------  --------   --------
Stockholders' equity:
 Convertible preferred stock, $.001 par value;
  9,675 shares authorized; 2,614, 4,959 and
  4,959 shares issued at December 31, 1997 and
  1998 and February 4, 1999, respectively;
  2,614, 4,528 and 4,528 shares outstanding at
  December 31, 1997 and 1998 and February 4,
  1999, respectively; liquidation preference of
  $62,048 at December 31, 1998.................        3         5          5
 Common stock, $.001 par value; 90,000
  authorized; 383, 2,496 and 2,496 issued and
  outstanding at December 31, 1997 and 1998 and
  February 4, 1999, respectively...............                  2          2
 Additional paid-in capital....................   12,117    96,066     98,129
 Treasury stock, at cost; 431 shares of
  convertible preferred stock at December 31,
  1998 and February 4, 1999....................             (1,770)    (1,770)
 Notes receivable from stockholders............             (3,230)    (3,230)
 Deferred stock charges........................     (739)   (8,676)   (10,079)
 Accumulated deficit...........................   (4,927)  (55,895)   (60,386)
                                                 -------  --------   --------
  Total stockholders' equity...................  $ 6,454  $ 26,502   $ 22,671
                                                 -------  --------   --------
                                                 $ 9,256  $ 55,362   $ 51,183
                                                 =======  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                           October 28,
                               1996         Year Ended       Nine Months   January 1
                          (Inception) to   December 31,         Ended         to
                           December 31,  -----------------  September 30, February 4,
                               1996       1997      1998        1998         1999
                          -------------- -------  --------  ------------- -----------
                                                                   (unaudited)
Revenues................      $  --      $ 1,282  $ 15,003    $  8,519      $ 2,433
Cost of revenues
 (excluding $141 in non-
 cash equity charges for
 the year ended December
 31, 1998)..............                     335     7,338       4,453          798
                              -----      -------  --------    --------      -------
Gross profit............         --          947     7,665       4,066        1,635
                              -----      -------  --------    --------      -------
Operating expenses:
  Sales and marketing
   (excluding $506 in
   non-cash equity
   charges for the year
   ended December 31,
   1998)................          9        3,200    25,560      14,773        4,064
  Product development
   (excluding $78 in
   non-cash equity
   charges for the year
   ended December 31,
   1998)................          4          506     4,139       3,510          174
  General and
   administrative
   (excluding $837 in
   non-cash equity
   charges for the year
   ended December 31,
   1998)................        348        2,687     6,929       3,861        1,053
  Amortization of
   intangible assets....         30          360     1,893       1,091          261
  Stock-based charges...                     257    20,455      19,518          569
                              -----      -------  --------    --------      -------
    Total operating
     expenses...........        391        7,010    58,976      42,753        6,121
                              -----      -------  --------    --------      -------
Loss from operations....       (391)      (6,063)  (51,311)    (38,687)      (4,486)
Other income (expense),
 net....................          1           74       121         143           (5)
                              -----      -------  --------    --------      -------
Net loss before minority
 interest...............       (390)      (5,989)  (51,190)    (38,544)      (4,491)
Minority interest.......        213        1,239       222         222
                              -----      -------  --------    --------      -------
Net loss................       (177)      (4,750)  (50,968)    (38,322)      (4,491)
Accretion of redemption
 value and dividends on
 convertible preferred
 stock..................                            (1,659)     (1,227)        (207)
Repurchase of
 convertible preferred
 stock..................                            (7,727)     (7,727)
                              -----      -------  --------    --------      -------
Net loss applicable to
 common stockholders....      $(177)     $(4,750) $(60,354)   $(47,276)     $(4,698)
                              =====      =======  ========    ========      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                        Convertible
                         Preferred                                          Notes
                           Stock      Common Stock  Additional            Receivable  Deferred                  Total
                       -------------- -------------  Paid-in   Treasury      from      Stock    Accumulated Stockholders'
                       Shares  Amount Shares Amount  Capital    Stock    Stockholders Charges     Deficit      Equity
                       ------  ------ ------ ------ ---------- --------  ------------ --------  ----------- -------------
Balance at October
 28, 1996
 (inception).........           $--           $ --   $    --   $    --     $    --    $     --   $     --     $     --
Issuance of common
 stock...............                   353                                                                         --
Issuance of Series A
 preferred...........    918      1                    2,354                                                     2,355
Issuance of Series B
 preferred...........    242                           1,525                                                     1,525
Net loss.............                                                                                (177)        (177)
                       -----    ---   -----   ----   -------   -------     -------    --------   --------     --------
Balance at December
 31, 1996............  1,160      1     353            3,879        --          --          --       (177)       3,703
Issuance of Series A
 preferred...........    729      1                    2,064                                                     2,065
Issuance of Series B
 preferred...........    111                             686                                                       686
Issuance of Series C
 preferred...........    614      1                    4,439                                                     4,440
Issuance of common
 stock for
 acquisition of
 TouchTech, Inc......                    30               53                                                        53
Deferred stock
 charges.............                                    996                              (996)                     --
Stock-based charges..                                                                      257                     257
Net loss.............                                                                              (4,750)      (4,750)
                       -----    ---   -----   ----   -------   -------     -------    --------   --------     --------
Balance at December
 31, 1997............  2,614      3     383           12,117        --          --        (739)    (4,927)       6,454
Issuance of Series D
 preferred...........    681      1                    9,999                                                    10,000
Issuance of common
 stock for
 acquisition of The
 Enterprise of
 America, Ltd........                   105              525                                                       525
Issuance of Series F
 preferred...........  1,664      1                   39,701                                                    39,702
Issuance of common
 stock...............                 1,674      2    10,442                                                    10,444
Exercise of stock
 options for notes
 receivable..........                   221              151                  (151)                                 --
Note receivable from
 stockholder.........                                                       (3,079)                             (3,079)
Exercise of
 warrants............                   113
Deferred stock
 charges.............                                  9,497                            (9,497)                     --
Issuance of warrants
 and common stock....                                  2,637                                                     2,637
Stock-based charges..                                 18,895                             1,560                  20,455
Accretion of Series E
 redemption value....                                   (171)                                                     (171)
Repurchase of Series
 A and B preferred...   (431)                         (7,727)   (1,770)                                         (9,497)
Net loss.............                                                                             (50,968)     (50,968)
                       -----    ---   -----   ----   -------   -------     -------    --------   --------     --------
Balance at December
 31, 1998............  4,528      5   2,496      2    96,066    (1,770)     (3,230)     (8,676)   (55,895)      26,502
Issuance of warrants
 (unaudited).........                                    115                                                       115
Deferred stock
 charges
 (unaudited).........                                  1,972                            (1,972)
Stock-based charges
 (unaudited).........                                                                      569                     569
Accretion of Series E
 redemption value
 (unaudited).........                                    (24)                                                      (24)
Net loss
 (unaudited).........                                                                              (4,491)      (4,491)
                       -----    ---   -----   ----   -------   -------     -------    --------   --------     --------
Balance at February
 4, 1999
 (unaudited).........  4,528    $ 5   2,496   $  2   $98,129   $(1,770)    $(3,230)   $(10,079)  $(60,386)    $ 22,671
                       =====    ===   =====   ====   =======   =======     =======    ========   ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Year ended      Nine months ended January 1 to
                          October 28, 1996    December 31,       September 30,   February 4,
                            (Inception) to  -----------------  ----------------- ------------
                          December 31, 1996  1997      1998          1998            1999
                          ----------------- -------  --------  ----------------- ------------
                                                                        (unaudited)
Cash flows from
 operating activities:
Net loss................       $  (177)     $(4,750) $(50,968)     $(38,572)       $(4,491)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
Depreciation and
 amortization...........            35          472     2,551         1,414            339
Provision for doubtful
 accounts...............           267                    416           240             68
Amortization of discount
 on notes payable.......                                  215           203             29
Other non-cash items....                                  961           717            206
Minority interest in
 loss...................          (213)      (1,239)     (222)         (222)
Stock-based charges.....                        257    20,455        19,518            569
Changes in operating
 assets and liabilities,
 net of acquisitions:
  Accounts receivable...           149          (91)   (1,638)         (807)          (330)
  Prepaid distribution
   expense..............                              (11,228)      (11,796)         1,018
  Deferred royalties....                       (137)   (1,190)         (567)           (71)
  Due from affiliated
   company..............             7         (119)       74           (65)            (6)
  Other assets..........           (18)        (241)       (3)         (606)           178
  Accounts payable and
   accrued liabilities..           282          441     8,350         4,383         (1,026)
  Deferred revenue......            24        1,290     4,125         3,185            626
                               -------      -------  --------      --------        -------
Net cash provided by
 (used in) operating
 activities.............           356       (4,117)  (28,102)      (22,975)        (2,891)
                               -------      -------  --------      --------        -------
Cash flows from
 investing activities:
Purchases of property
 and equipment..........           (72)        (372)   (3,853)       (1,408)           (61)
Acquisition of The
 Enterprise, net of cash
 acquired...............                                 (705)         (705)
Acquisition of
 MultiSearch, net of
 cash acquired..........                                 (761)         (740)
Proceeds from sale of
 fixed assets...........                                                             1,299
Payments made in
 connection with
 operating agreement....        (2,371)      (1,260)
                               -------      -------  --------      --------        -------
Net cash provided by
 (used in) investing
 activities.............        (2,443)      (1,632)   (5,319)       (2,853)         1,238
                               -------      -------  --------      --------        -------
Cash flows from
 financing activities:
Repayment of notes
 payable................                               (1,490)       (1,490)
Proceeds from bridge
 loan...................                               12,000        12,000
Repayments on bridge
 loan...................                               (1,325)
Note receivable from
 stockholder............                               (3,079)       (3,079)
Net proceeds from
 issuance of common
 stock..................                          9     8,066        10,462
Net proceeds from
 issuance of preferred
 stock..................         3,730        7,191    40,342        36,700
Repurchase of preferred
 stock..................                               (9,497)       (9,497)
                               -------      -------  --------      --------        -------
Net cash provided by
 financing activities...         3,730        7,200    45,017        45,096             --
                               -------      -------  --------      --------        -------
Change in cash and cash
 equivalents............         1,643        1,451    11,596        19,268         (1,653)
Cash and cash
 equivalents, beginning
 of period..............                      1,643     3,094         3,094         14,690
                               -------      -------  --------      --------        -------
Cash and cash
 equivalents, end of
 period.................       $ 1,643      $ 3,094  $ 14,690      $ 22,362        $13,037
                               =======      =======  ========      ========        =======
Supplemental disclosure
 of cash flow activities
Cash paid during the
 year for interest......       $    --      $    --  $    170      $    127        $    --
                               =======      =======  ========      ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   NetSelect, Inc. ("NSI" or the "Company") was incorporated in the state of Delaware on October 28, 1996. The Company's primary business activity has been managing its investment in NetSelect LLC ("LLC"). Effective December 4, 1996, the Company made its initial investment in LLC (see Note 3--Investment in NetSelect, LLC) along with InfoTouch Corporation ("InfoTouch"), the minority stockholder in LLC. LLC is the majority stockholder of RealSelect, Inc. ("RealSelect"), which is an operating company created to establish an Internet-based marketing service for real estate.

   Pursuant to a number of agreements governing the formation of RealSelect, both InfoTouch and the Company were required to remain shell companies for their respective investments in LLC. On February 4, 1999, the Company entered into a non-substantive share exchange and merged into InfoTouch, which then changed its name to NetSelect. InfoTouch issued shares of preferred and common stock and assumed all outstanding NSI options and warrants for InfoTouch common and preferred stock pursuant to an exchange ratio equivalent to the respective ownership in LLC of NSI and InfoTouch stockholders.

2. Summary of Significant Accounting Policies:

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the nine months ended September 30, 1998 and the period from January 1, 1999 to February 4, 1999 is unaudited. The unaudited interim consolidated financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at and for the period from January 1, 1999 to February 4, 1999 and for the nine months ended September 30, 1998.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. As a result of net losses, minority stockholders' interests have been eliminated to the extent of such minority stockholders' investments. All material intercompany transactions and balances have been eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 (unaudited) and the period from January 1, 1999 to February 4, 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

                                NETSELECT, INC.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably over the term of the agreements, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with its formation, the Company entered into an exclusive lifetime operating agreement with the NAR and received intellectual property from InfoTouch. Pursuant to an operating agreement, the Company made various payments and issued RealSelect common stock to the National Association of REALTORS (the "NAR") for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive use of the web site for real estate listings. The InfoTouch intellectual property, the stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The Company's revenues are derived principally from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs, including co-operative advertising costs, are expensed as incurred and totalled $5,000, $818,000 and $3.3 million during the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Stock-Based Charges--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting

                                NETSELECT, INC.

Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and February 4, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

3. Investment in NetSelect, LLC:

   Effective December 4, 1996, the Company entered into a series of agreements with the National Associations of Realtors, and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR"), InfoTouch and several investors (collectively referred to as the "Investors") in connection with the formation of RealSelect.

   The Company sold $7.0 million of common and preferred stock to the Investors which in turn was invested in LLC for an ownership interest of 54% in LLC. InfoTouch received a 46% interest in LLC for the transfer of its assets, liabilities and intellectual property relating to the concept of listing residential real estate on the Internet. The book value of the net liabilities transferred amounted to $96,000. LLC transfered $5.8 million and the InfoTouch intellectual property to RealSelect, for an 85% ownership interest in RealSelect. RealSelect received from the NAR the right to use certain trademarks, an agreement not to compete and in return assumed certain debt of the NAR. As part of this transaction, RealSelect and the NAR entered into an operating agreement for the Internet site REALTOR.com, an agreement not to compete and certain trademark agreements. RealSelect paid the NAR and its creditors $3.4 million, forgave debt of $266,000 and issued common stock representing a 15% ownership interest to the NAR.

                                NETSELECT, INC.

   Since inception, the Company has raised additional capital and issued common and preferred stock in connection with acquisitions all of which has been completely invested in RealSelect through LLC. As a result, the ownership interests of the Company in LLC, and LLC's ownership interest in RealSelect, increased to 66% and 87%, respectively, as of December 31, 1997, and 79% and 93%, respectively, as of December 31, 1998. The minority investments of InfoTouch and the NAR in LLC and RealSelect, respectively, have been eliminated in the consolidated financial statements as each stockholder's share of the net investee losses have exceeded their investments and there is no future funding requirements.

4. Acquisitions:

   TouchTech Corporation

   Effective December 31, 1997, the Company acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 29,382 shares of common stock with a value of $53,000. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The Enterprise

   Effective March 31, 1998, the Company acquired The Enterprise in exchange for aggregate consideration consisting of 105,000 shares of Company common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. Included in liabilities assumed were $836,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, the Company acquired MultiSearch, in exchange for aggregate consideration consisting of 325,000 shares of Series E convertible preferred stock with a value of $4.8 million, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. Included in liabilities assumed were $654,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

   The following summarized unaudited pro forma financial information assumes The Enterprise and MultiSearch acquisitions occurred at the beginning of each period (in thousands):

                                       December 31, December 31, September 30,
                                           1997         1998         1998
                                       ------------ ------------ -------------
   Revenues...........................   $ 8,505      $ 18,026     $ 11,542
   Net loss applicable to common
    stockholders......................    (9,470)      (61,969)     (47,253)

                                NETSELECT, INC.

5. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Computer equipment.................................    $ 394        $2,903
   Furniture and fixtures.............................       77         1,337
   Leasehold improvements.............................       50           700
                                                          -----        ------
                                                            521         4,940
   Less: Accumulated depreciation.....................     (124)         (822)
                                                          -----        ------
                                                          $ 397        $4,118
                                                          =====        ======

   Depreciation expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $5,000, $119,000 and $659,000, respectively.

6. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Goodwill...........................................    $           $13,243
   RIN operating agreement............................     4,745        6,745
   Other..............................................       656        2,012
                                                          ------      -------
                                                           5,401       22,000
   Less: Accumulated amortization.....................      (382)      (2,276)
                                                          ------      -------
                                                          $5,019      $19,724
                                                          ======      =======

   Amortization expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $30,000, $360,000 and $1.9 million, respectively.

7. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
Accrued payroll and related benefits..................     $442        $1,973
Accrued distribution fees.............................                  1,366
Accrued royalties.....................................                    979
Other.................................................      330         1,483
                                                           ----        ------
                                                           $772        $5,801
                                                           ====        ======

                                NETSELECT, INC.

8. Related-Party Transactions:

   At December 31, 1997 and 1998, the Company was indebted to an officer for $168,000 and $188,000, respectively. The loan is due on demand and bears interest at 10% per annum.

   In August 1998, the Company issued 57,671 shares of common stock and 26,504 shares of Series F convertible preferred stock to the NAR in satisfaction of a $1.0 million obligation for the Company's share of advertising costs for a co-operative advertising program with the NAR. At December 31, 1998, the Company was indebted to the NAR for $2.2 million pursuant to certain provisions of the operating agreement.

   In connection with a 1998 stock redemption agreement, the Company loaned $3.1 million to a stockholder of InfoTouch. The note is non-interest bearing, full recourse and collateralized by the shares of common stock. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company held promissory notes from employees and directors totaling $151,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock of the Company owned by the employees and directors.

9. Notes Payable:

   As part of the acquisition of The Enterprise, the Company issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $354,000. The note is payable in four installments, and matures on March 31, 2001.

   As part of the acquisition of MultiSearch, the Company issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $453,000. The note is payable in three installments, and matures on April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

        Year Ending                                                    Principal
       December 31,                                                    Payments
       ------------                                                    ---------
        1999..........................................................  $2,097
        2000..........................................................   1,797
        2001..........................................................   1,895
                                                                        ------
                                                                         5,789
       Less: Discount.................................................    (807)
                                                                        ------
       Present value of notes payable.................................   4,982
       Less: Current portion..........................................   1,746
                                                                        ------
       Long-term portion..............................................  $3,236
                                                                        ======

                                NETSELECT, INC.

10. Stock Options:

   The Company's 1996 Stock Incentive Plan (the "Plan") provides for the grant of options to employees, officers, directors and consultants at the then-current market value of the Company's common stock, as determined by the Board of Directors. Options granted generally vest over four years, 25% on the first anniversary and monthly thereafter over the remaining three years, and expire 10 years from the date of grant.

   The following table summarizes activity under the Plan for the period from October 28, 1996 (Inception) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the period from January 1, 1999 to February 4, 1999 (shares in thousands):

                                                                      Weighted
                                                                      Average
                                              Number of     Price     Exercise
                                               Shares     Per Share    Price
                                              --------- ------------- --------
     Outstanding at October 28, 1996               --              --
       Granted...............................     335   $         .28  $  .28
                                                -----
     Outstanding at December 31, 1996........     335             .28     .28
       Granted...............................     287            1.50    1.50
                                                -----
     Outstanding at December 31, 1997             622     .28 to 1.50     .84
       Granted...............................     956    5.00 to 8.00    6.02
       Exercised.............................    (221)    .28 to 5.00     .68
       Canceled..............................     (85)   1.50 to 5.00    3.90
                                                -----
     Outstanding at December 31, 1998           1,272     .28 to 8.00    4.56
       Granted (unaudited)...................      40           10.00   10.00
                                                -----
     Outstanding at February 4, 1999
      (unaudited)............................   1,312    .28 to 10.00    4.74
                                                =====

   Options granted during the years ended December 31, 1997 and 1998 resulted in total compensation of $1.0 million and $9.5 million, respectively and were recorded as deferred stock compensation in stockholders' equity. This deferred compensation represented the difference between the deemed fair value of the Company's common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation amount will be recognized as stock-based compensation over the related vesting period of the options. During the years ended December 31, 1997 and 1998, such stock-based compensation was $257,000 and $1.6 million, respectively. Options outstanding at December 31, 1998 were exercisable for 144,000 shares of common stock. Common stock available for future grants at December 31, 1998 was 507,000 shares.

   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                         Options Outstanding       Exercisable
                                     --------------------------- ---------------
                                             Weighted
                                              Average
                                     Number  Remaining  Average  Number Average
                                       of   Contractual Exercise   of   Exercise
   Prices:                           Shares    Life      Price   Shares  Price
   -------                           ------ ----------- -------- ------ --------
   $ .28............................   113     7.90      $ .28      8    $ .28
    1.50............................   250     8.70       1.50     67     1.50
    5.00............................   224     9.20       5.00     18     5.00
    6.00............................   181     9.50       6.00     23     6.00
    6.32............................   421     9.70       6.32     27     6.32
    8.00............................    83     9.90       8.00      1     8.00
                                     -----                        ---
                                     1,272                        144
                                     =====                        ===

                                NETSELECT, INC.

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Risk-free interest rates..............       6%           6%           5%
   Expected lives (in years).............       4            5            4
   Dividend yield........................       0%           0%           0%
   Expected volatility...................       0%           0%           0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the period from October 28, 1996 (inception) to December 31, 1996 or years ended December 31, 1997 and 1998.

11. Warrants:

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 113,295 shares of the Company's common stock at an exercise price of $6.32 per share. America Online will also hold warrants to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with an IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 113,288 shares of common stock at an exercise price $.001 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During 1998, the Company issued warrants to purchase up to 41,876 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of an IPO. The exercise price will be equal to the IPO per share price. The fair value of issuable warrants will be measured at the date an IPO is deemed to be probable and recognized as expense over the terms of the applicable MLS agreement.

                                NETSELECT, INC.

12. Capitalization:

   Convertible preferred stock at December 31, 1998 consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A.................................    1,647       1,378      $ 4,416
   Series B.................................      353         191        1,334
   Series C.................................      614         614        4,884
   Series D.................................      681         681       10,543
   Series F.................................    2,100       1,664       40,871
   Undesignated.............................    4,280
                                                -----       -----      -------
                                                9,675       4,528      $62,048
                                                =====       =====      =======

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion of $1.5 million for the year ended December 31, 1998 related to the Series D and Series F dividends.

   No dividends have been declared or paid from inception through December 31, 1998.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

                                NETSELECT, INC.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion of $171,000 for the year ended December 31, 1998 related to the Series E redeemable preferred stock redemption value.

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is two-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $24.93 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

   Repurchase of Preferred Stock--In November 1998, the Company repurchased 431,664 shares of Series A and Series B convertible preferred stock for $9.5 million. The difference of $7.7 million between the carrying value of the preferred stock prior to repurchase and the price paid has been included in net loss for the year ended December 31, 1998 in the computation of net loss applicable to common stockholders.

   Sale of Common Stock--In connection with the August 1998 Series F financing, the Company sold an aggregate of 1,673,991 shares of common stock to certain investors and received gross proceeds of approximately $10.6 million. The Company recognized the $18.9 million difference between the estimated fair value of the stock and the price paid by investors as stock-based compensation in 1998.

13. Supplemental Cash Flow Information:

   During the the period from January 1, 1999 to February 4, 1999 (unaudited):


  . In connection with an equipment lease financing arrangement, the Company sold $749,000 of net property and equipment in exchange for assumption of third party payables.


   During the year ended December 31, 1998:

  . The Company issued common and convertible preferred stock valued at $1.9 million in connection with an advertising agreement.

  . The Company incurred a $2.0 million payable to a related party in connection with certain obligations under a lifetime operating agreement.

  . Convertible notes in the amount of $10.7 million, plus $64,000 in accrued interest, were converted into Series F convertible preferred stock.

  . The Company issued notes receivable to stockholders for $151,000 in connection with the exercise of stock options.

  .  The Company issued warrants with a fair value of $1.4 million.

  . The Company issued 105,000 shares of common stock valued at $525,000, a note payable of $2.2 million and assumed net liabilities of $946,000 as part of the acquisition of The Enterprise.

  . The Company issued 325,000 shares of Series E redeemable convertible preferred stock valued at $4.8 million, a note payable of $3.6 million and assumed net liabilities of $657,000 as part of the acquisition of MultiSearch.

                                NETSELECT, INC.

   During the year ended December 31, 1997:

  . The Company issued 29,382 shares of common stock with a value of $53,000 as part of the acquisition of TouchTech.

   During the period from October 28, 1996 (Inception) to December 31, 1996:

  . The Company issued common stock valued at $560,000 in exchange for intellectual property.

  . The Company issued common stock valued at $1.1 million in connection with the right to use certain trademarks and an operating agreement.

  . The Company assumed net liabilities totalling $1.2 million in exchange for trademarks and an operating agreement.

14. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

15. Income Taxes:

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
     Deferred tax assets:
      Net operating loss carryforwards....................... $ 2,036  $ 12,807
      Other..................................................     348     1,078
                                                              -------  --------
                                                                2,384    13,885
      Less: valuation allowance..............................  (2,384)  (13,885)
                                                              -------  --------
     Net deferred taxes...................................... $    --  $     --
                                                              =======  ========

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

   NSI, LLC and RealSelect do not file income tax returns on a consolidated basis. As a result, net operating losses of one entity may not be available to offset future taxable income of another entity. NSI has net operating loss carryforwards for federal and state income tax purposes of approximately $161,000 and $80,000, respectively, which begin to expire in 2018 for federal and 2003 for state purposes. RealSelect has net operating loss carryforwards for federal and state purposes of approximately $34.4 million and $18.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state purposes. LLC is treated as a partnership for federal and state purposes. As a result, all income and loss items flow through to its investors. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

                                NETSELECT, INC.

16. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and the Consumer Price Index. Future minimum lease payments under noncancellable operating leases at December 31, 1998 are (in thousands):

       1999............................................................. $ 2,295
       2000.............................................................   2,686
       2001.............................................................   2,553
       2002.............................................................   1,636
       2003.............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   The Company has entered into various Internet portal distribution and marketing and listing agreements with real estate franchises. Payments remaining over the next five years for these agreements are as follows (in thousands):

       1999............................................................. $23,643
       2000.............................................................  21,536
       2001.............................................................  14,646
       2002.............................................................   4,250
       2003.............................................................     500
                                                                         -------
         Total.......................................................... $64,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

17. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, the Company entered into an equipment leasing arrangement which provided for the sale and leaseback of certain of the Company's existing equipment and lease financing for additional equipment needs. The total availability under the agreement is $3.0 million. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F convertible preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

                                NETSELECT, INC.

   Stock Options

   In January 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 Stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
NetSelect, LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NetSelect, LLC and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                                 NETSELECT, LLC

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                   December 31,     February 4,
                                                 -----------------  -----------
                                                  1997      1998       1999
                                                 -------  --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................  $ 3,094  $ 14,690   $ 13,037
 Accounts receivable, net of allowance for
  doubtful accounts of $42, $378 and $455 at
  December 31, 1997, 1998 and February 4, 1999,
  respectively.................................      282     2,070      2,333
 Current portion of prepaid distribution
  expense......................................              3,830      3,482
 Deferred royalties............................      137     1,327      1,398
 Other current assets..........................      158     1,715      1,780
                                                 -------  --------   --------
Total current assets...........................    3,671    23,632     22,030
Prepaid distribution expense...................              7,742      7,072
Property and equipment, net....................      397     4,118      2,373
Intangible assets, net.........................    4,491    19,229     18,989
Other assets...................................      169       187        286
                                                 -------  --------   --------
  Total assets.................................  $ 8,728  $ 54,908   $ 50,750
                                                 =======  ========   ========


 Liabilities, Redeemable Convertible Preferred
         Stock and Stockholders' Equity


Current liabilities:
 Accounts payable..............................  $   494  $  5,499   $  4,117
 Accrued liabilities...........................      772     5,801      6,156
 Due to related party..........................              2,200      2,200
 Deferred revenue..............................    1,314     5,439      6,065
 Current portion of notes payable..............              1,746      1,746
                                                 -------  --------   --------
Total current liabilities......................    2,580    20,685     20,284
Notes payable..................................              3,236      3,265
Minority Interest..............................      147
                                                 -------  --------   --------
                                                   2,727    23,921     23,549
                                                 -------  --------   --------
Commitments and contingencies (Note 15)........
Series E redeemable convertible preferred
 stock, $.001 par value; 325 shares authorized,
 issued and outstanding at December 31, 1998
 and February 4, 1999; redemption value of
 $6,003........................................    --        4,939      4,963
                                                 -------  --------   --------
Stockholders' equity:
 Convertible preferred stock, $.001 par value;
  9,675 shares authorized; 2,614, 4,959 and
  4,959 shares issued at December 31, 1997 and
  1998 and February 4, 1999, respectively;
  2,614, 4,528 and 4,528 shares outstanding at
  December 31, 1997 and 1998 and February 4,
  1999, respectively; liquidation preference of
  $62,048 at December 31, 1998.................        3         5          5
 Common stock, $.001 par value; 90,000
  authorized; 2,113, 4,492 and 4,492 issued and
  outstanding at December 31, 1997 and 1998 and
  February 4, 1999, respectively...............                  3          3
 Additional paid-in capital....................   12,117    96,657     98,720
 Treasury stock, at cost; 431 shares of
  convertible preferred stock at December 31,
  1998 and February 4, 1999....................             (1,770)    (1,770)
 Notes receivable from stockholders............             (3,781)    (3,781)
 Deferred stock charges........................     (739)   (8,676)   (10,079)
 Accumulated deficit...........................   (5,380)  (56,390)   (60,860)
                                                 -------  --------   --------
  Total stockholders' equity...................  $ 6,001  $ 26,048   $ 22,238
                                                 -------  --------   --------
                                                 $ 8,728  $ 54,908   $ 50,750
                                                 =======  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                           October 28,                        Three
                               1996         Year Ended       Months    January 1
                          (Inception) to   December 31,       Ended       to
                           December 31,  -----------------  March 31, February 4,
                               1996       1997      1998      1998       1999
                          -------------- -------  --------  --------- -----------
                                                                 (unaudited)
Revenues................      $  --      $ 1,282  $ 15,003   $ 1,244    $ 2,433
Cost of revenues
 (excluding $141 in non-
 cash equity charges for
 the year ended December
 31, 1998)..............                     335     7,338       735        798
                              -----      -------  --------   -------    -------
Gross profit............         --          947     7,665       509      1,635
                              -----      -------  --------   -------    -------
Operating expenses:
  Sales and marketing
   (excluding $506 in
   non-cash equity
   charges for the year
   ended December 31,
   1998)................          9        3,200    25,560     2,110      4,064
  Product development
   (excluding $78 in
   non-cash equity
   charges for the year
   ended December 31,
   1998)................          4          506     4,139       366        174
  General and
   administrative
   (excluding $837 in
   non-cash equity
   charges for the year
   ended December 31,
   1998)................        348        2,687     6,929       708      1,053
  Amortization of
   intangible assets....         30          328     1,860        81        240
  Stock-based charges...                     257    20,455       104        569
                              -----      -------  --------   -------    -------
    Total operating
     expenses...........        391        6,978    58,943     3,369      6,100
                              -----      -------  --------   -------    -------
Loss from operations....       (391)      (6,031)  (51,278)   (2,860)    (4,465)
Interest income.........          1           98       583       126         51
Interest expense........                     (24)     (365)       (3)       (31)
Other expense...........                               (97)                 (25)
                              -----      -------  --------   -------    -------
Net loss before Minority
 Interest...............      $(390)     $(5,957) $(51,157)  $(2,737)   $(4,470)
Minority Interest.......        142          825       147       147
                              -----      -------  --------   -------    -------
Net loss................       (248)      (5,132)  (51,010)   (2,590)    (4,470)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................                            (1,659)     (406)      (207)
Repurchase of preferred
 stock..................                            (7,727)
                              -----      -------  --------   -------    -------
Net loss applicable to
 common stockholders....      $(248)     $(5,132) $(60,396)  $(2,996)   $(4,677)
                              =====      =======  ========   =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                        Convertible
                         Preferred                                          Notes
                           Stock      Common Stock  Additional            Receivable  Deferred                  Total
                       -------------- -------------  Paid-in   Treasury      From      Stock    Accumulated Stockholders'
                       Shares  Amount Shares Amount  Capital    Stock    Stockholders Charges     Deficit      Equity
                       ------  ------ ------ ------ ---------- --------  ------------ --------  ----------- -------------
Balance at October
 28, 1996............           $--           $--    $    --   $    --     $    --    $     --   $     --     $     --
Issuance of common
 stock...............                 2,083                1                                                         1
Issuance of Series A
 preferred...........    918      1                    2,353                                                     2,354
Issuance of Series B
 preferred...........    242                           1,525                                                     1,525
Net loss.............                                                                                (248)        (248)
                       -----    ---   -----   ---    -------   -------     -------    --------   --------     --------
Balance at December
 31, 1996............  1,160      1   2,083            3,879        --          --          --       (248)       3,632
Issuance of Series A
 preferred...........    729      1                    2,064                                                     2,065
Issuance of Series B
 preferred...........    111                             686                                                       686
Issuance of Series C
 preferred...........    614      1                    4,439                                                     4,440
Issuance of common
 stock for
 acquisition of
 TouchTech, Inc......                    30               53                                                        53
Deferred stock
 charges.............                                    996                              (996)                     --
Stock-based charges..                                                                      257                     257
Net loss.............                                                                              (5,132)      (5,132)
                       -----    ---   -----   ---    -------   -------     -------    --------   --------     --------
Balance at December
 31, 1997............  2,614      3   2,113           12,117        --          --        (739)    (5,380)       6,001
Issuance of Series D
 preferred...........    681      1                    9,999                                                    10,000
Issuance of common
 stock for
 acquisition of The
 Enterprise of
 America, Ltd........                   105              525                                                       525
Issuance of Series F
 preferred...........  1,664      1                   39,701                                                    39,702
Issuance of common
 stock...............                 1,674     2     10,442                                                    10,444
Exercise of stock
 options for notes
 receivable..........                   487     1        742                  (702)                                 41
Note receivable from
 stockholder.........                                                       (3,079)                             (3,079)
Exercise of
 warrants............                   113
Deferred stock
 charges.............                                  9,497                            (9,497)                     --
Issuance of warrants
 and common stock....                                  2,637                                                     2,637
Stock-based charges..                                 18,895                             1,560                  20,455
Accretion of Series E
 redemption value....                                   (171)                                                     (171)
Repurchase of Series
 A and B preferred...   (431)                         (7,727)   (1,770)                                         (9,497)
Net loss.............                                                                             (51,010)     (51,010)
                       -----    ---   -----   ---    -------   -------     -------    --------   --------     --------
Balance at December
 31, 1998............  4,528      5   4,492     3     96,657    (1,770)     (3,781)     (8,676)   (56,390)      26,048
Issuance of warrants
 (unaudited).........                                    115                                                       115
Deferred stock
 charges
 (unaudited).........                                  1,972                            (1,972)                     --
Stock-based charges
 (unaudited).........                                                                      569                     569
Accretion of Series E
 redemption value
 (unaudited).........                                    (24)                                                      (24)
Net loss
 (unaudited).........                                                                              (4,470)      (4,470)
                       -----    ---   -----   ---    -------   -------     -------    --------   --------     --------
Balance at February
 4, 1999
 (unaudited).........  4,528    $ 5   4,492   $ 3    $98,720   $(1,770)    $(3,781)   $(10,079)  $(60,860)    $ 22,238
                       =====    ===   =====   ===    =======   =======     =======    ========   ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Year ended      Three Months
                          October 28, 1996    December 31,        Ended     January 1 to
                            (Inception) to  -----------------   March 31,   February 4,
                          December 31, 1996  1997      1998        1998         1999
                          ----------------- -------  --------  ------------ ------------
                                                                      (unaudited)
Cash flows from
 operating activities:
Net loss................       $  (248)     $(5,132) $(51,010)   $(2,590)     $(4,470)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
Depreciation and
 amortization...........            35          440     2,518        141          317
Provision for doubtful
 accounts...............           267                    416                      68
Amortization of discount
 on notes payable.......                                  215                      29
Other non-cash items....                                  961
Minority interest in
 loss...................          (142)        (825)     (147)      (147)
Stock-based charges.....                        257    20,455        104          569
Changes in operating
 assets and liabilities,
 net of acquisitions:
 Accounts receivable....           149          (91)   (1,638)      (110)        (330)
 Prepaid distribution
  expense...............                              (11,228)      (518)       1,018
 Deferred royalties.....                       (137)   (1,190)                    (71)
 Due from affiliated
  company...............             7         (119)       74          2
 Other assets...........           (18)        (241)       (3)      (321)         (82)
 Accounts payable and
  accrued liabilities...           282          441     8,350      1,771         (565)
 Deferred revenues......            24        1,290     4,125        741          626
                               -------      -------  --------    -------      -------
Net cash provided by
 (used in) operating
 activities.............           356       (4,117)  (28,102)      (927)      (2,891)
                               -------      -------  --------    -------      -------
Cash flows from
 investing activities:
Purchases of property
 and equipment..........           (72)        (372)   (3,853)      (217)         (61)
Acquisition of The
 Enterprise of America
 Ltd., net of cash
 acquired...............                                 (705)      (705)
Acquisition of
 MultiSearch Solutions,
 Inc., net of cash
 acquired...............                                 (761)
Proceeds from sale of
 property and
 equipment..............                                                        1,299
Payments made in
 connection with
 operating agreement....        (2,371)      (1,260)
                               -------      -------  --------    -------      -------
Net cash provided by
 (used in) investing
 activities.............        (2,443)      (1,632)   (5,319)      (922)       1,238
                               -------      -------  --------    -------      -------
Cash flows from
 financing activities:
Repayment of notes
 payable................                               (1,490)      (836)
Proceeds from bridge
 loan...................                               12,000
Repayments on bridge
 loan...................                               (1,325)
Note receivable from
 stockholder............                               (3,079)
Net proceeds from
 issuance of common
 stock..................                          9     8,066
Net proceeds from
 issuance of preferred
 stock..................         3,730        7,191    40,342      9,995
Repurchase of preferred
 stock..................                               (9,497)
                               -------      -------  --------    -------      -------
Net cash provided by
 financing activities...         3,730        7,200    45,017      9,159           --
                               -------      -------  --------    -------      -------
Change in cash and cash
 equivalents............         1,643        1,451    11,596      7,310       (1,653)
                               -------      -------  --------    -------      -------
Cash and cash
 equivalents, beginning
 of period..............                      1,643     3,094      3,094       14,690
                               -------      -------  --------    -------      -------
Cash and cash
 equivalents, end of
 period.................       $ 1,643      $ 3,094  $ 14,690    $10,404      $13,037
                               =======      =======  ========    =======      =======
Supplemental disclosure
 of cash flow activities
Cash paid during the
 year for interest......       $    --      $    --  $    170    $    --      $    --
                               =======      =======  ========    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, LLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   NetSelect, LLC ("LLC" or the "Company") is a Delaware limited liability corporation that was incorporated on October 28, 1996 between two corporate partners, NetSelect, Inc. ("NSI") and InfoTouch Corporation ("InfoTouch"). The Company's sole business activity has been managing its investment in RealSelect, Inc. ("RealSelect"), a Delaware corporation. RealSelect is an operating company created to establish an Internet-based marketing service for real estate.

   The RealSelect Venture--Effective December 4, 1996, InfoTouch entered into a series of agreements with the National Association of Realtors and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR") and several investors (the "Investors"). Under these agreements, InfoTouch transferred its recently developed technology and assets relating to advertising the listing of residential real estate on the Internet into the Company in exchange for a 46% ownership interest, including outstanding stock options. The Investors contributed capital to NSI. The Company received capital funding from NSI and in-turn contributed the InfoTouch assets, intellectual property and the NSI capital to RealSelect in exchange for common stock representing an 85% ownership interest.

   Also effective December 4, 1996, RealSelect entered into a number of agreements with and issued cash and RealSelect common stock representing a 15% ownership interest to the NAR in exchange for the rights to operate the website REALTOR.com and to pursue commercial opportunities relating to the listing of real estate on the internet.

   Pursuant to the agreements governing RealSelect, InfoTouch was required to terminate its remaining activities, which were insignificant, and dispose of its remaining assets and liabilities. Accordingly, following the formation, NSI and InfoTouch were only shell companies as they had no liabilities and no assets other than their respective investments in the Company. In addition, under the agreements, NSI was the only entity permitted to raise capital to support RealSelect which, once invested, increased NSI's ownership interest in the Company and RealSelect and diluted the ultimate ownership interests of InfoTouch and the NAR.

   Reorganization of Holding Structure--Under the RealSelect agreements, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into InfoTouch (the "Reorganization"). The Company was dissolved into InfoTouch in connection with the Reorganization.

2. Summary of Significant Accounting Policies:

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. As a result of additional capital raised by NSI and NSI shares issued in connection with certain acquisitions, all of which was invested in RealSelect through the Company, the Company's ownership interest in RealSelect increased to 87%, 93% and 93% (unaudited) at December 31, 1997, 1998 and February 4, 1999, respectively. Minority interest of the NAR in RealSelect net losses have been eliminated to the extent of the NAR's net investment as the NAR has no future funding commitment.

   Unaudited Interim Financial Information--The interim financial information of the Company for the three months ended March 31, 1998 and the period from January 1 to February 4, 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at and for the period from January 1 to February 4, 1999 and for the three months ended March 31, 1998.

                                NETSELECT, LLC

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 (unaudited) and the period from January 1, 1999 to February 4, 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably over the term of the agreements, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with its formation, the Company entered into an exclusive lifetime operating agreement with the NAR. Pursuant to our operating agreement, the Company made various payments and issued RealSelect common stock to the NAR for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive use of the web site for real estate listings. The RealSelect common stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

                                NETSELECT, LLC

   Revenue Recognition--The Company's revenues are derived principally from the sale of advertising products and services to real estate agents and brokers, home builders, property owners and managers. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts, which may include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. This advertising revenue is recognized ratably based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs, including co-operative advertising costs, are expensed as incurred and totalled $5,000, $818,000 and $3.3 million during the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Stock-Based Charges--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and February 4, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

                                NETSELECT, LLC

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

3. Acquisitions:

   TouchTech Corporation

   Effective December 31, 1997, the Company acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 29,382 shares of common stock with a value of $53,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The Enterprise

   Effective March 31, 1998, the Company acquired The Enterprise in exchange for aggregate consideration consisting of 105,000 shares of Company common stock with an estimated fair value of $525,000, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. Included in liabilities assumed were $836,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, the Company acquired MultiSearch, in exchange for aggregate consideration consisting of 325,000 shares of Series E convertible preferred stock with a value of $4.8 million, which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in its most recent financing prior to the acquisition, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. Included in liabilities assumed were $654,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

   The following summarized unaudited pro forma financial information assumes The Enterprise and MultiSearch acquisitions occurred at the beginning of each period (in thousands):

                                           December 31, December 31, March 31,
                                               1997         1998       1998
                                           ------------ ------------ ---------
   Revenues...............................   $ 8,505      $ 18,026    $ 3,182
   Net loss applicable to common
    stockholders..........................    (9,470)      (61,969)    (3,922)

                                NETSELECT, LLC

4. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Computer equipment.................................    $ 394        $2,903
   Furniture and fixtures.............................       77         1,337
   Leasehold improvements.............................       50           700
                                                          -----        ------
                                                            521         4,940
   Less: Accumulated depreciation.....................     (124)         (822)
                                                          -----        ------
                                                          $ 397        $4,118
                                                          =====        ======

   Depreciation expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $5,000, $119,000 and $659,000, respectively.

5. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Goodwill...........................................    $   --      $13,243
   NAR operating agreement............................     4,745        6,745
   Other..............................................        96        1,452
                                                          ------      -------
                                                           4,841       21,440
   Less: Accumulated amortization.....................      (350)      (2,211)
                                                          ------      -------
                                                          $4,491      $19,229
                                                          ======      =======

   Amortization expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $30,000, $328,000 and $1.9 million, respectively.

6. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
Accrued payroll and related benefits..................    $ 442        $1,973
Accrued distribution fees.............................                  1,366
Accrued royalties.....................................                    979
Other.................................................      330         1,483
                                                          -----        ------
                                                          $ 772        $5,801
                                                          =====        ======

7. Related-Party Transactions:

   At December 31, 1997 and 1998, the Company was indebted to an officer for $168,000 and $188,000, respectively. The loan is due on demand and bears interest at 10% per annum.

                                NETSELECT, LLC

   In August 1998, the Company issued 57,671 shares of common stock and 26,504 shares of Series F convertible preferred stock to the NAR in satisfaction of a $1.0 million obligation for the Company's share of advertising costs for a co-operative advertising program with the NAR. At December 31, 1998, the Company was indebted to the NAR for $2.2 million pursuant to certain provisions of the operating agreement.

   In connection with a 1998 stock redemption agreement, the Company loaned $3.1 million to a stockholder of InfoTouch. The note is non-interest bearing, full recourse and collateralized by the shares of common stock. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company held promissory notes from employees and directors totaling $702,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock of the Company owned by the employees and directors.

8. Notes Payable:

   As part of the acquisition of The Enterprise, the Company issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $354,000. The note is payable in four installments, and matures on March 31, 2001.

   As part of the acquisition of MultiSearch, the Company issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $453,000. The note is payable in three installments, and matures on April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

        Year Ending                                                    Principal
       December 31,                                                    Payments
       ------------                                                    ---------
        1999..........................................................  $2,097
        2000..........................................................   1,797
        2001..........................................................   1,895
                                                                        ------
                                                                         5,789
       Less: Discount.................................................    (807)
                                                                        ------
       Present value of notes payable.................................   4,982
       Less: Current portion..........................................   1,746
                                                                        ------
       Long-term portion..............................................  $3,236
                                                                        ======

9. Stock Options:

   The Company's 1996 Stock Incentive Plan (the "Plan") provides for the grant of options to employees, officers, directors and consultants at the then-current market value of the Company's common shares, as determined by the Board of Directors. Options granted generally vest over four years, 25% for the first year and monthly thereafter over the remaining three years, and expire 10 years from the date of grant.

   In connection with the 1996 formation of the Company, options to purchase 265,000 shares of common stock at a weighted average exercise price of $2.68 per share from the former InfoTouch stock option plan were assumed and fully vested.

                                NETSELECT, LLC

   The following table summarizes activity under the Plan (including the InfoTouch options assumed) for the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to February 4, 1999 (shares in thousands):

                                                                      Weighted
                                                                      Average
                                              Number of   Price Per   Exercise
                                               Shares       Share      Price
                                              --------- ------------- --------
   Outstanding at October 28, 1996                 --   $          --  $   --
     Assumed.................................     265    2.26 to 4.50    2.68
     Granted.................................     390             .28     .28
                                                -----
   Outstanding at December 31, 1996..........     655     .28 to 4.50    1.26
     Granted.................................     287            1.50    1.50
     Canceled................................     (52)           2.26    2.26
                                                -----
   Outstanding at December 31, 1997..........     890     .28 to 4.50    1.28
     Granted.................................     957    5.00 to 8.00    6.02
     Exercised...............................    (487)    .28 to 5.00    1.52
     Canceled................................     (85)   1.50 to 5.00    3.90
                                                -----
   Outstanding at December 31, 1998..........   1,275     .28 to 8.00    4.56
     Granted (unaudited).....................      40           10.00   10.00
                                                -----
   Outstanding at February 4, 1999
    (unaudited)..............................   1,315    .28 to 10.00    4.72
                                                =====

   Options granted during the years ended December 31, 1997 and 1998 resulted in total compensation of $1.0 million and $9.5 million, respectively, and were recorded as deferred stock compensation in stockholders' equity. This deferred compensation represented the difference between the deemed fair value of the Company's common stock for accounting purposes and the exercise price of these options at the date of grant. The deferred stock compensation will be recognized as stock-based compensation over the related vesting period of the options. During the years ended December 31, 1997 and 1998, such stock-based compensation was $257,000 and $1.6 million, respectively. Common stock available for future grants at December 31, 1998 was 507,000 shares.


   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                         Options Outstanding       Exercisable
                                     --------------------------- ---------------
                                             Weighted
                                              Average
                                     Number  Remaining  Average  Number Average
                                       of   Contractual Exercise   of   Exercise
   Prices:                           Shares    Life      Price   Shares  Price
   -------                           ------ ----------- -------- ------ --------
   $ .28............................   113     7.90      $ .28      8    $ .28
    1.50............................   260     8.70       1.50     67     1.50
    4.50 to 5.00....................   217     9.20       5.00     21     4.92
    6.00............................   181     9.50       6.00     23     6.00
    6.32............................   421     9.70       6.32     27     6.32
    8.00............................    83     9.90       8.00      1     8.00
                                     -----                        ---
                                     1,275                        147
                                     =====                        ===

                                NETSELECT, LLC

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Risk-free interest rates..............       6%           6%           5%
   Expected lives (in years).............       4            5            4
   Dividend yield........................       0%           0%           0%
   Expected volatility...................       0%           0%           0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the period from October 28, 1996 (inception) to December 31, 1996 or years ended December 31, 1997 and 1998.

10. Warrants:

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 113,295 shares of the Company's common stock at an exercise price of $6.32 per share. America Online will also hold warrants to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with an IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 113,288 shares of common stock at an exercise price $.001 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During 1998, the Company issued warrants to purchase up to 41,736 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of an IPO. The exercise price will be equal to the IPO per share price. The fair value of issuable warrants will be measured at the date an IPO is deemed to be probable and recognized as expense over the terms of the applicable MLS agreement.

                                NETSELECT, LLC

11. Capitalization:

   Convertible preferred stock at December 31, 1998 consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A.................................    1,647       1,378      $ 4,416
   Series B.................................      353         191        1,334
   Series C.................................      614         614        4,884
   Series D.................................      681         681       10,543
   Series F.................................    2,100       1,664       40,871
   Undesignated.............................    4,280
                                                -----       -----      -------
                                                9,675       4,528      $62,048
                                                =====       =====      =======

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion of $1.5 million for the year ended December 31, 1998 related to the Series D and Series F dividends.

   No dividends have been declared or paid from inception through December 31, 1998.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion of $171,000 for the year ended December 31, 1998 related to the Series E redeemable preferred stock redemption value.

                                NETSELECT, LLC

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is two-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $24.93 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

   Repurchase of Preferred Stock--In November 1998, the Company repurchased 431,664 shares of Series A and Series B convertible preferred stock for $9.5 million. The difference of $7.7 million between the carrying value of the preferred stock prior to repurchase and the price paid has been included in net loss for the year ended December 31, 1998 in the computation of net loss applicable to common stockholders.

   Sale of Common Stock--In connection with the August 1998 Series F financing, the Company sold an aggregate of 1,673,991 shares of common stock to certain investors and received gross proceeds of approximately $10.6 million. The Company recognized the $18.9 million difference between the estimated fair value of the stock and the price paid by investors as stock-based compensation in 1998.

12. Supplemental Cash Flow Information:

   During the period from January 1, 1999 to February 4, 1999 (unaudited):

  . In connection with an equipment lease financing arrangement, the Company sold $749,000 of net property and equipment in exchange for assumption of third party payables.

   During the year ended December 31, 1998:

  . The Company issued common and convertible preferred stock valued at $1.9 million in connection with an advertising agreement.

  . The Company incurred a $2.0 million payable to a related party in connection with certain obligations under a lifetime operating agreement.

  . Convertible notes in the amount of $10.7 million, plus $64,000 in accrued interest, were converted into Series F convertible preferred stock.

  . The Company issued notes receivable to stockholders for $702,000 in connection with the exercise of stock options.

  .  The Company issued warrants with a fair value of $1.4 million.

  . The Company issued 105,000 shares of common stock valued at $525,000, a note payable of $2.2 million and assumed net liabilities of $946,000 as part of the acquisition of The Enterprise.

  . The Company issued 325,000 shares of Series E redeemable convertible preferred stock valued at $4.8 million, a note payable of $3.6 million and assumed net liabilities of $657,000 as part of the acquisition of MultiSearch.

   During the year ended December 31, 1997:

  . The Company issued 29,382 shares of common stock with a value of $53,000 as part of the acquisition of TouchTech.

                                NETSELECT, LLC

   During the period from October 28, 1996 (Inception) to December 31, 1996:

  . The Company issued common stock valued at $1.1 million in connection with the right to use certain trademarks and an operating agreement.

  . The Company assumed net liabilities totalling $1.2 million in exchange for trademarks and an operating agreement.

13. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

14. Income Taxes:

   LLC is treated as a partnership for federal and state income tax purposes. Consequently, all income and loss items flow through to its investors. Accordingly, the provision for income taxes is based on the operating results of RealSelect.

   As a result of net operating losses, RealSelect has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
     Deferred tax assets:
      Net operating loss carryforwards....................... $ 2,036  $ 12,747
      Other..................................................     348     1,078
                                                              -------  --------
                                                                2,384    13,825
      Less: valuation allowance..............................  (2,384)  (13,825)
                                                              -------  --------
     Net deferred taxes...................................... $    --  $     --
                                                              =======  ========

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, RealSelect has placed a valuation allowance against its otherwise recognizable deferred tax assets.

   At December 31, 1998, RealSelect has net operating losses for both federal and state income tax purposes of approximately $34.4 million and $18.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state income tax purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit RealSelect's ability to use carryforwards in the future.

                                NETSELECT, LLC

15. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under noncancellable operating leases at December 31, 1998 are (in thousands):

       1999............................................................. $ 2,295
       2000.............................................................   2,686
       2001.............................................................   2,553
       2002.............................................................   1,636
       2003.............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   The Company has entered into various distribution and preferred alliance agreements. Payments remaining over the next five years for the distribution and preferred alliance agreements are as follows (in thousands):

       1999............................................................. $21,143
       2000.............................................................  19,036
       2001.............................................................  14,646
       2002.............................................................   4,250
       2003.............................................................     500
                                                                         -------
         Total.......................................................... $59,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

16. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, the Company entered into an equipment leasing arrangement which provided for the sale and leaseback of certain of the Company's existing equipment and lease financing for additional equipment needs. The total availability under the agreement is $3.0 million. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F convertible preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

                                NETSELECT, LLC

   Stock Options

   In January 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Enterprise of America, Ltd.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of The Enterprise of America, Ltd. (the "Company") at December 31, 1997 and March 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the three months ended March 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                        THE ENTERPRISE OF AMERICA, LTD.

                                 BALANCE SHEETS

                                                      December 31,   March 31,
                                                          1997         1998
                                                      ------------  -----------
                       Assets
Current assets:
  Cash............................................... $     3,214   $       414
  Accounts receivable, net of allowance for doubtful
   accounts of $100,000 for December 31, 1997 and
   $125,000 for March 31, 1998.......................     367,607       429,402
                                                      -----------   -----------
Total current assets.................................     370,821       429,816
Property and equipment, net..........................     529,534       763,057
Other assets.........................................      34,533        16,394
                                                      -----------   -----------
    Total assets..................................... $   934,888   $ 1,209,267
                                                      ===========   ===========
       Liabilities and Stockholders' Deficit:
Current liabilities:
  Cash overdraft..................................... $        --   $   126,332
  Accounts payable...................................     355,631       544,305
  Accrued liabilities................................     333,764       334,230
  Current portion of capital lease obligation........      43,832        51,747
  Related party notes payable........................     809,678       821,468
                                                      -----------   -----------
Total current liabilities............................   1,542,905     1,878,082
Capital lease obligation.............................     122,279       108,503
Commitments (Note 6)
Stockholders' deficit:
  Common stock, $1 par value; authorized 9,000
   shares, issued and outstanding 100 shares at
   December 31, 1997 and March 31, 1998..............         100           100
  Additional paid-in capital.........................     606,337       606,337
  Note receivable from stockholder...................    (294,108)     (305,597)
  Accumulated deficit................................  (1,042,625)   (1,078,158)
                                                      -----------   -----------
    Total stockholders' deficit......................    (730,296)     (777,318)
                                                      -----------   -----------
    Total liabilities and stockholders' deficit...... $   934,888   $ 1,209,267
                                                      ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                            STATEMENTS OF OPERATIONS

                                                                    Three Months
                                                        Year Ended     Ended
                                                       December 31,  March 31,
                                                           1997         1998
                                                       ------------ ------------
Net revenues..........................................  $4,182,776    $969,138
Cost of revenues......................................   2,226,698     524,418
                                                        ----------    --------
    Gross profit......................................   1,956,078     444,720
                                                        ----------    --------
Operating expenses:
  Sales and marketing.................................     551,183     174,094
  General and administrative..........................   1,428,630     273,905
  Loss on disposal of assets..........................      34,750
                                                        ----------    --------
    Total operating expenses..........................   2,014,563     447,999
                                                        ----------    --------
Loss from operations..................................     (58,485)     (3,279)
Interest expense......................................     (29,227)    (32,254)
                                                        ----------    --------
Net loss..............................................  $  (87,712)   $(35,533)
                                                        ==========    ========



   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                         Common Stock  Additional    Note
                         -------------  Paid-In   Receivable  Accumulated
                         Shares Amount  Capital   Stockholder   Deficit      Total
                         ------ ------ ---------- ----------- -----------  ---------
Balance at December 31,
 1996...................  100    $100   $606,337   $      --  $  (954,913) $(348,476)
Note receivable issued
 to stockholder.........                            (294,108)               (294,108)
Net loss................                                          (87,712)   (87,712)
                          ---    ----   --------   ---------  -----------  ---------
Balance at December 31,
 1997...................  100     100    606,337    (294,108)  (1,042,625)  (730,296)
Note receivable issued
 to stockholder.........                             (11,489)                (11,489)
Net loss................                                          (35,533)   (35,533)
                          ---    ----   --------   ---------  -----------  ---------
Balance at March 31,
 1998...................  100    $100   $606,337   $(305,597) $(1,078,158) $(777,318)
                          ===    ====   ========   =========  ===========  =========



   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                  Three Months
                                                      Year Ended     Ended
                                                     December 31,  March 31,
                                                         1997         1998
                                                     ------------ ------------
Cash flows from operating activities:
Net loss............................................  $ (87,712)   $ (35,533)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
Depreciation and amortization.......................    206,269       46,245
Provision for doubtful accounts.....................     65,684       25,000
Loss on sale of fixed assets........................     34,750
Changes in operating assets and liabilities:
  Accounts receivable...............................     33,996      (86,795)
  Other assets......................................    (22,677)      18,139
  Cash overdraft....................................    (75,064)     126,332
  Accounts payable..................................    (24,153)     187,808
  Accrued liabilities...............................    109,430        1,332
                                                      ---------    ---------
Net cash provided by operating activities...........    240,523      282,528
                                                      ---------    ---------
Cash flows from investing activities:
Purchases of property and equipment.................   (124,105)    (279,768)
Proceeds from sale of fixed asset...................    223,632
                                                      ---------    ---------
Net cash provided by (used in) investing
 activities.........................................     99,527     (279,768)
                                                      ---------    ---------
Cash flows from financing activities:
Note receivable from stockholder....................   (294,108)     (11,489)
Repayment of line of credit.........................   (852,855)
Proceeds from related party notes payable...........    809,678       11,790
Payments on capital lease obligation................                  (5,861)
                                                      ---------    ---------
Net cash used in financing activities...............   (337,285)      (5,560)
                                                      ---------    ---------
Change in cash......................................      2,765       (2,800)
Cash, beginning of period...........................        449        3,214
                                                      ---------    ---------
Cash, end of period.................................  $   3,214    $     414
                                                      =========    =========
Supplemental disclosure of cash flow activities:
Cash paid during the year for interest..............  $  29,312    $  32,254
                                                      =========    =========
Cash paid during the year for income taxes..........  $     807    $     510
                                                      =========    =========

   Supplemental schedule of non-cash investing and financing activities:

   During 1997, the Company acquired $166,110 of production equipment through a capital lease.

   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   The Enterprise of America, Ltd. (the "Company") is a Wisconsin corporation that was formed on November 1, 1990. The Company's primary business activity is an Internet-based marketing service for real estate and television production and editing of home real estate shows.

   On March 31, 1998, NetSelect, Inc. acquired all of the Company's outstanding shares of Common Stock, at which time the Company became a wholly owned subsidiary of NetSelect, Inc. which was subsequently renamed Homestore.com, Inc.

2. Summary of Significant Accounting Policies:

   Use Of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

   Property And Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The Company's revenues are derived principally from the sale of Internet-based marketing services and tools for real estate professionals and production and editing of home real estate programs. Revenues from Internet-based marketing services are recognized as such services are rendered. Revenues associated with production and editing are recognized upon delivery of the completed program to the television station.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $9,000 during the year ended December 31, 1997 and $52,500 for the three months ended March 31, 1998.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Concentration Of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1997 and the three months ended March 31, 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.

                        THE ENTERPRISE OF AMERICA, LTD.

   Segments--Statement of Financial Accounting Standards No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.

3. Property And Equipment:

   Property and equipment consists of the following:

                                                        December 31, March 31,
                                                            1997        1998
                                                        ------------ ----------
   Computer and production equipment...................  $  607,033  $  607,033
   Office furniture and fixtures.......................     439,127     451,062
   Leasehold improvements..............................      36,616     304,449
                                                         ----------  ----------
                                                          1,082,776   1,362,544
   Accumulated depreciation............................    (553,242)   (599,487)
                                                         ----------  ----------
                                                         $  529,534  $  763,057
                                                         ==========  ==========

4. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                          December 31, March 31,
                                                              1997       1998
                                                          ------------ ---------
   Accrued revenue sharing...............................   $151,159   $142,583
   Accrued compensation..................................     80,484     81,314
   Accrued legal.........................................     62,000     62,000
   Accrued other.........................................     40,121     48,333
                                                            --------   --------
                                                            $333,764   $334,230
                                                            ========   ========

5. Related Party Notes Payable:

   At December 31, 1997 and March 31, 1998, the Company was indebted to a related party for $96,568 and $108,358, respectively.

   At December 31, 1997 and March 31, 1998, the Company was indebted to a related party for $713,110.

   Notes payable and accrued interest to the related parties were subsequently repaid in April of 1998 when the Company was acquired by NetSelect, Inc. (see
Note 1). Therefore, all amounts due to related parties are classified as current liabilities.

6. Commitments:

   Leases

   The Company leases certain facilities and equipment under noncancellable operating leases. The operating leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. The Company also leases production equipment which is being accounted for as a capital lease.

                        THE ENTERPRISE OF AMERICA, LTD.

   Future minimum lease payments under noncancellable capital and operating leases as of March 31, 1998 are as follows:

                                                             Capital   Operating
                                                              Leases    Leases
                                                             --------  ---------
   1999..................................................... $ 75,329  $127,634
   2000.....................................................   75,329   137,854
   2001.....................................................   50,219   137,859
   2002.....................................................            141,135
   2003.....................................................            141,135
   Thereafter...............................................              5,678
                                                             --------  --------
       Total minimum obligations............................  200,877  $691,295
                                                                       ========
   Less interest............................................  (40,627)
                                                             --------
   Present value of minimum obligations.....................  160,250
   Less current portion.....................................  (51,747)
                                                             --------
   Long-term obligations at March 31, 1998.................. $108,503
                                                             ========

   Total rental expenses for operating leases was $13,159 for the three months ended March 31, 1998 and $227,762 for the year ended December 31, 1997.

7. Note Receivable from Stockholder:

   At December 31, 1997 and March 31, 1998, the Company held a note receivable from its stockholder totaling $294,108 and $305,597, respectively. The note, which is classified as a component of stockholders' equity, was forgiven by NetSelect, Inc. (Note 1) as part of the purchase price of the acquisition.

8. Income Taxes:

   The Company is a Subchapter S corporation for federal and state income tax purposes. In accordance with federal and state provisions, corporate earnings flow through to the stockholder and are taxed at the stockholder level. Deferred income tax assets and liabilities are not considered material to the financial position of the Company at December 31, 1997 and March 31, 1998. The provision for income taxes is comprised of the minimum Wisconsin franchise tax and is not material for the year ended December 31, 1997 and the three months ended March 31, 1998. Due to the acquisition of the Company by NetSelect, Inc. on March 31, 1998, the Company's Subchapter S status terminated (Note 1).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MultiSearch Solutions, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of MultiSearch Solutions, Inc. and its subsidiary (the "Company") at December 31, 1997 and June 30, 1998, and the results of their operations and their cash flows for the year ended December 31, 1997 and the six months ended June 30, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                          MULTISEARCH SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ ----------
                       Assets:
Current assets:
 Cash.................................................  $   43,141  $  113,861
 Accounts receivable, net of allowance for doubtful
  accounts of $170,000 and $82,475 for December 31,
  1997 and June 30, 1998, respectively................     185,293     139,867
 Prepaid expenses.....................................      10,664         922
                                                        ----------  ----------
Total current assets..................................     239,098     254,650
Property and equipment, net...........................     145,682     130,200
Other assets..........................................       3,212      93,400
                                                        ----------  ----------
   Total assets.......................................  $  387,992  $  478,250
                                                        ==========  ==========
        Liabilities and Stockholders' Deficit:
Current liabilities:
 Accounts payable.....................................  $  394,810  $  322,125
 Accrued liabilities..................................     237,621     210,570
 Due to stockholders and related parties..............     322,637     454,390
 Customer deposit.....................................     100,000     100,000
                                                        ----------  ----------
Total current liabilities.............................   1,055,068   1,087,085
Commitments (Note 4)
Stockholders' deficit:
 Common stock, $1.00 par value; authorized 1,000,000
  shares, 1,000 shares issued and 409 shares
  outstanding at December 31, 1997 and June 30, 1998..         409         409
 Additional paid-in capital...........................     138,180     138,180
 Treasury stock.......................................    (409,409)   (409,409)
 Accumulated deficit..................................    (396,256)   (338,015)
                                                        ----------  ----------
   Total stockholders' deficit........................    (667,076)   (608,835)
                                                        ----------  ----------
   Total liabilities and stockholders' deficit........  $  387,992  $  478,250
                                                        ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ ----------
Net revenues...........................................  $3,040,162  $2,054,055
Cost of revenues.......................................   1,563,969     947,265
                                                         ----------  ----------
Gross profit...........................................   1,476,193   1,106,790
                                                         ----------  ----------
Operating expenses:
  Sales and marketing..................................     725,478     543,853
  Product development..................................      73,519      23,621
  General and administrative...........................     980,862     456,705
                                                         ----------  ----------
    Total operating expenses...........................   1,779,859   1,024,179
                                                         ----------  ----------
Income (loss) from operations..........................    (303,666)     82,611
Interest expense.......................................     (28,973)    (24,370)
Other income...........................................     222,617         --
                                                         ----------  ----------
Net income (loss)......................................  $ (110,022) $   58,241
                                                         ==========  ==========



  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                Common Stock  Additional  Treasury Stock
                                -------------  Paid-In   ----------------  Accumulated
                                Shares Amount  Capital   Shares  Amount      Deficit     Total
                                ------ ------ ---------- ------ ---------  ----------- ---------
Balance at December 31, 1996..    580   $580   $138,180   420   $(349,580)  $(286,234) $(497,054)
Repurchase of stock...........   (171)  (171)             171     (59,829)               (60,000)
Net loss......................                                               (110,022)  (110,022)
                                 ----   ----   --------   ---   ---------   ---------  ---------
Balance at December 31, 1997..    409    409    138,180   591    (409,409)   (396,256)  (667,076)
Net income....................                                                 58,241     58,241
                                 ----   ----   --------   ---   ---------   ---------  ---------
Balance at June 30, 1998......    409   $409   $138,180   591   $(409,409)  $(338,015) $(608,835)
                                 ====   ====   ========   ===   =========   =========  =========




  The accompanying notes are an integral part of these consolidated financial statements

                          MULTISEARCH SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ ----------
Cash flows from operating activities:
Net income (loss).....................................   $(110,022)   $ 58,241
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
Depreciation and amortization.........................      69,312      51,575
Provision for doubtful accounts.......................     170,000     (87,525)
Settlement of implied agreement.......................    (200,000)
Gain on sale of assets................................      (5,100)
Changes in operating assets and liabilities:
  Accounts receivable.................................    (150,421)    132,951
  Prepaid expenses....................................     (10,664)      9,742
  Other assets........................................      10,371     (90,188)
  Accounts payable....................................      38,564     (72,685)
  Accrued liabilities.................................     144,651     (27,051)
                                                         ---------    --------
Net cash used in operating activities.................     (43,309)    (24,940)
                                                         ---------    --------
Cash flows from investing activities:
Purchases of property and equipment...................    (146,799)    (36,093)
Proceeds from sale of assets..........................       5,100
                                                         ---------    --------
Net cash used in investing activities.................    (141,699)    (36,093)
                                                         ---------    --------
Cash flows from financing activities:
Net advances under line of credit agreement from
 stockholders.........................................     153,553     158,004
Loan repayments to related parties....................     (33,815)    (26,251)
                                                         ---------    --------
Net cash provided by financing activities.............     119,738     131,753
                                                         ---------    --------
Change in cash........................................     (65,270)     70,720
Cash, beginning of period.............................     108,411      43,141
                                                         ---------    --------
Cash, end of period...................................   $  43,141    $113,861
                                                         =========    ========
Supplemental disclosure of cash flow activities:
Cash paid during the year for interest................   $  24,153    $ 24,340
                                                         =========    ========
Cash paid during the year for income taxes............   $     800    $    800
                                                         =========    ========

   Supplemental schedule of non-cash investing and financing activities:

   During 1997, the Company utilized $60,000 of its line of credit agreement with its stockholders to repurchase 171 shares of its common stock.

  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company And Summary Of Significant Accounting Policies:

   The Company--MultiSearch Solutions, Inc. (the "Company") is a Texas corporation that was formed on May 27, 1993. The Company's primary business activity is an Internet-based marketing and publishing service for newly constructed real estate.

   Effective June 30, 1998, NetSelect, Inc. acquired all of the Company's outstanding shares of Common Stock, at which time the Company became a wholly owned subsidiary of NetSelect, Inc. which was subsequently renamed Homestore.com, Inc.

   Summary Of Significant Accounting Policies

   Principles Of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

   Use Of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

   Concentration Of Credit Risk--Financial instruments that potentially subject the Company to a concentration risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1997 and the six months ended June 30, 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.

   Property And Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The Company's revenues are derived principally from the sale of advertising in its publications and web site hosting for new home builders. Revenues are recognized ratably over the periods in which advertisements are displayed and web site hosting and other services are provided.

   Product Development Costs--Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites. Product development costs are expensed as incurred.

   Advertising Expenses--Advertising costs are expensed as incurred and totalled $44,000 during the year ended December 31, 1997 and $23,000 for the six months ended June 30, 1998.

                          MULTISEARCH SOLUTIONS, INC.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Segments--Statement of Financial Accounting Standards No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.


2. Property And Equipment:

   Property and equipment consists of the following:

                                                         December 31, June 30,
                                                             1997       1998
                                                         ------------ ---------
   Computer equipment...................................  $ 189,148   $ 189,148
   Office furniture and fixtures........................    267,686     303,452
                                                          ---------   ---------
                                                            456,834     492,600
   Less: Accumulated depreciation.......................   (311,152)   (362,400)
                                                          ---------   ---------
     Total..............................................  $ 145,682   $ 130,200
                                                          =========   =========

3. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                          December 31, June 30,
                                                              1997       1998
                                                          ------------ --------
   Accrued compensation..................................   $ 62,070   $158,499
   Accrued sales taxes...................................     51,329     52,071
   Accrued revenue sharing...............................     31,795
   Accrued legal.........................................     92,427
                                                            --------   --------
                                                            $237,621   $210,570
                                                            ========   ========

4. Commitments:

   The Company leases certain facilities and equipment. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under noncancellable operating leases with original terms of more than one year as of June 30, 1998 are as follows:

       1999............................................................ $335,447
       2000............................................................  262,737
       2001............................................................   58,411
                                                                        --------
                                                                        $656,595
                                                                        ========

   Rent expense was $128,500 for the year ended December 31, 1997 and $86,000 for the six months ended June 30, 1998.

                          MULTISEARCH SOLUTIONS, INC.

5. Other Income:

   During 1997, $200,000 in other income was recognized in connection with the settlement of an implied agreement entered into in 1996.

6. Due to Stockholders and Related Parties:

   At December 31, 1997 and June 30, 1998, the Company was indebted to certain of its stockholders under a revolving line of credit agreement in the amounts of $213,852 and $371,856, respectively. The line of credit is due on demand and bears interest at 12% per annum.

   At December 31, 1997 and June 30, 1998, the Company was indebted to a related party for $28,315 and $10,956, respectively. The loan was made in connection with the repurchase of the Company's common stock and is payable in 24 monthly installments of $2,307, bears interest at 10% per annum, and is due on March 1, 1999.

   At December 31, 1997 and June 30, 1998, the Company was indebted to a related party for $80,470 and $71,578, respectively. The loan is payable in 48 monthly installments, bears interest at 5.25% per annum, and is due on March 1, 2001.

   The amounts due to stockholders and related parties were subsequently repaid in July of 1998 in connection with the acquisition of the Company by NetSelect, Inc. (Note 1). Therefore, all amounts due to stockholders and related parties have been classified as current liabilities.

7. Income Taxes:

   As a result of the net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and June 30, 1998 are as follows:

                                                          December 31, June 30,
                                                              1997       1998
                                                          ------------ --------
     Net operating loss carryforwards....................   $ 37,000   $ 49,000
     Other...............................................     47,000     12,000
                                                            --------   --------
     Deferred tax assets.................................     84,000     61,000
     Valuation allowance.................................    (84,000)   (61,000)
                                                            --------   --------
                                                            $     --   $     --
                                                            ========   ========

   Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its otherwise recognizable deferred tax assets.

   At June 30, 1998, the Company has net operating losses for both federal and state income tax purposes of approximately $120,000 expiring beginning in the years 2007 for federal and 1998 for state purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
SpringStreet, Inc.

We have audited the accompanying balance sheets of SpringStreet, Inc., as of December 31, 1997 and 1998, and the related statements of operations, shareholders' deficit and cash flows for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpringStreet, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Francisco, California
April 12, 1999

                               SPRINGSTREET, INC.

                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                      December 31,
                                                     ----------------   March 31,
                                                      1997     1998       1999
                                                     -------  -------  -----------
                                                                       (Unaudited)
                      Assets
 Current assets:
   Cash and cash equivalents......................   $ 2,805  $ 4,686   $ 16,738
   Accounts receivable, net of allowance for
    doubtful accounts of $50 at December 31, 1998
    and $88 at March 31, 1999.....................        --      970        491
   Other current assets...........................        40      225        743
                                                     -------  -------   --------
 Total current assets.............................     2,845    5,881     17,972
 Fixed assets, net................................       280      721        910
 Other assets.....................................        33       43        466
                                                     -------  -------   --------
     Total assets.................................   $ 3,158  $ 6,645   $ 19,348
                                                     =======  =======   ========
 Liabilities, convertible preferred stock subject
  to redemption and shareholders' equity (deficit)
 Current liabilities:
   Accounts payable and accrued expenses..........   $   178  $   236   $    824
   Accrued compensation and related expenses......       158      729      1,094
   Advance from shareholder.......................       245       --         --
 Deferred revenue.................................        --    1,092      1,169
                                                     -------  -------   --------
 Total current liabilities........................       581    2,057      3,087
 Convertible preferred stock subject to
  redemption:
   Series B--no par value; 3,684,210 shares
    authorized, issued and outstanding as of
    December 31, 1997, 1998 and March 31, 1999....     3,500    3,500      3,500
   Series C--no par value; 4,850,000 shares
    authorized and 4,689,080 shares issued and
    outstanding as of December 31, 1998 and March
    31, 1999......................................        --   10,274     10,274
                                                     -------  -------   --------
 Total convertible preferred stock subject to
  redemption......................................     3,500   13,774     13,774
 Shareholders' equity (deficit):
   Convertible preferred stock Series A--no par
    value; 3,750,000 shares authorized, issued and
    outstanding as of December 31, 1997, 1998 and
    March 31, 1999................................       202      202        202
   Convertible preferred stock Series D--no par
    value; 3,153,846 shares authorized and
    2,430,772 issued and outstanding as of March
    31, 1999......................................        --       --     15,800
   Common stock--no par value; 20,000,000 and
    25,000,000 shares authorized, 1,250,000,
    1,281,562 and 1,298,374 shares issued and
    outstanding as of December 31, 1997, 1998 and
    March 31, 1999, respectively..................         1    1,959      4,031
   Deferred stock compensation....................        --   (1,630)    (3,275)
   Accumulated deficit............................    (1,126)  (9,717)   (14,271)
                                                     -------  -------   --------
     Total shareholders' equity (deficit).........      (923)  (9,186)     2,487
                                                     -------  -------   --------
     Total liabilities, convertible preferred
      stock subject to redemption and
      shareholders' equity (deficit)..............   $ 3,158  $ 6,645   $ 19,348
                                                     =======  =======   ========

                            See accompanying notes.

                               SPRINGSTREET, INC.

                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                          Period through  Year ended  Three months ended March 31,
                           December 31,  December 31, ----------------------------
                               1997          1998          1998            1999
                          -------------- ------------ --------------  --------------
                                                               (unaudited)
Net revenue.............     $    82       $ 1,099    $           75  $          869
Cost of net revenue.....          73           721               118             341
                             -------       -------    --------------  --------------
Gross profit............           9           378               (43)            528
                             -------       -------    --------------  --------------
Operating expenses:
  Selling and
   marketing............         641         6,509               910           3,054
  General and
   administration.......         340         1,578               214           1,073
  Research and
   development..........         173         1,089               137             994
                             -------       -------    --------------  --------------
    Total operating
     expenses...........       1,154         9,176             1,261           5,121
                             -------       -------    --------------  --------------
Loss from operations....      (1,145)       (8,798)           (1,304)         (4,593)
Interest income.........          19           207                34              39
                             -------       -------    --------------  --------------
Net loss................     $(1,126)      $(8,591)   $       (1,270) $       (4,554)
                             =======       =======    ==============  ==============
Net loss per share--
 basic and diluted......     $ (1.77)      $(11.00)   $        (1.81) $        (4.78)
                             =======       =======    ==============  ==============
Number of shares used in
 net loss per share
 calculation--basic and
 diluted................     636,837       780,830           700,404         951,908
                             =======       =======    ==============  ==============


                            See accompanying notes.

                               SPRINGSTREET, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                                             Shareholders' Equity (Deficit)
                           Convertible   ----------------------------------------------------------------------
                            Preferred     Convertible
                          Stock Subject    Preferred
                          to Redemption      Stock      Common Stock                                Total
                          -------------- -------------- -------------   Deferred   Accumulated  Shareholders'
                          Shares Amount  Shares Amount  Shares Amount Compensation   Deficit   Equity (Deficit)
                          ------ ------- ------ ------- ------ ------ ------------ ----------- ----------------
Issuance of common stock
 to founders............     --  $    --    --  $    -- 1,250  $    1   $    --     $     --       $     1
Issuance of Convertible
 Preferred Stock--Series
 A......................     --       -- 3,750      202    --      --        --           --           202
Issuance of Convertible
 Preferred Stock--Series
 B, subject to
 redemption.............  3,684    3,500    --       --    --      --        --           --            --
Net loss................     --       --    --       --    --      --        --       (1,126)       (1,126)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balances at December 31,
 1997...................  3,684    3,500 3,750      202 1,250       1        --       (1,126)         (923)
Issuance of common stock
 upon exercise of stock
 options................     --       --    --       --    32       3        --           --             3
Issuance of Convertible
 Preferred Stock--Series
 C, subject to
 redemption.............  4,689   10,274    --       --    --      --        --           --            --
Deferred stock
 compensation...........     --       --    --       --    --   1,955    (1,955)          --            --
Amortization of deferred
 stock compensation.....     --       --    --       --    --      --       325           --           325
Net loss................     --       --    --       --    --      --        --       (8,591)       (8,591)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balances at December 31,
 1998...................  8,373   13,774 3,750      202 1,282   1,959    (1,630)      (9,717)       (9,186)
Issuance of common stock
 upon exercise of stock
 options (unaudited)....     --       --    --       --    16       1        --           --             1
Issuance of Convertible
 Preferred Stock--Series
 D (unaudited)..........     --       -- 2,431   15,800    --      --        --           --        15,800
Deferred stock
 compensation
 (unaudited)............     --       --    --       --    --   2,071    (2,071)          --            --
Amortization of deferred
 stock compensation
 (unaudited)............     --       --    --       --    --      --       426           --           426
Net loss (unaudited)....     --       --    --       --    --      --        --       (4,554)       (4,554)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balance at March 31,
 1999 (unaudited).......  8,373  $13,774 6,181  $16,002 1,298  $4,031   $(3,275)    $(14,271)      $ 2,487
                          =====  ======= =====  ======= =====  ======   =======     ========       =======


                            See accompanying notes.

                               SPRINGSTREET, INC.

        For the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Three months
                                  Period through  Year ended  ended March 31,
                                   December 31,  December 31, ----------------
                                       1997          1998      1998     1999
                                  -------------- ------------ -------  -------
                                                                (unaudited)
Cash used in operating
 activities
Net loss........................     $(1,126)      $(8,591)   $(1,270) $(4,554)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
Depreciation and amortization...          17           161         26       62
Amortization of deferred stock
 compensation...................          --           325          8      426
Expenses paid through advance by
 a shareholder..................         232            --         --       --
Changes in operating assets and
 liabilities:
Accounts receivable.............          --          (970)       (31)     479
Other assets....................         (74)         (201)       (93)    (572)
Accounts payable and accrued
 expenses.......................         178            58        (87)     578
Accrued compensation and related
 expenses.......................         158           571        144      365
Deferred revenue................          --         1,092         --       77
                                     -------       -------    -------  -------
Net cash used in operating
 activities.....................        (615)       (7,555)    (1,303)  (3,139)
                                     -------       -------    -------  -------
Cash used in investing
 activities
Purchases of fixed assets.......         (93)         (596)      (116)    (220)
Business purchase, net of broker
 fees...........................          --            --         --     (390)
                                     -------       -------    -------  -------
Net cash used in investing
 activities.....................         (93)         (596)      (116)    (610)
                                     -------       -------    -------  -------


Cash provided in financing
 activities
Proceeds from issuance of
 Convertible Preferred Stock--
 Series B.......................       3,500            --         --       --
Proceeds from issuance of
 Convertible Preferred Stock--
 Series C, net of issuance
 costs..........................          --        10,274         --       --
Proceeds from issuance of
 Convertible Preferred Stock--
 Series D, net of issuance
 costs..........................          --            --         --   15,800
Proceeds from exercise of common
 stock options..................          --             3         --        1
Proceeds from advance from
 shareholder....................         100            --         --       --
Repayment of advance from
 shareholder....................         (87)         (245)      (245)      --
                                     -------       -------    -------  -------
Net cash provided by financing
 activities.....................       3,513        10,032       (245)  15,801
                                     -------       -------    -------  -------
Net increase in cash and cash
 equivalents....................       2,805         1,881     (1,664)  12,052
Cash and cash equivalents at
 beginning of period............          --         2,805      2,805    4,686
                                     -------       -------    -------  -------
Cash and cash equivalents at end
 of period......................     $ 2,805       $ 4,686    $ 1,141  $16,738
                                     =======       =======    =======  =======
Supplemental disclosure: non-
 cash transaction
Issuance of Convertible
 Preferred Stock--Series A in
 exchange for fixed assets......     $   202       $    --    $    --  $    --
                                     =======       =======    =======  =======



                            See accompanying notes.

                              SPRINGSTREET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   SpringStreet Inc. (the "Company"), formerly AllApartments, Inc., provides a comprehensive selection of rental listings throughout the United States as well as links to relocation services including on-line change of address, truck rental, insurance and credit reports on the Company's Web site, www.springstreet.com. These services are packaged to assist individuals locate and transition into new rental residences.

   The Company commenced operations in its current form on October 13, 1997 upon the issuance of 1,250,000 shares of common stock to its two founding officers and 3,750,000 shares of Series A Convertible Preferred Stock to Marcus & Millichap Company ("M&M"). For the period from August 21, 1997 (commencement of operations) through October 12, 1997, the initial planning and development activities of the business were conducted by M&M as a separate division along with M&M's other businesses and such activity has been included in these revenues and expenses for 1997. Activity prior to August 21, 1997 was not separate or discrete and is not included here-in.

   Consideration for the common and preferred stock issued on October 13, 1997 was in the form of fixed assets, assignments of technology and cancellation of indebtedness which had stated values of $125,000 and $1,301,000, respectively. For the purposes of these financial statements, the basis of the technology and fixed assets transferred was the underlying basis to the shareholders:
$1,250 for the common shares and $202,000 for the preferred shares.

   The Company has experienced operating losses to date and had an accumulated deficit at December 31, 1998. Increasing and significant net losses are expected for the foreseeable future. Since its formation, the Company has raised significant capital through private placements of equity securities. At March 31, 1999, the Company had $16,738,000 (unaudited) in cash and cash equivalents. Future capital requirements are primarily dependent upon the Company's ability to execute its business plan. There can be no assurance that the Company, if necessary, will be able to raise additional financing, or that such financing will be available on terms satisfactory to the Company. Failure to raise additional funding when needed could adversely affect the ability of the Company to implement its current business plan.

   The financial statements of the Company reflect those of M&M's subsidiary prepared on a stand alone basis until the issuance of preferred shares to third party investors in amounts sufficient to provide for de-consolidation.

2. Summary of Significant Accounting Policies:

   Unaudited Interim Financial Information--The interim financial information of the Company for the three months ended March 31, 1998 and 1999 are unaudited. The unaudited interim financial information have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position at March 31, 1999 and the results of operations and cash flows for the three months ended March 31, 1998 and 1999.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. These estimates are based upon information available as of the date of the financial statements; therefore, actual results could differ from these estimates, although management does not believe that any differences would materially affect Springstreet's financial position or results of operations.

   Cash and Cash Equivalents--Cash and cash equivalents, which consist of cash and highly liquid short-term investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase are stated at cost which approximates fair value.

                              SPRINGSTREET, INC.

   Concentrations of Credit Risk and Credit Risk Evaluations--Financial instruments which subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. Cash equivalents consist principally of money market funds held with domestic financial institutions with high credit standing.

   The Company performs ongoing credit evaluations of its corporate customers and generally does not require collateral. Reserves are maintained for potential credit issues, and such losses to date have been within management's expectations.

   For the period August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998, no single customer accounted for greater than 10% of net revenue.

   Fixed Assets--Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the assets' useful life or the remaining lease term.

   Other Long-lived Assets, including Intangible Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable.

   Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   Stock-Based Compensation--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), encourages but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative provided by FAS 123.

   Revenue Recognition--The Company's revenues are derived primarily from the sale of "electronic brochure" listings to property owners, banner advertising sales and transaction fees generated from on-line referrals.

   The terms of electronic brochure contracts range from one month to one year. Revenue on these contracts is recognized ratably over the contract term. Deferred revenue is comprised of billings in excess of recognized revenue related to these contracts.

   Banner advertising revenue is recognized over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of the period and collections are probable. To the extent minimum guaranteed "impressions" are not met, the Company defers recognition of the corresponding revenues until the remaining impression levels are achieved.

                              SPRINGSTREET, INC.

   Referral services generally involve Web site linking arrangements between the Company and its strategic business partners. Revenues from referral arrangements are recognized at the time the referral is completed or upon notification from the partner that revenues have been earned by the Company.

   Computation of Net Loss per Share--Basic and diluted net loss per common share are presented in conformity with Financial Accounting Standards Board Statement No. 128, "Earning Per Share", ("FAS 128") for all periods presented. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. For the purposes of this computation, shares issued to the founders and to the Series A preferred shareholders are assumed to be outstanding from the date of commencement of operations. Shares associated with stock options and convertible preferred stock are not included in the computation of diluted net loss per share because their inclusion would be antidilutive. The total number of shares excluded from the calculations of diluted net loss per common share are 4,567,309, 11,250,219 and 14,338,909 for the period from August 21, 1997 through December 31, 1997, for the year ended December 31, 1998 and for the quarter ended March 31, 1999, respectively.

                                                                     Three
                                         Period                     Months
                                        through      Year ended      Ended
                                      December 31,  December 31,   March 31,
                                          1997          1998         1999
                                      ------------  ------------  -----------
                                                                  (unaudited)
   Net loss.......................... $(1,126,000)  $(8,591,000)  $(4,554,000)
                                      ===========   ===========   ===========
   Weighted-average shares of common
    stock outstanding................   1,250,000     1,258,000     1,295,467
   Less: weighted-average shares
    subject to repurchase............    (613,163)     (477,170)     (343,559)
                                      -----------   -----------   -----------
   Weighted-average shares used in
    computing basic and diluted net
    loss per share...................     636,837       780,830       951,908
                                      ===========   ===========   ===========
   Basic and diluted net loss per
    share............................ $     (1.77)  $    (11.00)  $     (4.78)
                                      ===========   ===========   ===========

   Recent Accounting Pronouncements--As of January 1, 1998 the Company adopted Financial Accounting Standards Board Statement No. 130 ("FAS 130"), "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in full set of general-purpose financial statements. The Company had no material components of comprehensive income. The adoption of this standard has had no impact on the Company's financial position, shareholders' equity (deficit), results of operations or cash flows. Accordingly, the Company's comprehensive loss for the year ended December 31, 1998 is equal to its reported loss.

   Additionally, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("FAS 131") "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted FAS 131 in 1998. The Company operates in a single segment.

   In March 1998, The American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for accounting for the costs of all computer software developed or obtained for internal use. The Company was required to adopt SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

   Fair Value of Financial Instruments--As of December 31, 1997 and 1998, the respective carrying values of the Company's financial instruments approximated their fair values. These financial instruments include cash

                              SPRINGSTREET, INC.

and cash equivalents, accounts receivable, accounts payable, accrued expenses and certain other assets and liabilities that are considered financial instruments. Carrying values were estimated to approximate fair value for these financial instruments as they are short term in nature and are receivable or payable on demand.

3. Fixed Assets:

   Fixed assets consist of the following:

                                                  December 31,
                                               -------------------   March 31,
                                                 1997      1998        1999
                                               --------  ---------  -----------
                                                                    (unaudited)
   Computer equipment......................... $179,000  $ 430,000  $  442,000
   Computer software..........................   93,000    166,000     200,000
   Leasehold improvements.....................       --     95,000     119,000
   Furniture and equipment....................   23,000    200,000     380,000
                                               --------  ---------  ----------
   Total......................................  295,000    891,000   1,141,000
   Less: Accumulated depreciation.............  (15,000)  (170,000)   (231,000)
                                               --------  ---------  ----------
   Fixed assets, net.......................... $280,000  $ 721,000  $  910,000
                                               ========  =========  ==========

4. Line of Credit:

   At December 31, 1998 the Company has a line of credit agreement with a financial institution for $750,000 bearing interest on the outstanding balance at the bank's prime rate plus one half percent, which was 8.25% at December 31, 1998. The Company has an outstanding letter of credit for a lease of office space for $350,000 which reduces the availability of the line of credit. The net amount available under the line of credit is $400,000 as of December 31, 1998.

5. Income Taxes:

   The provision for income taxes results in an effective tax rate that differs from the federal statutory rate primarily due to net operating losses for which a valuation allowance has been established.

   The following is a summary of deferred tax assets:

                                                             December 31,
                                                         ----------------------
                                                           1997        1998
                                                         ---------  -----------
   Deferred tax assets
     Net operating loss carryforwards................... $ 420,000  $ 3,500,000
     Accruals and reserves..............................    40,000      260,000
     Other..............................................        --      100,000
                                                         ---------  -----------
   Total deferred tax assets............................   460,000    3,860,000
                                                         ---------  -----------
   Valuation allowance..................................  (460,000)  (3,860,000)
                                                         ---------  -----------
   Net deferred tax assets.............................. $      --  $        --
                                                         =========  ===========

   At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8,700,000 which expire beginning in the tax year 2012.

   Realization of net operating losses is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the deferred tax assets as of December 31, 1997 and 1998 has been established to reflect these uncertainties. The valuation allowance increased by $460,000 and $3,400,000 during the period through December 31, 1997 and the year ended December 31, 1998, respectively.

                              SPRINGSTREET, INC.

   Because of the "change in ownership" provisions of the Internal Revenue Code, a portion of the Company's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

6. Commitments and Related Party Transactions:

   The Company has entered into operating leases for certain office space and equipment. Minimum lease payments by year and in the aggregate under lease obligations with initial or remaining terms of one year or more consist of the following:

   1999.............................................................. $1,228,000
   2000..............................................................  1,352,000
   2001..............................................................  1,235,000
   2002..............................................................    489,000
   2003..............................................................    489,000
   Thereafter........................................................     40,000
                                                                      ----------
   Total............................................................. $4,833,000
                                                                      ==========

   Rent expense for the period August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 was $15,000 and $358,000, respectively.

   The Company entered into an agreement with a shareholder to co-brand a Web site and to share related revenue. This activity resulted in net revenues for 1998 of $58,000 and net receivables from the shareholder of $58,000 at December 31, 1998.

7. Shareholders' Equity (Deficit):

   The Company has two classes of authorized stock: common stock and preferred stock.

   Common Stock

   The Company has authorized 20,000,000 and issued 1,250,000 and 1,281,562 shares of common stock as of December 31, 1997 and 1998, respectively. Of the total shares, 1,250,000 shares were sold to founders of the Company on October 13, 1997 and are subject to the Company's right, but not its obligation, to repurchase the shares at $0.10, if certain events occur. Fifty percent of this right lapsed in October 1997 and the remaining portion lapses ratably over a 36 month period ending November 2000. In addition, these rights lapse in full at such time as the Company merges with or is sold to another company. As of December 31, 1997 and 1998, 590,278 and 381,946 shares, respectively were subject to repurchase by the Company.

   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of convertible preferred stock plus shares granted and available for grant under the Company's stock option plan. The amount of such shares of common stock reserved for these purposes is as follows:

                                                   December 31,
                                               --------------------  March 31,
                                                 1997       1998       1999
                                               --------- ---------- -----------
                                                                    (unaudited)
   Conversion of Convertible Preferred
    Stock....................................  7,434,210 12,123,290 14,554,062
   Outstanding stock options.................    623,634  1,642,801  2,047,779
   Additional shares available for grant
    under the Company's stock option plan....  1,001,366    450,637     28,847
                                               --------- ---------- ----------
   Total common stock reserved for issuance..  9,059,210 14,216,728 16,630,688
                                               ========= ========== ==========

                              SPRINGSTREET, INC.

   Preferred Stock

   The Company is authorized to issue 12,284,210 shares of convertible preferred stock in one or more series. Dividends on each series of convertible preferred stock are non cumulative and are payable when and if declared by the Company.

   Convertible preferred stock issued and outstanding is as follows:

                              December 31, 1997       December 31, 1998        March 31, 1999
                            ---------------------- ----------------------- -----------------------
                              Shares                 Shares                  Shares
                            Outstanding   Amount   Outstanding   Amount    Outstanding   Amount
                            ----------- ---------- ----------- ----------- ----------- -----------
                                                                                 (unaudited)
   Series A................  3,750,000  $  202,000  3,750,000  $   202,000  3,750,000  $   202,000
   Series B................  3,684,210   3,500,000  3,684,210    3,500,000  3,684,210    3,500,000
   Series C................         --          --  4,689,080   10,274,000  4,689,080   10,274,000
   Series D................         --          --         --           --  2,430,772   15,800,000
                             ---------  ---------- ----------  ----------- ----------  -----------
   Total...................  7,434,210  $3,702,000 12,123,290  $13,976,000 14,554,062  $29,776,000
                             =========  ========== ==========  =========== ==========  ===========

   Holders of Series B and C Convertible Preferred Stock are entitled to receive a liquidation preference prior and in preference to any distribution to the holders of Series A Convertible Preferred Stock and the common shareholders in the amount equal to all declared but unpaid dividends, if any, attributable to the Series B and C Convertible Preferred Stock, plus $0.95 and $2.20 per share, respectively, adjusted for any combinations, consolidations, stock distributions or dividends. The liquidation preference for the holders of Series B Convertible Preferred Stock was $3,500,000 at December 31, 1997 and 1998. The liquidation preference for the holders of Series C Convertible Preferred Stock was $10,315,800 at December 31, 1998.

   After payment of the prior liquidation preference to Series B and C Convertible Preferred Stock, holders of Series A Convertible Preferred Stock are entitled, prior and in preference to any distribution to the common shareholders to receive an amount equal to all declared but unpaid dividends, if any, attributable to the Series A Convertible Preferred Stock plus $0.347 per share, as adjusted for any combinations, consolidations, stock distributions or dividends. The aggregate liquidation preference for holders of Series A Convertible Preferred Stock at December 31, 1997 and 1998 was $1,301,250.

   If the distributable assets are insufficient to permit payment to the Series B and C preferred shareholders of their preferential amount, then the entire amount of distributable assets shall be distributed pro rata among the Series B and C preferred shareholders in proportion to their respective preferential amounts. Similarly, if the remaining distributable assets after payment of the Series B and C preferred shareholders' initial liquidation amount is insufficient to permit payment to the Series A preferred shareholders of their preferred amount, then the remaining distributable assets shall be distributed pro rata among the Series A preferred shareholders in proportion to their respective preferential amounts.

   Following payment of such liquidation preference, the remaining assets, if any, will be available for distribution to the holders of the Company's common stock and convertible preferred stock pro ratably based the number of shares of common stock and common stock into which the shares of convertible preferred stock could be converted at the time the remaining assets are distributed. However, the holders of the Series B and C Convertible Preferred Stock are not entitled to participate with the holders of the Company's common stock after holders of Series B Convertible Preferred Stock have received a total of $3.80 per share and the holders of Series C Convertible Preferred Stock have received a total of $8.80 per share. The holders of Series A Convertible Preferred Stock are not entitled to participate with the holders of common stock after the holders of Series A Convertible Preferred Stock have received an aggregate amount per share of Series A Convertible Preferred Stock equal to the Series A preference discussed above plus eighteen percent of the Series A preference, compounded annually from the date of issuance through the fifth anniversary of the date of issuance.

                              SPRINGSTREET, INC.

   Each share of Series A, B and C Convertible Preferred Stock ("Voting Preferred") carries voting rights. Each holder of Voting Preferred is entitled to the number of votes equal to the number of shares of common stock into which such shares of Voting Preferred held by such preferred shareholder could then be converted.

   Each share of Voting Preferred is convertible at the option of the holder into shares of common stock equal to the number of preferred shares multiplied by the then effective Conversion Rate. At December 31, 1997 and 1998, the conversion rate for each series of Convertible Preferred Stock was one share of common stock for each share of preferred stock.

   In addition, each share of Voting Preferred shall automatically be converted into shares of common stock at the then effective Conversion Rate for such share immediately prior to the consummation of a firmly underwritten public offering of common stock, provided that the price per share (prior to underwriter's discounts or commissions and offering expenses) is not less than $6.60 (subject to appropriate adjustment for stock splits, stock dividends, reclassifications, recapitalizations and the like) and the aggregate gross proceeds to the Company are not less than $20 million after deduction of underwriters' commissions and expenses.

   Series B and C Convertible Preferred Stock are redeemable after September 30, 2002 by the holders of Series B and C Convertible Preferred Stock at such time that sixty-six and two-thirds percent of the then outstanding Series B Convertible Preferred Stock and fifty percent of the then outstanding Series C Convertible Preferred Stock provide written notice to the Company. The redemption price shall be an amount equal to $0.95 and $2.20 per share, plus any dividends declared but unpaid, for the Series B and C Convertible Preferred Stock, respectively. In the event that the funds of the Company are insufficient to redeem the total number of shares of Series B and C Convertible Preferred Stock, those funds which are legally available will be used to ratably redeem the Series B and C Convertible Preferred Stock.

   Stock Option Plan

   Under the 1997 Incentive Stock Plan (the "Plan"), the Company offers options to purchase shares of common stock to employees and consultants. At December 31, 1997, the Company had reserved 1,625,000 shares of common stock for issuance through the Plan. At December 31, 1998 and March 31, 1999 (unaudited) the Company had reserved 2,125,000 shares of common stock for issuance through the Plan.

   The following summarizes stock option activity and related information since the Company's inception:

                                                                  Weighted-
                                                                   Average
                                                                  Exercise
                                                     Shares    Price per Share
                                                    ---------  ---------------
   Granted (exercise price of $.10)................   623,634       $.10
                                                    ---------       ----
   Outstanding at December 31, 1997................   623,634        .10
     Granted (exercise price ranging from $.10 to
      $.20)........................................ 1,486,005        .17
     Exercised.....................................   (31,562)       .10
     Canceled......................................  (435,276)       .12
                                                    ---------       ----
   Outstanding at December 31, 1998................ 1,642,801        .15
     Granted (exercise price ranging from $.20 to
      $1.00) (unaudited)...........................   503,000        .43
     Exercised (unaudited).........................   (16,812)       .11
     Canceled (unaudited)..........................   (81,210)       .30
                                                    ---------       ----
   Outstanding as of March 31, 1999 (unaudited).... 2,047,779       $.21
                                                    =========       ====
   Options exercisable at December 31, 1997........        --       $ --
                                                    =========       ====
   Options exercisable at December 31, 1998........   138,328       $.10
                                                    =========       ====
   Options exercisable at March 31, 1999...........   182,566       $.10
                                                    =========       ====

                              SPRINGSTREET, INC.

   Exercise prices for stock options outstanding as of December 31, 1997 and 1998 and March 31, 1999 (unaudited) and the weighted-average remaining contractual life are as follows:

                                                   Weighted-Average
                                         Shares       Remaining       Shares
   Exercise Price                      Outstanding Contractual Life Exercisable
   --------------                      ----------- ---------------- -----------
   December 31, 1997
     $.10.............................    623,634     9.9 years            --
   December 31, 1998
     $.10.............................    744,196     9.0 years       138,328
     $.20.............................    898,605     9.7 years            --
                                        ---------     ---------       -------
   Total..............................  1,642,801     9.3 years       138,328
                                        =========     =========       =======

   March 31, 1999 (unaudited)
     $.10.............................    712,274     8.7 years       182,566
     $.20.............................  1,019,005     9.5 years            --
     $.40.............................    244,500     9.9 years            --
     $1.00............................     72,000     9.9 years            --
                                        ---------     ---------       -------
   Total..............................  2,047,779     9.3 years       182,566
                                        =========     =========       =======

   As discussed in Note 2, the Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock-based awards because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB Opinion No. 25, the Company does not recognize compensation expense with respect to such awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed.

   The fair value of these awards for the purpose of the alternative fair value disclosures required by FAS 123 was estimated as of the date of grant using the minimum value option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. For the purposes of the Company's pro forma disclosures, the fair value of options granted during the period ended December 31, 1997, and the year ended December 31, 1998 was determined using the minimum value method with a risk-free interest rate of approximately 6.0%, an expected life of four years, and a dividend yield of zero.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                        Period
                                                       through     Year ended
                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
   Net loss, as reported (in thousands).............   $(1,126)     $(8,591)
   Net loss, pro forma (in thousands)...............    (1,126)      (8,600)
   Net loss per share--basic and diluted, as
    reported........................................     (1.77)      (11.00)
   Net loss per share--basis and diluted, pro
   forma............................................     (1.77)      (11.01)

                              SPRINGSTREET, INC.

   The compensation expense associated with the Company's stock-based compensation plans determined using the minimum value method prescribed above did not result in a material difference from the reported net income for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and the year ended December 31, 1998. Future pro forma statement of operations results may be materially different from actual amounts reported.

   Deferred Compensation

   The Company has recorded deferred stock compensation charges of $1,955,000 for the year ended December 31, 1998 for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. Such amount is included as an increase in shareholders' deficit and is being amortized by charges to operations, using an accelerated method, over the vesting periods of the individual stock options, which range from one month to four years. Amortization of deferred stock compensation totaled $325,000 for the year ended December 31, 1998.

8. Retirement Plan:

   The Company established a 401(k) Profit Plan (the "401(k) Plan") which is available to all employees who meet the Plan's eligibility requirements. Employees may elect to contribute up to 15% of their eligible earnings to the 401(k) Plan subject to certain limitations. This defined contribution plan provides that the Company may, at its discretion, make contributions to the 401(k) Plan on a periodic basis.

9. Subsequent Events:

   In March 1999, the Company authorized 3,153,846 shares of Series D Convertible Preferred Stock and issued 2,430,772 shares at $6.50 per share for net proceeds of $15,800,000 to new and existing investors. In addition, the Company authorized an additional 5,000,000 shares of common stock.

   In February and March 1999, the Company entered into co-branding agreements with several Internet services companies under which the Company is obligated to pay approximately $1,630,000 over a twelve month period.

   In March 1999, the Company entered into an Asset Purchase Agreement to purchase the assets of a rental listing service for $420,000.

10. Year 2000 Risks (Unaudited):

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. We are in the process of reviewing the Year 2000 compliance of our internally developed proprietary software, which includes substantially all of the systems for the operation of our website, such as our instant online approval system, customer interaction and transaction systems and our security, monitoring and back-up capabilities, including development of contingency plans. Our information technology systems also depend on information technology and services supplied by third parties. We are currently assessing the Year 2000 readiness of these third party vendors. Year 2000 problems experienced by us or any of such third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

                              SPRINGSTREET, INC.

11. Event Subsequent to Date of Auditors' Report (Unaudited):

   On June 30, 1999, Homestore.com, Inc. acquired all of the Company's outstanding shares of common stock, at which time the Company became a wholly-owned subsidiary of Homestore.com, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Homebuyer's Fair, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of The Homebuyer's Fair, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
November 22, 1999

                           THE HOMEBUYER'S FAIR, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                December 31,
                                             -------------------  September 30,
                                               1997      1998         1999
                                             -------- ----------  -------------
                                                                   (unaudited)
                   Assets
Current assets:
  Cash and cash equivalents................. $ 96,185 $  469,486   $ 1,198,888
  Accounts receivable, net of allowance for
   doubtful accounts of $4,300 at December
   31, 1997, $99,901 at December 31, 1998,
   and $226,647 at September 30, 1999.......   43,004    235,287     1,208,021
  Deferred tax asset........................   59,296     11,366        88,957
  Due from related party....................       --         --       125,250
  Prepaids and other current assets.........       --     31,088        58,001
                                             -------- ----------   -----------
Total current assets........................  198,485    747,227     2,679,117
Property and equipment, net.................   24,761    183,026       543,486
Goodwill, net...............................       --  6,717,571    10,026,020
                                             -------- ----------   -----------
    Total assets............................ $223,246 $7,647,824   $13,248,623
                                             ======== ==========   ===========
    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.......................... $  7,250 $  132,834   $   259,122
  Accrued liabilities.......................       --     81,718       142,075
  Income taxes payable......................   37,289    151,916       803,230
  Deferred rent.............................       --     13,591            --
  Due to related party......................    5,284     21,466       144,454
  Deferred revenue..........................  143,203    380,183       450,049
  Current portion of capital lease
   obligation...............................       --     10,649        11,909
                                             -------- ----------   -----------
Total current liabilities...................  193,026    792,357     1,810,839
Notes payable...............................       --     25,000        25,000
Capital lease obligation....................       --     31,009        21,920
                                             -------- ----------   -----------
                                              193,026    848,366     1,857,759
                                             -------- ----------   -----------
Commitments and contingencies (Note 9)......
Stockholders' equity:
  Common stock, no par value; 2,000 shares
   authorized, issued and outstanding at
   December 31, 1997 and 1998 and September
   30, 1999.................................       --         --            --
  Additional paid-in capital................       --  7,000,000    12,300,000
  Accumulated earnings (deficit)............   30,220   (200,542)     (909,136)
                                             -------- ----------   -----------
    Total stockholders' equity..............   30,220  6,799,458    11,390,864
                                             -------- ----------   -----------
    Total liabilities and stockholders'
     equity................................. $223,246 $7,647,824   $13,248,623
                                             ======== ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THE HOMEBUYER'S FAIR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Year Ended        Nine Months
                                                 December 31,          Ended
                                              -------------------  September 30,
                                                1997      1998         1999
                                              -------- ----------  -------------
                                                                    (unaudited)
Revenues..................................... $635,669 $2,072,165   $5,087,297
Cost of revenues.............................   44,739    261,217      716,193
                                              -------- ----------   ----------
Gross profit.................................  590,930  1,810,948    4,371,104
                                              -------- ----------   ----------
Operating expenses:
  Sales and marketing........................   90,946    528,019    1,599,815
  Product development........................    1,000    132,542      291,350
  General and administrative.................  137,713    736,518    1,015,690
  Amortization of intangible assets..........       --    479,826    1,567,173
                                              -------- ----------   ----------
Total operating expenses.....................  229,659  1,876,905    4,474,028
                                              -------- ----------   ----------
Income (loss) from operations................  361,271    (65,957)    (102,924)
Other income (expense).......................    3,917     (2,248)     (28,498)
                                              -------- ----------   ----------
Income (loss) before income tax..............  365,188    (68,205)    (131,422)
Income tax benefit (expense).................   22,007   (162,557)    (577,172)
                                              -------- ----------   ----------
Net income (loss)............................ $387,195 $ (230,762)  $ (708,594)
                                              ======== ==========   ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                           THE HOMEBUYER'S FAIR, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                      Total
                            Common Stock  Additional              Stockholders'
                            -------------   Paid-In   Accumulated    Equity
                            Shares Amount   Capital     Deficit     (Deficit)
                            ------ ------ ----------- ----------- -------------
Balance at
 January 1, 1997...........    --   $ --  $        --  $ (67,194)  $   (67,194)
Reorganization............. 2,000
Distributions..............                             (289,781)     (289,781)
Net income.................                              387,195       387,195
                            -----   ----  -----------  ---------   -----------
Balance at December 31,
1997....................... 2,000     --           --     30,220        30,220
Capital contributions made
 in connection with
 acquisition...............                 7,000,000                7,000,000
Net loss...................                             (230,762)     (230,762)
                            -----   ----  -----------  ---------   -----------
Balance at December 31,
 1998...................... 2,000     --    7,000,000   (200,542)    6,799,458
Capital contributions made
 in connection with
 acquisitions (unaudited)..                 5,300,000                5,300,000
Net loss (unaudited).......                             (708,594)     (708,594)
                            -----   ----  -----------  ---------   -----------
Balance at September 30,
 1999 (unaudited).......... 2,000   $ --  $12,300,000  $(909,136)  $11,390,864
                            =====   ====  ===========  =========   ===========




  The accompanying notes are an integral part of these consolidated financial statements.

                           THE HOMEBUYER'S FAIR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended          Nine Months
                                              December 31,            Ended
                                          ----------------------  September 30,
                                            1997        1998          1999
                                          ---------  -----------  -------------
                                                                   (Unaudited)
Cash flows from operating activities:
Net income (loss).......................  $ 387,195  $  (230,762)  $  (708,594)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
Depreciation and amortization...........      4,222       27,750        94,106
Provision for doubtful accounts.........      4,300       95,601       126,746
Deferred rent...........................         --       (2,360)      (13,591)
Amortization of intangible assets.......         --      479,826     1,567,173
Changes in operating assets and
 liabilities, net of acquisitions:
  Accounts receivable...................    (11,695)    (277,905)     (928,039)
  Other assets..........................                 (23,843)      (20,445)
  Deferred income taxes.................    (59,296)      47,930       (77,591)
  Accounts payable and accrued
   liabilities..........................     49,823     (266,954)      816,470
  Deferred revenues.....................    (43,870)    (214,830)       69,866
                                          ---------  -----------   -----------
Net cash provided by (used in) operating
 activities.............................    330,679     (365,547)      926,101
                                          ---------  -----------   -----------
Cash flows from investing activities:
Purchases of property and equipment.....    (20,595)     (26,994)     (241,486)
Acquisition of NSRS, net of cash
 acquired...............................         --   (5,845,400)           --
Acquisition of FAS & CMR, net of cash
 acquired...............................         --           --    (3,940,269)
                                          ---------  -----------   -----------
Net cash used in investing activities...    (20,595)  (5,872,394)   (4,181,755)
                                          ---------  -----------   -----------
Cash flows from financing activities:
Capital contributions from Central
 Newspaper, Inc. .......................         --    7,000,000     4,000,000
Capital distributions...................   (289,781)          --            --
Repayment of note payable...............         --     (405,000)           --
Net proceeds from (payments to) related
 parties................................         --       16,242        (7,115)
Repayment of capital lease obligation...         --           --        (7,829)
                                          ---------  -----------   -----------
Net cash provided by (used in) financing
 activities.............................   (289,781)   6,611,242     3,985,056
                                          ---------  -----------   -----------
Change in cash and cash equivalents.....     20,303      373,301       729,402
Cash and cash equivalents, beginning of
 period.................................     75,882       96,185       469,486
                                          ---------  -----------   -----------
Cash and cash equivalents, end of
 period.................................  $  96,185  $   469,486   $ 1,198,888
                                          =========  ===========   ===========
Supplemental disclosure of non-cash
 investing activities:
Net assets acquired (liabilities
 assumed) in connection with
 acquisitions...........................  $      --  $(1,197,397)  $   424,379
                                          =========  ===========   ===========
Issuance of equity in connection with
 the acquisition of CMR, Inc. ..........  $      --  $        --   $ 1,300,000
                                          =========  ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          THE HOMEBUYER'S FAIR, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   The Company--The Homebuyer's Fair, Inc. (the "Company") is an Arizona corporation and subsidiary of Central Newspapers, Inc. ("CNI"), a media and information company. The Company provides internet-based relocation-related services and information to individuals who are relocating and to corporations who are relocating employees.

   In September 1998, the Company acquired 100% of National School Reporting Services, Inc.'s ("NSRS") issued and outstanding common stock at which time NSRS became a wholly-owned subsidiary of the Company. NSRS provides internet-based information related to schools across the nation.

   In April 1999, the Company acquired 80% of FAS Hotline, Inc.'s ("FAS") and 100% of The Center for Mobility Resources, Inc.'s ("CMR") issued and outstanding common stock through its parent company, CNI. FAS provides a full range of both domestic and international relocation services and information to both individuals and corporations. The information is compiled and presented in an automated fashion through CMR's web sites.

   Effective October 31, 1999, Homestore.com, Inc. acquired from CNI and minority shareholders all of the Company and its subsidiaries' outstanding shares of common stock, at which time the Company became a wholly-owned subsidiary of Homestore.com, Inc.

2. Summary of Significant Accounting Policies:

   Basis of Presentation--The consolidated financial statements of the Company reflect the financial position, results of operations and cash flows of NSRS from September 10, 1998, and FAS and CMR from April 1, 1999. All intercompany transactions and balances have been eliminated in consolidation.

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the nine months ended September 30, 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the nine months ended September 30, 1999.

   Use of Estimates--The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

                          THE HOMEBUYER'S FAIR, INC.

   Revenues generated from one of the Company's customers accounted for 27% of net revenues for the year ended December 31, 1997 and revenues generated from another customer accounted for 12% of net revenues for the year ended December 31, 1998. No customers accounted for more than 10% of net revenues for the nine months ended September 30, 1999 (unaudited). At September 30, 1999 (unaudited), one customer accounted for 13% of net accounts receivable.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair values because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally five years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Goodwill--Goodwill resulted from the acquisitions of NSRS, FAS and CMR. This goodwill is being amortized on a straight-line basis over the estimated period of benefit of five years (Note 5).

   The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The Company sells leads and referrals to companies in the relocation industry services pursuant to short-term contracts. Revenue from leads and referrals is recognized as leads and referrals are delivered. The Company also sells banner advertising pursuant to short-term contracts. Advertising revenue is recognized based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably in the period in which the advertisement is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. Revenues are also derived from the sale of marketing and advertising products and services to real estate agents and brokers. Substantially all of the agent marketing products and services are sold on a monthly, quarterly or annual subscription basis. Accordingly, such revenues are deferred and recognized ratably over the period services are provided.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred. Costs related to the research and compiling of information for the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs are expensed as incurred and totaled $52,823, $88,591 and $481,227 (unaudited) for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, respectively.

   Income Taxes--Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Although the Company was a subsidiary of CNI, the provision for income taxes has been prepared on a stand alone basis as if the Company were to file a separate tax return.

                          THE HOMEBUYER'S FAIR, INC.

   Fiscal Year End--The Company operates under thirteen-week calendar quarters. For financial statement presentation purposes, however, the reporting periods are referred to as ended on the last calendar day of the period. The accompanying consolidated financial statements for the years ended December 31, 1997 and 1998 are for the fifty-two weeks ended December 28, 1997 and December 27, 1998, respectively. The accompanying unaudited consolidated financial statements for the nine-months ended September 30, 1999 are for the thirty-nine weeks ended September 26, 1999.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

3. Acquisitions:

   Effective September 9, 1998, the Company acquired all the outstanding shares of NSRS, a Delaware corporation, in exchange for $6,000,000 in cash. This acquisition was funded through the Company's parent, CNI. The transaction has been accounted for as a purchase. The excess of purchase consideration over the net tangible assets acquired of $7,197,397 has been allocated to goodwill and is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent earn-out payments in the event that a predetermined level of earnings is achieved. For the year ended December 31, 1998 and for the nine months ended September 30, 1999 no earn-out payments were earned under the terms of this agreement.

   Effective April 1, 1999, the Company acquired 80% of the outstanding shares of FAS, an Arizona corporation, in exchange for $4,000,000 in cash. This acquisition was funded through the Company's parent, CNI. The transaction has been accounted for as a purchase. The excess of purchase consideration over the net tangible assets acquired of $3,659,792 has been allocated to goodwill and is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent earn-out payments in the event that a predetermined level of earnings is achieved. For the nine months ended September 30, 1999, no earn-out payments were earned under the terms of this agreement.

   Effective April 1, 1999, the Company acquired 100% of the outstanding shares of CMR through the Company's parent, CNI. Prior to this acquisition, CNI had owned 89% of the Company. In exchange for 9% of the Company's equity held by CNI valued at $1,300,000, the Company acquired 100% of CMR. The transaction has been accounted for as a purchase. The excess of purchase consideration over the net tangible assets acquired of $1,215,830 has been allocated to goodwill and is being amortized on a straight-line basis over five years. The

                          THE HOMEBUYER'S FAIR, INC.

purchase agreement also provides for certain contingent earn-out payments in the event that a predetermined level of earnings is achieved. For the nine months ended September 30, 1999, no earn-out payments were earned under the terms of this agreement.

   The following summarized unaudited pro forma financial information assumes the acquisitions of NSRS, FAS and CMR occurred at the beginning of each period:

                                            Year Ended
                                           December 31,        Nine Months Ended
                                       ----------------------    September 30,
                                          1997        1998           1999
                                       ----------  ----------  -----------------
Revenues..............................  2,127,000   3,998,000      5,467,000
Net loss.............................. (4,850,000) (3,908,000)    (1,083,000)

4. Property and Equipment:

   Property and equipment consists of the following:

                                                December 31,
                                              -----------------  September 30,
                                               1997      1998        1999
                                              -------  --------  -------------
                                                                  (unaudited)
Computer equipment........................... $29,915  $125,326    $ 569,781
Furniture and fixtures.......................      --    13,062       19,954
Leasehold improvements.......................      --    36,142       39,361
Equipment under capital lease................      --    41,400       41,400
                                              -------  --------    ---------
                                               29,915   215,930      670,496
Less: Accumulated depreciation including
 capital lease amortization of $0, $3,577,
 and $8,406 at December 31, 1997 and 1998,
 and September 30, 1999 (unaudited),
 respectively................................  (5,154)  (32,904)    (127,010)
                                              -------  --------    ---------
                                              $24,761  $183,026    $ 543,486
                                              =======  ========    =========

5. Goodwill:

  Goodwill consists of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
Goodwill--NSRS.......................................  $7,197,397   $ 7,197,397
Goodwill--FAS & CMR..................................          --     4,875,622
                                                       ----------   -----------
                                                        7,197,397    12,073,019
Less: Accumulated amortization.......................    (479,826)   (2,046,999)
                                                       ----------   -----------
                                                       $6,717,571   $10,026,020
                                                       ==========   ===========

                          THE HOMEBUYER'S FAIR, INC.

6. Related-Party Transactions:

   At December 31, 1997 and 1998, the Company owed $5,284 and $21,466, respectively to a company owned by certain stockholders of the Company. This liability resulted from the payment of certain operating expenses on behalf of the Company.

   At September 30, 1999, the Company owed $144,454 (unaudited) to its parent company, CNI. This liability resulted from CNI paying certain database consulting fees on behalf of the Company.

   At September 30, 1999, the Company was owed $125,250 (unaudited) by its parent company, CNI. This receivable resulted from the Company paying for certain expenses on behalf of CNI.

7. Note Payable:

   In connection with the acquisition of NSRS, the Company assumed a $25,000 note payable, which is due and payable on June 30, 2002.

8. Income Taxes:

   The provision for income taxes is comprised of the following:

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Current Federal....................................   $(29,868)   $ (91,816)
   Current State......................................     (7,421)     (22,811)
   Deferred Federal...................................     47,496      (38,392)
   Deferred State.....................................     11,800       (9,538)
                                                         --------    ---------
                                                         $ 22,007    $(162,557)
                                                         ========    =========

The following is a summary of deferred tax assets as of December 31, 1997 and 1998:

                                                      December 31, December 31,
                                                          1997         1998
                                                      ------------ ------------
   Deferred tax assets:
   Net operating losses..............................   $    --    $ 2,286,061
   Depreciation and amortization.....................        --        413,349
   Accruals and reserves.............................    59,296        158,173
                                                        -------    -----------
   Total deferred tax assets.........................    59,296      2,857,583
   Less: valuation allowance.........................        --     (2,846,217)
                                                        -------    -----------
                                                        $59,296    $    11,366
                                                        =======    ===========

   As a result of the acquisition of NSRS by the Company, the deferred tax assets and related valuation allowance of NSRS are included in the Company's deferred tax asset balance at December 31, 1998. NSRS has net operating loss ("NOL") carryforwards for federal and state income tax purposes of approximately $5,686,718 which expire beginning in the tax year 2011. Realization of these NOLs and other deferred tax assets is dependent on future earnings of NSRS, if any, the timing and the amount of which are uncertain. Accordingly, based on management's assessment, a valuation allowance, related solely to the NSRS NOLs and deferred tax assets, has been established to reflect these uncertainties. The valuation allowance increased by $0 and $2,846,217 during the years ended December 31, 1997 and 1998, respectively.

                          THE HOMEBUYER'S FAIR, INC.

   CNI acquired 80% of the Company in October 1997 thereby terminating the Company's Limited Liability Company ("LLC") status. LLCs generally are treated as partnerships for tax purposes and thus income and losses of LLCs flow through to the partners and are taxed on the partners' income tax returns. Following the acquisition, the Company's income and losses were included in CNI's consolidated income tax return.

   The provision for income taxes results in an effective tax rate that differs from the federal statutory rate as a result of the acquisition of the Company by CNI and nondeductible goodwill.

                                                             For the years
                                                           ended December 31,
                                                           -------------------
                                                             1997       1998
                                                           ---------  --------
   Federal statutory provision (benefit).................. $ 130,354  $(26,409)
   State taxes, net of federal benefit....................    (2,847)   21,027
   Permanent differences..................................  (149,514)  167,939
                                                           ---------  --------
                                                           $ (22,007) $162,557
                                                           =========  ========

9. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2001. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index.

  Future minimum lease payments under these operating leases as of December 31, 1998 are as follows:

     1999.............................................................  $ 47,154
     2000.............................................................    97,426
     2001.............................................................    12,520
                                                                        --------
       Total..........................................................  $157,100
                                                                        ========

   Rental expense for operating leases was $19,327, $29,400 and $63,506 for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999 (unaudited), respectively.

                          THE HOMEBUYER'S FAIR, INC.

   In connection with the acquisition of NSRS, the Company assumed capital leases for certain computer, telephone and copier equipment. The future minimum lease payments under capital leases, (including present value of net minimum lease payments) as of December 31, 1998 are as follows:

   1999..............................................................  $ 16,162
   2000..............................................................    16,162
   2001..............................................................    16,162
   2002..............................................................     3,570
   2003..............................................................       964
                                                                       --------
   Total minimum obligations.........................................    53,020
   Less amounts representing interest................................   (11,362)
                                                                       --------
   Present value of minimum obligations..............................    41,658
   Less current portion..............................................    10,649
                                                                       --------
   Long-term obligations.............................................  $ 31,009
                                                                       ========

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FAS-Hotline, Inc. and The Center For Mobility Resources, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of FAS-Hotline, Inc. and The Center For Mobility Resources, Inc. (collectively referred to as the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
November 22, 1999

                        FAS-HOTLINE, INC. AND CMR, INC.

                            COMBINED BALANCE SHEETS

                                                    December 31,
                                                  -----------------  March 31,
                                                    1997     1998      1999
                                                  -------- -------- -----------
                                                                    (unaudited)
                     Assets
Current assets:
  Cash........................................... $ 66,171 $105,421  $  59,731
  Accounts receivable, net of allowance for
   doubtful accounts of $10,000 at December 31,
   1997 and 1998, and March 31, 1999.............  108,767   85,046    161,441
  Due from related parties.......................       --   11,430      5,744
  Other current assets...........................       --       --      6,468
                                                  -------- --------  ---------
Total current assets.............................  174,938  201,897    233,384
Property and equipment, net......................  194,712  186,332    213,081
                                                  -------- --------  ---------
    Total assets................................. $369,650 $388,229  $ 446,465
                                                  ======== ========  =========
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable............................... $ 20,914 $ 37,758  $  22,467
  Accrued liabilities............................    9,424   19,988      6,486
  Due to related parties.........................    2,041    5,343     10,607
                                                  -------- --------  ---------
Total current liabilities........................   32,379   63,089     39,560
                                                  -------- --------  ---------

Commitments (Note 4).............................
Stockholders' equity:
  Common stock, no par value; 100,000 shares
   authorized, 2,300 shares issued and
   outstanding at December 31, 1997, 1998 and
   March 31, 1999................................       --       --         --
  Additional paid-in capital.....................  122,891  257,891    515,495
  Accumulated earnings (deficit).................  214,380   67,249   (108,590)
                                                  -------- --------  ---------
    Total stockholders' equity...................  337,271  325,140    406,905
                                                  -------- --------  ---------
    Total liabilities and stockholders' equity... $369,650 $388,229  $ 446,465
                                                  ======== ========  =========


    The accompanying notes are an integral part of these combined financial statements.

                        FAS-HOTLINE, INC. AND CMR, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                  Year Ended        Three Months
                                                 December 31,          Ended
                                             ---------------------   March 31,
                                               1997        1998        1999
                                             ---------  ----------  ------------
                                                                    (unaudited)
Net revenues................................ $ 681,321  $1,310,842   $ 380,003
Cost of revenues............................    30,880     188,839      19,509
                                             ---------  ----------   ---------
Gross profit................................   650,441   1,122,003     360,494
                                             ---------  ----------   ---------
Operating expenses:
  Sales and marketing.......................   278,323     610,191     188,094
  Product development.......................    36,219      26,780     103,500
  General and administrative................   377,447     598,801     139,602
                                             ---------  ----------   ---------
Total operating expenses....................   691,989   1,235,772     431,196
                                             ---------  ----------   ---------
Net loss.................................... $ (41,548) $ (113,769)  $ (70,702)
                                             =========  ==========   =========



      The accompanying notes are an integral part of these combined financial statements.

                        FAS-HOTLINE, INC. AND CMR, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          Retained
                                Common Stock  Additional  Earnings
                                -------------  Paid-In   Accumulated
                                Shares Amount  Capital    (Deficit)    Total
                                ------ ------ ---------- ----------- ---------
Balance at December 31, 1996..  2,300  $ --    $  2,300   $ 275,928  $ 278,228
Distributions.................                              (20,000)   (20,000)
Capital contributions.........                  120,591                120,591
Net loss......................                              (41,548)   (41,548)
                                -----  -----   --------   ---------  ---------
Balance at December 31, 1997..  2,300    --     122,891     214,380    337,271
Distributions.................                              (33,362)   (33,362)
Capital contributions.........                  135,000                135,000
Net loss......................                             (113,769)  (113,769)
                                -----  -----   --------   ---------  ---------
Balance at December 31, 1998..  2,300    --     257,891      67,249    325,140
Distributions (unaudited).....                             (105,137)  (105,137)
Capital contributions
 (unaudited)..................                  257,604                257,604
Net loss (unaudited)..........                              (70,702)   (70,702)
                                -----  -----   --------   ---------  ---------
Balance at March 31, 1999
 (unaudited)..................  2,300  $ --    $515,495   $(108,590) $ 406,905
                                =====  =====   ========   =========  =========


    The accompanying notes are an integral part of these combined financial statements.

                        FAS-HOTLINE, INC. AND CMR, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                 Year Ended        Three Months
                                                December 31,          Ended
                                             --------------------   March 31,
                                               1997       1998         1999
                                             ---------  ---------  ------------
                                                                   (unaudited)
Cash flows from operating activities:
Net loss...................................  $ (41,584) $(113,769)  $ (70,702)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
Provision for doubtful accounts............     10,000         --          --
Depreciation and amortization..............     56,472    100,610      40,875
Changes in operating assets and
 liabilities:
  Accounts receivable and related party
   receivables.............................    104,092     12,292     (70,709)
  Other current assets.....................         --         --      (6,468)
  Accounts payable and other current
   liabilities.............................     (8,609)    30,710     (23,529)
                                             ---------  ---------   ---------
Net cash provided by (used in) operating
 activities................................    120,371     29,843    (130,533)
                                             ---------  ---------   ---------
Cash flows from investing activities:
Purchases of property and equipment........   (164,293)   (92,231)    (67,624)
                                             ---------  ---------   ---------
Net cash used in investing activities......   (164,293)   (92,231)    (67,624)
                                             ---------  ---------   ---------
Cash flows from financing activities:
Proceeds from capital contributions........    120,591    135,000     257,604
Capital distributions......................    (20,000)   (33,362)   (105,137)
                                             ---------  ---------   ---------
Net cash provided by financing activities..    100,591    101,638     152,467
                                             ---------  ---------   ---------
Change in cash.............................     56,669     39,250     (45,690)
Cash, beginning of period..................      9,502     66,171     105,421
                                             ---------  ---------   ---------
Cash, end of period........................  $  66,171  $ 105,421   $  59,731
                                             =========  =========   =========



    The accompanying notes are an integral part of these combined financial statements.

                        FAS-HOTLINE, INC. AND CMR, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. Business:

   FAS-Hotline, Inc. ("FAS") and The Center for Mobility Resources, Inc. ("CMR") (the "Companies" or "Company") are Arizona corporations that were formed on July 7, 1994 and March 9, 1995, respectively. The Company is a provider of a full range of both domestic and international relocation services, which include cost of living comparisons, homemarketing and selling, homebuying, mortgage information and van line services, and rental property support.

   Effective April 1, 1999, The Homebuyer's Fair, Inc. ("HBF") acquired 100% of CMR's outstanding shares of Common Stock, and Central Newspapers, Inc. ("CNI") (CNI, parent company of HBF) acquired 80% of FAS's outstanding shares of Common Stock, at which time the Companies effectively became wholly owned subsidiaries of HBF and its parent, CNI.

   On October 31, 1999, Homestore.com acquired all of HBF and its subsidiaries' outstanding shares of common stock, at which time the Company became a wholly-owned subsidiary of Homestore.com, Inc.

2. Summary of Significant Accounting Policies:

   Basis of Presentation--The combined financial statements include the accounts of the Companies. All intercompany transactions and balances have been eliminated in combination.

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the three months ended March 31, 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the three months ended March 31, 1999.

   Use of Estimates--The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of its accounts receivable.

   During the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999 (unaudited) no customers accounted for more than 10% of net revenues or net accounts receivable.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally five years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the

                        FAS-HOTLINE, INC. AND CMR, INC.

carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value, Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--The primary source of the Company's revenue is derived from the sale of referrals to van lines, mortgage providers and other companies in the real estate and relocation industry. Revenue is recognized as such referrals are made.

   Product Development Costs--Costs related to the research and compiling of cost of living information is expensed as incurred.

   Advertising Expenses--Advertising costs are expensed as incurred and totalled $32,928, $42,168 and $27,009 (unaudited) for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, respectively.

   Income Taxes--Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

3. Property and Equipment:

   Property and equipment consists of the following:

                                                   December 31,
                                                -------------------   March 31,
                                                  1997      1998        1999
                                                --------  ---------  -----------
                                                                     (Unaudited)
   Computer equipment.......................... $235,430  $ 312,866   $ 380,490
   Office furniture and fixtures...............   27,794     42,588      42,588
                                                --------  ---------   ---------
                                                 263,224    355,454     423,078
   Less: Accumulated depreciation..............  (68,512)  (169,122)   (209,997)
                                                --------  ---------   ---------
                                                $194,712  $ 186,332   $ 213,081
                                                ========  =========   =========

                        FAS-HOTLINE, INC. AND CMR, INC.

4. Commitments:

   The Company leases its office facility under a three year noncancellable operating lease. The lease contains renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under this noncancellable operating lease as of December 31, 1998 are as follows:

     1999.............................................................. $ 50,190
     2000..............................................................   52,426
     2001..............................................................    8,770
                                                                        --------
         Total......................................................... $111,386
                                                                        ========

   Rent expense was $17,506, $31,856 and $8,355 (unaudited) for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1999, respectively.

5. Related Party Transactions:

   At December 31, 1997 and 1998 and as of March 31, 1999, the Company had an outstanding receivable due from HBF in the amount of $0, $11,430, and $5,744 (unaudited), respectively. This receivable resulted from FAS paying certain operating expenses on behalf of HBF.

   At December 31, 1997 and 1998, and as of March 31, 1999, the Company owed $2,041, $5,343, and $10,607 (unaudited), respectively to HBF. This liability resulted from HBF paying certain operating expenses on behalf of the Company.

   During the year ended December 31, 1998, the Company paid sales commissions to two of the Company's stockholders amounting to $199,907.

   During 1997 and 1998, the Company entered into a consulting agreement with a shareholder of the Company. The agreement provided for an annual fee of $80,000 for management services. Included in general and administrative expenses for 1997 and 1998 are management fees of $80,000, respectively. The contract was cancelled on January 1, 1999.

6. Income Taxes:

   The Companies are Subchapter S corporations for federal and state income tax purposes. In accordance with federal and state provisions, corporate earnings flow through to the stockholders and are taxed at the stockholder level. Deferred income tax assets and liabilities are not considered material to the financial position of the Companies at December 31, 1997 and 1998, and March 31, 1999. The provision for income taxes is comprised of the minimum Arizona franchise tax and is not material for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999. Due to the acquisition of the Companies by HBF on April 1, 1999, the Company's Subchapter S status terminated (Note 1).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of National School Reporting Services, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of National School Reporting Services, Inc. (the "Company") at December 31, 1997 and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to September 9, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
November 22, 1999

                    NATIONAL SCHOOL REPORTING SERVICES, INC.

                                 BALANCE SHEET

                                                                  December 31,
                                                                      1997
                                                                  ------------
                             Assets
Current assets:
  Cash........................................................... $     1,797
  Accounts receivable, net of allowance for doubtful accounts of
   $1,978........................................................       3,069
  Prepaid expenses and other current assets......................       4,294
                                                                  -----------
Total current assets.............................................       9,160
                                                                  -----------
Property and equipment, net......................................     230,682
Other assets.....................................................       7,004
                                                                  -----------
    Total assets................................................. $   246,846
                                                                  ===========

     Liabilities, Redeemable Convertible Preferred Stock and
                   Stockholders' Equity Deficit

Current liabilities:
  Accounts payable............................................... $   108,722
  Accrued liabilities............................................      75,541
  Accrued professional fees......................................     124,215
  Due to related party...........................................      67,500
  Deferred revenue...............................................     204,116
  Deferred rent..................................................      20,671
  Current portion of capital lease obligation....................       7,775
                                                                  -----------
Total current liabilities........................................     608,540
Capital lease obligation.........................................      34,690
Note payable.....................................................      25,000
                                                                  -----------
                                                                      668,230
                                                                  -----------

Commitments (Note 9).............................................

Redeemable convertible preferred stock, $.01 par value; 7,077 shares authorized,
 5,002 issued and outstanding; redemption value of $5,862,024....   5,862,024
                                                                  -----------
Stockholders' deficit:
  Common stock, $.01 par value, 11,123,934 shares authorized,
   4,166,675 shares issued and outstanding.......................      41,667
  Additional paid-in capital.....................................     190,000
  Note receivable from stockholder...............................     (33,224)
  Accumulated deficit............................................  (6,481,851)
                                                                  -----------
    Total stockholders' deficit..................................  (6,283,408)
                                                                  -----------
    Total liabilities and stockholders' equity................... $   246,846
                                                                  ===========

   The accompanying notes are an integral part of these financial statements.

                    NATIONAL SCHOOL REPORTING SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                                   January 1,
                                                     Year Ended   1998 through
                                                    December 31,  September 9,
                                                        1997          1998
                                                    ------------  ------------
Net revenues....................................... $   810,083   $   615,058
Cost of revenues...................................     312,001       153,326
                                                    -----------   -----------
Gross profit.......................................     498,082       461,732
                                                    -----------   -----------
Operating expenses:
  Sales and marketing..............................   1,032,627       634,811
  Product development..............................     584,788       173,298
  General and administrative.......................   1,393,822     1,566,993
                                                    -----------   -----------
Total operating expenses...........................   3,011,237     2,375,102
                                                    -----------   -----------
Loss from operations...............................  (2,513,155)   (1,913,370)
Interest expense, net..............................      11,398         6,206
Other expense......................................      16,840         3,214
                                                    -----------   -----------
Net loss...........................................  (2,541,393)   (1,922,790)
Accrued dividends on redeemable convertible
 preferred stock...................................    (502,904)     (126,944)
                                                    -----------   -----------
Net loss applicable to common stockholders......... $(3,044,297)  $(2,049,734)
                                                    ===========   ===========


    The accompanying notes are an integral part of these financial statements.

                    NATIONAL SCHOOL REPORTING SERVICES, INC

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                          Note
                            Common Stock    Additional Receivable                   Total
                          -----------------  Paid-in      From     Accumulated  Stockholders'
                           Shares   Amount   Capital   Stockholder   Deficit       Deficit
                          --------- ------- ---------- ----------- -----------  -------------
Balances at December 31,
 1996...................  4,166,675 $41,667 $       --  $(33,224)  $(3,437,554)  $(3,429,111)
Accrued stock
 compensation for
 services...............                       190,000                               190,000
Accrued dividends on
 redeemable convertible
 preferred stock........                                              (502,904)     (502,904)
Net loss................                                            (2,541,393)   (2,541,393)
                          --------- ------- ----------  --------   -----------   -----------
Balances at December 31,
 1997...................  4,166,675  41,667    190,000   (33,224)   (6,481,851)   (6,283,408)
Forgiveness of note
 receivable.............                                  33,224                      33,224
Issuance of common stock
 for services...........  1,225,383  12,254    480,173                               492,427
Stock-based compensation
 for options granted....                       535,445                               535,445
Conversion of note
 payable to common
 stock..................    133,334   1,333     48,667                                50,000
Repurchase of preferred
 stock..................                     4,418,778                             4,418,778
Accrued dividends on
 redeemable convertible
 preferred stock........                                              (126,944)     (126,944)
Net loss................                                            (1,922,790)   (1,922,790)
                          --------- ------- ----------  --------   -----------   -----------
Balance at September 9,
 1998...................  5,525,392 $55,254 $5,673,063  $     --   $(8,531,585)  $(2,803,268)
                          ========= ======= ==========  ========   ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                    NATIONAL SCHOOL REPORTING SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    January 1,
                                                      Year Ended   1998 Through
                                                     December 31,  September 9,
                                                         1997          1998
                                                     ------------  ------------
Cash flows from operating activities:
Net loss...........................................  $(2,541,393)  $(1,922,790)
Adjustments to reconcile net loss to net cash used
 in operating activities:
Depreciation and amortization......................      437,165        80,949
Deferred rent......................................       (7,080)       (4,720)
Forgiveness of note receivable from stockholder....           --        33,224
Stock-based compensation...........................      190,000     1,027,871
Other non-cash items...............................       11,451        37,500
Changes in operating assets and liabilities:
  Accounts receivable..............................       16,668        (6,910)
  Prepaid expenses and other current assets........        5,826         4,053
  Accounts payable and accrued liabilities.........      106,836       280,405
  Deferred revenues................................     (104,193)      247,694
                                                     -----------   -----------
Net cash used in operating activities..............   (1,884,720)     (222,724)
                                                     -----------   -----------
Cash flows from investing activities:
Purchases of property and equipment................      (33,028)       (2,825)
Proceeds from sale of assets.......................        7,703            --
                                                     -----------   -----------
Net cash used in investing activities..............      (25,325)       (2,825)
                                                     -----------   -----------
Cash flows from financing activities:
Net proceeds from issuance of redeemable preferred
 stock.............................................    1,850,000       350,000
Repayment of capital lease obligations.............       (4,025)       (7,260)
Proceeds from notes payable........................       30,000            --
Repayment of related party notes payable...........      (25,000)      (30,000)
                                                     -----------   -----------
Net cash provided by financing activities..........    1,850,975       312,740
                                                     -----------   -----------
Change in cash.....................................      (59,070)       87,191
Cash, beginning of period..........................       60,867         1,797
                                                     -----------   -----------
Cash, end of period................................  $     1,797   $    88,988
                                                     ===========   ===========
Supplemental disclosure of cash flows activities:
Cash paid during the year for interest.............  $    11,398   $     6,206
                                                     ===========   ===========
Supplemental schedule of non-cash investing and
 financing activities:
Issuance of note payable in exchange for repurchase
 of redeemable convertible preferred stock.........  $        --   $   405,000
                                                     ===========   ===========
Conversion of related party payables into common
 stock.............................................  $        --   $    50,000
                                                     ===========   ===========
Conversion of related party payables into
 redeemable convertible preferred stock............  $        --   $    25,000
                                                     ===========   ===========
Equipment obtained under capital lease obligation..  $    46,490   $        --
                                                     ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                   NATIONAL SCHOOL REPORTING SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company And Summary Of Significant Accounting Policies:

   The Company--National School Reporting Services, Inc. (the "Company"), a Delaware corporation, is a leading provider of school information to the relocation market. Prior to moving, families can obtain school information free on the Company's network of Internet sites or through our network of real estate agents and brokers, who subscribe to the Company's service. Service programs offer selected products and services to enhance the existing relationships between the relocation industry and its customers.

   Effective September 9, 1998, The Homebuyer's Fair, Inc. ("HBF"), an Arizona corporation and a subsidiary of Central Newspapers, Inc. ("CNI"), acquired all of the Company's issued and outstanding shares of common stock, at which time the Company became a wholly-owned subsidiary of HBF.

   Effective October 31, 1999, Homestore.com, Inc. acquired all of HBF and its subsidiaries' outstanding common stock from CNI, at which time HBF became a wholly-owned subsidiary of Homestore.com, Inc.

2. Summary of Significant Accounting Policies:

   Use of Estimates--The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1997 and for the period from January 1, 1998 through September 9, 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

   Revenue Recognition--Revenues are derived from the sale of advertising and marketing products and services to real estate agents and brokers. Substantially all of the agent advertising products and services are sold on a monthly, quarterly or annual subscription basis. Accordingly, revenues are deferred and recognized ratably over the service period, as such services are rendered.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the company's websites are expensed as incurred. Costs related to the research, compiling and updating of school information are expensed as incurred.

                   NATIONAL SCHOOL REPORTING SERVICES, INC.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $58,083 during the year ended December 31, 1997 and $20,128 for the period from January 1, 1998 through September 9, 1998.

   Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax basis of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   Stock-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

3. Related Party Transactions:

   At December 31, 1997 the Company had a note receivable from stockholder in the amount of $33,224. At September 9, 1998, the note was forgiven and recorded as compensation expense.

   On July 1, 1992, the Company obtained a $12,500 note payable from a stockholder which is due and payable on July 31, 2002. This note was issued in connection with a Participation Agreement (see Note 8). During 1998, the note was converted into 25 shares of the Company's redeemable preferred stock (see note 10).

   On November 15, 1992, the Company obtained a $25,000 note payable from a stockholder which is due and payable on November 15, 2002. The note bears interest at a rate of 7.02% per annum. During 1998, the note plus accrued interest was converted into 133,334 shares of the Company's Common Stock (see
Note 10).

   On December 10, 1997, the Company obtained a $30,000 note payable from a stockholder. The note bears interest at a rate of 8% per annum. The principle and interest on this note was paid on February 12, 1998.

                   NATIONAL SCHOOL REPORTING SERVICES, INC.

4. Income Taxes:

   The provision for income taxes results in an effective tax rate that differs from the federal statutory rate primarily due to the establishment of a valuation allowance against the Company's net operating losses and other deferred tax assets.

   The following is a summary of deferred tax assets as of December 31, 1997:

   Deferred tax assets:
     Net operating loss carryforwards.............................. $ 1,657,544
     Accruals and reserves.........................................     158,556
     Other.........................................................     257,156
                                                                    -----------
       Total deferred tax assets...................................   2,073,256
   Less: valuation allowance.......................................  (2,073,256)
                                                                    -----------
     Net deferred tax assets....................................... $        --
                                                                    ===========

   At December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $4,123,245 which begin to expire in the tax year 2011.

   Realization of net operating losses and deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, based on management's assessment, a valuation allowance in an amount equal to the deferred tax assets as of December 31, 1997 has been established to reflect these uncertainties.

5. Property and Equipment:

   Property and equipment consists of the following:

                                                                  December 31,
                                                                      1997
                                                                  ------------
   Equipment under capital lease................................. $    46,490
   Computer equipment and software...............................   1,128,056
   Office furniture and fixtures.................................      37,307
   Leasehold improvements........................................      78,501
                                                                  -----------
                                                                    1,290,354
   Less: accumulated depreciation including capital lease
    amortization of $7,660.......................................  (1,059,672)
                                                                  -----------
                                                                  $   230,682
                                                                  ===========

6. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                                    December 31,
                                                                        1997
                                                                    ------------
   Accrued payroll and employee benefits...........................   $ 40,144
   Other accrued liabilities.......................................     35,397
                                                                      --------
                                                                      $ 75,541
                                                                      ========

7. Note Payable:

   On July 1, 1992, the Company obtained a $25,000 note payable, which is due and payable on June 30, 2002. This note was issued in connection with a Participation Agreement (see Note 8).

                   NATIONAL SCHOOL REPORTING SERVICES, INC.

8. Participation Agreement:

   On July 1, 1992 the Company entered into Participation Agreements with two individuals ("Participants"). The Participants invested funds to further finance the Company's operations and marketing efforts in exchange for a participation interest in the annual fees paid by real estate agencies in territories as stipulated in the Agreements and a Promissory Note for the investment amount (see Notes 3 and 7).

   Participation interest is calculated based on the number of real estate agencies (new and renewal) at varying rates. Expense related to the participation agreements was $8,586 and $3,672 for the year ended December 31, 1997 and for the period from January 1, 1998 through September 9, 1998, respectively.

   The Agreements are for a period of ten years ending June 30, 2002. In addition, the Agreements include a call provision granting the Company the option of purchasing all of the Participant's participation interest and other rights and terminate all of the Company's obligations at amounts stipulated in the Agreement. During 1998, the Company called the Participation Agreement with a related party (see Note 3). As part of this call, the principal and related participation interest was converted into 25 shares of the Company's Series D Preferred Stock (see Note 10).

9. Commitments:

   On December 1, 1995 the Company entered into a noncancellable five year operating lease. The lease provides free rent for the first six months. In accordance with SFAS No. 13, "Accounting for Leases" the free rent is deferred and recognized over the term of the related lease. The effect of such accounting results in additional cash payments over rent expense of $7,080 and $4,720 for the year ended December 31, 1997 and for the period from January 1, 1998 through September 9, 1998, respectively. Future minimum lease payments under this noncancellable operating lease are $70,850 per year for 1998 through 2000.

   Rent expense was $63,770 for the year ended December 31, 1997 and $48,417 for the period from January 1, 1998 through September 9, 1998.

   During 1997, the Company entered into capital leases for certain computer and telephone equipment totaling $46,490 of capitalized costs.

   The future minimum lease payments under capital leases, (including the present value of net minimum lease payments) as of December 31, 1997 are as follows:

     1998............................................................. $ 13,270
     1999.............................................................   13,270
     2000.............................................................   13,270
     2001.............................................................   13,270
     2002.............................................................      678
                                                                       --------
     Total minimum obligations........................................   53,758
     Less amounts representing interest...............................  (11,293)
                                                                       --------
     Present value of minimum obligations.............................   42,465
     Less current portion.............................................    7,775
                                                                       --------
     Long-term obligations............................................ $ 34,690
                                                                       ========

                   NATIONAL SCHOOL REPORTING SERVICES, INC.

10. Stockholders' Deficit

   The Company has one class of authorized common stock and four series of authorized redeemable convertible preferred stock ("preferred stock").

   Common Stock

   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of preferred stock and all outstanding common stock warrants, plus shares granted and available for grant under the Company's stock option plan. The amount of such shares of common stock reserved for these purposes is as follows:

                                                     December 31, September 9,
                                                         1997         1998
                                                     ------------ ------------
   Conversion of preferred stock....................   9,038,211   3,110,808
   Outstanding warrants.............................          --   1,077,360
   Outstanding stock options........................      75,758   1,180,796
   Additional shares available for grant under the
    Company's stock option plan.....................   1,496,573     391,535
                                                      ----------   ---------
                                                      10,610,542   5,760,499
                                                      ==========   =========

   Preferred Stock

   As of December 31, 1997 and September 9, 1998, the Company had the following preferred stock outstanding:

                                                      December 31, September 9,
                                                          1997         1998
                                                      ------------ ------------
   Series A, $0.01 par value, 2,152 shares
    authorized, 2,152 and 238 shares issued and
    outstanding at December 31, 1997 and September
    9, 1998, respectively...........................   $2,735,333   $  324,983
   Series B, $0.01 par value, 1,000 shares
    authorized, 1,000 and 0 shares issued and
    outstanding at December 31, 1997 and September
    9, 1998, respectively...........................    1,151,967           --
   Series C, $0.01 par value, 3,250 and 2,575 shares
    authorized, 1,550 and 425 shares issued and
    outstanding at December 31, 1997 and
    September 9, 1998, respectively.................    1,674,724      494,269
   Series D, $0.01 par value, 675 authorized, 300
    and 675 shares issued and outstanding at
    December 31, 1997 and September 9, 1998,
    respectively....................................      300,000      720,937
                                                       ----------   ----------
                                                       $5,862,024   $1,540,189
                                                       ==========   ==========

   Each share of Series A, B, C and D preferred stock is entitled to vote on all matters. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock shares could then be converted. The holders of preferred stock, voting as a separate class, elect four members of the Board of Directors.

                   NATIONAL SCHOOL REPORTING SERVICES, INC.

   Each share of preferred stock earns cumulative dividends at a rate of $120 per share per year. These dividends accrue whether or not earned or declared. Additionally, the preferred stock is convertible at the option of the holder into shares of common stock equal to the initial purchase value of preferred shares of $1,000 per share divided by the applicable conversion rate. The conversion rates for the preferred stock at December 31, 1997 and September 9, 1998 were $.7709 for Series A, $.3855 for series B, $.42405 for Series C and $.375 for Series D.

   In addition, each share of preferred stock shall automatically be converted into shares of common stock at the then effective Conversion Rate for such share immediately prior to the consummation of a firmly underwritten public offering of common stock. The Preferred Stock is converted provided that the price per share is not less than $2.313 (subject to appropriate adjustment for stock splits, stock dividends, reclassifications, recapitalizations and the like) and the aggregate gross proceeds to the Company are not less than $20 million.

   Under the terms of the preferred stock agreements, 33% of each series of preferred stock is redeemable on June 30, 2000, 67% is redeemable on June 30, 2001 and 100% is redeemable on June 30, 2002. The redemption price shall be an amount equal to $1,000 per share, plus any unpaid cumulative dividends.

   In February 1998 the Company entered into a Stock Redemption Agreement with certain holders of Preferred Stock. Under this agreement the Company redeemed 1,912 shares of Series A Preferred Stock, 1,000 shares of Series B Preferred Stock and 1,125 shares of Series C Preferred Stock with a redemption value of $4,823,778 in exchange for a note payable of $405,000 and warrants to purchase 1,077,360 shares of Common Stock. The difference between the redemption value of the Series C Preferred Stock and the note payable was recorded as additional paid-in capital. The warrants were issued at an exercise price of $.01 per share and expire on January 20, 2008.

   Stock Option Plan

   Under the 1996 Incentive Stock Plan (the "Plan"), the Company offers options to purchase shares of common stock to employees and consultants. At December 31, 1997, the Company had reserved 1,572,331 shares of common stock for issuance through the Plan.

   The following table summarizes stock option activity and related information:

                                                               Weighted-Average
                                                                Exercise Price
                                                      Shares      per Share
                                                     --------- ----------------
   Outstanding at December 31, 1996.................    75,758      $1.00
     Granted........................................        --         --
     Exercised......................................        --         --
     Canceled.......................................        --         --
                                                     ---------      -----
   Outstanding at December 31, 1997.................    75,758      $1.00
                                                     ---------      -----
     Granted--exercise price less than fair value... 1,105,038      $ .05
     Exercised......................................        --         --
     Canceled.......................................        --         --
                                                     ---------      -----
   Outstanding at September 9, 1998................. 1,180,796      $ .11
                                                     =========      =====
     Options exercisable at December 31, 1997.......    75,758      $1.00
                                                     =========      =====
     Options exercisable at September 9, 1998....... 1,180,796      $ .11
                                                     =========      =====

                   NATIONAL SCHOOL REPORTING SERVICES, INC.

   Additional information with respect to the outstanding options as of September 9, 1998 is as follows:

                                                                  Options
                                 Options Outstanding            Exercisable
                         ----------------------------------- ------------------
                                   Weighted Average
                                      Remaining     Average            Average
                         Number of   Contractural   Exercise Number of Exercise
   Prices                 Shares         Life        Price    Shares    Price
   ------                --------- ---------------- -------- --------- --------
   $1.00................    75,758        8.0        $1.00      75,758  $1.00
   $ .05................ 1,105,796       10.0        $ .05   1,105,796  $ .05

   Compensation expense of $535,445 was recorded for the period ended September 9, 1998 in connection with the grant of stock options, based on the sale price per share of the Company to HBF on that date. No compensation expense was recognized for its stock-based compensation plans for the year ended December 31, 1997.

   If compensation expenses had been recognized based on the fair value of the options at their grant date, in accordance with SFAS 123, the results of operations would have been as follows:

                                                                    January 1,
                                                      Year ended   1998 Through
                                                     December 31,  September 9,
                                                         1997          1998
                                                     ------------  ------------
   Loss applicable to common stock:
     As reported.................................... $(3,044,297)  $(2,049,734)
     Pro forma under FAS 123........................  (3,044,297)   (2,049,734)

   The Company calculated the minimum fair value of each option grant on the date of the grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions:

     Risk-free interest rates............................................. 4.68%
     Expected lives (in years)............................................    0
     Dividend yield.......................................................    0
     Expected volatility..................................................    0%

   As additional options are expected to be granted in future years and the options vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

                                     [LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by Homestore.com in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

      Securities and Exchange Commission registration fee............. $196,500
      NASD filing fee.................................................   30,500
      Nasdaq National Market listing fee..............................   17,500
      Accounting fees and expenses....................................  150,000
      Legal fees and expenses.........................................  150,000
      Road show expenses..............................................   50,000
      Printing and engraving expenses.................................  275,000
      Blue sky fees and expenses......................................    1,000
      Transfer agent and registrar fees and expenses..................   29,500
                                                                       --------
        Total......................................................... $900,000
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

    . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

    . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

    . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

    . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

    . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

    . the rights conferred in the Bylaws are not exclusive.

   The Registrant has entered into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

   Reference is also made to Section 9 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

   The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

   See also the undertakings set forth in response to Item 17.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

         Exhibit Document                                                Number
         ----------------                                                ------
      Underwriting Agreement (dated January  , 2000)....................   1.01
      Registrant's Amended and Restated Certificate of Incorporation....   3.01
      Registrant's Amended and Restated Bylaws..........................   3.03
      Second Amended and Restated NetSelect Stockholders' Agreement..... 4.02.1
      Form of Indemnity Agreement.......................................  10.01

Item 15. Recent Sales of Unregistered Securities.

   The following table sets forth information regarding all securities sold by the Registrant in the past three years.

                                                                           Aggregate
Class of                    Date           Title of           Number of     Purchase         Form of
Purchaser                  of Sale        Securities        Securities (1)   Price        Consideration
---------                 --------- ----------------------- -------------  ---------- ---------------------
Sales by (Pre-InfoTouch-
NetSelect Merger)
NetSelect, Inc.
CDW Internet, L.L.C. ...  12/4/96   Class A Common Stock(2)   1,182,350           236                  Cash

CDW Internet, L.L.C. ...  12/4/96   Class B Common Stock(2)     582,350           116                  Cash

Whitney Equity Partners,
 L.P....................  12/4/96-  Series A Preferred(2)     4,117,645    $2,333,333                  Cash
                          1/31/97

Allen & Company.........  12/4/96-  Series A Preferred(2)     2,058,825    $1,166,667                  Cash
                          1/31/97

CDW Internet, L.L.C.....  12/4/96-  Series A Preferred(2)     2,058,825    $1,166,667                  Cash
                          1/31/97

Michael N. Flannery.....  12/12/96- Series B Preferred(2)     1,247,900    $1,652,795              Cash and
                          1/31/97                                                           cancellation of
                                                                                               indebtedness

Daniel Koch.............  1/31/97-  Series B Preferred(2)       138,655    $  183,854              Cash and
                          12/15/97                                                          cancellation of
                                                                                               indebtedness

John F. Petrick, Jr.....  1/31/97-  Series B Preferred(2)       378,150    $  500,000                  Cash
                          5/15/97

Jason Chapnik...........  3/31/98   Common Stock(3)              73,455        -- --            Exchange of
                                                                                                  shares in
                                                                                            connection with
                                                                                      TouchTech acquisition

Glen Graff..............  3/31/97   Common Stock(3)              73,455        -- --            Exchange of
                                                                                                  shares in
                                                                                            connection with
                                                                                      TouchTech acquisition


                                                                         Aggregate
Class of                    Date         Title of          Number of     Purchase       Form of
Purchaser                 of Sale       Securities       Securities (1)    Price     Consideration
---------                 -------- --------------------- -------------  ----------- ---------------
Whitney Equity Partners,
 L.P....................  9/29/97  Series C Preferred(2)     614,375    $   900,000            Cash

GeoCapital IV, L.P......  9/29/97  Series C Preferred(2)   1,535,940    $ 2,250,000            Cash

Broadview Partners
 Group..................  9/29/97  Series C Preferred(2)      68,260    $   100,000            Cash

Ingleside Interests, a
 Colorado limited
 partnership............  9/29/97  Series C Preferred(2)     477,845    $   700,000            Cash

CDW Internet, L.L.C.....  12/15/97 Series C Preferred(2)     375,450    $   550,000            Cash

Daniel Koch(2)..........  12/15/97 Series C Preferred(2)     375,450    $   550,000

General Electric Capital
 Corporation............  1/12/98  Series D Preferred(2)   3,406,005    $10,000,031            Cash

Roger Scommegna.........  3/31/98  Common Stock(2)           525,000         -- --      Exchange of
                                                                                          shares in
                                                                                    connection with
                                                                                     The Enterprise
                                                                                         of America
                                                                                        Acquisition

AOL Warrants............  4/8/98   Warrant to purchase       566,475         -- --       As part of
                                   Common Stock(2)                                      advertising
                                                                                          agreement

Fred White..............  7/7/98   Series E Preferred(2)     788,125         -- --      Exchange of
                                                                                          shares in
                                                                                    connection with
                                                                                          merger of
                                                                                       National New
                                                                                         Homes Co.,
                                                                                    Inc., a wholly-
                                                                                              owned
                                                                                    subsidiary, and
                                                                                        MultiSearch
                                                                                    Solutions, Inc.

Roscoe F. White, III....  7/7/98   Series E Preferred(2)     788,125         -- --      Exchange of
                                                                                          shares in
                                                                                    connection with
                                                                                          merger of
                                                                                       National New
                                                                                         Homes Co.,
                                                                                    Inc., a wholly-
                                                                                              owned
                                                                                    subsidiary, and
                                                                                        MultiSearch
                                                                                    Solutions, Inc.

Charles Ingrum..........  7/7/98   Series E Preferred(2)      48,750         -- --      Exchange of
                                                                                          shares in
                                                                                    connection with
                                                                                          merger of
                                                                                       National New
                                                                                         Homes Co.,
                                                                                    Inc., a wholly-
                                                                                              owned
                                                                                    subsidiary, and
                                                                                        MultiSearch
                                                                                    Solutions, Inc.

Whitney Equity Partners,
 L.P....................  8/21/98  Common Stock(2)           400,535    $   505,475            Cash

GeoCapital IV, L.P.
 (Richard A. Vines).....  8/21/98  Common Stock(2)           130,010    $   164,073            Cash

Broadview Partners Group
 (Peter J. Mooney)......  8/21/98  Common Stock(2)             5,780    $     7,294            Cash

Ingleside Interests, a
 Colorado limited
 partnership (Joe F.
 Hanauer)...............  8/21/98  Common Stock(2)            40,445    $    51,042            Cash

General Electric Capital
 Corporation (James G.
 Brown).................  8/21/98  Common Stock(2)           288,300    $   363,828            Cash

Kleiner Perkins Caufield
 & Byers VIII, L.P......  8/21/98  Common Stock(2)         6,650,750    $ 8,393,247        Cash and
                                                                                    cancellation of
                                                                                       indebtedness
KPCB VIII Founders Fund,
 L.P....................  8/21/98  Common Stock(2)           385,370    $   486,337        Cash and
                                                                                    cancellation of
                                                                                       indebtedness
KPCB Information
 Sciences Zaibatsu Fund
 II, L.P................  8/21/98  Common Stock(2)           180,410    $   227,677        Cash and
                                                                                    cancellation of
                                                                                       indebtedness

                                                                         Aggregate
Class of                    Date         Title of          Number of     Purchase        Form of
Purchaser                 of Sale       Securities       Securities (1)    Price      Consideration
---------                 -------- --------------------- -------------  ----------- -----------------
National Association of
 REALTORS...............  8/21/98  Common Stock(2)           288,355    $   363,904          Cash and
                                                                                      cancellation of
                                                                                         indebtedness

Whitney Equity Partners,
 L.P....................  8/21/98  Series F Preferred(2)     184,075    $   883,560              Cash

GeoCapital IV, L.P.
 (Richard A. Vines).....  8/21/98  Series F Preferred(2)      59,750    $   286,800              Cash

Broadview Partners Group
 (Peter J. Mooney)......  8/21/98  Series F Preferred(2)       2,655    $    12,744              Cash

Ingleside Interests, a
 Colorado limited
 partnership (Joe F.
 Hanauer)...............  8/21/98  Series F Preferred(2)      18,590    $    89,232              Cash

General Electric Capital
 Corporation (James G.
 Brown).................  8/21/98  Series F Preferred(2)     132,495    $   635,976              Cash

Kleiner Perkins Caufield
 & Byers VIII, L.P......  8/21/98  Series F Preferred(2)   1,131,405    $ 5,430,744          Cash and
                                                                                      cancellation of
                                                                                         indebtedness
KPCB VIII Founders Fund,
 L.P....................  8/21/98  Series F Preferred(2)      65,560    $   314,688          Cash and
                                                                                      cancellation of
                                                                                         indebtedness

KPCB Information
 Sciences Zaibatsu Fund
 II, L.P................  8/21/98  Series F Preferred(2)      30,690    $   147,312          Cash and
                                                                                      cancellation of
                                                                                         indebtedness

National Association of
 REALTORS...............  8/21/98  Series F Preferred(2)     132,520    $   636,094          Cash and
                                                                                      cancellation of
                                                                                         indebtedness

Intuit, Inc.............  8/21/98  Series F Preferred(2)     729,165    $ 3,499,992          Cash and
                                                                                      cancellation of
                                                                                         indebtedness

Fannie Mae..............  8/21/98  Series F Preferred(2)   2,083,335    $10,000,008              Cash

Cox Interactive Media,
 Inc....................  8/21/98  Series F Preferred(2)   2,083,335    $10,000,008              Cash

Morgan Stanley Venture
 Partners III, L.P......  8/21/98  Series F Preferred(2)     365,575    $ 1,754,760              Cash

Morgan Stanley Venture
 Investors III, L.P.....  8/21/98  Series F Preferred(2)      35,100    $   168,480              Cash

The Morgan Stanley
 Venture Partners
 Entrepeneur Fund,
 L.P....................  8/21/98  Series F Preferred(2)      15,995    $    76,776              Cash

Morgan Stanley Dean
 Witter Equity Funding,
 Inc....................  8/21/98  Series F Preferred(2)     416,665    $ 2,000,016              Cash

UBS Capital II, L.L.C...  8/21/98  Series F Preferred(2)     833,335    $ 4,000,008              Cash

Equipment Lease Warrants
 to El Camino
 Properties.............  1/11/99  Series F Preferred(2)      25,000         -- --         As partial
                                                                                        consideration
                                                                                            for lease
Sales by InfoTouch, Inc.

Daniel A. Koch..........  11/25/96 Common Stock(2)            64,835    $    87,500              Cash

Michael S. Luther.......  11/25/96 Common Stock(2)            64,835    $    87,500              Cash

Nussbaum Family Trust...  11/25/96 Common Stock(2)            37,050    $    50,000              Cash

William Spazante........  11/25/96 Common Stock(2)            18,525    $    25,000              Cash

Employee option
 exercises, as a group..  8/16/98  Common Stock(2)         1,326,265    $   594,039          Cash and
                                                                                     promissory notes
Sales made in connection
with
NetSelect-InfoTouch
merger:

NetSelect Common Stock
 Shareholders...........  2/4/99   Common Stock(5)        12,482,445         -- --      Exchanged for
                                                                                         Common Stock
                                                                                    of pre-NetSelect-
                                                                                            InfoTouch
                                                                                               merger
                                                                                      NetSelect ("Old
                                                                                          NetSelect")

NetSelect Series A
 Preferred
 Shareholders...........  2/4/99   Series A Preferred(5)   6,890,000         -- --      Exchanged for
                                                                                             Series A
                                                                                         Preferred of
                                                                                        Old NetSelect

NetSelect Series B
 Preferred
 Shareholders...........  2/4/99   Series B Preferred(5)     951,690         -- --      Exchanged for
                                                                                             Series B
                                                                                         Preferred of
                                                                                        Old NetSelect

                                                                          Aggregate
Class of                    Date          Title of          Number of     Purchase        Form of
Purchaser                  of Sale       Securities       Securities (1)    Price      Consideration
---------                 --------- --------------------- -------------  ----------- ------------------
NetSelect Series C
 Preferred
 Shareholders...........  2/4/99    Series C Preferred(5)   3,071,865         -- --       Exchanged for
                                                                                               Series C
                                                                                           Preferred of
NetSelect Series D                                                                        Old NetSelect
 Preferred
 Shareholders...........  2/4/99    Series D Preferred(5)   3,406,005         -- --       Exchanged for
                                                                                               Series D
                                                                                           Preferred of
NetSelect Series E                                                                        Old NetSelect
 Preferred
 Shareholders...........  2/4/99    Series E Preferred(5)   1,625,000         -- --       Exchanged for
                                                                                               Series E
                                                                                           Preferred of
NetSelect Series F                                                                        Old NetSelect
 Preferred
 Shareholders...........  2/4/99    Series F Preferred(5)   8,320,245         -- --       Exchanged for
                                                                                               Series F
                                                                                           Preferred of
                                                                                          Old NetSelect
Sales by (Post-
InfoTouch-NetSelect
Merger) NetSelect, Inc.

Broker Gold
 Shareholders, as a
 group..................  2/18/99   Common Stock(2)           643,030    $ 2,012,032               Cash

Broker Gold
 Shareholders, as a
 group..................  2/18/99   Series F Preferred(2)     481,970    $ 1,507,968               Cash

Broker Gold Warrants....  2/18/99   Warrant to purchase       358,315         -- --          As partial
                                    Common Stock(2)                                       consideration
                                                                                       for data content
                                                                                             agreements

ATGF II.................  4/9/99    Series G Preferred(2)     376,905    $ 7,516,993               Cash

Litton Master Trust.....  4/9/99    Series G Preferred(2)      56,250    $ 1,121,850               Cash

James Stableford........  4/9/99    Series G Preferred(2)       2,500    $    49,860               Cash

Anthony Ciulla..........  4/9/99    Series G Preferred(2)       2,500    $    49,860               Cash

Ralph H. Cechettini 1995
 Trust..................  4/9/99    Series G Preferred(2)      15,000    $   299,160               Cash

Pivotal Partners........  4/9/99    Series G Preferred(2)      35,000    $   698,040               Cash

Marc Weiss..............  4/9/99    Series G Preferred(2)      12,500    $   249,300               Cash

Dana Smith..............  4/9/99    Series G Preferred(2)         750    $    14,958               Cash

Integral Capital
 Partners IV, L.P.......  4/9/99    Series G Preferred(2)     249,570    $ 4,977,424               Cash

Integral Capital
 Partners IV MS Side
 Fund, L.P..............  4/9/99    Series G Preferred(2)       1,132    $    22,587               Cash

Cox Interactive Media...  4/9/99    Series G Preferred(2)     100,280    $ 1,999,984               Cash

Employee option
 exercises, as a group..  2/12/99-  Common Stock(4)         5,914,396    $13,082,640           Cash and
                          11/30/99                                                           promissory
                                                                                                  notes

Gold Alliance Warrants..  5/98-3/99 Warrant to purchase       209,380         -- --          As partial
                                    Common Stock(2)                                       consideration
                                                                                       for data content
                                                                                             agreements

9 SpringStreet
 shareholders, as a
 group..................  6/30/99   Common Stock(5)         1,086,212                Exchange of shares
                                                                                          in connection
                                                                                      with SpringStreet
46 SpringStreet                                                                             acquisition
 shareholders, as a
 group..................  6/30/99   Series H Preferred(5)   4,222,845         -- --  Exchange of shares
                                                                                          in connection
                                                                                      with SpringStreet
                                                                                            acquisition

                                                                          Aggregate
Class of                   Date           Title of           Number of    Purchase       Form of
Purchaser                of Sale         Securities        Securities (1)   Price     Consideration
---------                -------- ------------------------ -------------  --------- ------------------
National Association of
 the Remodeling
 Industry............... 7/19/99  Warrant to purchase           6,250       -- --           As partial
                                  Common Stock(2)                                        consideration
                                                                                         for operating
                                                                                            agreements

National Association of
 REALTORS............... 8/4/99   Series A Preferred Stock          1       -- --           As part of
                                                                                             operating
                                                                                             agreement

American Online, Inc.... 8/5/99   Warrant to purchase         118,750       -- --              As part
                                  Common Stock(2)                                       of advertising
                                                                                             agreement

American Online, Inc.... 8/11/99  Warrant to purchase         107,527       -- --              As part
                                  Common Stock(2)                                       of advertising
                                                                                             agreement

Cendant Corporation..... 10/22/99 Common Stock(2)             250,000       -- --     As consideration
                                                                                         settlement of
                                                                                            litigation

GMAC Mortgage
 Corporation............ 10/23/99 Warrant to purchase         119,048       -- --           As partial
                                  Common Stock(2)                                        consideration
                                                                                         for marketing
                                                                                            agreements

13 shareholders of
 Homebuyer's Fair, Inc.
 and FAS-Hotline, Inc.
 as a group............. 10/31/99 Common Stock(2)             250,000       -- --   Exchange of shares
                                                                                    in connection with
                                                                                              Homefair
                                                                                           acquisition

Jay B. Minkoff.......... 11/10/99 Common Stock(2)              40,984       -- --   Exchange of shares
                                                                                    in connection with
                                                                                        Home Marketing
                                                                                       Solutions, Inc.
                                                                                           acquisition

RE FormsNet LLC......... 11/11/99 Common Stock(3)              18,604       -- --           As partial
                                                                                     consideration for
                                                                                         investment in
                                                                                       RE FormsNet LLC

Pickford Realty, Ltd.... 1/7/00   Common Stock(2)              12,500      $40,000                Cash

--------
(1) Each share of Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock was automatically converted into two shares of common stock, respectively, upon the consummation of our initial public offering on August 4, 1999.
(2) Sales made in reliance on Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.
(3) Sales made in reliance on Section 4(2) of the Securities Act and/or Rule 504 of Regulation D promulgated under the Securities Act.
(4) All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act.
(5) Sales exempt under Section 3(a)(10) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith:

   Number                            Exhibit Title
   ------                            -------------
    1.01  Form of Underwriting Agreement.*
    2.01  Agreement and Plan of Merger dated December 31, 1998, between
           NetSelect, Inc. and InfoTouch Corporation.(1)
    2.02  Agreement and Plan of Reorganization dated June 20, 1998, among
           NetSelect, Inc., National New Homes Co., Inc., MultiSearch
           Solutions, Inc., Fred White, and R. Fred White III.(1)
    2.03  Exchange Agreement dated March 31, 1998, among NetSelect, Inc., The
           Enterprise of America, Ltd., and Roger Scommegna.(1)
    2.04  Agreement and Plan of Reorganization/Merger between NetSelect, Inc.
           and SpringStreet.com.(1)
    2.05  Homebuyer's Fair, Inc., an Arizona corporation ("HBF"), the current shareholders of HBF as of the date thereof and certain persons who will become shareholders of HBF prior to the Closing, and Central
           Newspapers, Inc., an Indiana corporation ("CNI"), as Shareholder
           Agent.(2)

   Number                              Exhibit Title
   ------                              -------------
    2.06    Stock Purchase Agreement dated as of October 12, 1999 by and among
             Homestore.com, Inc., FAS-Hotline, Inc., an Arizona corporation
             ("FAS"), the shareholders of FAS, and CNI, as Shareholder
             Agent.(2)
    3.01    Registrant's Amended and Restated Certificate of Incorporation.(1)
    3.02    Registrant's Bylaws.(1)
    3.05.1  RealSelect, Inc.'s Certificate of Incorporation dated October 25,
             1996.(1)
    3.05.2  RealSelect, Inc.'s Certificate of Amendment to Certificate of
             Incorporation dated November 25, 1996.(1)
    3.06    RealSelect, Inc.'s Bylaws dated November 26, 1996.(1)
    4.01    Form of Specimen Certificate for Registrant's common stock.(1)
    4.02.1  NetSelect, Inc. Second Amended and Restated Stockholders Agreement
             dated January 28, 1999.(1)
    4.02.2  Amendment No. 1 to NetSelect, Inc. Second Amended and Restated
             Stockholders Agreement dated January 28, 1999.(1)
    5.01    Form of Opinion of Fenwick & West LLP regarding legality of the securities being registered.*
   10.01    Form of Indemnity Agreement between Registrant and each of its directors and executive officers.(1)
   10.02.1  Operating Agreement dated November 26, 1996, between REALTORS(R)
             Information Network, Inc. and RealSelect, Inc.(1)
   10.02.2  First Amendment to Operating Agreement between REALTORS(R)
             Information Network, Inc. and RealSelect, Inc. dated December 27,
             1996.(1)
   10.02.3  Amendment No. 2 to Operating Agreement between REALTORS(R)
             Information Network, Inc. and RealSelect, Inc. dated May 28,
             1999.(1)
   10.03    Master Agreement dated November 26, 1996, among NetSelect, Inc.,
             NetSelect, L.L.C., RealSelect, Inc., CDW Internet, L.L.C., Whitney
             Equity Partners, L.P., Allen & Co., InfoTouch Corporation, and
             REALTORS(R) Information Network, Inc.(1)
   10.04    Joint Ownership Agreement dated November 26, 1996, among the
             National Association of REALTORS(R), NetSelect, L.L.C., and
             NetSelect, Inc.(1)
   10.05    Trademark License dated November 26, 1996, between the National
             Association of REALTORS(R) and RealSelect, Inc.(1)
   10.06    Stock and Interest Purchase Agreement (NetSelect Series A and B
             Preferred) dated November 26, 1996, among NetSelect, Inc.,
             NetSelect L.L.C., and InfoTouch Corporation.(1)
   10.07    GeoCapital IV, L.P. Subscription Agreement (NetSelect Series C
             Preferred) dated September 29, 1997.(1)
   10.08    Broadview Partners Group Subscription Agreement (NetSelect Series C
             Preferred) dated September 29, 1997.(1)
   10.09    Ingleside Interests Subscription Agreement (NetSelect Series C
             Preferred) dated September 29, 1997.(1)
   10.10    Daniel Koch Subscription Agreement (NetSelect Series C Preferred)
             dated September 29, 1997.(1)
   10.11    Whitney Equity Partners Subscription Agreement (NetSelect Series C
             Preferred) dated September 29, 1997.(1)
   10.12    CDW Internet Subscription Agreement (NetSelect Series C Preferred)
             dated September 29, 1997.(1)
   10.13    NetSelect Series D Preferred Stock Purchase Agreement dated January
             12, 1998.(1)
   10.14    NetSelect Series F Preferred Stock Purchase Agreement dated August
             21, 1998.(1)
   10.15    NetSelect Series G Preferred Stock Purchase Agreement dated April
             9, 1999.(1)
   10.16    NetSelect, Inc. 1996 Stock Incentive Plan.(1)
   10.17    NetSelect, Inc. 1999 Equity Incentive Plan.(1)
   10.18    Homestore.com, Inc. 1999 Stock Incentive Plan.(1)
   10.19    Homestore.com, Inc. 1999 Employee Stock Purchase Plan.(1)
   10.20    InfoTouch Corporation 1994 Stock Incentive Plan.(1)
   10.21    Employment Agreement between NetSelect, Inc. and Stuart H. Wolff,
             Ph.D.(1)

   Number                              Exhibit Title
   ------                              -------------
   10.22    Employment Agreement between NetSelect, Inc. and Richard
             Janssen.(1)
   10.23    Employment Agreement between NetSelect, Inc. and Michael A.
             Buckman.(1)
   10.24.1  Office Lease dated September 18, 1998 between RealSelect, Inc. and
             WHLNF Real Estate Limited Partnership for 225 West Hillcrest,
             Suite 100, Thousand Oaks, California.(1)
   10.24.2  First Amendment to Office Lease dated March 31, 1999 between
             RealSelect, Inc. and WHLNF Real Estate Limited Partnership for 225
             West Hillcrest, Suite 100, Thousand Oaks, California(1)
   10.25    401(k) Plan.(1)
   10.26.1  Employment Agreement between NetSelect, Inc. and Peter Tafeen.(1)
   10.26.2  Amendment to Employment Contract between NetSelect, Inc. and
             Peter Tafeen.(1)
   10.27    Employment Agreement between NetSelect, Inc. and John M.
             Giesecke.(1)
   10.28    Employment Agreement between NetSelect, Inc. and David
             Rosenblatt.(1)
   10.29    Agreement dated August 21, 1998 among RealSelect, RIN, the NAR,
             NetSelect and NetSelect L.L.C.(1)
   10.30    Agreement among NetSelect, Inc., RealSelect, Inc., RIN and NAR dated May 28, 1999.(1)
   10.31    Second Amended and Restated Interactive Marketing Agreement among
             RealSelect, Inc., NetSelect, Inc. and America Online, Inc. dated
             April 8, 1998.(1)(3)
   10.32    Letter Agreement regarding rental site acquisition among the NAR,
             RIN and RealSelect, Inc. dated May 17, 1999.(1)(3)
   10.33    Employment Agreement between Homestore.com, Inc. and M. Jeffrey
             Charney.(1)
   10.34    Employment Agreement between Homestore.com, Inc. and Catherine
             Kwong Giffen.(1)
   21.01    Subsidiaries of Registrant.
   23.01    Consent of Fenwick & West LLP (included in Exhibit 5.01).*
   23.02    Consent of PricewaterhouseCoopers LLP, independent accountants.*
   23.03    Consent of PricewaterhouseCoopers LLP, independent accountants.*
   23.04    Consent of PricewaterhouseCoopers LLP, independent accountants.*
   23.05    Consent of PricewaterhouseCoopers LLP, independent accountants.*
   23.06    Consent of PricewaterhouseCoopers LLP, independent accountants.*
   23.07    Consent of Ernst & Young LLP, independent auditors.*
   23.08    Consent of PricewaterhouseCoopers LLP, independent accountants*
   23.09    Consent of PricewaterhouseCoopers LLP, independent accountants*
   23.10    Consent of PricewaterhouseCoopers LLP, independent accountants*
   23.11    Consent of Deloitte & Touche LLP, independent auditors.(1)
   24.01    Power of Attorney (see page II-9).
   27.01    Financial Data Schedule.

--------
Unless otherwise indicated, exhibits have previously been filed.

 *  Filed herewith.
(1) Previously filed as an exhibit to the Registrant's Registrant Statement on Form S-1 (File No. 333-79689)
(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 15, 1999
(3) Confidential treatment has been granted with respect to certain information in these exhibits pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.46.

    (b) Financial Statement Schedules

   Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 19th day of January, 2000.

                                          Homestore.com, Inc.


                                                  /s/ Stuart H. Wolff
                                          By: ________________________________
                                                     Stuart H. Wolff
                                             Chairman of the Board and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
Principal Executive Officer:

       /s/ Stuart H. Wolff           Chairman of the Board, Chief   January 19, 2000
____________________________________ Executive Officer and
         Stuart H. Wolff             Director

Principal Financial Officer and
Principal Accounting Officer:


    /s/ John M. Giesecke, Jr.        Chief Financial Officer and    January 19, 2000
____________________________________ Secretary
      John M. Giesecke, Jr.

Additional Directors:


                 *                   Director                       January 19, 2000
____________________________________
        Richard R. Janssen

                 *                   Director                       January 19, 2000
____________________________________
        Nigel D. T. Andrews

                 *                   Director                       January 19, 2000
____________________________________
         Michael C. Brooks

                 *                   Director                       January 19, 2000
____________________________________
           L. John Doerr

                 *                   Director                       January 19, 2000
____________________________________
          Joe F. Hanauer

                 *                   Director                       January 19, 2000
____________________________________
         William E. Kelvie

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Director                       January 19, 2000
____________________________________
         Kenneth K. Klein

*By: /s/ Stuart H. Wolff             Attorney-in-fact               January 19, 2000
    ________________________________
          Stuart H. Wolff

                                 EXHIBIT INDEX

 Exhibit
 Number                           Exhibit Title
 -------                          -------------
   1.01  Form of Underwriting Agreement.
   5.01  Form of Opinion of Fenwick & West LLP
  23.02  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.03  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.04  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.05  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.06  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.07  Consent of Ernst & Young LLP, independent auditors.
  23.08  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.09  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.10  Consent of PricewaterhouseCoopers LLP, independent accountants.